Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-221712

PROSPECTUS

February 14, 2018

To the Shareholders of EnerJex Resources, Inc.:

You are cordially invited to attend the special meeting of the shareholders of EnerJex Resources, Inc., a Nevada corporation, which we refer to as “we,” “EnerJex,” or the “Company,” which will be held at 9:30 a.m., local time, on March 21, 2018, at the Courtyard by Marriott San Antonio Airport, 8615 Broadway St., San Antonio, TX, US, 78217, unless postponed or adjourned to a later date. This is an important meeting that affects your investment in EnerJex.

On October 19, 2017, EnerJex and AgEagle Aerial Systems, Inc., which we refer to as “AgEagle”, a privately held unmanned aerial vehicle (UAV) company organized under the laws of the state of Nevada, entered into an Agreement and Plan of Merger, or the Merger Agreement, pursuant to which a wholly-owned subsidiary of EnerJex will merge with and into AgEagle, with AgEagle surviving as a wholly-owned subsidiary of EnerJex (the “Merger”). The Merger has already been approved by the boards of directors of both companies and the shareholders of AgEagle. Under the rules of the NYSE American, where our common stock is listed, we are required under Rules 712 and 713 to obtain shareholder approval where an acquisition, or other transaction, will result in the issuance of in excess of 20% or more of our outstanding common stock or could result in a “change of control.” When this proxy statement/prospectus refers to the “combined company,” it means EnerJex and its subsidiaries and AgEagle, collectively, after the Merger.

At the effective time of the Merger (the “Effective Time”), the shares of AgEagle capital stock will be automatically converted into approximately 46 shares of Company common stock. In addition, at the Effective Time all outstanding options and warrants to purchase shares of AgEagle common stock will be assumed by the combined company and converted into options and warrants to purchase shares of combined company common stock. No fractional shares of Company common stock will be issued in the Merger but will be rounded to the nearest whole share. Following the consummation of the Merger, former shareholders of AgEagle with respect to the Merger are expected to own 85% of the combined company’s common stock (inclusive of the AgEagle assumed stock options and warrants), and current common and Series A Preferred shareholders of the Company are expected to own 15% of the combined company’s common stock. Such percentages exclude and may be diluted pro-rata by shares of common stock that may be issued in connection with the conversion of the Company’s Series B Preferred Stock and Series C Preferred Stock, currently expected to be convertible into approximately 1.0% collectively of the combined company after closing based on current number of those shares outstanding; and additional shares expected to be issued in connection with the Company’s closing obligation to provide up to $4 million in new working capital and the elimination of all liabilities currently on the Company’s balance sheet, currently expected to be or convert into approximately 20.5% of the combined company’s common stock after closing. As a result of these potential additional issuances, current Company common and Series A Preferred shareholders, and all AgEagle shareholders would own approximately 11.8% and 67.2%, respectively, of the combined company on a fully-diluted basis.

Shares of EnerJex common stock are currently listed on the NYSE American under the symbol “ENRJ.” Prior to completion of the Merger, the parties intend to file a listing application with the NYSE American relating to the combined company. After completion of the Merger, EnerJex will be renamed “AgEagle Aerial Systems, Inc.” and expects to continue to trade on the NYSE American under the symbol “UAVS.”

EnerJex is soliciting proxies for use at the special meeting of its shareholders to consider and vote upon (i) a proposal to approve the issuance of shares of EnerJex common stock to the AgEagle shareholders in excess of 19.9% of the Company’s total issued and outstanding shares of common stock, (ii) a proposal to approve an amendment to EnerJex’s 10% Series A Cumulative Redeemable Perpetual Preferred Stock, or Series A Preferred Stock, to: (a) allow the Company to pay all accrued but unpaid dividends up to September 30, 2017 in additional shares of Series A Preferred Stock based on the value of the liquidation preference thereof, (b) eliminate the right of the Series A Preferred Stock holders to receive any dividends accruing after September 30, 2017, (c) authorize an additional 241,599 shares of Series A Preferred Stock, and (d) convert at the Effective Time each share of Series A Preferred Stock into ten (10) shares of Company common stock (subject to adjustment for a reverse stock split), (iii) a proposal to approve an amendment to EnerJex’s articles of incorporation to change the name of EnerJex to “AgEagle Aerial Systems, Inc.,” (iv) a proposal to adopt the EnerJex 2017 Omnibus Equity Incentive Plan, (v) a proposal to permit the issuance of 2,248,264 shares of common stock to current officers and directors in lieu of deferred salary and fees, a majority of which will be held in escrow to secure the Company’s obligations under the Merger Agreement, (vi) a proposal to approve the conversion of the Company’s Series C Convertible Preferred Stock convertible into shares of Common Stock in order to comply with the listing rules of NYSE American, (vii) a proposal to approve the conversion of the Company’s Series A Cumulative Redeemable Perpetual Preferred Stock convertible into shares of Common Stock in order to comply with the listing rules of NYSE American, (viii) a proposal to approve the issuance of shares of the Company’s Common Stock, conversion of the Company’s Series C Preferred Stock and conversion of Promissory Notes into shares of Common Stock in order to comply to the listing rules of the NYSE American, and (ix) a proposal to adjourn the special meeting to solicit more proxies if needed. The Board of Directors of EnerJex (the “Board of Directors”) recommends that EnerJex shareholders vote “FOR” each of the foregoing proposals. The Merger will only be consummated if all of the foregoing proposals, other than the proposal to change EnerJex’s name, are approved.

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The Board of Directors has fixed the close of business on February 20, 2018, as the record date for determining those shareholders who are entitled to notice of, and to vote at, the special meeting of shareholders and any postponements or adjournments thereof. The stock transfer books will not be closed between the record date and the date of the meeting. However, only shareholders of record as of the record date are entitled to vote their shares at the special meeting.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the special meeting.

More information about EnerJex, AgEagle and the proposed transaction is contained in the accompanying proxy statement. EnerJex urges you to read the proxy statement carefully and in its entirety. All shareholders are invited to attend the special meeting. Your vote is important, and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Louis G. Schott
Interim Chief Executive Officer
EnerJex Resources, Inc.

The accompanying proxy statement/prospectus is dated February 14, 2018, and is first being mailed to EnerJex shareholders on or about February 21, 2018.

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ENERJEX RESOURCES, INC.

4040 Broadway Street, Suite 425

San Antonio, TX 78209

NOTICE OF SPECIAL MEETING OF ENERJEX RESOURCES, INC. SHAREHOLDERS
TO BE HELD ON MARCH 21, 2018

Time:	9:30 a.m. local time

Date:	March 21, 2018

Place:	Courtyard by Marriott San Antonio Airport, 8615 Broadway St., San Antonio, TX, US, 78217

Purposes:	To vote on the following proposals (the “EnerJex Merger Proposals”):

1.	To approve the issuance of EnerJex common stock to the AgEagle shareholders in connection with the Agreement and Plan of Merger, dated as of October 19, 2017, by and among EnerJex Resources, Inc. (“EnerJex” or the “Company”), AgEagle Merger Sub, Inc. (“Merger Sub”) a wholly owned subsidiary of EnerJex, and AgEagle Aerial Systems, Inc. (“AgEagle”) (the “Merger Agreement”) in accordance with NYSE American Rules 712 and 713 (the “Share Issuance Proposal”);

2.	To amend EnerJex’s articles of incorporation to amend the 10% Series A Cumulative Redeemable Perpetual Preferred Stock to: (i) allow the Company to pay all accrued but unpaid dividends up to September 30, 2017 in additional shares Series A Preferred Stock based on the value of the liquidation preference thereof, (ii) eliminate the right of the Series A Preferred Stock holders to receive any dividends accruing after September 30, 2017, (iii) convert each share of Series A Preferred Stock into 10 shares of Company common stock (subject to adjust for a reverse stock split), and (iv) increase the number of Series A Preferred shares by 241,599 shares (the “Preferred Stock Amendment Proposal”);

3.	To amend EnerJex’s articles of incorporation to change the name of EnerJex from “EnerJex Resources, Inc.” to “AgEagle Aerial Systems, Inc.” (the “Name Change Proposal”);

4.	To adopt the EnerJex 2017 Omnibus Equity Incentive Plan (the “Plan Proposal”); and

5.	To approve the issuance of 2,248,264 shares of common stock to current officers and directors in lieu of deferred salary and fees, a majority of which will be held in escrow to secure the Company’s obligations under the Merger Agreement (the “D&O Proposal”).

6.	To approve the conversion of the Company’s Series C Convertible Preferred Stock into shares of Common Stock in order to comply with the listing rules of the NYSE American (the “Series C Proposal”).

7.	To approve the conversion of the Company’s 10% Series A Cumulative Redeemable Perpetual Preferred Stock convertible into shares of Common Stock in order to comply with the listing rules of the NYSE American (the “Series A Proposal”).

8.	To approve the issuance of shares of the Company’s Common Stock, conversion of the Company’s Series C Preferred Stock and conversion of Promissory Notes into shares of Common Stock in order to comply to the listing rules of the NYSE American (the “Private Placement Proposal”).

9.	To consider and vote upon an adjournment of the Special Meeting if necessary to solicit additional proxies if there are not sufficient votes in favor of Proposals 1, 2, 3, 4, 5, 6, 7 or 8 and to transact other business as may properly become before the special meeting or any adjournments or postponements thereof.

Even if you plan to attend the special meeting in person, EnerJex requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the special meeting if you are unable to attend. You may change or revoke your proxy at any time before it is voted at the meeting.

Only shareholders of record of EnerJex at the close of business on February 20, 2018, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important.  The affirmative vote of the holders of a majority of the shares of EnerJex common stock entitled to vote on the matter either in person or by proxy at the EnerJex special meeting is required for approval of Proposals 1, 3, 4, 5, 6, 7 and 8 and the affirmative vote of two-thirds of the outstanding shares of Series A Preferred Stock entitled to vote on the matter either in person or by proxy at the EnerJex special meeting is required for approval of Proposal 2.

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Common stockholders will vote on all proposals except Proposal 2. The Series A Preferred stockholders will only vote on Proposal 2.

If you do not vote or do not instruct your broker, bank or nominee how to vote, it will not affect the passage of Proposals Nos. 1, 3, 4, 5, 6, 7, 8, and 9; however, broker non-votes will have the effect of a vote AGAINST Proposal No. 2.

It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. You may vote by completing and mailing the proxy card enclosed with the proxy statement/prospectus, or if your shares are held in “street name,” meaning your shares are held of record by a broker, bank or other nominee, you may vote by instructing your broker, bank or nominee how to vote your shares using the voting instruction form furnished by your broker, bank or nominee. Submitting a proxy by mailing a proxy card or by instructing your broker, bank or nominee how to vote your shares will ensure your shares are represented at the special meeting.

Please vote promptly whether or not you expect to attend the EnerJex special meeting.

APPROVAL OF THE FOREGOING ENERJEX MERGER PROPOSALS, WITH THE EXCEPTION OF THE NAME CHANGE PROPOSAL, ARE NECESSARY TO COMPLETE THE MERGER. IF ANY OF THE ENERJEX MERGER PROPOSALS, OTHER THAN THE NAME CHANGE PROPOSAL, ARE NOT APPROVED THE MERGER WILL NOT BE CONSUMMATED. THE BOARD OF DIRECTORS OF ENERJEX HAS APPROVED EACH PROPOSAL. THE BOARD OF DIRECTORS OF ENERJEX UNANIMOUSLY RECOMMENDS THAT ENERJEX SHAREHOLDERS VOTE “FOR” EACH PROPOSAL.

By Order of the Board of Directors of EnerJex Resources, Inc.,

Louis G. Schott
Interim Chief Executive Officer
February 14, 2018

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RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY	63
ENERJEX BUSINESS	65
ENERJEX MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	66
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK OF ENERJEX	91

AGEAGLE BUSINESS	76
AGEAGLE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	85
THE SPECIAL MEETING OF ENERJEX SHAREHOLDERS	92
ENERJEX PROPOSALS	96
Proposal No. 1: To approve the issuance of EnerJex common stock in connection with the Merger.	96
Proposal No. 2: To amend EnerJex’s articles of incorporation to amend the 10% Series A Cumulative Redeemable Perpetual Preferred Stock as contemplated by the Merger Agreement.	97
Proposal No. 3: To amend EnerJex’s certificate of incorporation to change the name of EnerJex from “EnerJex Resources, Inc.” to “AgEagle Aerial Systems, Inc.”	98
Proposal No. 4: To approve and adopt the EnerJex 2017 Omnibus Equity Incentive Plan	99
Proposal No. 5: To approve the issuance of EnerJex’s common stock to current officers and directors in lieu of deferred salary and fees.	104
Proposal No. 6: To approve the conversion of the Company’s Series C Convertible Preferred Stock into shares of Common Stock in order to comply with the listing rules of the NYSE American.	105
Proposal No. 7: To approve the conversion of the Company’s 10% Series A Cumulative Redeemable Perpetual Preferred Stock convertible into shares of Common Stock in order to comply with the listing rules of the NYSE American.	106
Proposal No. 8: To approve the issuance of shares of the Company’s Common Stock, conversion of the Company’s Series C Preferred Stock and conversion of Promissory Notes into shares of Common Stock in order to comply to the listing rules of the NYSE American.	107
Proposal No. 9: To consider and vote upon an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, 2, 3, 4, 5, 6, 7, or 8.	108
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS	109
NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION	113
DESCRIPTION OF ENERJEX CAPITAL STOCK	114
Description of Common Stock	114
Transfer Agent and Registrar	114
Description of Preferred Stock	114
Anti-Takeover Provisions of EnerJex’s Certificate of Incorporation and By-laws	115
Nevada Anti-Takeover Law	116
PRINCIPAL SHAREHOLDERS OF ENERJEX	117
PRINCIPAL SHAREHOLDERS OF AGEAGLE	118
PRINCIPAL SHAREHOLDERS OF COMBINED COMPANY	119
LEGAL MATTERS	119
EXPERT	119
Disclosure of Commission Position on Indemnification for Securities Act Liabilities Shareholder Proposals	122
WHERE YOU CAN FIND MORE INFORMATION	122
ENERJEX Index to Consolidated Financial Statements	123
Reports of Independent Registered Public Accounting Firms	124
Consolidated Balance Sheets	125
Consolidated Statements of Operations	126
Consolidated Statements of Shareholders’ (Deficit) Equity	127
Consolidated Statements of Cash Flows	128
Notes to Consolidated Financial Statements	129
Interim Results of Operations (Unaudited) ENERJEX Index to Financial Statements
Unaudited Balance Sheets	146
Unaudited Statements of Operations	147
Unaudited Statements of Cash Flows	148
Notes to Unaudited Financial Statements	149

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ENERJEX RESOURCES, INC.

PROXY STATEMENT FOR SPECIAL MEETING OF ShareHOLDERS

ABOUT THIS DOCUMENT

EnerJex Resources, Inc., which we refer to herein as the “Company,” “EnerJex,” “we,” “our,” or “us,” is providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at our special meeting of shareholders to be held at 9:30 a.m., local time, on March 21, 2018, at the Courtyard by Marriott San Antonio Airport, 8615 Broadway St., San Antonio, TX, US, 78217, or at any adjournment or postponement thereof, of this special meeting. This proxy statement/prospectus and the enclosed proxy card will be mailed to each shareholder entitled to notice of, and to vote at, the special meeting commencing on or about February 21, 2018.

You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated February 14, 2018. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any other date. The mailing of this proxy statement/prospectus to our shareholders will not create any implication to the contrary.

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ENERJEX RESOURCES, INC.

4040 Broadway Street, Suite 425, San Antonio, Texas 78209

(210) 592-1670

PROXY STATEMENT/PROSPECTUS

DATED FEBRUARY 14, 2018

PROXY STATEMENT/PROSPECTUS FOR SPECIAL MEETING OF SHAREHOLDERS OF

ENERJEX RESOURCES, INC.

PROSPECTUS FOR 241,599 SHARES OF SERIES A PREFERRED STOCK AND UP TO 22,415,989 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF SERIES A PREFERRED STOCK.

On October 19, 2017, EnerJex and AgEagle Aerial Systems, Inc., which we refer to as “AgEagle”, a privately held unmanned aerial vehicle (UAV) company organized under the laws of the state of Nevada, entered into an Agreement and Plan of Merger, or the Merger Agreement, pursuant to which a wholly-owned subsidiary of EnerJex will merge with and into AgEagle, with AgEagle surviving as a wholly-owned subsidiary of EnerJex (the “Merger”). The Merger has already been approved by the boards of directors of both companies and the shareholders of AgEagle. Under the rules of the NYSE American, where our common stock is listed, we are required under Rules 712 and 713 to obtain shareholder approval where an acquisition, or other transaction, will result in the issuance of in excess of 20% or more of our outstanding common stock or could result in a “change of control.”

Proposals to approve the issuance of EnerJex common stock in connection with the Merger Agreement, an amendment to our articles of incorporation to change the Company’s name and change the terms of the Series A Preferred Stock, a proposal to adopt the EnerJex 2017 Omnibus Equity Incentive Plan and permit the issuance of EnerJex common stock to certain officers and directors, and proposal to approve the issuance of common stock upon the conversion of Series A and Series C preferred shares either previously issued or issued in connection with a private placement, will be presented at the special meeting of shareholders of EnerJex scheduled to be held on March 21, 2018.

Subject to shareholder approval, the Company will issue, upon the consummation of the Merger, an aggregate of (i) up to 22,415,989 shares of common stock, par value $0.001 per share, of the Company issuable upon conversion of our Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) based on a total of 2,000,000 shares of Series A Preferred Stock outstanding as of the closing date, and (ii) 241,599 additional shares of Series A Preferred Stock in lieu of payment of all accrued and unpaid dividends on its Series A Preferred Stock as of September 30, 2017. As of the date of filing, there were 2,000,000 shares of Series A Preferred Stock issued and outstanding.

This proxy statement/prospectus provides detailed information that you should read before you vote on the proposals that will be presented to you at the special meeting of the Company’s shareholders. We encourage you to carefully read this entire document and the documents incorporated by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 28 of this proxy statement/prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The special meeting will be held at the Courtyard by Marriott San Antonio Airport, 8615 Broadway St., San Antonio, TX, US, 78217 on March 21, 2018 at 9:30 a.m. local time.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND

THE ENERJEX SPECIAL MEETING

The following are some questions that you, as a shareholder of EnerJex Resources, Inc., may have regarding the Merger (as defined below) or the EnerJex special meeting, together with brief answers to those questions. EnerJex urges you to read carefully the remainder of this proxy statement/prospectus, including the annexes and other documents referred to in this proxy statement/prospectus, because the information in this section may not provide all of the information that might be important to you with respect to the Merger or the EnerJex special meeting.

When this proxy statement/prospectus refers to the “combined company,” it means EnerJex and its subsidiaries and AgEagle, collectively.

Q:	What is the Merger?

A:	EnerJex and AgEagle Aerial Systems, Inc., or AgEagle, have entered into an Agreement and Plan of Merger dated October 19, 2017, which we refer to as the Merger Agreement, that sets forth the terms and conditions of the proposed business combination of EnerJex and AgEagle. Under the Merger Agreement, AgEagle Merger Sub, Inc., a wholly owned subsidiary of EnerJex (“Merger Sub”), will merge with and into AgEagle, with AgEagle surviving as a wholly owned subsidiary of EnerJex (the “Merger”). A complete copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. The Board of Directors of each of EnerJex and AgEagle has unanimously approved the Merger Agreement and the Merger.

Q:	Why are EnerJex and AgEagle proposing to effect the Merger?

A:	The combination of the two companies will create a publicly traded company with plans to pursue the design, development, production, distribution and support of technologically-advanced small, unmanned aerial vehicles (UAV’s or drones) and related data services that are supplied primarily to the precision agriculture industry. The Board of Directors of EnerJex believes that the Merger presents the best value opportunity available to EnerJex shareholders.

Q:	Why am I receiving these materials?

A:	The consummation of the Merger is conditioned upon, among other things, the approval of the EnerJex Merger Proposals. EnerJex is sending these materials to its shareholders to help them decide how to vote their shares of EnerJex common stock and Series A Preferred Stock, as applicable.

This document contains important information about the Merger and the special meeting, so you should read it carefully.

Q:	What will shareholders receive in the Merger?

A:

EnerJex shareholders will not receive any consideration in the Merger. AgEagle shareholders will receive, for each share of common stock of AgEagle they hold, a number of shares of EnerJex common stock equal to the exchange ratio, as such ratio is calculated pursuant to the formula set forth in the Merger Agreement (the “Exchange Ratio”) (see the section entitled “The Merger Agreement—Merger Consideration and Adjustment” beginning on page 56). Following the consummation of the Merger, former shareholders of AgEagle with respect to the Merger are expected to own 85% of the combined company (inclusive of the AgEagle assumed stock options and warrants), and current holders of common stock together with Series A Preferred Stock shareholders of the Company (on an as converted basis) are expected to own 15% of the combined company, excluding shares of common stock that may be issued in connection with (i) the conversion of the Company’s Series B Preferred Stock and Series C Preferred Stock, and (ii) also excluding any additional shares which may be issued in connection with the Company’s closing obligation to provide up to $4 million in new working capital and the elimination of all liabilities currently on the Company’s balance sheet. Such excluded preferred shares and shares expected to be issued in connection with the new funding may amount to an estimated aggregate of 21.5% of the combined company on a fully-diluted basis, the issuance of which would dilute current Company common and Preferred A shareholders and AgEagle shareholders proportionally on a pro-rata basis.

The following is the formula that will be used to determine the exact Exchange Ratio at Closing:

EnerJex common shares + Preferred A as converted + options + warrants	÷ AgEagle common shares + options + warrants	= Exchange
15	85	Ratio

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For illustrative purposes only, if the Merger had been completed on December 22, 2017, the date of filing, the Exchange Ratio (without giving effect to any reverse stock split that has been approved by the EnerJex shareholders but not yet implemented by the EnerJex Board) would have been approximately 45.87 shares of EnerJex common stock for each AgEagle share of common stock. Therefore, if the Merger had been completed on such date and you owned 1,000 shares of EnerJex common stock as of such date, you will continue to hold 1,000 shares of the combined company following the completion of the Merger.

As a percentage, if you hold 5% of the outstanding common stock of EnerJex immediately prior to the completion of the Merger and do not also hold common stock of AgEagle, then upon completion of the Merger you will hold an aggregate of approximately 0.04% of the outstanding shares of common stock of the combined company calculated as set forth above.

Q:	How will EnerJex shareholders be affected by the Merger?

A:	The Merger will have no effect on the number of shares of EnerJex common stock or Series A Preferred Stock (except as provided below) held by current EnerJex shareholders as of immediately prior to the completion of the Merger. However, it is expected that upon completion of the Merger such shares will represent only an aggregate of approximately 15% of the outstanding shares of common stock of the combined company, excluding shares of common stock that may be issued in connection with the conversion of the Company’s Series B Preferred Stock and Series C Preferred Stock, and also excluding any additional shares which may be issued in connection with the Company’s closing obligation to provide up to $4 million in new working capital and the elimination of all liabilities currently on the Company’s balance sheet. Such excluded preferred shares and shares expected to be issued in connection with the new funding may amount to an estimated aggregate of 21.5% of the combined company on a fully-diluted basis, the issuance of which would dilute current Company common and Preferred A shareholders and AgEagle shareholders proportionally on a pro-rata basis.

In connection with, and as a condition to the closing of the Merger, the Company is seeking the consent of the holders of its Series A Preferred Stock to amend the terms thereof to: (i) allow the Company to pay all accrued but unpaid dividends as of September 30, 2017 in additional shares of Series A Preferred Stock based on the value of the liquidation preference thereof, (ii) eliminate the right of the Series A Preferred Stock holders to receive any dividends accruing after September 30, 2017, (iii) authorize an additional 241,599 shares to be issued to satisfy accrued dividends, and (iv) convert each share of Series A Preferred Stock into ten (10) shares of Company common stock at the closing of the Merger (subject to adjustment for a reverse stock split). An affirmative vote of 66.7% of all shares of Series A Preferred Stock voting as a class as of the record date is required to amend the terms of the Certificate of Designation to provide for these changes.

As of September 30, 2017, the Series A Preferred Stock had accrued a total of $6,039,972 in accrued but unpaid dividends, which would result in an additional 241,599 shares of Series A Preferred Stock being issued by the Company to satisfy these accrued dividends. As of September 30, 2017, there were 938,248 shares of Series A Preferred Stock issued and outstanding and due to receive dividends, and as of the date hereof, there were 2,000,000 shares of Series A Preferred Stock issued and outstanding.

Q:	Is the Exchange Ratio subject to adjustment based on changes in the price of EnerJex common stock or value of AgEagle common stock?

A:	There will be no adjustments to the Exchange Ratio based on changes in the price of EnerJex common stock or the value of AgEagle common stock prior to the completion of the Merger. The only factor that would affect the Exchange Ratio would an increase in the number of common shares of EnerJex outstanding at the time of the Merger closing. As a result of any changes in stock price or value, the aggregate market value of the shares of EnerJex common stock that the AgEagle shareholders are entitled to receive at the time that the Merger is completed could vary significantly from the value of such shares on the date of this proxy statement/prospectus, the date of the EnerJex special meeting, or the date on which the AgEagle shareholders actually receive their shares of EnerJex common stock.

For a more complete discussion of the Exchange Ratio, see the section entitled “The Merger” beginning on page 43.

Q:	How will the Merger affect EnerJex’s business?

A:	Currently, EnerJex is engaged in oil speculation in Kansas. In connection with the Merger, EnerJex will undergo significant changes including divesting itself of its Kansas oil and gas operations. If the Merger does not close for any reason, EnerJex plans to remain in the oil/gas exploration business, which may include retaining the Kansas assets and/or acquiring additional oil assets. In addition, as a result of the Merger, former AgEagle shareholders will possess majority control of the combined company, AgEagle’s current Board of Directors will be the Board of Directors of the combined company, and members of the current management of AgEagle will be responsible for the management of the combined company.

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For a more complete discussion of the existing businesses of EnerJex and AgEagle, see the sections entitled “EnerJex Business”, “EnerJex Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “AgEagle Business,” and “AgEagle’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on pages 65, 66, 76, and 85. In addition, you should carefully review the section entitled “Risk Factors” beginning on page 28, which presents risks and uncertainties related to the Merger, the combined company following the completion of the Merger, and the business and operations of EnerJex and AgEagle.

Q:	Will the shares of EnerJex common stock received by AgEagle shareholders in the Merger be subject to any transfer restrictions?

A:	Yes. The shares of EnerJex common stock received by AgEagle shareholders in the Merger will not be registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The shares will carry a restrictive legend and will be able to be resold only pursuant to Rule 144 under the Securities Act, another exemption from registration, or in the event there is subsequently an effective registration statement. There are currently no plans to file a resale registration statement.

Q:	What EnerJex shareholder approvals are being solicited?

A:	Each of the proposals contained in the notice is critical for EnerJex to complete the Merger. Specifically, EnerJex is seeking the following approvals in order to complete the Merger: (i) the issuance of EnerJex common stock in connection with the Merger (Proposal 1, which is referred to as the “Share Issuance Proposal”), which approval requires the affirmative vote of the holders of a majority of the shares of EnerJex common stock having voting power either in person or by proxy at the EnerJex special meeting, (ii) an amendment to EnerJex’s articles of incorporation, as amended to date (the “EnerJex Articles”) to effect amendments to the terms and conditions of EnerJex’s Series A Preferred Stock (Proposal 2, which is referred to as the “Preferred Stock Amendment Proposal”), which approval requires the affirmative vote of the holders of two-thirds of only the shares of EnerJex Series A Preferred Stock (voting as a separate class) outstanding and entitled to vote on the matter, (iii) an amendment to the EnerJex Articles to change the name of EnerJex from “EnerJex Resources, Inc.” to “AgEagle Aerial Systems, Inc.” (Proposal 3, which is referred to as the “Name Change Proposal”), which approval requires the affirmative vote of the holders of a majority of the shares of EnerJex common stock having voting power either in person or by proxy at the EnerJex special meeting, (iv) the adoption of the EnerJex 2017 Omnibus Equity Incentive Plan (Proposal 4, which is referred to as the “Plan Proposal”), which approval requires the affirmative vote of the holders of a majority of the shares of EnerJex common stock having voting power either in person or by proxy at the EnerJex special meeting, and (v) the issuance of EnerJex Common Stock to current officers and directors (Proposal 5, which is referred to the “D&O Proposal”) which approval requires the affirmative vote of holders of majority of shares having voting power either in person or by proxy at the EnerJex special meeting, (vi) a proposal to approve the conversion of the Company’s Series C Convertible Preferred Stock convertible into shares of Common Stock in order to comply with the listing rules of NYSE American, (vii) a proposal to approve the conversion of the Company’s Series A Cumulative Redeemable Perpetual Preferred Stock convertible into shares of Common Stock in order to comply with the listing rules of NYSE American, (viii) a proposal to approve the issuance of shares of the Company’s Common Stock, conversion of the Company’s Series C Preferred Stock and conversion of Promissory Notes into shares of Common Stock in order to comply to the listing rules of the NYSE American and, (ix) the EnerJex shareholders will also be asked to approve an adjournment of the meeting in the instance more time is needed to solicit additional proxies.

Q:	What shareholder approvals are required for the adjournment of the EnerJex special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the EnerJex Merger Proposals?

A:	The holders of a majority of the shares of EnerJex common stock cast must vote in favor of any adjournment of the EnerJex special meeting regardless of whether a quorum is present.

Q:	What other conditions must be satisfied or waived to complete the Merger?

A:	In addition to obtaining shareholder approvals of each of the EnerJex Merger Proposals (other than the Name Change Proposal), each of the other closing conditions contained in the Merger Agreement must be satisfied or waived. Among the closing conditions is the requirement that (i) EnerJex shall have eliminated all legacy debt and liabilities, (ii) the EnerJex common stock to be issued in the Merger and the related transactions has been approved for listing on the NYSE American and the post-closing combined company will satisfy the NYSE American’s continued listing standards, (iii) EnerJex will raise approximately $4 million in new capital, and (iv) no event has occurred that would constitute a material adverse effect on the assets, liabilities, business, or results of operations of EnerJex or AgEagle.

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For a more complete discussion of the conditions to the completion of the Merger under the Merger Agreement, see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 56.

Q:	How is EnerJex seeking to amend the EnerJex Articles to amend the terms of the Series A Preferred Stock?

A:	As a condition to the Merger, AgEagle has required that the Series A Preferred Stock be amended to: (i) allow the Company to pay all accrued but unpaid dividends up to September 30, 2017 in additional shares Series A Preferred Stock based on the value of the liquidation preference thereof, (ii) eliminate the right of the Series A Preferred Stock holders to receive any dividends accruing after September 30, 2017, and (iii) convert each share of Series A Preferred Stock into 10 shares of Company common stock at the Effective Time (subject to adjustment for a reverse stock split). The Series A Preferred Stockholders are also being asked to approve the increase of authorized shares by 241,599 to satisfy the payment of accrued dividends.

Q:	Why is EnerJex seeking to amend the EnerJex Articles to change the name of EnerJex from “EnerJex Resources, Inc.” to “AgEagle Aerial Systems, Inc.”?

A:	Both EnerJex and AgEagle believe that the name change will allow for recognition of the combined company’s business following the completion of the Merger. The current name will no longer accurately reflect the business of the combined company and the mission of the combined company after the completion of the Merger. The Name Change Proposal is not a condition to closing and will not affect the consummation of the Merger or other transactions described herein.

Q:	When do EnerJex and AgEagle expect to complete the Merger?

A:	EnerJex and AgEagle expect to complete the Merger as soon as possible following the approval of the EnerJex Merger Proposals, assuming the satisfaction or waiver of all other closing conditions contained in the Merger Agreement. It is possible, therefore, that factors outside of each company’s control could require them to complete the Merger at a later time or not complete it at all.

Q:	What risks should I consider in deciding whether to vote in favor of the EnerJex Merger Proposals?

A:	You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 28, which presents risks and uncertainties related to the Merger, the combined company, and the business and operations of each of EnerJex and AgEagle.

Q:	What are the material U.S. federal income tax consequences of the Merger to me?

A:	The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). As a result of the “reorganization,” AgEagle shareholders generally are not expected to recognize gain or loss for U.S. federal income tax purposes upon the exchange of their AgEagle common stock for shares of EnerJex common stock in connection with the Merger.

Tax matters are very complicated, and the tax consequences of the Merger to a particular EnerJex shareholder or AgEagle shareholder will depend in part on such shareholder’s circumstances. Accordingly, EnerJex and AgEagle urge you to consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, see the section entitled, “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 21.

Q:	Do I have appraisal rights in connection with the Merger?

A:	Under the Nevada Revised Statutes, (the “NRS”), holders of EnerJex common stock and Series A Preferred Stock are not entitled to appraisal rights in connection with the Merger or the proposals described in this proxy statement/prospectus.

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Q:	When and where will the EnerJex special meeting take place?

A:	The EnerJex special meeting will be held on March 21, 2018 at 9:30 a.m. a.m., local time, at the Courtyard by Marriott San Antonio Airport, 8615 Broadway St., San Antonio, TX, US, 78217.

Q:	Who can attend and vote at the shareholder meeting?

A:	All EnerJex common shareholders and EnerJex Series A Preferred shareholders of record as of the close of business on February 20, 2018, the record date for the EnerJex special meeting, are entitled to receive notice of and to vote at the EnerJex special meeting.

Q:	What do I need to do now and how do I vote?

A:	EnerJex urges you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the transactions may affect you.

By mail. You may vote by mailing your signed EnerJex proxy card in the enclosed return envelope. Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the EnerJex special meeting.

By Internet or by telephone.  Follow the instructions on the EnerJex proxy card to vote by Internet or telephone.

In person at the meeting.  If you attend the EnerJex special meeting, you may deliver your completed EnerJex proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Q:	What happens if I do not return a proxy card or if I elect to abstain from voting?

A:	If you fail to submit a proxy card, your shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the EnerJex special meeting, and your failure to take action will have no effect on the outcome of EnerJex Proposal Nos. 1 (Share Issuance Proposal), 3 (Name Change Proposal), 4 (Plan Proposal), 5 (D&O Proposal), 6 (Series C), 7 (Series A), 8 (Private Placement) and 9 (adjournment). However, such failure to take action will have the same effect as voting “AGAINST” EnerJex Proposal No. 2 (Preferred Stock Amendment Proposal).

If you are an EnerJex shareholder and you sign, date, and mail your proxy card without indicating how you wish to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum for the EnerJex special meeting and all of your shares will be voted “FOR” EnerJex Proposal Nos. 1, 2, 3, 4, 5, 6, 7, 8 and 9.

However, if you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the EnerJex special meeting, but will not be voted at the EnerJex special meeting. As a result, your abstention will have the same effect as voting “AGAINST” EnerJex Proposal Nos. 1, 2, 3, 4, 5, 6, 7, 8 and 9.

Q:	If my EnerJex shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

A:	If your EnerJex shares are held in “street name” in a stock brokerage account or by another nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to EnerJex or by voting in person at the EnerJex special meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee. Obtaining a proxy from your broker or other nominee can take several days, so you are encouraged to plan accordingly.

Q:	May I vote in person?

A:	If your shares of EnerJex common stock or Series A Preferred Stock are registered directly in your name with EnerJex’s transfer agent, you are considered, with respect to those shares, the “shareholder of record,” and the proxy materials and proxy card are being sent directly to you by EnerJex. If you are an EnerJex shareholder of record, you may attend the EnerJex special meeting and vote your shares in person, rather than signing and returning your proxy card.

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If your shares of EnerJex common stock or Series A Preferred Stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials will be forwarded to you together with a voting instruction card by your broker or nominee. As the beneficial owner, you are also invited to attend the EnerJex special meeting. However, because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the EnerJex special meeting unless you obtain a “legal proxy” from the broker or other nominee that holds your shares giving you the right to vote the shares in person at the applicable shareholder meeting.

Q:	May I revoke or change my vote after I have provided proxy instructions?

A:	Yes. You may revoke or change your vote at any time before your proxy is voted at the EnerJex special meeting. You can do this in one of four ways. First, you can send a written notice to EnerJex stating that you would like to revoke your proxy. Second, you can submit new proxy instructions on a new proxy card. Third, if you have voted by Internet or telephone, by casting a new vote over the Internet or by telephone. Fourth, you can attend the EnerJex special meeting and vote in person. Your attendance alone at the shareholder meeting will not revoke your proxy. If you have instructed a broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those instructions.

Q:	What constitutes a quorum?

A:	As of the record date, there are 23,589,790 shares of EnerJex common stock outstanding. Shareholders who hold a majority of the shares of EnerJex common stock outstanding as of the close of business on the record date for the EnerJex special meeting must be present either in person or by proxy in order to constitute a quorum to conduct business at the EnerJex special meeting.

Q:	Who is paying for this proxy solicitation?

A:	EnerJex will bear the cost and expense of preparing, assembling, printing, and mailing this proxy statement/prospectus, any amendments thereto, the proxy card, and any additional information furnished to the EnerJex shareholders, including any fees paid to the SEC. EnerJex may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of soliciting and obtaining proxies from beneficial owners, including the costs of reimbursing brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding this proxy statement/prospectus and other solicitation materials to beneficial owners. In addition, proxies may be solicited without extra compensation by directors, officers and employees of EnerJex by mail, telephone, fax, or other methods of communication. EnerJex has not currently retained a firm to assist EnerJex in the solicitation of proxies from EnerJex shareholders in connection with the EnerJex special meeting; however, it reserves the right to do so prior to the Meeting date or any adjournments thereto. If EnerJex decides to retain a proxy solicitation firm, such firm may receive an initial start-up payment and/or a per unit fee for each call completed and each vote obtained as compensation for its services, plus reimbursement of out of pocket expenses. In such case, EnerJex may agree to indemnify such firm against certain liabilities arising out of or in connection with its engagement.

Q:	Whom should I contact if I have any questions about the EnerJex special meeting?

A:	If you have any questions about the EnerJex special meeting, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact EnerJex at the applicable address and telephone number listed below:

4040 Broadway Street, Suite 425
San Antonio, Texas 78209

Attention Louis G. Schott

Tel: (210) 592-1670

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Q:	What happens if I sell my shares after the record date but before the special meeting?

A:	If you transfer your EnerJex common stock or Series A Preferred Stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting).

Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A:	If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you may receive more than one proxy statement/prospectus and/or set of voting instructions relating to the EnerJex special meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates?

A:	EnerJex common stock shareholders are not required to tender or exchange their stock certificates as part of the transaction. Series A Preferred shareholders will receive instructions for the receipt of shares of combined company common stock if the Merger is consummated.

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SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Merger and the EnerJex Merger Proposals being considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the Merger Agreement attached as Annex A, the opinion of the Financial Advisor to the EnerJex Board of Directors attached as Annex B and the other annexes to which you are referred herein. For more information, please see the section entitled “Where You Can Find More Information” beginning on page 122.

EnerJex Resources, Inc.

We operate as an oil exploration and production company engaged in the acquisition, development, exploration and production of oil in Eastern Kansas. The Board of Directors has been pursuing possible strategic transactions involving opportunities both in and outside the oil and gas industry for the last few months prior to the execution of the Merger Agreement.

We were formerly known as Millennium Plastics Corporation and were incorporated in the State of Nevada on March 31, 1999. We abandoned a prior business plan focusing on the development of biodegradable plastic materials. In August 2006, we acquired Midwest Energy, Inc., a Nevada corporation, pursuant to a reverse merger. After the merger, Midwest Energy became a wholly owned subsidiary, and as a result of the merger, the former Midwest Energy shareholders controlled approximately 98% of our outstanding shares of common stock. We changed our name to EnerJex Resources, Inc. in connection with the merger, and in November 2007 we changed the name of Midwest Energy (now our wholly owned subsidiary) to EnerJex Kansas, Inc. All of our current operations are conducted through EnerJex Kansas, Black Raven Energy, Inc., and Black Sable Energy, LLC, and our leasehold interests are held in our wholly owned subsidiaries Adena, LLC, Black Raven Energy, Inc., Black Sable Energy, LLC, Working Interest, LLC, and EnerJex Kansas, Inc.

EnerJex’s corporate offices are located at 4040 Broadway Street, Suite 425, San Antonio, Texas 78209 and its telephone number is (210) 592-1670. EnerJex’s website is located at www.enerjex.com. The information contained on or connected to EnerJex’s website is expressly not incorporated by reference into this proxy statement/prospectus.

AgEagle Aerial Systems, Inc.

AgEagle designs, develops, produces, distributes and supports technologically-advanced small unmanned aerial vehicles (UAVs or drones) that it supplies to the precision agriculture industry. In February 2016, AgEagle signed a worldwide, distribution agreement with Raven Industries, Inc. (“Raven”) under which Raven has provided and will continue to provide private label purchases of AgEagle’s drones exclusively for the agriculture markets for resale through their network of dealers worldwide. Raven and its network of dealers offer the AgEagle’s RX-60 and RX-48 systems to the public, including a subscription for a software package that is provided by AgEagle’s strategic partner, Aerobotic Innovations, LLC, d/b/a Botlink (“Botlink”), for flight control, image processing and data delivery. The subscription for the Botlink software package is purchased by AgEagle’s customers directly from Botlink. AgEagle’s agreement with Botlink provides that Botlink will make available for use in our drones the necessary hardware and software at least until December 30, 2020 and will provide aerial map processing and hosting to AgEagle’s customers who maintain a subscription at least until December 30, 2020. The first shipment of the RX-60 system to Raven occurred in March 2016.

AgEagle was incorporated in the State of Nevada on April 22, 2015. Its principal executive offices are located at 117 S. 4th Street, Neodesha, Kansas 66757 and its telephone number is (620) 325-6363. AgEagle’s website address is http://www.ageagle.com. The information contained on or connected to AgEagle’s website is expressly not incorporated by reference into this proxy statement/prospectus.

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The Merger

EnerJex and AgEagle have entered into the Merger Agreement, which provides that, subject to the terms and conditions contained therein, at the Effective Time, Merger Sub will merge with and into AgEagle, with AgEagle continuing as the surviving corporation and as a wholly owned subsidiary of EnerJex. Each of the Board of Directors of EnerJex and AgEagle has unanimously approved the Merger.

Recommendations of the Board of Directors of EnerJex and its Reasons for the Merger

The Board of Directors of EnerJex, after considering the factors described in the section entitled “The Merger—Reasons for the Merger” beginning on page 46, has approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of EnerJex has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, EnerJex and its shareholders, and therefore recommends that the EnerJex shareholders vote “FOR” the Share Issuance Proposal, “FOR” the Preferred Stock Amendment Proposal, “FOR” the Name Change Proposal, and “FOR” the Plan Proposal, as contemplated by the Merger Agreement and as described in this proxy statement/prospectus. For a more complete discussion of the recommendations of the Board of Directors of EnerJex and its reasons for the transactions, see the section entitled “The Merger” beginning on page 43.

Opinion of the Financial Advisor to the EnerJex Board of Directors

Northland Capital Markets, or Northland, the financial advisor of EnerJex, delivered to the Board of Directors of EnerJex a written opinion dated October 16, 2017, addressed to the Board of Directors of EnerJex, as of that date and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the written opinion, as to the fairness, from a financial point of view, to EnerJex of the common stock consideration to be paid by EnerJex to the AgEagle shareholders set forth in the Merger Agreement. The full text of this written opinion provided to the Board of Directors of EnerJex, which describes, among other things, the assumptions made, procedures followed, factors considered, qualifications and limitations on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference in its entirety. Holders of EnerJex common stock and Series A Preferred Stock are encouraged to read the opinion carefully in its entirety. The opinion was provided to the Board of Directors of EnerJex in connection with its evaluation of the consideration provided for in the Merger. It does not address any other aspect of the Merger or any alternative to the Merger and does not constitute a recommendation as to how any shareholders of EnerJex should vote or act in connection with the Merger or otherwise.

Northland Capital Markets is the trade name for certain capital markets and investment banking activities of Northland Securities, Inc., member FINRA/SIPC.

Overview of the Merger Agreement

On October 19, 2017, EnerJex entered into the Merger Agreement with AgEagle and Merger Sub, a Nevada corporation and wholly-owned subsidiary of the Company. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into AgEagle, Merger Sub will cease to exist and AgEagle will survive as a wholly-owned subsidiary of the Company (the “Merger”). The respective boards of directors of EnerJex and AgEagle have approved the Merger Agreement and the transactions contemplated thereby. At the effective time of the Merger (the “Effective Time”), the shares of AgEagle capital stock will be automatically converted into that number of shares of Company common stock as determined pursuant to the exchange ratio described in the Merger Agreement (the “Exchange Ratio”). In addition, at the Effective Time, all outstanding options and warrants to purchase shares of AgEagle common stock will be assumed by the Company and converted into options and warrants to purchase shares of Company common stock.

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No fractional shares of Company common stock will be issued in the Merger but will be rounded to the nearest whole share. Following the consummation of the Merger, former shareholders of AgEagle with respect to the Merger are expected to own 85% of the combined company’s common stock (inclusive of the AgEagle assumed stock options and warrants, and any shares issued in the Agribotix share exchange), and current common and Series A Preferred shareholders of the Company are expected to own 15% of the combined company’s common stock. Such percentages exclude and may be diluted pro-rata by shares of common stock that may be issued in connection with the conversion of the Company’s Series B Preferred Stock and Series C Preferred Stock, currently expected to be convertible into approximately 1% collectively of the combined company after closing; and additional shares expected to be issued in connection with the Company’s closing obligation to provide up to $4 million in new working capital and the elimination of all liabilities currently on the Company’s balance sheet, currently expected to be or convert into approximately 20.5% of the combined company’s common stock after closing. As a result of these potential additional issuances, current Company common and Series A Preferred shareholders, and all AgEagle shareholders will own approximately 11.8% and 67.2%, respectively, of the combined company on a fully-diluted basis.

The Merger Agreement provides that, immediately following the Effective Time, the existing board of directors and officers of the Company will resign and new directors and officers will be appointed by AgEagle.

The Company may dispose of its principal assets, consisting primarily of its Kansas oil and gas properties, concurrently with the closing of the Merger in connection with the elimination of the associated debt and liabilities. In the event the Merger is not consummated, the Company intends to remain in the oil and gas exploration business.

The completion of the Merger is subject to various customary conditions, including, among other things: (a) the approval of the shareholders of the Company and AgEagle; (b) the accuracy of the representations and warranties made by each of the Company and AgEagle and the compliance by each of the Company and AgEagle with their respective obligations under the Merger Agreement; (c) approval of the shareholders of the Company for the issuance of its common stock and any other securities (x) to the AgEagle shareholders in connection with the Merger and (y) in connection with the financing transactions contemplated by the Merger Agreement; (d) approval for the listing of shares of the Company’s common stock to be issued in the Merger and other related transactions on the NYSE American; and (e) all of the Company’s debt and liabilities shall have been extinguished. The Company’s existing cash resources are insufficient to satisfy all of its outstanding liabilities. Accordingly, in order to satisfy the condition and consummate the Merger, the Company will be required to raise additional funding prior to the closing of the Merger and negotiate with current creditors, the failure of which could result in the Company’s failure to consummate the Merger Agreement.

The Merger Agreement contains customary representations, warranties and covenants, including covenants obligating each of the Company and AgEagle to continue to conduct their respective businesses in the ordinary course, to provide reasonable access to each other’s information and to use reasonable best efforts to cooperate and coordinate to make any filings or submissions that are required to be made under any applicable laws or requested to be made by any government authority in connection with the Merger. The Merger Agreement also contains a customary “no solicitation” provision pursuant to which, prior to the completion of the Merger, neither the Company nor AgEagle may solicit or engage in discussions with any third party regarding another acquisition proposal unless, in the Company’s case, it has received an unsolicited, bona fide written proposal that the recipient’s board of directors determines is or would reasonably be expected to result in a superior proposal. The Company has paid AgEagle a $50,000 non-refundable fee at the signing of the Merger Agreement. Either party can terminate the Merger Agreement under certain circumstances which could prevent the Merger from being consummated. The Merger Agreement provides for a closing of the Merger on or before January 31, 2018, provided that the end date (the “End Date”) may be extended by either party until March 31, 2018, if all the conditions to closing shall have been satisfied or shall be capable of being satisfied. Such extended date has been agreed to by the parties. Neither EnerJex nor AgEagle will be required to pay any termination fee or reimburse the other party for expenses incurred in connection with the Merger.

In addition, the Merger Agreement contains provisions for indemnification in the event of any damages suffered by either party as a result of breaches of representations and warranties contained therein. The aggregate maximum indemnification obligation of any indemnifying party for damages with respect to breaches of representations and warranties set forth in the Merger Agreement shall not exceed, in the aggregate, $350,000, other than fraud, intentional misrepresentation or willful breach. An indemnifying party shall satisfy its indemnification obligations with shares of Company common stock equal to the aggregate amount of losses of the indemnified party, calculated based upon the greater of (i) the value of the Company common stock as of the closing of the Merger; and (ii) the average closing price of the Company common stock on the NYSE American for the five trading days immediately prior to the date such a claim is made. The Company has agreed to deposit an aggregate of 1,215,278 shares of common stock to be issued to current officers and directors of the Company in lieu of deferred salary and fees into escrow to secure its indemnification obligations, the issuance of such shares requiring the approval of the Company’s common shareholders.

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Private Placement

On November 21, 2017, Alpha Capital Anstalt (“Alpha”) signed a binding commitment letter with the Company to provide prior to or at the closing of the Merger a minimum of $4 million in new equity capital (the “Private Placement”). The exact amount, terms and valuation at which such funds will be invested into the Company is subject to further negotiation of the parties and will not be finalized until the time of closing, and will be subject to approval of the EnerJex Board of Directors. The Company and Alpha have agreed that the Private Placement will be conducted by issuing up to 4,000 additional shares of Series C Preferred Stock at a par value of $1,000 per share. The total number of common shares into which the newly issued Series C shares may be converted is not expected to exceed 19.9% of the total Company on a fully-diluted post-Merger closing basis; however, it will exceed such percentage on a pre-Merger closing basis, and therefore, is included as a shareholder proposal to comply with NYSE rules.

The funds from the Private Placement are expected to be used for general working capital to advance and grow the business of AgEagle after the Merger closing. Per the terms of this commitment letter, in the event any unaffiliated third parties of EnerJex participate in the Private Placement, Alpha’s obligations to fund the Private Placement shall be reduced by such aggregate gross dollar amount funded by such unaffiliated third parties. Alpha has also agreed to convert all notes they hold from the Company into equity at the closing of the Merger. For their funding commitment, Alpha will receive a fee equal to 2.5% of the Company’s outstanding common stock on a fully diluted basis payable at the closing of the Merger. Alpha’s obligations to fund the Private Placement shall terminate on the earlier to occur of (i) the consummation of the Merger, and (ii) March 31, 2018. The Company further agreed that, at no time from the date hereof until the consummation of the Merger, shall it provide or disclose to Alpha any “material non-public information” regarding itself, without the prior consent of Alpha. The funding of the Private Placement is subject to standard conditions such as accuracy of representations and warranties provided in the Merger Agreement, and other similar conditions.

Voting Agreement

Bret Chilcott, the principal shareholder of AgEagle who owns approximately 83% of the voting power of AgEagle prior to the Merger, entered into a voting agreement with EnerJex pursuant to which Mr. Chilcott agreed to vote in favor of the Merger and against any alternative acquisition proposal, agreement or transaction that may be received by AgEagle. The voting agreement will terminate at the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms or upon mutual written consent of Mr. Chilcott and EnerJex.

Management Following the Merger

Immediately following the Effective Time, the existing board of directors and officers of the Company will resign and the existing directors and officers of AgEagle will become the directors and officers of the combined company.

Interests of Certain Directors, Officers and Affiliates of EnerJex

In considering the recommendation of the Board of Directors of EnerJex with respect to issuing shares of EnerJex common stock pursuant to the Merger Agreement and the other matters to be acted upon by EnerJex shareholders at the special meeting, EnerJex shareholders should be aware that certain members of the Board of Directors of EnerJex and named executive officers of EnerJex have interests in the Merger that may be different from, or in addition to, interests they have as EnerJex shareholders. The Board of Directors of EnerJex was aware of the following interests and considered them, among other matters, in its decision to approve the Merger Agreement.

Related Partial Payments

Upon completion of the Merger, certain of the Company’s current officers and directors will receive, in the aggregate, deferred salaries and fees valued at approximately $647,500, of which amount $350,000 will be used to secure indemnification obligations pursuant to the Merger Agreement. In lieu of payment of the deferred salaries and fees in cash, such amount will be converted into an aggregate of 2,248,264 shares of combined company common stock.

Indemnification

Following the completion of the Merger, the directors and executive officers of EnerJex will have the right to be indemnified to the same extent that EnerJex is currently permitted to indemnify such persons against certain losses pertaining to matters existing or occurring prior to the Effective Time. A six year “tail policy” will be purchased at or prior to the Effective Time.

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Material U.S. Federal Income Tax Consequences of the Merger

Each of EnerJex and AgEagle intends the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Code. Because EnerJex shareholders will continue to own and hold their existing shares of EnerJex common stock following the Merger, the Merger generally will not result in U.S. federal income tax consequences to current EnerJex shareholders. EnerJex shareholders who are also shareholders of AgEagle should consult their tax advisor as to the tax consequences to them of participating in the Merger as an AgEagle shareholder.

Risk Factors

The Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective shareholders, including the following:

•	the issuance of shares of EnerJex common stock to AgEagle shareholders in connection with the Merger will substantially dilute the voting power of current EnerJex shareholders;

•	EnerJex shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger;

•	If the Merger is consummated, all holders of Series A Preferred Stock will be subject to the terms of the Preferred Stock Amendment, in which such holders shall (i) be paid all accrued but unpaid dividends up to September 30, 2017 in additional shares of Series A Preferred Stock in lieu of cash, (ii) completely lose their right to receive any dividends accruing after September 30, 2017, (iii) lose their liquidation preference and each share of Series A Preferred Stock shall be automatically converted into 10 shares of common stock (subject to adjustment for a reverse stock split), and (iv) no longer have Series A Preferred Stock that trades separately on the OTC Market;

•	the lack of a public market for AgEagle shares makes it difficult to determine the fair market value of AgEagle, and the Merger consideration to be issued to AgEagle shareholders may exceed the actual value of AgEagle;

•	EnerJex shareholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company following the completion of the Merger;

•	the announcement and pendency of the Merger could have an adverse effect on EnerJex’s or AgEagle’s financial condition or business prospects;

•	failure to complete the Merger may adversely affect EnerJex’s and AgEagle’s financial results, future business and operations, as well as the market price of EnerJex common stock;

•	some of the directors and executive officers of EnerJex and AgEagle have interests in the Merger that are different from, or in addition to, those of the other EnerJex shareholders and AgEagle shareholders;

•	EnerJex and AgEagle will incur substantial transaction-related costs in connection with the Merger;

•	if EnerJex fails to continue to meet all applicable NYSE American requirements and the NYSE American determines to delist EnerJex common stock, the delisting would impair EnerJex’s ability to complete the Merger;

•	failure to complete the Merger may result in EnerJex having insufficient funds to satisfy its existing trade payables and other liabilities, and may result in its petitioning for bankruptcy court protection; and

•	even if the Merger is consummated, EnerJex and AgEagle may fail to realize the anticipated benefits of the Merger.

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In addition, EnerJex, AgEagle, and the combined company are subject to various risks associated with their businesses. The risks are discussed in greater detail in the section entitled “Risk Factors” beginning on page 28. EnerJex encourages you to read and consider all of these risks carefully.

Regulatory Approvals

As of the date of this proxy statement/prospectus, neither EnerJex nor AgEagle is required to make filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to complete the Merger. In the United States, EnerJex must comply with applicable federal and state securities laws and the rules and regulations of the NYSE American in connection with the issuance of shares of EnerJex common stock and the resulting change in control of EnerJex and the filing of this proxy statement/prospectus with the SEC.

NYSE American Listing

EnerJex common stock currently is listed on the NYSE American under the symbol “ENRJ.” EnerJex has agreed to use its reasonable best efforts to cause the shares of EnerJex common stock to be approved, at or prior to the completion of the Merger, for listing on the NYSE American at and following the completion of the Merger. The listing of the shares of EnerJex common stock issuable in the Merger and the related transactions on the stock exchange is a condition to each of AgEagle’s and EnerJex’s obligation to complete the Merger.

EnerJex will file an application with the NYSE American in connection with the issuance of shares pursuant to NYSE American “private placement” “change of control” rules. If such application is approved, EnerJex anticipates that its common stock will continue to be listed on the NYSE American following the completion of the Merger.

Our shares of Series A Preferred Stock are currently quoted on the OTC Market. We are not seeking to list any shares of Series A Preferred Stock that are currently issued and outstanding, or any additional shares of Series A Preferred Stock that will be issued in connection with the Merger on the NYSE American. At the Effective Time the Series A Preferred Stock shall cease to trade on the OTC Market.

No Appraisal Rights or Dissenters’ Rights

Holders of EnerJex common stock and Series A Preferred Stock are not entitled to appraisal rights in connection with the Merger and any of the transactions contemplated thereby.

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SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

The following tables present summary historical financial data for EnerJex and AgEagle, summary unaudited pro forma condensed financial data for EnerJex and AgEagle, and comparative historical and unaudited pro forma per share data for EnerJex and AgEagle. EnerJex shareholders have approved up to a 1 to 25 reverse stock split which may be implemented by the Company’s Board of Directors. The following tables do not give effect to the proposed reverse stock split described in this proxy statement/prospectus.

Selected Historical Financial Data of EnerJex

The following table summarizes EnerJex’s consolidated financial data as of the dates and for each of the periods indicated. The selected financial data as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 are derived from the EnerJex audited consolidated financial statements and notes thereto appearing in EnerJex’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 31, 2016, or the EnerJex 10-K. The selected financial data as of September 30, 2017 and for the nine months ended September 30, 2017 and 2016 are derived from the EnerJex unaudited financial statements and related notes appearing in EnerJex’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 14, 2017, and as amended on November 16, 2017, or the EnerJex 10-Q. This financial data should be read in conjunction with “EnerJex’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto appearing in the EnerJex 10-K and the EnerJex 10-Q. EnerJex’s historical results are not necessarily indicative of the results that may be expected in the future.

	Nine Months ended September 30,		Fiscal Year End
	2017	2016	2016	2015
Consolidated Statements of Operations:
Oil and gas revenues	$1,102,001	$1,625,433	$2,461,727	$4,878,722
Direct operating costs	1,013,389	1,916,774	2,661,258	4,501,940
Depreciation, depletion and amortization	305,684	312,322	413,967	1,311,446
Impairment of oil and gas assets	-	7,444,597	8,032,670	48,930,087
General and administrative	1,291,804	1,661,341	2,492,635	3,244,871
Other income and (expense)	11,123,328	(1,139,531)	(2,036,967)	1,187,768
Net income (loss)	$9,614,452	$(10,849,132)	$(13,175,770)	$(51,921,854)

	As of September 30,		As of December 31,
	2017	2016	2016	2015
Consolidated Balance Sheets:
Current assets	$451,675	$826,968	$1,678,967	$7,213,213
Oil and gas properties, net	1,414,598	4,079,212	3,437,030	11,706,939
Fixed assets, net	196,691	2,125,888	2,077,055	1,995,010
Debt	4,605,806	17,925,000	17,925,000	18,611,660
Other long-term liabilities	7,633,253	5,779,363	6,715,340	3,482,415
Total shareholders deficit	$(11,038,565)	$(15,296,025)	$(18,477,885)	$(2,533,573)

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Selected Historical Financial Data of AgEagle Arial Systems, Inc.

The following table summarizes AgEagle’s consolidated financial data as of the dates and for each of the periods indicated. The selected financial data as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 are derived from the AgEagle audited consolidated financial statements and notes thereto appearing in AgEagle’s Annual Report for the year ended December 31, 2016. The selected financial data as of September 30, 2017 and for the nine months ended September 30, 2017 and 2016 are derived from the AgEagle unaudited financial statements and related notes appearing in AgEagle’s Quarterly Report. This financial data should be read in conjunction with “AgEagle’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto appearing in the AgEagle Annual Report and the AgEagle Quarterly Financial Statements. AgEagle’s historical results are not necessarily indicative of the results that may be expected in the future.

	Nine Months ended September 30,		Fiscal Year End
	2017	2016	2016	2015
Consolidated Statements of Operations:
Revenues	$105,609	$342,164	$373,324	$773,945
Cost of revenues	89,359	304,846	338,244	601,365
Professional fees	130,763	627,095	554,043	118,767
Consulting fees- related party	7,992	597,201	694,356	763,972
Selling, general and administrative	169,285	352,246	420,127	349,452
Research and development	7,230	5,361	7,019	14,448
Other expense	(98,334)	(155,446)	(172,050)	(25,445)
Net loss	$(397,354)	$(1,700,031)	$(1,812,515)	$(1,099,504)

	As of September 30,		As of December 31,
	2017	2016	2016	2015
Consolidated Balance Sheets:
Current assets	$214,330	$228,564	$185,333	$268,862
Fixed assets, net	43,202	46,252	44,380	73,518
Other short-term liabilities	297,181	258,945	296,325	120,835
Debt	1,241,055	800,000	830,000	500,000
Total shareholders deficit	$(1,280,704)	$(784,129)	$(896,612)	$(278,455)

Selected Unaudited Pro Forma Combined Financial Data of EnerJex and AgEagle

The following selected unaudited pro forma combined financial data is intended to show how the Merger might have affected the historical financial results of EnerJex and AgEagle. The selected unaudited pro forma combined balance sheet data assumes that the Merger took place on September 30, 2017 and combines the historical balance sheets of EnerJex and AgEagle as of such date, inclusive of material subsequent events and adjustments required to be made as conditions to the closing of the Merger. The unaudited pro forma statement of operations data assumes that the Merger took place on each of January 1, 2016 and January 1, 2017 and combines the historical statements of operations of EnerJex and AgEagle for the periods ended September 30, 2017 and December 31, 2016. The following should be read in conjunction with the sections entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page 109, “EnerJex’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 66, “AgEagle’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 85, AgEagle’s audited and unaudited historical financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus and the other information in this proxy statement/prospectus. The following per share information does not give effect to the reverse stock split of EnerJex’s common stock which has been approved at a ratio of up to 1 to 25 reverse and may be implemented by the Company’s Board of Directors.

The historical financial statements of EnerJex and AgEagle have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had AgEagle and EnerJex been a combined company during the specified period.

Unaudited Pro Forma Combined Balance Sheet Data:	As of September 30, 2017
Cash and cash equivalents	$4,058,390
Total assets	4,229,419
Total liabilities	273,088
Total shareholders’ equity	$4,999,544

Unaudited Pro Forma Combined Statements of Operations Data:	Nine months ended September 30, 2017	Year ended December 31, 2016
Revenue	$342,164	$373,324
Operating expenses	$1,965,874	$2,070,935
Loss from operations	(1,928,557)	(2,207,904)
Net income (loss)	(2,084,003)	(2,207,905)
Basic and diluted net income (loss) per share	$0.01	$(0.1)

Comparative Historical and Unaudited Pro Forma Per Share Data

The information below reflects the historical net loss and book value per share of EnerJex common stock and the historical net loss and book value per ordinary share of AgEagle in comparison with the unaudited pro forma net loss and book value per share after giving effect to the Merger. The unaudited pro forma net loss and book value per share does not give effect to the proposed reverse stock split of EnerJex common stock.

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You should read the tables below in conjunction with the EnerJex audited and unaudited financial statements and notes thereto included in the EnerJex 10-K and the EnerJex 10-Q, the AgEagle audited and unaudited financial statements and notes thereto included elsewhere in this proxy statement/prospectus, and the unaudited pro forma combined financial information and notes related to such financial statements included elsewhere in this proxy statement/prospectus.

EnerJex:	Nine Months ended September 30, 2017	Year ended December 31, 2016
Historical Per Common Share Data:
Basic net income (loss) per share	$0.72	$(1.92)
Diluted net income (loss) per share	$0.45	$(1.92)
Book value per share	$(1.07)	$(2.19)

AgEagle:	Nine Months ended September 30, 2017	Year ended December 31, 2016
Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.09)	$(0.44)
Book value per share	$(0.30)	$(0.21)

EnerJex and AgEagle:	Nine Months ended September 30, 2017	Year ended December 31, 2016
Historical Per Common Share Data:
Basic and diluted net income (loss) per share	$0.04	$(0.11)
Book value per share	$0.03	$0.03

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MARKET PRICE AND DIVIDEND INFORMATION

Our common stock is listed on the NYSE American under the symbol “ENRJ.” As of February 20, 2018, the record date, we had 23,589,790 shares of common stock outstanding and approximately 334 registered shareholders (excluding holders in street name). The last reported sales price of our common stock on February 12, 2018, the last practical full trading day prior to the date of this proxy statement/prospectus, was $0.16 per share. Our Series A Preferred Stock is quoted on the OTC Markets under the symbol ENRJP. As of February 20, 2018, the record date, we had 2,000,000 shares of Series A Preferred Stock outstanding and approximately 9 registered shareholders of the Series A Preferred Stock (excluding holders in street name). The last reported sales price of our Series A Preferred Stock on February 12, 2018, the last practical full trading day prior to the date of this proxy statement/prospectus was $1.10 per share.

Set forth below are the high and low sales prices for our common stock and Series A Preferred Stock as reported on the NYSE American and the OTC market, respectively, for the two most recently completed fiscal years, and the first, second, third, and fourth fiscal quarters of the current fiscal year:

COMMON STOCK	High	Low
2015
First Quarter	$3.44	1.21
Second Quarter	$2.19	1.25
Third Quarter	$1.53	0.49
Fourth Quarter	$0.93	0.30
2016
First Quarter	$0.56	0.20
Second Quarter	$0.38	0.23
Third Quarter	$0.61	0.25
Fourth Quarter	$0.40	0.26
2017
First Quarter	$0.77	0.29
Second Quarter	$0.64	0.25
Third Quarter	$0.38	0.28
Fourth Quarter (through December 26, 2017)	$0.39	0.22
2018
First Quarter (through February 12, 2018)	$0.26	0.16

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SERIES A PREFERRED STOCK	High	Low
2015
First Quarter	$21.00	7.93
Second Quarter	$17.41	7.50
Third Quarter	$8.98	4.33
Fourth Quarter	$8.10	1.21
2016
First Quarter	$1.50	0.75
Second Quarter	$1.53	0.80
Third Quarter	$1.27	0.83
Fourth Quarter	$1.20	0.30
2017
First Quarter	$3.10	0.53
Second Quarter	$1.35	0.34
Third Quarter	$0.54	0.28
Fourth Quarter (through December 26, 2017)	$1.90	0.34
2018
First Quarter (through February 12, 2018)	$1.70	1.10

Dividends

We have never paid or declared any cash dividends on our common stock. We do not expect to pay any cash dividends on our common stock in the foreseeable future. Additionally, we are contractually prohibited by the terms of our outstanding debt from paying cash dividends on our common stock.

Through October 2015, we paid a monthly dividend of $0.20833 per share or $2.50 annual dividend per share on the Company’s Series A Preferred Stock. On November 4, 2015 the Company suspended the monthly dividend for the month of November 2015 on its Series A Preferred Stock in order to preserve its cash resources.

Under the terms of the Series A Preferred Stock, the dividend for the month of November 2015, and any future unpaid dividends since that time have accumulated. If the Company does not pay dividends on its Series A Preferred Stock for six monthly periods (whether consecutive or non-consecutive), the dividend rate increases to 12.0% per annum. The Preferred Stock Amendment, if approved, will eliminate all dividend rights on the Series A Preferred Stock and pay all accrued dividends in additional shares of Series A Preferred Stock which will convert into common stock at a ratio of 1 for 10 (subject to adjustment for a reverse split).

As of September 30, 2017, there were $6,039,972 in accrued dividends of the Company’s Series A Preferred Stock. The Company intends to issue 241,599 shares of additional Series A Preferred Stock to satisfy this obligation.

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RISK FACTORS

The combined company will face an unpredictable market environment that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of EnerJex common stock and Series A Preferred Stock at the EnerJex special meeting. These factors should be considered in conjunction with the other information included by EnerJex and AgEagle in this proxy statement/prospectus. If any of the risks described below or referred to in this proxy statement/prospectus actually materialize, the business, financial condition, results of operations, or prospects of EnerJex, AgEagle, and/or the combined company, or the stock price of the combined company, could be materially and adversely affected.

Risks Relating to the Merger

The issuance of shares of EnerJex common stock to AgEagle shareholders in connection with the Merger will substantially dilute the voting power of current EnerJex shareholders, and as a result the EnerJex shareholders will exercise less influence over the management of the combined company following the completion of the Merger.

Pursuant to the terms of the Merger Agreement, it is anticipated that EnerJex will issue shares of EnerJex common stock to AgEagle shareholders representing approximately 85% of the outstanding shares of common stock of the combined company (subject to certain exclusions) as of immediately following the completion of the Merger. After such issuance, the shares of EnerJex common stock and Series A Preferred Stock held by shareholders prior to the completion of the Merger will represent approximately 15% of the outstanding shares of common stock of the combined company (subject to certain exclusions described more fully throughout this statement). Accordingly, the issuance of shares of EnerJex common stock to AgEagle shareholders in connection with the Merger will significantly reduce the relative voting power of each share of EnerJex common stock held by current EnerJex shareholders. In addition, the board of directors of the combined company will be designated by AgEagle. Consequently, EnerJex’s shareholders will exercise less influence over the management and policies of the combined company than they currently exercise over the management and policies of EnerJex.

EnerJex shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

If the combined company is unable to realize the full strategic and financial benefits anticipated from the Merger, EnerJex shareholders will have experienced substantial dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.

EnerJex Series A Preferred Stock shareholders shall be subject to the terms of the Preferred Stock Amendment, which will not provide for the same rights initially reflected in the Series A Preferred Stock and typical for a preferred shareholder.

Only if the Merger is consummated, all holders of Series A Preferred Stock will be subject to the terms of the Preferred Stock Amendment, which will not provide for the same rights initially reflected in the Series A Preferred Stock and typical for a preferred shareholder. The Preferred Stock Amendment provides that such holders shall (i) be paid all accrued but unpaid dividends up to September 30, 2017 in additional shares Series A Preferred Stock in lieu of cash, (ii) completely lose their right to receive any dividends accruing after September 30, 2017, and (iii) lose their liquidation preference and each share of Series A Preferred Stock will be automatically converted into 10 shares of common stock at the Effective Time (subject to adjustment for a reverse split).

AgEagle is not a publicly traded company, making it difficult to determine the fair market value of AgEagle.

The outstanding capital stock of AgEagle is privately held and is not traded on any public market, which makes it difficult to determine the fair market value of AgEagle. There can be no assurances that the Merger consideration to be issued to AgEagle shareholders will not exceed the actual value of AgEagle.

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The conditions under the Merger Agreement of AgEagle’s consummation of the Merger may not be satisfied at all or in the anticipated timeframe.

The obligation of AgEagle to complete the Merger is subject to certain conditions, including the condition that EnerJex debt and liabilities shall have been eliminated of as of the closing, the approval by our shareholders of the EnerJex Merger Proposals, the accuracy of the representations and warranties contained in the Merger Agreement, subject to certain materiality qualifications, the raising of $4 million in new funding, compliance by the parties with their respective covenants under the Merger Agreement and no law or order preventing the Merger. These conditions are described in more detail under the section “The Merger Agreement”, beginning on page 56 of this proxy statement/prospectus.

The announcement and pendency of the Merger or failure to consummate the Merger could have an adverse effect on EnerJex’s or AgEagle’s financial results, future business and operations, as well as the market price of EnerJex common stock.

The announcement and pendency of the Merger, or the companies’ failure to consummate the Merger, could disrupt EnerJex’s or AgEagle’s businesses in the following ways, among others:

•	third parties may seek to terminate and/or renegotiate their relationships with EnerJex or AgEagle as a result of the Merger, whether pursuant to the terms of their existing agreements or otherwise; and

•	the attention of EnerJex’s and AgEagle’s management may be directed toward the completion of the Merger and related matters and may be diverted from other opportunities that might otherwise be beneficial to EnerJex or AgEagle.

Should they occur, any of these matters could adversely affect EnerJex’s or AgEagle’s financial condition, results of operations, or business prospects.

The completion of the Merger is subject to a number of conditions, and there can be no assurance that the conditions to the completion of the Merger will be satisfied. If the Merger is not completed, EnerJex and/or AgEagle, as applicable, will be subject to several risks, including:

•	most of the fees and expenses in connection with the Merger, such as legal, accounting and transaction agent fees, must be paid even if the Merger is not completed;
•	it may be very difficult to retain EnerJex’s remaining directors and employees long enough to pursue other alternatives;
•	the EnerJex’s Board of Directors would need to reevaluate EnerJex’s strategic alternatives, many of which may be less favorable to shareholders, such as liquidation of the company;
•	neither EnerJex nor AgEagle would realize any of the anticipated benefits of having completed the Merger;
•	the price of EnerJex’s stock may decline and remain volatile; and
•	EnerJex or AgEagle could be subject to litigation related to any failure to consummate the Merger or any related action that could be brought to enforce EnerJex’s or AgEagle’s obligations under the Merger Agreement.

In addition, if the Merger Agreement is terminated and EnerJex’s Board of Directors determines to seek another business combination, there can be no assurance that it will be able to find a transaction that is superior or equal in value to the Merger.

EnerJex and AgEagle have incurred and expect to continue to incur substantial transaction-related costs in connection with the Merger.

EnerJex and AgEagle have incurred, and expect to continue to incur, a number of non-recurring transaction-related costs associated with completing the Merger and combining the two companies. These fees and costs have been, and will continue to be, substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. Additional unanticipated costs may be incurred in the combined company’s business, which may be higher than expected and could have a material adverse effect on the combined company’s financial condition and operating results.

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The Exchange Ratio will not be adjusted in the event of any change in EnerJex’s stock price.

In the Merger, each outstanding share of common stock of AgEagle (with certain exceptions), by virtue of the Merger and without any action on the part of the parties to the Merger Agreement or the holders of shares of EnerJex’s common stock, will be converted into validly issued, fully paid and nonassessable shares of EnerJex common stock pursuant to an established exchange ratio set forth in the Merger Agreement, which we refer to as the Exchange Ratio. This Exchange Ratio will not be adjusted for changes in the market price of EnerJex common stock. However, the Exchange Ratio may be adjusted to eliminate the effect of certain events, including a reclassification, recapitalization, or stock split in the outstanding shares of the capital stock of either EnerJex or AgEagle.

Share price changes may result from a variety of factors (many of which are beyond our control), including the following:

•	changes in EnerJex’s business, operation and prospects, or the market assessments thereof;
•	market assessments of the likelihood that the Merger will be completed; and
•	general market and economic conditions and other factors generally affecting the price of EnerJex common stock.

The price of EnerJex common stock at the closing of the Merger may vary from the price on the date the Merger Agreement was executed and the date of the special meeting of EnerJex shareholders. As a result, the market value of the Merger consideration will also vary.

Some of the directors and executive officers of EnerJex and AgEagle have interests in the Merger that are different from, or in addition to, those of the other EnerJex and AgEagle shareholders.

When considering the recommendation by the Board of Directors of EnerJex that the EnerJex shareholders vote “for” each of the EnerJex Merger Proposals, the EnerJex shareholders should be aware that certain of the directors and executive officers of EnerJex and AgEagle have arrangements that provide them with interests in the Merger that are different from, or in addition to, those of the shareholders of EnerJex and shareholders of AgEagle.

Upon completion of the Merger, certain current and former EnerJex employees, including certain of its current and former named executive officers, may receive cash fees and stock with a total value of approximately $647,500 (collectively, not individually). The Directors and Officers of EnerJex as a group are expected to own approximately 2,941,984 shares of the combined company, inclusive of 2,248,264 shares paid in lieu of deferred salaries and fees and included in proposal 5 hereof, which total amount would equal to approximately 1.3% of the total issued and outstanding common shares at closing.

Similarly, certain of AgEagle’s current executive officers and directors are expected to own shares of common stock of the combined company and/or options to purchase shares of common stock of the combined company following the completion of the Merger equal to approximately 61.8% of the total issued and outstanding common shares at closing.

The directors and executive officers of EnerJex also have certain rights to indemnification and to directors’ and officers’ liability insurance that will be provided by the combined company following the completion of the Merger.

The Board of Directors of EnerJex was aware of these potential interests and considered them in making their respective recommendations to approve the EnerJex Merger Proposals.

The report of our independent registered public accounting firm expresses substantial doubt about EnerJex’s and AgEagle’s ability to continue as a going concern.

Our auditors have indicated in their reports on EnerJex and AgEagle financial statements for the fiscal year ended December 31, 2016 that conditions exist that raise substantial doubt about the ability to continue as a going concern due to recurring losses from operations and substantial decline in working capital. A “going concern” opinion could impair the ability to finance our operations through the sale of equity, incurring debt, or other financing alternative. If we are unable to continue as a going concern, we may have to liquidate the assets and may receive less than the value at which those assets are carried on the consolidated financial statements, and it is likely that investors will lose all or a part of their investment.

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Risks Relating to the Combined Company

Even if the Merger is consummated, EnerJex and AgEagle may fail to realize the anticipated benefits of the Merger.

The success of the Merger will depend on, among other things, the combined company’s ability to achieve its business objectives, including the successful development of its products. If the combined company is not able to achieve these objectives, the anticipated benefits of the Merger may not be realized fully, may take longer to realize than expected, or may not be realized at all.

EnerJex and AgEagle have operated and, until the completion of the Merger, will continue to operate independently. Any delays in the integration process or inability to realize the full extent of the anticipated benefits of the Merger could have an adverse effect on the business prospects and results of operations of the combined company. Such an adverse effect may impact the value of the shares of the combined company’s common stock after the completion of the Merger.

Potential difficulties that may be encountered in the integration process include the following:

•	using the combined company’s cash and other assets efficiently to develop the business of the combined company;
•	potential unknown or currently unquantifiable liabilities associated with the Merger and the operations of the combined company; and
•	performance shortfalls as a result of the diversion of management’s attention caused by completing the Merger.

The combined company will incur losses for the foreseeable future and might never achieve profitability.

The combined company may never become profitable. The combined company will need substantial funding and product development is an expensive and uncertain process. That, together with projected general and administrative expenses, is expected to result in increased operating losses. Even if the combined company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

Compliance with the NYSE American initial listing standards is a condition to the completion of the Merger.

As a condition to the Merger, EnerJex must maintain the listing of EnerJex common stock on NYSE American. Upon the completion of the Merger, the combined company will be required to meet the initial listing requirements to maintain the listing and continued trading of EnerJex’s shares on the NYSE American. These initial listing requirements are more difficult to achieve than the continued listing requirements under which EnerJex is now trading. Based on information currently available, EnerJex anticipates that it will be unable to meet the listing requirements at the closing of the Merger unless it effects a reverse stock split. If EnerJex is unable to satisfy these requirements, NYSE American may notify EnerJex that its stock will be subject to delisting from the NYSE American.

The combined company’s management will be required to devote substantial time to comply with public company regulations.

As a public company, the combined company will incur significant legal, accounting and other expenses. The rules implemented by the SEC and the NYSE American, impose various requirements on public companies, including those related to corporate governance practices. The combined company’s management and other personnel will need to devote a substantial amount of time to these requirements. Certain members of AgEagle’s management, which will substantially continue as the management of the combined company, do not have experience in addressing these requirements.

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The combined company’s compliance with these rules will require that it incur substantial accounting and related expenses and expend significant management efforts. The combined company may need to hire additional accounting and financial staff to satisfy the ongoing requirements.

A reverse stock split is expected; however, such action may not increase the combined company’s stock price over the long-term.

Based on information currently available, EnerJex anticipates that it will be unable to meet the listing requirements of the NYSE American at the closing of the Merger unless it effects a reverse stock split. EnerJex shareholders have approved up to a 1 to 25 reverse stock split which may be implemented by the Company’s Board of Directors. The principal purpose of the reverse stock split is to increase the per-share market price of EnerJex’s common stock. It cannot be assured, however, that the reverse stock split will accomplish this objective for any meaningful period of time. In addition, it cannot be assured that the reverse stock split will increase the market price of its common stock by a multiple of the proposed reverse stock split ratio, or result in any permanent or sustained increase in the market price of EnerJex’s common stock, which is dependent upon many factors, including the combined company’s business and financial performance, general market conditions, and prospects for future success. Therefore, while the stock price of the combined company might meet the continued listing requirements for the NYSE American initially, it cannot be assured that it will continue to do so.

The existing shareholders of AgEagle will control the combined company for the foreseeable future, including the outcome of matters requiring shareholder approval and such control may prevent existing shareholders of EnerJex from influencing significant corporate decisions and may result in conflicts of interest that could cause the combined company’s stock price to decline.

Upon completion of the Merger, the existing shareholders of AgEagle, including certain shareholders holding 5% or more of the total ownership interest in AgEagle, and its executive officers and directors, will collectively own approximately 85% of the combined company’s outstanding shares of common stock, excluding the conversion of EnerJex’s Series B and Series C Preferred Stock and shares to be issued in connection with new funding, which may reduce AgEagle’s collective ownership on a fully-diluted basis to approximately 67.2%. As a result, after the consummation of the Merger, such entities and individuals will have the ability, acting together, to control the election of the combined company’s directors and the outcome of corporate actions requiring shareholder approval, such as: (i) a merger or a sale of the combined company, (ii) a sale of all or substantially all of the combined company’s assets, and (iii) amendments to the combined company’s articles of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to the combined company’s other shareholders and be disadvantageous to AgEagle shareholders with interests different from those entities and individuals. Certain of these individuals will also have significant control over the combined company’s business, policies and affairs as officers or directors of the combined company. These shareholders may also exert influence in delaying or preventing a change in control of the combined company, even if such change in control would benefit the other shareholders of the combined company. In addition, the significant concentration of stock ownership may adversely affect the market value of the combined company’s common stock due to investors’ perception that conflicts of interest may exist or arise.

Risks Relating to AgEagle

Risks Related to AgEagle’s Business and Industry

AgEagle Aerial Systems, Inc. (“AgEagle”) has a limited operating history and there can be no assurance that AgEagle can achieve or maintain profitability.

AgEagle has been in operation for approximately eight years. However, AgEagle has only been in the UAV business for half of that time. AgEagle is currently in the business development stage and has limited commercial sales of its products and, accordingly, AgEagle cannot guarantee that AgEagle will become profitable. Moreover, even if AgEagle achieves profitability, given the competitive and evolving nature of the industry in which AgEagle operates, AgEagle may be unable to sustain or increase profitability and its failure to do so would adversely affect its business, including its ability to raise additional funds.

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AgEagle will need substantial additional funding and may be unable to raise capital when needed, which would force AgEagle to delay, curtail or eliminate one or more of its research and development programs or commercialization efforts.

Its operations have consumed substantial amounts of cash since inception. AgEagle expects to continue to spend substantial amounts on product development. AgEagle will require additional funds to support its continued research and development activities, as well as the costs of commercializing, marketing and selling any new products resulting from those research and development activities. AgEagle has based this estimate, however, on assumptions that may prove to be wrong, and AgEagle could spend its available financial resources much faster than it currently expects.

Until such time, if ever, as AgEagle can generate a sufficient amount of product revenue and achieve profitability, it expects to seek to finance future cash needs through equity or debt financings or corporate collaboration and strategic arrangements. AgEagle currently has no other commitments or agreements relating to any of these types of transactions and cannot be certain that additional funding will be available on acceptable terms, or at all. If AgEagle is unable to raise additional capital, it may have to delay, curtail or eliminate commercializing, marketing and selling one or more of its products.

Product development is a long, expensive and uncertain process.

The development of both UAV software and hardware is a costly, complex and time-consuming process, and investments in product development often involve a long wait until a return, if any, can be achieved on such investment. AgEagle might face difficulties or delays in the development process that will result in its inability to timely offer products that satisfy the market, which might allow competing products to emerge during the development and certification process. AgEagle anticipates making significant investments in research and development relating to its products and services, but such investments are inherently speculative and require substantial capital expenditures. Any unforeseen technical obstacles and challenges that AgEagle encounters in the research and development process could result in delays in or the abandonment of product commercialization, may substantially increase development costs, and may negatively affect its results of operations.

Successful technical development of AgEagle products does not guarantee successful commercialization.

Although AgEagle has successfully completed the technical development of its two original UAV systems, as well as the new RX-60 and RX-48 systems, AgEagle may still fail to achieve commercial success for a number of reasons, including, among others, the following:

•	failure to obtain the required regulatory approvals for their use;

•	prohibitive production costs;

•	competing products;

•	rapid evolvement of the product due to new technologies;

•	lack of product innovation;

•	unsuccessful distribution and marketing through our sales channels;

•	insufficient cooperation from our supply and distribution partners; and

•	product development that does not align with or meet customer needs.

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AgEagle’s success in the market for the products and services it develops will depend largely on its ability to properly demonstrate their capabilities. Upon demonstration, the AgEagle platform of systems may not have the capabilities they were designed to have or that AgEagle believed they would have. Furthermore, even if AgEagle does successfully demonstrate its products’ capabilities, potential customers may be more comfortable doing business with a competitor, or may not feel there is a significant need for the products AgEagle develops. As a result, significant revenue from its current and new product investments may not be achieved for a number of years, if at all.

If AgEagle fails to protect its intellectual property rights, AgEagle could lose its ability to compete in the marketplace.

AgEagle’s intellectual property and proprietary rights are important to its ability to remain competitive and successful in the development of its products and its business. Patent protection can be limited and not all intellectual property can be patented. AgEagle expects to rely on a combination of patent, trademark, copyright, and trade secret laws as well as confidentiality agreements and procedures, non-competition agreements and other contractual provisions to protect its intellectual property, other proprietary rights and our brand. As AgEagle currently does not have any granted patent, trademark or copyright protections, AgEagle must rely on trade secrets and nondisclosure agreements, which provide limited protections. Our intellectual property rights may be challenged, invalidated or circumvented by third parties. AgEagle may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by employees or competitors.

Furthermore, our competitors may independently develop technologies and products that are substantially equivalent or superior to our technologies and products, which could result in decreased revenues. Litigation may be necessary to enforce our intellectual property rights, which could result in substantial costs to us and substantial diversion of management attention. If AgEagle does not adequately protect its intellectual property, its competitors could use it to enhance their products. AgEagle’s inability to adequately protect its intellectual property rights could adversely affect its business and financial condition, and the value of our brand and other intangible assets.

Other companies may claim that AgEagle infringe on their intellectual property, which could materially increase its costs and harm AgEagle’s ability to generate future revenue and profit.

AgEagle does not believe that its technologies infringe on the proprietary rights of any third party, but claims of infringement are becoming increasingly common and third parties may assert infringement claims against AgEagle. It may be difficult or impossible to identify, prior to receipt of notice from a third party, the trade secrets, patent position or other intellectual property rights of a third party, either in the United States or in foreign jurisdictions. Any such assertion may result in litigation or may require AgEagle to obtain a license for the intellectual property rights of third parties. If AgEagle is required to obtain licenses to use any third party technology, it would have to pay royalties, which may significantly reduce any profit on its products. In addition, any such litigation could be expensive and disruptive to its ability to generate revenue or enter into new market opportunities. If any of its products were found to infringe other parties’ proprietary rights and AgEagle is unable to come to terms regarding a license with such parties, AgEagle may be forced to modify its products to make them non-infringing or to cease production of such products altogether.

The nature of AgEagle’s business involves significant risks and uncertainties that may not be covered by insurance or indemnification.

AgEagle has developed and sold products and services in circumstances where insurance or indemnification may not be available; for example, in connection with the collection and analysis of various types of information. In addition, its products and services raise questions with respect to issues of civil liberties, intellectual property, trespass, conversion and similar concepts, which may create legal issues. Indemnification to cover potential claims or liabilities resulting from the failure of any technologies that AgEagle develops or deploys may be available in certain circumstances but not in others. Currently, the unmanned aerial systems industry lacks a formative insurance market. AgEagle may not be able to maintain insurance to protect against all operational risks and uncertainties that its customers confront. Substantial claims resulting from an accident, product failure, or personal injury or property liability arising from our products and services in excess of any indemnity or insurance coverage (or for which indemnity or insurance coverage is not available or is not obtained) could harm its financial condition, cash flows and operating results. Any accident, even if fully covered or insured, could negatively affect its reputation among our customers and the public, and make it more difficult for AgEagle to compete effectively.

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AgEagle may incur substantial product liability claims relating to our products.

As a manufacturer of UAV products, and with aircraft and aviation sector companies under increased scrutiny, claims could be brought against AgEagle if use or misuse of one of our UAV products causes, or merely appears to have caused, personal injury or death. In addition, defects in AgEagle’s products may lead to other potential life, health and property risks. Any claims against AgEagle, regardless of their merit, could severely harm AgEagle’s financial condition, strain AgEagle’s management and other resources. AgEagle is unable to predict if it will be able to obtain or maintain product liability insurance for any products that may be approved for marketing.

AgEagle relies heavily on the industry relationships and expertise of AgEagle’s President and CEO, Bret Chilcott, and if he were to leave AgEagle , our business may suffer.

Mr. Bret Chilcott is essential to AgEagle’s ability to continue to grow its business. Mr. Chilcott has established relationships within the industry in which AgEagle e operates. AgEagle does not maintain, or intend to maintain, key man life insurance for Mr. Chilcott. If he was to leave AgEagle, AgEagle’s growth strategy might be hindered, which could limit AgEagle’s ability to increase revenue.

If AgEagle is unable to recruit and retain key management, technical and sales personnel, AgEagle’s business would be negatively affected.

For AgEagle’s business to be successful, it needs to attract and retain highly qualified technical, management and sales personnel. The failure to recruit additional key personnel when needed, with specific qualifications, on acceptable terms and with an ability to maintain positive relationships with AgEagle’s partners, might impede its ability to continue to develop, commercialize and sell its products and services. To the extent the demand for skilled personnel exceeds supply, AgEagle could experience higher labor, recruiting and training costs in order to attract and retain such employees. The loss of any members of AgEagle’s management team may also delay or impair achievement of its business objectives and result in business disruptions due to the time needed for their replacements to be recruited and become familiar with AgEagle’s business. AgEagle faces competition for qualified personnel from other companies with significantly more resources available to them and thus may not be able to attract the level of personnel needed for its business to succeed.

If AgEagle’s proposed marketing efforts are unsuccessful, it may not earn enough revenue to become profitable.

AgEagle’s future growth depends on it gaining market acceptance and regular production orders for its products and services. While AgEagle believes it will have an advantage in the marketplace during the term of its strategic partnership with Raven, it will need to heavily invest in marketing resources for the successful implementation of its marketing plan. AgEagle’s marketing plan includes attendance at trade shows, making private demonstrations, advertising, promotional materials and advertising campaigns in print and/or broadcast media. In the event AgEagle is not successful in obtaining a significant volume of orders for its products and services, AgEagle will face significant obstacles in expanding its business. AgEagle cannot give any assurance that its marketing efforts will be successful. If they are not, revenue may not be sufficient to cover AgEagle’s fixed costs and it may not become profitable.

AgEagle’s operating margins may be negatively impacted by reduction in sales or products sold.

Expectations regarding future sales and expenses are largely fixed in the short term. AgEagle maintains raw materials and finished goods at a volume it feels is necessary for anticipated distribution and sales. Therefore, AgEagle may not be able to reduce costs in a timely manner to compensate for any unexpected shortfalls between forecasted and actual sales.

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AgEagle faces a significant risk of failure because it cannot accurately forecast its future revenues and operating results.

The rapidly changing nature of the markets in which AgEagle competes makes it difficult to accurately forecast its revenues and operating results. Furthermore, AgEagle expects its revenues and operating results to fluctuate in the future due to a number of factors, including the following:

•	the timing of sales of its products;

•	unexpected delays in introducing new products;

•	increased expenses, whether related to sales and marketing, or administration; and

•	costs related to possible acquisitions of businesses.

Rapid technological changes may adversely affect the market acceptance of its products and could adversely affect its business, financial condition and results of operations.

The market in which AgEagle competes is subject to technological changes, introduction of new products, change in customer demands and evolving industry standards. AgEagle’s future success will depend upon its ability to keep pace with technological developments and to timely address the increasingly sophisticated needs of its customers by supporting existing and new technologies and by developing and introducing enhancements to its current products and new products. AgEagle may not be successful in developing and marketing enhancements to its products that will respond to technological change, evolving industry standards or customer requirements. In addition, AgEagle may experience difficulties internally or in conjunction with key vendors and partners that could delay or prevent the successful development, introduction and sale of such enhancements and such enhancements may not adequately meet the requirements of the market and may not achieve any significant degree of market acceptance. If release dates of AgEagle’s new products or enhancements are delayed or, if when released, they fail to achieve market acceptance, AgEagle’s business, operating results and financial condition may be adversely affected.

AgEagle’s products are subject to regulations of the Federal Aviation Administration (the “FAA”).

In August 2016, regulations from the FAA relating to the commercial use of UAVs in the United States became law. As a result, users of systems like AgEagle are only required to take a knowledge exam at an approved FAA testing station similar to an automobile driver’s license exam. Prior to the new law, users had to hold a pilot’s license, have an observer present and file various documents before flights. AgEagle saw a decrease in revenues of approximately 52% during 2016, which AgEagle believes may have been partially due to the uncertainty of the FAA regulations prior to the enactment of the new law. In the event new FAA rules or regulations are promulgated or current rules are revised that may negatively affect commercial usage of our UAVs, such rules and laws could adversely disrupt our operations and overall sales.

AgEagle’s future results may be affected by various legal and regulatory proceedings and legal compliance risks, including those involving product liability, antitrust, intellectual property, environmental, regulations of the FAA, the U.S. Foreign Corrupt Practices Act and other anti-bribery, anti-corruption, or other matters.

The outcome of any future legal proceedings may differ from AgEagle’s expectations because the outcomes of litigation, including regulatory matters, are often difficult to reliably predict. Various factors or developments can lead AgEagle to change current estimates of liabilities and related insurance receivables where applicable, or make such estimates for matters previously not susceptible of reasonable estimates, such as a significant judicial ruling or judgment, a significant settlement, significant regulatory developments or changes in applicable law. A future adverse ruling, settlement or unfavorable development could result in future charges that could have a material adverse effect on AgEagle’s results of operations or cash flows in any particular period. AgEagle is not currently involved in or subject to any such legal or regulatory proceedings, but it cannot guarantee that such proceedings may not occur in the future.

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 If AgEagle does not receive the governmental approvals necessary for the sales or export of its products, or if AgEagle’s products are not compliant in other countries, its sales may be negatively impacted. Similarly, if AgEagle’s suppliers and partners do not receive government approvals necessary to export their products or designs to AgEagle, its revenues may be negatively impacted and it may fail to implement its growth strategy.

A license may be required in the future to initiate marketing activities. AgEagle may also be required to obtain a specific export license for any hardware exported. AgEagle may not be able to receive all the required permits and licenses for which it may apply in the future. If AgEagle does not receive the required permits for which it applies, its revenues may be negatively impacted. In addition, if government approvals required under these laws and regulations are not obtained, or if authorizations previously granted are not renewed, AgEagle’s ability to export its products could be negatively impacted, which may have a negative impact on its revenues and a potential material negative impact on its financial results.

AgEagle’s global distribution agreement with Raven leaves open the possibility that AgEagle may be left without an effective distribution platform in the event the Raven agreement is terminated or is not renewed upon completion of the initial term of the agreement.

In the event AgEagle’s agreement with Raven is terminated or modified, whether by triggering an early termination or reaching the completion of the initial term, AgEagle may be left without an effective platform through which it can immediately distribute its products. If there is an early termination, this could substantially impact the global rollout and market acceptance of AgEagle’s products. This may result in AgEagle’s business, operating results and financial condition being adversely affected.

Currently, Raven has a non-exclusive worldwide right to distribute AgEagle’s products in the agriculture market. AgEagle’s agreement with Raven covers its fixed wing product, with a right of first opportunity for AgEagle to provide multirotor and other format UAVs. If AgEagle cannot provide such extended product offerings, Raven may use other suppliers for such requirements, which would compete with AgEagle’s market share.

On February 22, 2016, AgEagle entered into a dealer termination agreement with a certain dealer in relation to its exclusive distributor agreement for Canada. The parties mutually agreed that AgEagle would pay the dealer installments through September 1, 2016, totaling $100,000, for the termination of the dealer’s exclusive distributor agreement. As of December 31, 2016, AgEagle recorded the termination costs of $100,000 in other expense and accrued a remaining payment due to the dealer of $20,000.

As of December 31, 2016, AgEagle determined that three UAVs had been returned and seventeen units had been converted to include components from the newer models. As a result, termination costs for the year ended December 31, 2016 of $74,715 was recorded in other expense.

AgEagle may pursue additional strategic transactions in the future, which could be difficult to implement, disrupt its business or change its business profile significantly.

AgEagle intends to consider additional potential strategic transactions, which could involve acquisitions of businesses or assets, joint ventures or investments in businesses, products or technologies that expand, complement or otherwise relate to its current or future business. AgEagle may also consider, from time to time, opportunities to engage in joint ventures or other business collaborations with third parties to address particular market segments. Should AgEagle’s relationships fail to materialize into significant agreements or should AgEagle fail to work efficiently with these companies, AgEagle may lose sales and marketing opportunities and its business, results of operations and financial condition could be adversely affected.

These activities, if successful, create risks such as, among others: (i) the need to integrate and manage the businesses and products acquired with AgEagle’s own business and products; (ii) additional demands on AgEagle’s resources, systems, procedures and controls; (iii) disruption of AgEagle’s ongoing business; and (iv) diversion of management’s attention from other business concerns. Moreover, these transactions could involve: (a) substantial investment of funds or financings by issuance of debt or equity securities; (b) substantial investment with respect to technology transfers and operational integration; and (c) the acquisition or disposition of product lines or businesses. Also, such activities could result in one-time charges and expenses and have the potential to either dilute the interests of AgEagle’s existing shareholders or result in the issuance of, or assumption of debt. Such acquisitions, investments, joint ventures or other business collaborations may involve significant commitments of financial and other resources. Any such activities may not be successful in generating revenue, income or other returns, and any resources we committed to such activities will not be available to us for other purposes. Moreover, if AgEagle is unable to access the capital markets on acceptable terms or at all, AgEagle may not be able to consummate acquisitions, or may have to do so on the basis of a less than optimal capital structure. AgEagle’s inability to take advantage of growth opportunities or address risks associated with acquisitions or investments in businesses may negatively affect AgEagle’s operating results.

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Additionally, any impairment of goodwill or other intangible assets acquired in an acquisition or in an investment, or charges to earnings associated with any acquisition or investment activity, may materially reduce AgEagle’s earnings. Future acquisitions or joint ventures may not result in their anticipated benefits and AgEagle may not be able to properly integrate acquired products, technologies or businesses with its existing products and operations or successfully combine personnel and cultures. Failure to do so could deprive AgEagle of the intended benefits of those acquisitions.

Breaches of network or information technology security could have an adverse effect on AgEagle’s business.

Cyber-attacks or other breaches of network or IT security may cause equipment failures or disrupt AgEagle’s systems and operations. AgEagle may be subject to attempts to breach the security of its networks and IT infrastructure through cyber-attack, malware, computer viruses and other means of unauthorized access. The potential liabilities associated with these events could exceed the insurance coverage AgEagle maintains. AgEagle’s inability to operate its facilities as a result of such events, even for a limited period of time, may result in significant expenses or loss of market share to other competitors in the defense electronics market. In addition, a failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to AgEagle’s reputation. To date, AgEagle has not been subject to cyber-attacks or other cyber incidents which, individually or in the aggregate, resulted in a material adverse effect on its business, operating results or financial condition.

The preparation of AgEagle’s financial statements involves use of estimates, judgments and assumptions, and its financial statements may be materially affected if its estimates prove to be inaccurate.

Financial statements prepared in accordance with generally accepted accounting principles in the United States require the use of estimates, judgments, and assumptions that affect the reported amounts. Different estimates, judgments, and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments, and assumptions are likely to occur from period to period in the future. These estimates, judgments, and assumptions are inherently uncertain, and, if they prove to be wrong, then AgEagle faces the risk that charges to income will be required.

AgEagle’s results could be adversely affected by natural disasters, public health crises, political crises, or other catastrophic events.

Natural disasters, such as hurricanes, tornadoes, floods, earthquakes, and other adverse weather and climate conditions; unforeseen public health crises, such as pandemics and epidemics; political crises, such as terrorist attacks, war, labor unrest, and other political instability; or other catastrophic events, such as disasters occurring at AgEagle’s manufacturing facilities, could disrupt its operations or the operations of one or more of its vendors. In particular, these types of events could impact AgEagle’s product supply chain from or to the impacted region and could impact its ability to operate. In addition, these types of events could negatively impact consumer spending in the impacted regions. Disasters occurring at AgEagle’s manufacturing facilities could impact its reputation and its customers’ perception of AgEagle’s brands. To the extent any of these events occur, AgEagle’s operations and financial results could be adversely affected.

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Worldwide and domestic economic trends and financial market conditions, including an economic decline in the agricultural industry, may adversely affect AgEagle’s operating performance.

AgEagle intends to distribute in a number of countries and derive revenues from both inside and outside the United States. AgEagle expects its business will be subject to global competition and may be adversely affected by factors in the United States and other countries that are beyond its control, such as disruptions in financial markets, economic downturns in the form of either contained or widespread recessionary conditions, elevated unemployment levels, sluggish or uneven recovery, in specific countries or regions, or in the agricultural industry; social, political or labor conditions in specific countries or regions; natural and other disasters affecting AgEagle’s operations or its customers and suppliers; or adverse changes in the availability and cost of capital, interest rates, tax rates, or regulations in the jurisdictions in which it operates. Unfavorable global or regional economic conditions, including an economic decline in the agricultural industry, could adversely impact AgEagle’s business, liquidity, financial condition and results of operations.

For certain of the components included in AgEagle’s products there are a limited number of suppliers AgEagle can rely upon and if it is unable to obtain these components when needed AgEagle could experience delays in the manufacturing of its products and its financial results could be adversely affected.

AgEagle acquires most of the components for the manufacture of its products from suppliers and subcontractors. AgEagle has not entered into any agreements or arrangements with any potential suppliers or subcontractors. Suppliers of some of the components may require AgEagle to place orders with significant lead-times to assure supply in accordance with its manufacturing requirements. AgEagle’s present lack of working capital may cause it to delay the placement of such orders and may result in delays in supply. Delays in supply may significantly hurt AgEagle’s ability to fulfill its contractual obligations and may significantly hurt its business and result of operations. In addition, AgEagle may not be able to continue to obtain such components from these suppliers on satisfactory commercial terms. Disruptions of its manufacturing operations would ensue if AgEagle were required to obtain components from alternative sources, which would have an adverse effect on AgEagle’s business, results of operations and financial condition.

Risks Associated with Our Securities

We are currently not in compliance with NYSE American continued listing standards and if we are unable to maintain compliance with NYSE American continued listing standards, our common stock may be delisted from the NYSE American equities market, which would likely cause the liquidity and market price of our common stock to decline.

Our common stock is currently listed on the NYSE American. The NYSE American will consider suspending dealings in, or delisting, securities of an issuer that does not meet its continued listing standards. If we cannot meet the NYSE American continued listing requirements, the NYSE American may delist our common stock, which could have an adverse impact on us and the liquidity and market price of our stock.

We may be unable to comply with NYSE American continued listing standards. Our business has been and may continue to be affected by worldwide macroeconomic factors, which include uncertainties in the credit and capital markets. External factors that affect our stock price, such as liquidity requirements of our investors, as well as our performance, could impact our market capitalization, revenue and operating results, which, in turn, could affect our ability to comply with the NYSE American’s listing standards. The NYSE American has the ability to suspend trading in our common stock or remove our common stock from listing on the NYSE American if in the opinion of the exchange: (a) the financial condition and/or operating results of the Company appear to be unsatisfactory; or (b) it appears that the extent of public distribution or the aggregate market value of our common stock has become so reduced as to make further dealings on the exchange inadvisable; or (c) we have sold or otherwise disposed of our principal operating assets, or have ceased to be an operating company; or (d) we have failed to comply with our listing agreements with the exchange (which include that we receive additional listing approval from the exchange prior to us issuing any shares of common stock, something we have inadvertently failed to comply with in the past); or (e) any other event shall occur or any condition shall exist which makes further dealings on the exchange unwarranted.

On October 19, 2017, the Company received notice from NYSE Regulation, Inc. that it is not in compliance with certain NYSE American (“NYSE American”) continued listing standards relating to stockholders’ equity. Specifically, the Company is not in compliance with Section 1003(a)(i) (requiring stockholders’ equity of $2.0 million or more if an issuer has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years) of the NYSE American Company Guide (the “Company Guide”). As a result, the Company has become subject to the procedures and requirements of Section 1009 of the Company Guide and was required to submit a plan by November 20, 2017, advising the NYSE American of the actions the Company has taken or will take to regain compliance with the NYSE American continued listing standards. The plan period may not exceed April 19, 2019.

The Company submitted a plan on November 20, 2017. The plan is based in significant part upon the Merger and the associated financing. The Company was advised on December 22, 2017 that the compliance plan had been accepted by NYSE Regulation, and the Company had been granted until April 19, 2019 to be in full compliance with NYSE American rules. While the Company is not currently in compliance with NYSE American continued listing standards, its listing is being continued pursuant to this extension. The Company expects that its common stock will continue to be listed on the NYSE American while the Company seeks to regain compliance with the listing standards noted.

After the Merger, the Chief Executive Officer and President of AgEagle will beneficially own a majority of our outstanding capital stock and will have the ability to control our affairs.

After the Merger, the combined company’s Chief Executive Officer and President, Bret Chilcott will own approximately 59.3% of the issued and outstanding common stock (exclusive of unexercised AgEagle stock options), which is estimated to equal approximately 39.3% of the total capitalization of the combined company on a fully-diluted basis (assuming conversion or exercise of all convertible securities, outstanding stock options and warrants, and issuance of additional shares in connection with a $4 million minimum private placement at closing). By virtue of his holdings, he may influence the election of the members of our board of directors, our management and our affairs, and may make it difficult for us to consummate corporate transactions such as mergers, consolidations or the sale of all or substantially all of our assets that may be favorable from our standpoint or that of our other shareholders.

We do not know whether an active, liquid and orderly trading market will develop for our common stock.

An active trading market for our securities may not develop or be sustained after the completion of the Merger. The lack of an active or liquid market may impair your ability to sell our securities at the time you wish to sell them or at a price that you consider reasonable.

The market price of our securities may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Following the Merger, the combined company’s shares may experience substantial volatility as a result of a number of factors, including, among others:

•	sales or potential sales of substantial amounts of our common stock;

•	announcements about us or about our competitors or new product introductions;

•	developments concerning our product manufacturers;

•	the loss or unanticipated underperformance of our global distribution channel;

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•	litigation and other developments relating to our patents or other proprietary rights or those of our competitors;

•	conditions in the UAV industry;

•	governmental regulation and legislation;

•	variations in our anticipated or actual operating results;

•	changes in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;

•	foreign currency values and fluctuations; and

•	overall political and economic conditions.

Many of these factors are beyond our control. The stock markets have historically experienced substantial price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors could reduce the market price of our securities, regardless of our actual operating performance.

The combined company does not intend to pay cash dividends. As a result, capital appreciation, if any, will be your sole source of gain.

After the Merger, the combined company intends to retain future earnings, if any, to fund the development and growth of its business. In addition, the terms of existing and future debt agreements may preclude the combined company from paying dividends. As a result, capital appreciation, if any, of the combined company common stock will be your sole source of gain for the foreseeable future.

Provisions in the articles of incorporation and by-laws of EnerJex, and Nevada law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Provisions of the articles of incorporation and by-laws of EnerJex, and Nevada law may have the effect of deterring unsolicited takeovers or delaying or preventing a change in control of our company or changes in our management, including transactions in which our shareholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of shareholders to approve transactions that they may deem to be in their best interests. These provisions include:

•	the inability of shareholders to call special meetings; and

•	the ability of our board of directors to designate the terms of and issue new series of preferred stock without shareholder approval, which could include the right to approve an acquisition or other change in our control or could be used to institute a rights plan, also known as a poison pill, that would work to dilute the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors.

The existence of the forgoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

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FINRA sales practice requirements may limit a shareholder’s ability to buy and sell our securities.

The Financial Industry Regulatory Authority, Inc. (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for certain customers. FINRA requirements will likely make it more difficult for broker-dealers to recommend that their customers buy our securities, which may have the effect of reducing the level of trading activity, resulting in fewer broker-dealers who are willing to make a market in our securities, potentially reducing a shareholder’s ability to resell our securities.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, the price of our securities and trading volume could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price of our securities or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, the price of our securities could decline.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the other documents referred to or incorporated by reference into this proxy statement/prospectus contain or may contain “forward-looking statements” of EnerJex within the meaning of Section 21E of the Exchange Act, which is applicable to EnerJex, but not AgEagle, because EnerJex, unlike AgEagle, is a public company subject to the reporting requirements of the Exchange Act. For this purpose, certain statements contained herein, other than statements of historical fact, may be forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Statements that include words such as “may”, “will”, “project”, “might”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, “continue” or “pursue” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents referred to or incorporated by reference and relate to a variety of matters, including but not limited to (i) the timing and anticipated completion of the Merger, (ii) the benefits expected to result from the Merger, (iii) the anticipated business of the combined company following the completion of the Merger, and (iv) other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations, and assumptions of management are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus and those that are referred to or incorporated by reference into this proxy statement/prospectus. In addition to the risk factors identified elsewhere, important factors that could cause actual results to differ materially from those described in forward-looking statements contained herein include, but are not limited to:

•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger;

•	unexpected costs, charges or expenses resulting from the Merger;

•	risks relating to the completion of the Merger, including the risk that the required shareholder approvals might not be obtained in a timely manner or at all or that other conditions to the completion of the Merger will not be satisfied;

•	any difficulties associated with requests or directions from governmental authorities resulting from their reviews of the Merger; and

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•	any changes in general economic and/or industry-specific conditions.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of documents referred to in this proxy statement/prospectus, as of the date of those documents. EnerJex disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

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THE MERGER

Background of the Merger

This section and the section entitled “The Merger Agreement” beginning on page 56 describe the material aspects of the Merger, including the Merger Agreement. While EnerJex believes that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus for a more complete understanding of the Merger and the Merger Agreement, including the Merger Agreement itself, which is attached as Annex A and the opinion of the Financial Advisor to the EnerJex Board of Directors, which is attached as Annex B.

Background of the Merger

The Board of Directors of the Company believes that the continued low oil and natural gas prices during 2015 and 2016 had a significant adverse impact on our business, and, as a result of our financial condition, substantial doubt existed that we would be able to continue as a going concern.

We ceased making dividend payments on our Series A preferred stock in November 2015. On April 1, 2016, we ceased making mandatory monthly borrowing base reduction payments on our credit facility. Texas Capital Bank, which we refer to, along with its affiliates and co-lender Iberia Bank, as our “bank.” The bank agreed to forbear on any exercise of its remedies due to our defaults under the credit facilities on three occasions, on April 2016, May 2016, and August 2016. The last forbearance period expired on October 1, 2016.

We ceased making any payments under our bank loan on October 1, 2016.

On October 26, 2016, the NYSE MKT delisted our Series A preferred stock from the NYSE MKT due to the failure to maintain a market capitalization above $1,000,000.

On January 11, 2017, we announced that we received a letter of noncompliance from the NYSE MKT with regard to our common stock because we failed to hold an annual meeting for the fiscal year ended December 31, 2015.

On January 17, 2017, we announced that the NYSE MKT had accepted our plan to restore compliance with certain NYSE MKT regulations on or before March 31, 2017.

On February 10, 2017, we, the bank, and our successor lender, entered into a loan sale agreement where the bank sold to Successor Lender all of its right, title and interest in, to and under our credit facility with the bank. The Successor Lender purchased all of the bank’s interest in the loan for (i) $5,000,000 cash, (ii) a synthetic equity interest equal to 10% of the proceeds, after our successor lender’s realization of 150% return on the cash purchase price within five (5) years of the closing date, with payment being distributed 65.78947368% to Texas Capital Bank and 34.21052632% to Iberia Bank, and (iii) at any time prior to February 10, 2022, successor lender may acquire the interest in clause (ii) above. In connection with the loan sale agreement, the Company agreed to release the bank and its successors (including the successor lender), from any and all claims under the Credit Agreement and Loan Documents.

Also on February 10, 2017, we entered into the Letter Agreement with the successor lender with regard to the proposed amendment to the Loan Agreement. We amended that Letter Agreement on March 30, 2017.

While the Company continually sought strategic alternatives to its debt structure and sought alternatives to restructure its current obligations under its existing outstanding debt and preferred stock instruments, the proposed transaction with the Successor Lender provided it with the best opportunity of continuing operations as a going concern.

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At the same time, the Company’s Board and its interim CEO continued discussions with other parties on equity options for the Company, including mergers and acquisitions. These included both oil and gas opportunities as well non-oil and gas opportunities, including AgEagle.

On April 7, 2017, the Company’s board formally announced that it was pursuing possible strategic transactions involving opportunities both in and outside the oil and gas industry that may offer the opportunity for future growth and net cash flow.    Those opportunities included a business combination with another business enterprise, the acquisition of one or more groups of assets, an equity or debt financing transaction to provide capital with which to fund operations and expansion, and other similar transactions.  These included the acquisition by purchase or contribution of certain operating oil and gas assets as well as discussions about a possible acquisition by merger of a privately held company that operates an agricultural drone business and in which Alpha Capital Anstalt, a holder of the Company’s Series B Preferred and Series C Preferred Stock introduced and has an interest.   At the time, those discussions about a business combination with that privately held agricultural drone enterprise were suspended, although the Company left the door open for discussions in the future.  In addition, the company expected to continue to pursue other acquisition and business combination opportunities.

On April 10, 2017, the Company obtained an unsecured loan in the principal amount of $150,000 from an affiliate of the holder of our issued and outstanding shares of Series B Preferred Stock (the “lender”), which matured on April 24, 2017, with the option of repayment or the conversion of the principal into shares of a class of our preferred equity securities on mutually agreeable terms. At that time, the Company was also continuing to explore the availability of debt or equity capital from other sources as well as other transactions to improve the Company’s overall financial stability.

On April 27, 2017, the Company entered into an Additional Issuance Agreement with Alpha Capital Anstalt (“Alpha”) for the purchase of 300 shares of Series C preferred stock in consideration of $300,000, with an option to purchase an additional 200 shares of Series C preferred stock for an aggregate purchase price of $200,000.

Effective May 1, 2017, the Company entered into an agreement with Camber Energy, Inc., pursuant to which the Company assumed the responsibility of performing certain general and administrative services for Camber. This agreement further allowed the Company to meet its immediate cash needs.

On May 10, 2017, the Company and its subsidiaries, EnerJex Kansas, Inc., Black Raven Energy, Inc., Working Interest, LLC, Adena, LLC, Kansas Holdings, LLC, and Black Sable Energy, LLC (the “Subsidiaries”), closed the restructuring if their secured indebtedness as contemplated in the Letter Agreement, dated February 10, 2017, as amended by the First Amendment to Letter Agreement dated March 30, 2017, by and among the Company and the Subsidiaries (except Kansas Holdings, LLC), PWCM Investment Company IC LLC (“PWCM”), RES Investment Group, LLC (“RES”), Round Rock Development Partners, LP (“Round Rock”), and Cibolo Holdings, LLC (“Cibolo Holdings,” and together with PWCM, RES and Round Rock, “Successor Lenders”).

The Company and the Subsidiaries owed Successor Lenders approximately $17,925,000 of secured indebtedness under an existing credit agreement. In consideration of the satisfaction of $13,425,000 of that amount, the Company and certain of the Subsidiaries transferred to PCR Holdings LLC, an affiliate of Successor Lenders, all of the Company’s oil and gas properties and assets located in Colorado, Texas, and Nebraska, as well as the Company’s shares of Oakridge Energy, Inc.

To evidence the Company’s remaining $4,500,000 of indebtedness to the Secured Lenders, the Subsidiaries entered into a Second Amended and Restated Credit Agreement with Cortland Capital Market Services LLC, as Administrative Agent, and the other financial institutions and banks parties thereto (the “Credit Agreement”), and a related Amended and Restated Note (the “Note”), pursuant to which the Company’s and the Subsidiaries’ obligations under the existing credit agreement were reduced to a principal amount of $4,500,000, with interest accruing thereon at 16% per annum. That Note matured on November 1, 2017 (subject to two 90-day extensions upon payment of a $100,000 fee for each extension). The debt is prepayable in full prior to maturity with a discounted payment of $3,300,000. The Company is currently negotiating an extension of the Notes.

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The Subsidiaries’ obligations under the Credit Agreement and Note are non-recourse and are secured by a first-priority lien in the Company’s and the Subsidiaries’ oil properties and assets located in Kansas. The Company was removed as a borrower under the Credit Agreement, but entered into a Guaranty of Recourse Carveouts, pursuant to which the Company guarantees the Subsidiaries’ payment of certain fees and expenses due under the Credit Agreement, and may be liable for certain conduct, such as fraud, bad faith, gross negligence, and waste of the Kansas oil properties or assets.

Following that closing, the Company’s Board and its CEO continued to investigate multiple opportunities to both unlock value and accelerate growth in an accretive manner on behalf of shareholders, including but not limited to mergers, acquisitions, joint ventures, and non-dilutive financings. These included potential business combinations with other oil and gas companies including some with potential midstream and downstream assets.  In addition, the Company continued to pursue other acquisition and business combination opportunities including acquisitions with some privately owned companies.

In June the Company’s Board and management had several discussions regarding potential combination opportunities with companies with assets in Kansas and other states as well as companies that were looking to acquire assets as part of a combination. These also included non-oil and gas opportunities. While the Company continued negotiations and executed a non-binding letter with AgEagle, it continued to evaluate strategic alternatives.

Because of its capital needs, the Company continued to evaluate debt and equity sources of capital. On July 14, 2017, in its ongoing capital efforts, the Company entered into a Secured Promissory Note for $100,000 with Alpha, including a maturity date of November 15, 2017 and interest on the outstanding principal accrues at a rate of 8% per annum. The Company is negotiating an extension or conversion into equity of this note.

The Company’s continued discussions throughout August and September became more focused on potential mergers with entities wherein the other party would be the surviving entity as a result of the merger. This was because of the Company’s weakening financial position as well as its complicated equity structure. Additionally, the deadlines with its lender were looming. After learning more about AgEagle from Alpha Capital Anstalt and follow-on conversations with AgEagle management, the Board and management believed that AgEagle presented the best alternative for the Company and its shareholders. They believed that a transaction with AgEagle could be accomplished quickly since it was controlled by a majority shareholder, it appeared to have strong technology and partners in the growing commercial drone industry, and it had funding sources. The other potential opportunities were still being developed and faced potential hurdles including funding and timing.

On August 24, 2017, the first draft of the Merger Agreement was prepared by counsel for AgEagle. On August 30, 2017, the draft was reviewed with EnerJex’s management and on August 31, 2017 and September 6, 2017, by the directors of EnerJex.

Throughout September 2017, the Board had extensive discussions and negotiations with AgEagle regarding the terms and conditions related to the proposed merger. Such discussions included relative valuation of the two companies and merger consideration. The parties considered the market capitalization of EnerJex’s common stock and Preferred A Stock, as well as amounts and terms previously invested into both EnerJex and AgEagle including prior funding valuations, the general market value of publicly traded companies on the NYSE, the technology and opportunities presented by AgEagle, and generally, how much funding would need to be raised to advance AgEagle’s business after the merger closing and provide funds to continue to operate as a public company. Based upon those discussions and, in part, the opinion from Northland Securities as to the fairness of the merger consideration, the Board unanimously agreed to enter into the Merger Agreement. A revised Merger Agreement was delivered to AgEagle and its counsel on September 21, 2017.

The Board of EnerJex had informal calls on September 27, 2017 and September 29, 2017 to further discuss the terms of the Merger Agreement with counsel. Counsel relayed the concerns of EnerJex management and directors to AgEagle’s counsel. EnerJex then had additional board meetings on October 3, 2017 and October 4, 2017 to discuss open items prior to a presentation by Northland Securities.

On October 4, 2017, Northland provided its verbal opinion to the EnerJex Board of Directors which was confirmed in writing on October 16, 2017 that the common stock consideration to be paid by EnerJex to the shareholders of AgEagle in the Merger was fair, from a financial point of view to the EnerJex shareholders.

On October 19, 2017, EnerJex Resources, Inc., a Nevada corporation (the “Company” or “EnerJex”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AgEagle Aerial Systems, Inc., a Nevada corporation (“AgEagle”), which designs, develops, produces, and distributes technologically advanced small unmanned aerial vehicles (UAV or drones) that are supplied to the agriculture industry, and AgEagle Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“Merger Sub”).  Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into AgEagle, Merger Sub will cease to exist and AgEagle will survive as a wholly-owned subsidiary of the Company (the “Merger”). The respective boards of directors of EnerJex and AgEagle have approved the Merger Agreement and the transactions contemplated thereby.

At the effective time of the Merger (the “Effective Time”), the shares of AgEagle capital stock will be automatically converted into that number of shares of Company common stock as determined pursuant to the exchange ratio described in the Merger Agreement (the “Exchange Ratio”). In addition, at the Effective Time: (i) all outstanding options and warrants to purchase shares of AgEagle common stock will be assumed by the Company and converted into options and warrants to purchase shares of Company common stock. No fractional shares of Company common stock will be issued in the Merger but will be rounded to the nearest whole share. Following the consummation of the Merger, former shareholders of AgEagle with respect to the Merger are expected to own 85% of the combined company (inclusive of the AgEagle assumed stock options and warrants), and current common and Series A Preferred shareholders of the Company are expected to own 15% of the combined company, excluding shares of common stock that may be issued in connection with the conversion of the Company’s Series B Preferred Stock and Series C Preferred Stock, and also not including any additional shares which may be issued in connection with the Company’s closing obligation to provide up to $4 million in new working capital and the elimination of all liabilities currently on the Company’s balance sheet.

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As part of the Merger, the Company may dispose of its principal assets, consisting primarily of its Kansas oil and gas properties, concurrently with the closing of the Merger. In the event the Merger is not consummated, the Company intends on remaining in the oil and gas exploration business.

Reasons for the Merger

The EnerJex Board of Directors considered the following factors in reaching its conclusion to approve the Merger and to recommend that the EnerJex shareholders approve the issuance of shares of EnerJex common stock in the Merger, all of which the Board viewed as supporting its decision to approve the business combination with AgEagle:

•	The Board of Directors and management team of EnerJex had undertaken a comprehensive and thorough process of reviewing and analyzing potential merger candidates to identify the opportunity that would, in the Board’s opinion, create the most value for EnerJex shareholders, and with the greatest certainty for success.

•	The commitment to provide financing to AgEagle was considered by the EnerJex Board of Directors to likely be sufficient for the immediate term for advancing AgEagle’s products under development, given its business plans. The Board also considered the possibility that the combined company would be able to take advantage of the potential benefits resulting from the combination of the EnerJex public company structure with AgEagle’s business to raise additional funds in the future, if necessary.

•	The Board concluded that the AgEagle transaction provided a path for satisfying the Company’s outstanding trade payables, while concurrently providing its shareholders with a continuing interest.

•	The EnerJex Board of Directors concluded that the Merger would provide the existing EnerJex shareholders an opportunity to participate in the potential growth of the combined company following the Merger.

•	The EnerJex Board of Directors considered the opinion of the financial advisor to the Board as to the fairness to EnerJex, from a financial point of view and as of the date of the opinion, of the aggregate number of shares of EnerJex common stock to be issued to the AgEagle shareholders in the Merger, as more fully described below under the caption “The Merger—Opinion of the Financial Advisor to the EnerJex Board of Directors” beginning on page 47.

•	The proposed modification of the Company’s Series A Preferred Stock, including the issuance of additional shares of the Series A Preferred Stock, to satisfy its dividend obligations and the subsequent conversion into common stock at the Effective Time.

The EnerJex Board also reviewed the recent financial condition, results of operations and financial condition of EnerJex, including:

•	the lack of success in developing EnerJex’s business operations, and the unlikeliness that such circumstances would change for the benefit of its shareholders in the foreseeable future;

•	the loss of virtually all operational capabilities of EnerJex, and the risks associated with continuing to operate EnerJex on a stand-alone basis;

•	current financial market conditions and historical market prices, volatility and trading information with respect to EnerJex common stock; and

•	the projected liquidation value of EnerJex and the risks, costs and timing associated with liquidating compared to the value EnerJex shareholders will receive in the Merger, including the fact that the Company had trade payables and other liabilities far in excess of any likely realizable value for the remaining assets in the Company.

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The EnerJex Board of Directors also reviewed the terms of the Merger and associated transactions, including:

•	that the number of shares of EnerJex common stock to be issued in the Merger is fixed based on the relative valuations of the companies, and thus the relative percentage ownership of EnerJex shareholders and AgEagle shareholders immediately following the completion of the Merger is similarly fixed;

•	the limited number and nature of the conditions to AgEagle’s obligation to consummate the Merger and the limited risk of non-satisfaction of such conditions as well as the likelihood that the Merger will be consummated on a timely basis;

•	the respective rights of, and limitations on, EnerJex under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should EnerJex receive a superior proposal;

•	the voting agreement, pursuant to which Bret Chilcott, the principal shareholder of AgEagle who owns approximately 83% of the voting power of AgEagle on an as-converted basis, entered into a voting agreement with EnerJex under which such shareholder agreed to vote in favor of the Merger and against any alternative acquisition proposal, agreement or transaction; and

•	the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In the course of its deliberations, the EnerJex Board of Directors also considered a variety of risks and other countervailing factors related to entering into the Merger, including:

•	the substantial expenses to be incurred in connection with the Merger, including the costs associated with any related litigation;

•	the risk that the combined company would fail to satisfy the listing standards of the NYSE American, or one of the other conditions to closing;

•	the possible volatility, at least in the short term, of the trading price of EnerJex common stock resulting from the Merger announcement;

•	the risk that the Merger might not be consummated in a timely manner or at all, the potential adverse effect of the public announcement of the Merger and the potential adverse effect of the delay or failure to complete the Merger on the reputation of EnerJex;

•	the strategic direction of the combined company following the completion of the Merger, which will be determined by the members of the AgEagle Board of Directors; and

•	various other risks associated with the combined organization and the Merger, including those described in the section entitled “Risk Factors” in this proxy statement/prospectus.

The foregoing information and factors considered by the EnerJex Board of Directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Board may have given different weight to different factors. The EnerJex Board of Directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, the EnerJex management team and the legal and financial advisors of EnerJex, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of the Financial Advisor to the EnerJex Board of Directors

On October 4, 2017, Northland Capital Markets rendered its oral opinion to the EnerJex Board of Directors, which opinion was subsequently confirmed in writing on October 16, 2017, that, as of the date of the written opinion and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the common stock consideration to be paid by EnerJex to the shareholders of AgEagle in the Merger was fair, from a financial point of view, to the EnerJex shareholders.

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The full text of the Northland Opinion, which sets forth assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Northland in connection with such opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. EnerJex urges you to carefully read the Northland Opinion, together with the following description thereof, in its entirety. The following is a summary of the material terms of the Northland Opinion and is qualified in its entirety by reference to the full text of such opinion.

Northland provided the Northland Opinion for the information and assistance of the EnerJex Board of Directors in connection with its consideration of the Merger. The Northland Opinion addressed only the fairness, from a financial point of view, to the EnerJex shareholders of the common stock consideration to be paid in the Merger. The Northland Opinion was intended for the use and benefit of the EnerJex Board of Directors. The Northland Opinion is not a recommendation to any EnerJex shareholder or AgEagle shareholder or any other person as to how such person should vote with respect to the Merger or take any other action in connection with the Merger or otherwise.

In connection with rendering the opinion described above and performing its related financial analyses, Northland:

•	Reviewed a draft of the Merger Agreement dated October 16, 2017;

•	Reviewed certain financial information about EnerJex that was publicly available;

•	Reviewed certain financial information provided by EnerJex’s and AgEagle’s respective management, including certain financial analyses, budgets, reports and other information as well as AgEagle’s audited financial statements for the year ended December 31, 2016 and AgEagle’s unaudited financial statements for the fiscal quarters ended March 31, 2017 and June 30, 2017;

•	Reviewed certain internal financial projections for EnerJex and AgEagle on a stand-alone basis prepared for financial planning purposes and furnished to Northland by management of EnerJex and AgEagle, respectively;

•	Reviewed and analyzed certain forecasted pro forma financial information relating to the operating performance of EnerJex following completion of the Merger that were furnished to Northland by management of EnerJex;

•	Conducted discussions with various members of senior management of EnerJex and AgEagle concerning historical and current operations, financial conditions and prospects (on both a stand-alone and combined basis), including recent financial performance;

•	Reviewed the reported prices and trading activity of the common stock of EnerJex and similar information for certain other companies deemed by Northland to be comparable to EnerJex;

•	Reviewed the value of AgEagle implied by the consideration;

•	Compared the net asset values of EnerJex and AgEagle, respectively;

•	Reviewed a discounted cash flow analysis of EnerJex and AgEagle, each on a stand-alone basis;

•	Reviewed the valuations of certain publicly traded companies that Northland viewed as comparable in certain respects to the business of AgEagle; and

•	Reviewed the financial terms of selected comparable transactions that Northland viewed as relevant.

In addition, Northland conducted such other quantitative reviews, analysis and inquiries relating to EnerJex and AgEagle and considered such other financial, economic and market criteria as it deemed appropriate in rendering its opinion.

In arriving at its opinion, Northland assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting, and other information provided to, discussed with, or reviewed by Northland and upon the respective assurances of the management of EnerJex and AgEagle that each of them was not aware of any material relevant developments or matters related to EnerJex or AgEagle, as applicable, or that may affect the Merger, that has been omitted or that remains undisclosed to Northland. The Northland Opinion does not address any legal, regulatory, tax, or accounting matters, as to which Northland understood that EnerJex had obtained such advice as it deemed necessary from other qualified professionals. Northland did not conduct any independent verification of any financial projections of EnerJex, AgEagle, or the combined company following the Merger and expressed no opinion as to any such financial projections or the assumptions on which they were based.

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In arriving at its opinion, Northland made no analysis of, and expressed no opinion as to, the adequacy of the reserves of EnerJex or AgEagle and relied upon information supplied to Northland by EnerJex and AgEagle as to such adequacy. Northland did not make any independent evaluations or appraisals of the assets or liabilities (including any contingent derivatives or off-balance sheet assets or liabilities) of EnerJex or any of its subsidiaries or AgEagle, and Northland was not furnished with any such evaluations or appraisals.

Northland assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement and any other agreement contemplated thereby are and will be true and correct as of the date or the dates made or deemed made, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and any other agreement contemplated thereby, and that all conditions to the completion of the Merger will be satisfied and the Merger, and the other transactions contemplated by the Merger Agreement, will be completed in accordance with the terms of the Merger Agreement without waiver, modification, or amendment of any material term, condition, or agreement set forth therein. Northland also assumed that the final form of the Merger Agreement would be substantially similar to the last draft of the Merger Agreement reviewed by Northland prior to the delivery of the Northland Opinion. Northland further assumed that any governmental, regulatory, and other consents and approvals contemplated by the Merger Agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on EnerJex, AgEagle, or any of the potential benefits of the Merger.

In arriving at its opinion, Northland did not consider any effects of any share of AgEagle capital stock held by AgEagle or owned by EnerJex or any of its subsidiaries, which shall be canceled in the Merger. In addition, Northland did not give any consideration to any terms or conditions of any other agreement to be entered into in connection with the Merger Agreement, including the terms or conditions of the voting agreement described elsewhere in this proxy statement/prospectus.

The Northland Opinion was based on economic, market, financial, and other conditions existing, and on the information made available to Northland, as of the date of the opinion, and Northland assumed no obligation to update, revise or reaffirm such opinion, unless otherwise mutually agreed to by the EnerJex Board of Directors and Northland. Northland noted that subsequent developments may affect the conclusion reached in the Northland Opinion.

The Northland Opinion addressed solely the fairness, from a financial point of view, to the EnerJex shareholders of the common stock consideration to be issued to the AgEagle shareholders. The Northland Opinion does not in any way address other terms or conditions of the Merger or the Merger Agreement, including the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Merger Agreement, nor does the Northland Opinion address, and Northland expressed no opinion with respect to, the solvency of EnerJex or AgEagle or the impact thereon of the Merger. The Northland Opinion does not address the EnerJex Board of Directors’ underlying business decision to proceed with the Merger, the relative merits of the Merger compared to other alternatives available to EnerJex, or whether such alternatives exist. Northland did not express any opinion as to what the value of the shares of EnerJex common stock will be when issued to holders of AgEagle capital stock pursuant to the Merger or the prices or ranges of prices at which shares of EnerJex common stock will trade at any time, including following the announcement or completion of the Merger. The Northland Opinion does not in any manner address (and Northland was not required to opine as to) the fairness of the amount or nature of, or any other aspects related to, compensation to be received by any officers, directors, or employees of any party to the Merger, or any class of such persons, relative to the common stock consideration to be issued to the AgEagle shareholders or otherwise.

The following is a summary of the material financial analyses delivered by Northland to the EnerJex Board of Directors in connection with rendering the Northland Opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Northland. The order of the analyses described below does not represent the relative importance or weight given to those analyses by Northland. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of the corresponding summaries and are alone not a complete description of the financial analyses performed by Northland. Considering the data in the tables below without considering the corresponding full narrative descriptions of the financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of the financial analyses performed by Northland. Other than the guidance provided by the EnerJex Board of Directors and senior management to Northland set forth in this proxy statement/prospectus, no instructions were given to or limitations imposed upon Northland by the EnerJex Board of Directors or senior management with respect to the investigations made or procedures followed by it in rendering its opinion.

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In furnishing its opinion, Northland did not attempt to combine the analyses described herein into one composite valuation range, nor did Northland assign any quantitative weight to any of the analyses or the other factors considered. Furthermore, in arriving at its opinion, Northland did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor in light of one another. Accordingly, Northland has stated that it believes that its analyses must be considered as a whole and that considering any portion of its analyses, without considering all of the analyses, could create a misleading or incomplete view of the process underlying its opinion or the conclusions to be drawn therefrom.

The results of the application by Northland of each of the valuation methodologies utilized in connection with its fairness opinion is summarized below.

Market Trading Analysis

Northland analyzed the trading of EnerJex’s common shares over the trailing twelve months from both a price and volume standpoint. Northland compared the 52 week high, 52 week low, and the 30-day, 60-day, 90-day and 1 year average prices to the closing price on October 3, 2017, resulting in the following:

The closing price of EnerJex’s common stock on October 3, 2017 equated to a:

•	61.3% discount to the 52 week high of $0.77 per share

•	21.7% premium to the 52 week low of $0.25 per share

•	0.2% discount to the 30-day average price of $0.30 per share

•	2.5% discount to the 60-day average price of $0.31 per share

•	0.0% premium to the 90-day average price of $0.30 per share

•	13.2% discount to the 1 year average price of $0.34 per share

AgEagle Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of AgEagle common shares by reference to these companies, which could then be used to calculate implied exchange ratio ranges, Northland reviewed and compared specific financial data relating to AgEagle with selected companies that Northland deemed comparable to AgEagle. These companies each operate in segments of the unmanned aerial vehicle (“UAV”) industry, have annual revenues up to $50 million, and a market capitalization of between $1 million and $50 million.

The selected comparable companies with respect to AgEagle were:

•	Delta Drone SA

•	CybAero AB

•	Drone Aviation Holdings Corp.

•	DroneShield Limited

•	Drone USA, Inc.

•	Aquabotix Technology Corporation

•	Valmie Resources, Inc.

Northland selected the comparable companies listed above because it considered their businesses and operating profiles to be reasonably similar to that of AgEagle, as applicable. Northland noted that the comparable companies traded at an enterprise value multiple range of 0.6x to 189.1x annualized revenue from the most recent quarter, with an average of 43.0x, as well as an enterprise value multiple range of 0.8x to 94.4x revenue from the last twelve months, with an average of 21.6x.

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Comparable Transaction Analysis

Northland was informed by EnerJex management that at the time of closing of the Merger, and for purposes of completing its valuation, it should assume that all consolidated assets of EnerJex will have been disposed of and the corresponding debt and liabilities shall have either been extinguished or assigned to a third party. Therefore, based on this information provided by EnerJex, Northland should assume that EnerJex is a shell company with no assets for purposes of its opinion.

Northland reviewed the financial terms, to the extent publicly available, of mergers of a privately-held operating company into a publicly held shell company in the United States during the past 36 months that Northland deemed relevant, based on its professional experience. These mergers all resulted in a larger private company merging into a public shell company with little to no operations. For each of the selected precedent transactions, Northland analyzed the percentage of common equity retained by the shell company and compared this to the percentage of common equity being retained by EnerJex in the Merger. The table below summarizes the data points that Northland presented to the board of directors:

Shell Company	Acquirer	Shell Ownership %	Acquirer Ownership %
Opexa Therapeutics, Inc.	Acer Therapeutics	11.2%	88.8%
Signal Genetics, Inc.	Miragen Therapeutics, Inc.	4.0%	96.0%
Lpath, Inc.	Apollo Endosurgery, Inc.	4.1%	95.9%
EnerJex, Inc.	AgEagle Medical Ltd	5.0%	95.0%
Pyramid Oil Company	Yuma Energy, Inc.	7.0%	93.0%
Stemcells Inc.	Microbot Medical Ltd.	5.0%	95.0%

Northland noted that the common equity retained by the public shell companies ranged from 4.0% to 11.2% with an average of 6.3%.

Northland also calculated the inferred value of AgEagle based on the February 2016 purchase of 200,000 shares of common stock by Raven Industries, Inc. at a price of $2.50 per share, the Raven Investment. Based on the 4,000,000 shares of AgEagle common stock outstanding at the time of the Raven Investment, the inferred equity value for AgEagle was $10,000,000 at that time.

Discounted Cash Flow Analysis

As noted above, Northland was informed by EnerJex that it would have no assets at the closing of the Merger and therefore, it has no future cash flows and inferred a future value of $0.

Northland reviewed and analyzed AgEagle’s internal financial projections for the years 2017, 2018, 2019, and 2020. Using an annual discount factor range of 20.0% to 30.0% based on an estimated weighted average cost of capital, Northland discounted AgEagle’s projected EBITDA, including a terminal value for AgEagle calculated utilizing an EBITDA multiple range of 8.0x to 12.0x on the EBITDA projected in year 2020, to derive a range of inferred values of AgEagle, per the table below.

			Terminal EBITDA Multiple
		8.0x	10.0x	12.0x
Weighted Average	20.0%	$23.8 million	$28.7 million	$33.6 million
Cost of Capital	25.0%	$19.5 million	$23.5 million	$27.5 million
	30.0%	$16.2 million	$19.4 million	$22.7 million

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Net Asset Value Analysis

For the Net Asset Value Analysis for EnerJex, Northland was instructed by EnerJex management to utilize $3,000,000 for the value of a shell company trading on a national exchange. Northland then derived the Net Asset Value for EnerJex by deducting the carrying value of EnerJex’s Series B Convertible Preferred Stock and Series C Convertible Preferred Stock of $1,374,000 and $300,000, respectively, from the $3,000,000 value of a shell company trading on a national exchange, which yields a Net Asset Value of $1,326,000.  For the Net Asset Value for AgEagle, Northland was instructed by EnerJex management to utilize $10,000,000 for AgEagle’s intangible value related to its drone designs, manufacturing know-how and trade secrets. Northland then derived the Net Asset Value for AgEagle by adding the value of AgEagle’s property, plant and equipment of $108,663 less depreciation of $60,961 and deducting AgEagle’s working capital deficit of $10,991 for a Net Asset Value of $10,036,711.  Based on a contribution analysis, the resulting Net Asset Values for EnerJex and AgEagle were 11.7% and 88.3%, respectively, of the total Net Asset Value for the two entities.

General Overview of Analyses; Other Considerations

The preparation of a financial opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Northland considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions Northland reached are based on all the analyses and factors presented, taken as a whole, and also on application of Northland’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Northland therefore gave no opinion as to the value or merit, standing alone, of any one or more parts of the analyses. Furthermore, Northland believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying Northland’s analysis and opinion.

In performing its analyses, Northland made numerous assumptions with respect to industry performance, general business, regulatory, and economic conditions, and other matters, all of which are beyond Northland’s and many of which are beyond the control of EnerJex or AgEagle. Any estimates used by Northland in its analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

No single company or transaction used in the above analyses as a comparison is identical to EnerJex, AgEagle or the Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading, or other values of the companies, businesses, or transactions analyzed. The analyses were prepared solely for purposes of Northland providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

The Northland Opinion was one of the many factors taken into consideration by the EnerJex Board of Directors in making its determination to approve the Merger. See the section entitled “The Merger—Recommendations of the EnerJex Board of Directors and its Reasons for the Merger.” Consequently, the analyses as described above should not be viewed as determinative of the opinion of the EnerJex Board of Directors with respect to the common stock consideration to be issued to the AgEagle shareholders in the Merger or if whether the EnerJex Board of Directors would have been willing to agree to a different exchange ratio. The common stock consideration to be issued to the AgEagle shareholders in the Merger was determined through arm’s-length negotiations between EnerJex and AgEagle and was approved by the EnerJex Board of Directors. Northland did not recommend any specific amount of consideration or specific exchange ratio to EnerJex or the EnerJex Board of Directors or suggest that any specific amount of consideration or exchange ratio constituted the only appropriate consideration or exchange ratio for the Merger.

Northland notified the EnerJex Board of Directors that Northland previously provided financing services to AgEagle and received fees from AgEagle for the rendering of these services. Such fees included $120,000 in 2016 and $38,750 in 2017 in connection with an abandoned public offering.

Northland has consented to the use of the Northland Opinion in this proxy statement/prospectus; however, Northland has not assumed any responsibility for the form or content of this proxy statement/prospectus, other than the Northland Opinion itself.

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The EnerJex Board of Directors selected Northland because of Northland’s understanding of AgEagle’s business model and its experience in mergers and acquisition transactions. Pursuant to an engagement letter agreement, dated as of August 21, 2017, Northland agreed to provide, an opinion as to the fairness, from a financial point of view, of the common stock consideration to be paid or received in any such transaction. As compensation for Northland’s services, EnerJex paid upon delivery of the fairness opinion, a fee of $100,000. In addition, EnerJex also agreed to reimburse Northland for its reasonable out of pocket expenses, not to exceed $10,000, including attorney’s fees and expenses, and to indemnify Northland and its related parties against various liabilities in connection with Northland’s engagement. Northland did not serve as a general financial advisor to EnerJex in the transaction and was engaged solely to provide the opinion summarized herein.

Northland is regularly engaged in performing financial analyses with respect to businesses and securities in connection with mergers and acquisitions, and for other purposes.

Interests of the EnerJex Directors and Executive Officers in the Merger

General

In considering the recommendation of the Board of Directors of EnerJex with respect to the approval of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, and the other matters to be acted upon by the EnerJex shareholders at the special meeting, the EnerJex shareholders should be aware that certain members of the Board of Directors and executive officers of EnerJex have interests in the Merger that may be different from, or in addition to, the interests of the EnerJex shareholders. These interests relate to or arise from, among other things:

•	Upon completion of the Merger, certain current and former EnerJex employees, including certain of its current and former named executive officers, may receive fees and stock with a collective value of approximately $647,500;

•	Certain indemnification obligations of AgEagle following the Merger, as described under “The Merger Agreement—Indemnification.”

The Board of Directors of EnerJex was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement and to recommend, as applicable, that the EnerJex shareholders approve the proposals to be presented to the EnerJex shareholders for consideration at the special meeting as contemplated by this proxy statement/prospectus.

Deferred Salaries and Director Fees

Upon completion of the Merger, certain of the Company’s current officers and directors will receive, in the aggregate, deferred salaries and fees valued at approximately $647,500, of which amount $350,000 will be used to secure indemnification obligations pursuant to the Merger Agreement. In lieu of payment of the deferred salaries and fees in cash, such amount will be converted into an aggregate of 2,248,264 shares of combined company common stock.

Limitations of Liability and Indemnification of the EnerJex and AgEagle Officers and Directors

Pursuant to the Merger Agreement, upon the completion of the Merger, the parties agreed that all rights to indemnification or advancement of expenses now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary or agent of EnerJex or any of its subsidiaries, as provided for in their respective organizational documents in effect as of the date of the Merger Agreement, will continue to be honored and in full force and effect after the closing of the Merger.

The Merger Agreement also provides that EnerJex will purchase a six-year “tail” policy under its existing directors’ and officers’ liability insurance policy, with an effective date as of the closing of the Merger.

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Merger Consideration

At the Effective Time, the shares of AgEagle capital stock will be automatically converted into that number of shares of Company common stock as determined pursuant to the exchange ratio described in the Merger Agreement (the “Exchange Ratio”). At the time of this filing, the Exchange Ratio is approximately 46 shares of EnerJex for each share (and outstanding option) of AgEagle. In addition, at the Effective Time, all outstanding options and warrants to purchase shares of AgEagle common stock will be assumed by the Company and converted into options and warrants to purchase shares of Company common stock. No fractional shares of Company common stock will be issued in the Merger but will be rounded to the nearest whole share.

Following the consummation of the Merger, former shareholders of AgEagle with respect to the Merger are expected to own 85% of the combined company’s common stock (inclusive of the AgEagle assumed stock options and warrants and shares issued in the Agribotix share exchange), and current common and Series A Preferred shareholders of the Company are expected to own 15% of the combined company’s common stock. Such percentages exclude and may be diluted pro-rata by shares of common stock that may be issued in connection with the conversion of the Company’s Series B Preferred Stock and Series C Preferred Stock, currently expected to be convertible into approximately 3.5% collectively of the combined company after closing; and additional shares expected to be issued in connection with the Company’s closing obligation to provide up to $4 million in new working capital and the elimination of all liabilities currently on the Company’s balance sheet, currently expected to be or convert into approximately 19% of the combined company’s common stock after closing. As a result of these potential additional issuances, current Company common and Series A Preferred shareholders, and all AgEagle shareholders will own approximately 10% and 67.5%, respectively, of the combined company on a fully-diluted basis.

No adjustments to the Exchange Ratio will be made based upon changes in the price of the EnerJex common stock or the value of AgEagle equity prior to the completion of the Merger. Changes in stock price or value may result from a variety of factors, including, among others, general market and economic conditions, changes in EnerJex’s or AgEagle’s respective businesses, operations, or prospects, the market assessment of the likelihood that the Merger will be completed as anticipated or at all, and regulatory considerations. Many of these factors are beyond EnerJex’s or AgEagle’s control.

As a result of any such changes in the price of the EnerJex common stock, the aggregate market value of the shares of EnerJex common stock that the AgEagle shareholders will be entitled to receive at the Effective Time could vary significantly from the value of such shares on the date of this proxy statement/prospectus, the date of the EnerJex special meeting or the date on which the AgEagle shareholders actually receive their shares of EnerJex common stock.

Fractional Shares

No fractional shares of EnerJex common stock will be issued to AgEagle shareholders in connection with the Merger.  Instead, the number of whole shares to be issued to the AgEagle shareholders shall be rounded to the nearest whole number of shares of EnerJex common stock.

Effective Time of the Merger

The Merger Agreement requires the parties to complete the Merger after all of the conditions contained in the Merger Agreement are satisfied or waived, including, among others, the adoption of the Merger Agreement by the shareholders of AgEagle and the approval by the EnerJex shareholders of the EnerJex Merger Proposals. Neither EnerJex nor AgEagle can predict the exact timing of the completion of the Merger.

Regulatory Approvals

As of the date of this proxy statement/prospectus, neither EnerJex nor AgEagle is required to make filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to complete the Merger. EnerJex must comply with applicable federal and state securities laws and the rules and regulations of the NYSE American in connection with the issuance of shares of EnerJex common stock in the Merger and related transactions and the resulting change in control of EnerJex and the filing of this proxy statement/prospectus with the SEC.

Tax Treatment of the Merger

EnerJex, Merger Sub and AgEagle intend the Merger, together with the issuance of shares of EnerJex common stock to AgEagle shareholders, to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Each of EnerJex, Merger Sub and AgEagle will use its commercially reasonable efforts to cause the Merger, together with the issuance of shares of EnerJex common stock to AgEagle shareholders, to qualify as a reorganization within the meaning of Section 368(a) of the Code, and not take any action or cause any action to be taken which would or could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code.

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NYSE American Stock Market Listing

EnerJex common stock currently is listed on the NYSE American under the symbol “ENRJ.” EnerJex has agreed to use its reasonable best efforts to cause the listing of the shares of EnerJex common stock issuable pursuant to the Merger Agreement and the related transactions on the NYSE American which is a condition to AgEagle’s and EnerJex’s obligation to complete the Merger.

EnerJex will file a listing application with the NYSE American in connection with the Merger and the related transactions pursuant to NYSE American “change of control” rules. If such application is approved, EnerJex anticipates that its common stock will continue to be listed on the NYSE American following the completion of the Merger. Upon completion of the Merger, the Series A Preferred Stock will cease trading on the OTC Market and will be converted into shares of common stock.

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THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the Merger.

The Merger

On October 19, 2017, EnerJex entered into the Merger Agreement with AgEagle and Merger Sub, a Nevada corporation and wholly-owned subsidiary of the Company. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into AgEagle, Merger Sub will cease to exist and AgEagle will survive as a wholly-owned subsidiary of the Company (the “Merger”). The respective boards of directors of EnerJex and AgEagle have approved the Merger Agreement and the transactions contemplated thereby.

Consummation of the Merger; Merger Consideration

At the Effective Time, 4,823,090 shares of AgEagle capital stock, representing all currently outstanding common shares and all other debt or equity securities convertible into common shares (except options and warrants, described below) will be automatically converted into that number of shares of Company common stock as determined pursuant to the exchange ratio described in the Merger Agreement (the “Exchange Ratio”). In addition, at the Effective Time, 685,100 outstanding options and 400,000 warrants to purchase shares of AgEagle common stock will be assumed by the Company and converted into options and warrants to purchase shares of common stock of the combined company based upon the Exchange Ratio. No fractional shares of Company common stock will be issued in the Merger but will be rounded to the nearest whole share.

Following the consummation of the Merger, former shareholders of AgEagle with respect to the Merger are expected to own 85% of the combined company’s common stock (inclusive of the AgEagle assumed stock options and warrants), and current common and Series A Preferred shareholders of the Company are expected to own 15% of the combined company’s common stock. Such percentages exclude and may be diluted pro-rata by shares of common stock that may be issued in connection with the conversion of the Company’s Series B Preferred Stock and Series C Preferred Stock, currently expected to be convertible into approximately 3.5% collectively of the combined company after closing; and additional shares expected to be issued in connection with the Company’s closing obligation to provide up to $4 million in new working capital and the elimination of all liabilities currently on the Company’s balance sheet, currently expected to be or convert into approximately 20.5% of the combined company’s common stock after closing. As a result of these potential additional issuances, current Company common and Series A Preferred shareholders, and all AgEagle shareholders will own approximately 11.8% and 67.2%, respectively, of the combined company on a fully-diluted basis.

The Company will likely dispose of its principal assets, consisting primarily of its Kansas oil and gas properties, concurrently with the closing of the Merger. In the event the Merger is not consummated, the Company intends on remaining in the oil and gas exploration business.

Representations and Warranties

In the Merger Agreement, AgEagle makes certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Agreement) relating to, among other things: (a) due incorporation, valid existence and good standing and corporate authority to operate its business; (b) its authorized capital stock; (c) corporate authority to execute and deliver the Merger Agreement and no violations; (d) financial statements; (e) absence of undisclosed liabilities; (f) compliance with law and permits; (g) employee benefit plans; (h) absence of certain changes or events; (i) investigations and litigation; (j) information supplied to EnerJex; (k) regulatory matters; (l) tax matters; (m) employment and labor matters; (n) intellectual property; (o) properties; (p) insurance; (q) inventory; (r) material contract; (s) finders or brokers; (t) full disclosure; and (u) no additional representations.

In the Merger Agreement, the AgEagle shareholders, including Mr. Brett Chilcott, severally, but not jointly and only with respect to itself, himself or herself, makes certain representations and warranties relating to, among other things: (a) free and clear title to shares; (b) authority to enter into and perform its obligations under this Merger Agreement; (c) authorization, execution, delivery and enforceability of the Merger Agreement; (d) no impediment to execution and delivery of the Merger Agreement; (e) no adverse proceedings; and (f) status as an accredited investor.

In the Merger Agreement, EnerJex makes certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Agreement) relating to, among other things: (a) due incorporation, valid existence and good standing and corporate authority to operate its business; (b) its authorized capital stock; (c) corporate authority to execute and deliver the Merger Agreement and no violations; (d) SEC reports and financial statements; (e) internal controls and procedures; (f) absence of undisclosed liabilities; (g) compliance with law and permits; (h) absence of certain changes or events; (i) environmental law and regulations; (j) investigations and litigation; (k) information supplied to EnerJex; (l) regulatory matters; (m) properties; (n) insurance; (o) opinion of financial advisor (p) material contracts; (q) reserve reports; (r) finders or brokers; (s) tax matters; (t) employee benefit plans; (u) employment and labor matters; (v) cash payment; and (w) no additional representations.

The Merger Agreement provides that, immediately following the Effective Time, the existing board of directors and officers of the Company will resign and the current directors and officers of AgEagle will be the officers of the combined company.

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Conduct Prior to Closing; Covenants

Each of EnerJex and AgEagle have agreed to operate their respective businesses in the ordinary course of business, and use commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and permits and preserve their relationships with customers and suppliers prior to the Effective Time and not to take certain specified actions without the prior written consent of the other party.

The Agreement also contains covenants of each of EnerJex and AgEagle to:

•	provide reasonable access to its information;
•	to use reasonable best efforts to cooperate and coordinate to make any filings or submissions that are required to be made under any applicable laws or requested to be made by any government authority in connection with the Merger; and
•	not take certain actions, including, among other things, amending its charter or bylaws, effective a split, combination or reclassification of its capital stock; incurring, assuming, guaranteeing or otherwise become liable for indebtedness.

EnerJex and AgEagle acknowledge that EnerJex and its subsidiaries may desire to sell certain of their respective existing assets to generate working capital for the combined company and both parties agree that EnerJex and/or its subsidiaries may sell or dispose of such assets to an unrelated party for fair market value, provided the timing of such sale would not jeopardize EnerJex’s listing on the NYSE American.

The Merger Agreement also contains a customary “no solicitation” provision pursuant to which, prior to the completion of the Merger, neither the Company nor AgEagle may solicit or engage in discussions with any third party regarding another acquisition proposal unless, in the Company’s case, it has received an unsolicited, bona fide written proposal that the recipient’s board of directors determines is or would reasonably be expected to result in a superior proposal. The Company has paid AgEagle a $50,000 non-refundable fee at the signing of the Merger Agreement.

Conditions to Closing

The completion of the Merger is subject to various customary conditions, including, among other things: (a) the approval of the shareholders of the Company and AgEagle; (b) the accuracy of the representations and warranties made by each of the Company and AgEagle and the compliance by each of the Company and AgEagle with their respective obligations under the Merger Agreement; (c) approval of the shareholders of the Company for the issuance of its common stock and any other securities (x) to the AgEagle shareholders in connection with the Merger and (y) in connection with the financing transactions contemplated by the Merger Agreement; (d) approval for the listing of shares of the Company’s common stock to be issued in the Merger and other related transactions on the NYSE American; and (e) all of the Company’s legacy debt and liabilities shall have been extinguished. The Company’s existing cash resources are insufficient to satisfy all of its outstanding liabilities. Accordingly, in order to satisfy the condition and consummate the Merger, the Company will be required to raise additional funding prior to the closing of the Merger and reach settlements with current creditors, the failure of which could result in the Company’s failure to consummate the Merger Agreement.

Termination

The Merger Agreement may be terminated and/or abandoned at any time prior to the Effective, whether before or after approval of the proposals being presented in connection with the Merger by the shareholders of EnerJex or AgEagle, by:

•	mutual written consent of EnerJex and AgEagle;
•	by either Energex or AgEagle if the Merger has not occurred by January 31, 2018, which has been extended by agreement of the parties until March 31, 2018, based on the understanding that all the conditions to closing shall have been satisfied or shall be capable of being satisfied;
•	by either EnerJex or AgEagle, if an injunction has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and nonappealable;
•	by either Energex or AgEagle, if (i) EnerJex’s shareholder meeting shall have concluded that EnerJex shareholder approval shall not have been obtained, or (ii) AgEagle has not received approval of the AgEagle shareholders;
•	by AgEagle, if EnerJex has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of certain closing conditions of EnerJex or by its nature, cannot be cured by January 31, 2018 (now March 31, 2018), and EnerJex does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receipt of notice from AgEagle; and
•	by EnerJex, if AgEagle has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of certain closing conditions of AgEagle or by its nature, cannot be cured by January 31, 2018 (now March 31, 2018), and AgEagle does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receipt of notice from EnerJex.

Effect of Termination

In the event of termination, all further obligations of the parties shall terminate.

Indemnification

The Merger Agreement contains provisions for indemnification in the event of any damages suffered by either party as a result of breaches of representations and warranties contained therein. The aggregate maximum indemnification obligation of any indemnifying party for damages with respect to breaches of representations and warranties set forth in the Merger Agreement shall not exceed, in the aggregate, $350,000, other than fraud, intentional misrepresentation or willful breach. An indemnifying party shall satisfy its indemnification obligations with shares of Company common stock equal to the aggregate amount of losses of the indemnified party, calculated based upon the greater of (i) the value of the Company common stock as of the closing of the Merger; and (ii) the average closing price of the Company common stock on the NYSE American for the five trading days immediately prior to the date such a claim is made. The Company has agreed to deposit an aggregate of 1,215,278 shares of common stock to be issued to current officers and directors of the Company in lieu of deferred salary and fees into escrow to secure its indemnification obligations, the issuance of such shares requiring the approval of the Company’s common shareholders.

For a period of six (6) years from the Effective Time, the Company shall maintain in effect the coverage provided by the Company’s present director’s and officer’s liability insurance and fiduciary liability insurance. In addition, AgEagle shall purchase a tail policy with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed by the directors and officers in their capacity.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the actual agreement, which is filed as Annex A hereto.

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AGREEMENTS RELATED TO THE MERGER

Private Placement

On November 21, 2017, Alpha Capital Anstalt (“Alpha”) signed a binding commitment letter with the Company to provide prior to or at the closing of the Merger a minimum of $4 million in new equity capital (the “Private Placement”). The exact amount, terms and valuation at which such funds will be invested into the Company is subject to further negotiation of the parties and will not be finalized until the time of closing, and will be subject to approval of the EnerJex Board of Directors. The Company and Alpha have agreed that the Private Placement will be conducted by issuing up to 4,000 additional shares of Series C Preferred Stock at a par value of $1,000 per share. The total number of common shares into which the newly issued Series C shares may be converted is not expected to exceed 19.9% of the total Company on a fully-diluted post-Merger closing basis; however, it will exceed such percentage on a pre-Merger closing basis, and therefore, is included as a shareholder proposal to comply with NYSE rules.

The funds from the Private Placement are expected to be used for general working capital to advance and grow the business of AgEagle after the Merger closing. Per the terms of this commitment letter, in the event any unaffiliated third parties of EnerJex participate in the Private Placement, Alpha’s obligations to fund the Private Placement shall be reduced by such aggregate gross dollar amount funded by such unaffiliated third parties. Alpha has also agreed to convert all notes they hold from the Company into equity at the closing of the Merger. For their funding commitment, Alpha will receive a fee equal to 2.5% of the Company’s outstanding common stock on a fully diluted basis payable at the closing of the Merger. Alpha’s obligations to fund the Private Placement shall terminate on the earlier to occur of (i) the consummation of the Merger, and (ii) March 31, 2018. The Company further agreed that, at no time from the date hereof until the consummation of the Merger, shall it provide or disclose to Alpha any “material non-public information” regarding itself, without the prior consent of Alpha. The funding of the Private Placement is subject to standard conditions such as accuracy of representations and warranties provided in the Merger Agreement, and other similar conditions.

Voting Agreement

Bret Chilcott, the principal shareholder of AgEagle, who owns approximately 83% of the voting power of AgEagle, entered into a voting agreement with EnerJex pursuant to which Mr. Chilcott agreed to vote in favor of the Merger and against any alternative acquisition proposal, agreement or transaction that may be received by AgEagle. The voting agreement will terminate at the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms or upon mutual written consent of Mr. Chilcott and EnerJex.

Management Following the Merger

Termination of Current Executive Officers and Directors of EnerJex

Effective as of immediately following the Effective Time, EnerJex’s officers, including its remaining executive officers and directors, are required by the Merger Agreement to resign and the officers and directors of AgEagle immediately prior to the completion of the Merger shall be the officers and directors of the combined company immediately after the Effective Time.

Executive Officers and Directors of the Combined Company Following the Merger

AgEagle’s current directors and executive officers (each of who will hold the same position in the combined company following the Merger), their ages and date of appointment to their respective officers as of the date of this prospectus/proxy statement, are as follows:

Name	Position	Age	Appointment Date
Executive Officers:
Bret Chilcott	Chief Executive Officer, President, Secretary and Director	58	April 2014
Nicole Fernandez-McGovern	Chief Financial Officer	44	April 2016

Directors:
Lindsay Edwards	Non-Executive Director	35	March 2016
Grant Begley (1)(2)(3)	Independent Director	65	June 2016
Scott Burell (1)(2)(3)	Independent Director	52	June 2016
Thomas Gardner (1)(2)(3)	Independent Director	41	June 2016

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

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Bret Chilcott. Mr. Chilcott has served as a member of our board of directors and as President since the inception of the Company in April 2014 and as Chief Executive Officer since February 2016. The path to AgEagle started when Mr. Chilcott established his advanced composite manufacturing company, Solutions by Chilcott, LLC, whose manufacturing processes led the way to the initial AgEagle fixed wing design. Previously, Mr. Chilcott spent over 12 years with Cobalt Boats in Neodesha, Kansas, where he held a variety of positions from Director of Product Development and Engineering to Director of Sales and Marketing. In those positions, he was responsible for developing strategic product plans for the company as well as the management of regional sales managers. Prior to Cobalt Boats, Mr. Chilcott also spent a number of years working at the Cessna Aircraft Company and Snap-on Tools. It was at Snap-on Tools, acting as a national accounts manager, that Mr. Chilcott first established his blueprint for a dealer network, a model which he carried over successfully to AgEagle when AgEagle began selling its product. Mr. Chilcott graduated from Kansas Community College in 1982 with a degree in Sales and Marketing. We believe that Mr. Chilcott’s background and experience in composite parts manufacturing provides him with a broad familiarity of the range of issues confronting our company in the market, which makes him a qualified member of our board.

Nicole Fernandez-McGovern. Ms. Fernandez-McGovern has served as our Chief Financial Officer since April 2016. From April 2013 to January 2016, Ms. Fernandez-McGovern served as the CEO and CFO of Trunity Holdings, Inc. (OTCQB: TNTY), where she was able to lead a successful restructuring of the company by acquiring a new compounding pharmacy business and finalizing the spin-out of the legacy educational business into a newly formed private company. From January 2011 to April 2013, Ms. Fernandez-McGovern was President of RCM Financial Consulting, a consulting firm where she provided interim accounting and financial services to small and medium sized companies. Ms. Fernandez-McGovern was also a financial manager at Elizabeth Arden, Inc. (NASDAQ: RDEN) from July 2001 to October 2010, where she was involved in all aspects of the SEC and financial reporting process. Her career began with KPMG LLP in the audit and assurance practice where she managed various large scale engagements for both public and privately held companies. Ms. Fernandez-McGovern has a Master of Business Administration with a concentration in Accounting and International Business and a Bachelor of Business Administration with a concentration in accounting, both from the University of Miami. She is also a Certified Public Accountant in the State of Florida, serves on the boards of the South Florida Chapter of Financial Executives International and Pembroke Pines Charter Schools Advisory Board and is fluent in Spanish.

Lindsay Edwards. Ms. Edwards has served as a member of our board of directors since March 2016. Since September 2012, Ms. Edwards has served as in-house legal counsel for Raven Industries, Inc. (NASDAQ: RAVN). From September 2010 to September 2012, Ms. Edwards was an associate in the litigation section at May & Johnson, PC in Sioux Falls, SD. Her legal career started in 2006 in Omaha, NE, where she was an associate with Husch Blackwell LLP. Her primary practice areas were corporate litigation, employment law, corporate governance and contracting. Throughout her career, Ms. Edwards has represented an array of clients spanning from small community businesses to Fortune 500 companies. Ms. Edwards received her Juris Doctor from the University of Arkansas School of Law in 2006. Prior to attending law school, Ms. Edwards received her Bachelor of Science in Criminal Justice and Psychology from the University of South Dakota. We believe that Ms. Edwards’ legal background and experience as in-house legal counsel for Raven, along with her broad understanding of our business, are valuable resources to our board.

Grant Begley. Mr. Begley has served as a member of our board of directors since June 2016. Since July 2011, Mr. Begley has served as President of Concepts to Capabilities Consulting LLC, which advises global executive clients on competitive positioning and performance in aerospace. From August 2010 to September 2011, Mr. Begley was Corporate Senior Vice President for Alion Science and Technology. Prior to Alion, Mr. Begley served as Pentagon Senior Advisor to the Office of the Under Secretary of Defense, for Unmanned Systems, advising on critical issues and leading development of DoD’s 2011 Unmanned Systems Roadmap. Mr. Begley’s career includes defense industry leadership positions for the development of advanced capabilities with Raytheon and Lockheed Martin where he initiated and led cross-corporation unmanned systems and robotics successes. Mr. Begley served in the United States Navy for 26 years, where his duties included operational assignments flying fighter aircraft, designated Top Gun, followed by acquisition assignments for the development and management of next generation manned and unmanned aircraft systems, weapon systems and joint executive acquisition assignments. Mr. Begley holds Master’s degrees in Aerospace and Aeronautic Engineering from the Naval Post-Graduate School and a Bachelor’s degree in General Engineering from the U.S. Naval Academy. We believe that Mr. Begley’s 20 plus years of experience as a UAV industry expert, focused on UAV technologies, regulations and commercial applications, will be an invaluable resource to our board.

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Scott Burell. Mr. Burell has served as a member of our board of directors since June 2016. Concurrently from November 2006 until November 2017, he served as the Chief Financial Officer, Secretary and Treasurer of CombiMatrix Corporation (NASDAQ: CBMX), a publicly traded diagnostics laboratory that was acquired in November 2017 by Invitae Corporation (NYSE: NVTA). Mr. Burell served as CombiMatrix’s Vice President of Finance since November 2001 and as Controller from February 2001 to November 2001. From May 1999 to February 2001, Mr. Burell was the Controller for Network Commerce, Inc. (NASDAQ: SPNW), a publicly traded technology and information infrastructure company located in Seattle, Washington. Prior to this, Mr. Burell spent nine years with Arthur Andersen’s Audit and Business Advisory practice in Seattle. During his tenure in public accounting, Mr. Burell worked with many clients, both public and private, in the high-tech and healthcare markets, and was involved in numerous public offerings, spin-offs, mergers and acquisitions. Mr. Burell has been a licensed C.P.A. in the State of Washington since 1992 (currently inactive). Mr. Burell also serves on the Board of Directors of Microbot Medical, Inc. (NASDAQ: MBOT), an Israeli-based medical device company specializing in the researching, designing, developing and commercializing of transformational micro-robotics medical technologies. He also is a member of the Board of Directors of CollPlant, as well as CollPlant (TLV: CLPT), a regenerative medicine company focused on development and commercializing tissue repair products, initially for orthobiologics and advanced would care markets. He is a member of the National Association of Corporate Directors, the Orange County chapter of the Forum for Corporate Directors and is a member of the American Institute of Certified Public Accountants. He holds Bachelor of Science degrees in both Accounting and Business Finance from Central Washington University. We believe that Mr. Burell’s background in accounting and experience as a chief financial officer of a public company, coupled with his corporate governance expertise, qualify Mr. Burell as a valuable member of our board.

Thomas Gardner. Mr. Gardner has served as a member of our board of directors since June 2016 and he and his firm has been engaged as a consultant to AgEagle. Since May 2010, Mr. Gardner has served as COO and Director at NeuEon, Inc., a technology advisory consulting firm, where he oversees operations and provides strategic technology and business guidance to select clients. Mr. Gardner has extensive experience in the areas of business and technology leadership across many industries, including financial services, manufacturing, telecommunications and consumer goods. Within these sectors, Mr. Gardner has specific expertise in the areas of process improvement, digitization and standardization, mergers and acquisitions, system implementations, enterprise resource planning and work-force optimization. Mr. Gardner holds a dual Bachelor of Science in Accounting and Management from Bryant University. We believe that Mr. Gardner’s experience as a data analytics expert, along with his strategic technology and business expertise, brings a unique perspective to our board.

Summary Compensation Table

The following summary compensation table indicates the total compensation received by, or earned by Mr. Bret Chilcott, Chief Executive Officer of AgEagle and, as proposed, of the combined company after the merger, during the years ended December 31, 2016 and 2015.  Mr. Chilcott was our only executive officer during the years ended December 31, 2016 and 2015.

Name and Principal Position	Year	Salary	Bonus	Equity Awards	All Other Compensation	Total
Bret Chilcott	2015	-0-	-0-	-0-	-0-	-0-
	2016	31,200	-0-	-0-	-0-	31,200

Employment Agreements

We have no other formal employment agreements with our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of our named executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control. However, it is possible we will enter into formal employment agreements with our executive officers following the closing date of the Merger.

Family Relationships

There are no family relationships among the executive officers and directors of the Company who are expected to take office in the combined company upon the consummation of the Merger.

Legal Proceedings

Involvement in Certain Legal Proceedings

During the past ten years, none of the combined company’s current directors, executive officers, promoters, control persons, or nominees has been:

•	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or any Federal or State authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

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•	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law;

•	the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (a) any Federal or State securities or commodities law or regulation; (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Independence of Directors

The combined company’s Board of Directors will be comprised of five members, three of whom are “independent,” as such term is determined under the NYSE American listing standards.

Audit Committee

The primary responsibilities of the audit committee include:

•	overseeing the combined company’s accounting and financial reporting processes, systems of internal control over financial reporting and disclosure controls and procedures on behalf of the board of directors and reporting the results or findings of its oversight activities to the board;

•	having sole authority to appoint, retain and oversee the work of our independent registered public accounting firm and establishing the compensation to be paid to the independent registered public accounting firm;

•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and/or or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and pre-approving all audit services and permissible non-audit services to be performed for the Company by its independent registered public accounting firm as provided under the federal securities laws and rules and regulations of the SEC; and

•	overseeing our system to monitor and manage risk, and legal and ethical compliance programs, including the establishment and administration (including the grant of any waiver from) a written code of ethics applicable to each of the combined company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

The audit committee will have the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

The audit committee will consist of Grant Begley, Scott Burell, and Thomas Gardner. The board of directors has determined that each member of the audit committee qualifies as “independent” for purposes of membership on audit committees pursuant to the NYSE American listing requirements and the rules and regulations of the SEC and is able to read and understand Fundamental Financial Statements as required by the NYSE American listing requirements. In addition, the board of directors has determined that Scott Burell, who will serve as Chairman, qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

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Compensation Committee

The primary responsibilities of the Compensation Committee include:

•	recommending to the board of directors for its determination the special salaries, incentive compensation, long-term incentive compensation, special or supplemental benefits or perquisites and any and all other compensation applicable to our chief executive officer and other executive officers;

•	reviewing and making recommendations to the board of directors regarding any revisions to corporate goals and objectives with respect to compensation for the company’s chief executive officer and other executive officers and establishing and leading a process for the full board of directors to evaluate the performance of our chief executive officer and other executive officers in light of those goals and objectives;

•	administering our equity-based compensation plans applicable to any employee of the Company and recommending to the board of directors specific grants of options and other awards for all executive officers and determining specific grants of options and other awards for all other employees, under the company’s equity-based compensation plans;

•	reviewing and discussing with the chief executive officer and reporting periodically to the board of directors plans for executive officer development and corporate succession plans for the chief executive officer and other key executive officers and employees; and

•	specially reviewing and discussing with management the “Compensation Discussion and Analysis” section of our proxy statement/prospectus in connection with our annual meeting of shareholders and based on such review and discussions making a recommendation to the board of directors as to whether the “Compensation Discussion and Analysis” section should be included in our proxy statement/prospectus in accordance with applicable rules and regulations of the SEC and any other applicable regulatory bodies.

The compensation committee will consist of Grant Begley, Scott Burell and Thomas Gardner. Mr. Begley will serve as the Chairman of the Compensation Committee.

Nominating and Corporate Governance Committee

The primary responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying individuals qualified to become board members;

•	recommending director nominees for each annual meeting of the shareholders and director nominees to fill any vacancies that may occur between meetings of shareholders;

•	being aware of the best practices in corporate governance and developing and recommending to the board of directors a set of corporate governance standards to govern the board of directors, its committees, the company and its employees in the conduct of the business and affairs of the company;

•	developing and overseeing the special board and board committee evaluation process; and

•	establishing and leading a process for determination of the compensation applicable to the non-employee directors on the board.

The Nominating and Corporate Governance Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities and will consist of Grant Begley, Scott Burell and Thomas Gardner. Mr. Gardner will serve as the Chairman of the Nominating and Corporate Governance Committee.

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Related Party Transactions of Directors and Officers of the Combined Company

EnerJex

The Board of Directors of EnerJex has delegated to the audit committee, pursuant to the terms of a written policy, the authority to review, approve and ratify related party transactions. If it is not feasible for the audit committee to take an action with respect to a proposed related party transaction, the board of directors or another committee of the board of directors, may approve or ratify it. No member of the board of directors or any committee may participate in any review, consideration or approval of any related party transaction with respect to which such member or any

EnerJex’s policy defines a “related party transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which EnerJex (including any of its subsidiaries) were, are or will be a participant and in which any related party had, has or will have a direct or indirect interest.

Prior to entering into or amending any related party transaction, the party involved must provide notice to EnerJex of the facts and circumstances of the proposed transaction, including:

•	the related party’s relationship to EnerJex and his or her interest in the transaction;

•	the material facts of the proposed related party transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved;

•	the purpose and benefits of the proposed related party transaction with respect to EnerJex;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed related party transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

If EnerJex determines the proposed transaction is a related party transaction and the amount involved will or may be expected to exceed $10,000 in any calendar year, the proposed transaction is submitted to the audit and finance committee for its prior review and approval or ratification. In determining whether to approve or ratify a proposed related party transaction, the audit committee will consider, among other things, the following:

•	the purpose of the transaction;

•	the benefits of the transaction to EnerJex;

•	the impact on a director’s independence in the event the related party is a non-employee director, an immediate family member of a non-employee director or an entity in which a non-employee director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally.

Related party transactions that involve $10,000 or less must be disclosed to the audit committee but are not required to be approved or ratified by the audit committee.

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EnerJex also produces quarterly reports to the audit committee of any amounts paid or payable to, or received or receivable from, any related party. These reports allow EnerJex to identify any related party transactions that were not previously approved or ratified. In that event, the transaction will be promptly submitted to the audit committee for consideration of all the relevant facts and circumstances, including those considered when a transaction is submitted for pre-approval. Under EnerJex’s policy, certain related party transactions as defined under the policy, such as certain transactions not requiring disclosure under the rules of the SEC, will be deemed to be pre-approved by the audit committee and will not be subject to these procedures.

Effective May 1, 2017, the Company entered into an agreement with Camber Energy, Inc., pursuant to which EnerJex will be responsible for performing certain general and administrative services for Camber for a fee of $150,000 per month. This fee includes payments to vendors who provide accounting services to Camber. Richard E. Menchaca, a member of the Board of Directors of the Company, is a co-guarantor of bank debt held by Camber Energy, Inc. and Robert Schleizer, our newly appointed Interim Chief Financial Officer is also the Chief Financial Officer and a Director of Camber Energy, Inc. This agreement was terminated effective November 30, 2017, as disclosed in the Company Form 8-K filed on December 8, 2017.

The Company has an unsecured loan from Alpha Capital Anstalt in the principal amount of $150,000. Alpha agreed in its commitment letter dated November 21, 2017, that it would convert the principal balance of this note into equity at the closing of the Merger.

AgEagle

AgEagle is a party to a consulting agreement dated as of March 1, 2015 with GreenBlock Capital, LLC, or GreenBlock, which beneficially owns approximately 12% of our common stock prior to consummation of the Merger. Under the terms of the agreement, the Company agreed to issue 125,000 (post-split) shares of the Company’s common stock on May 1, 2015, an additional 125,000 (post-split) shares of common stock on January 15, 2016 and 125,000 (post-split) stock options exercisable for five years from the issuance date at an exercise price per share of $0.10 pursuant to the consulting agreement. As of December 31, 2015, no shares had been issued to the consultant. The Company recognized $1,250,000 of consulting expense during 2015 and 2016 related to the value of the shares earned, which was based on the estimated fair value of the stock as of December 31, 2015, based on the terms of a transaction which ultimately closed in February 2016, as there was no dis-incentive for non-performance. No additional expense was recorded for the nine months September 30, 2017 for the common shares granted in connection with the strategic consulting agreement executed in March 2015. During 2015, AgEagle recorded $69,528 of non-cash compensation expense related to the vested stock options granted to GreenBlock. The consulting agreement expired on August 31, 2016. During 2016, AgEagle recognized $138,802 related to the stock options. During the nine months ended September 30, 2017, the Company recognized $6,397 of additional consulting expense related to the issuance of the common stock for the stock options as a result of the modification of the exercise price of the options from $2.60 per share to $0.10 per share.

On December 15, 2016, the Company issued a promissory note (the “Related Party Notes A”) with an aggregate principal amount of $30,000 to GreenBlock Capital, a related party. On January 24, 2017, AgEagle issued a 2nd promissory note with an aggregate principal amount of $30,000, and then on June 14, 2017, a 3rd promissory note with an aggregate principal amount of $16,050, both to the same related party. All three promissory notes accrue interest at an annual rate of 2% and matured on November 6, 2017. On or about August 1, 2017, GreenBlock entered into extension and modification agreements with AgEagle whereby they agreed to extend the maturity date of all the promissory notes to February 28, 2018, and in exchange a conversion feature was added whereby the debt can be converted into AgEagle common stock at $2.00 per share, and amended the interest rate on the note retroactively to accrue at a rate of 8% annually.

Between the dates of March 15 and July 12, 2017 AgEagle issued seven new promissory notes totaling an aggregate amount of $55,000 to Bret Chicott, CEO and Chairman of the Board. The promissory notes (the “Related Party Notes B”) accrue interest at an annual rate of 2% and matured on November 6, 2017. On or about August 1, 2017, Mr. Chilcott entered into extension and modification agreements with AgEagle whereby they agreed to extend the maturity date of the Related Party Notes B to February 28, 2018, and in exchange a conversion feature was added whereby the debt can be converted into AgEagle common stock at $2.00 per share, and amended the interest rate on the note retroactively to accrue at a rate of 8% annually.

AgEagle from time to time retains Thomas Gartner, its Director, to provide consulting and strategic planning services for the company. Mr. Gardner has been compensated previously through the issuance of stock options. There is no formal agreement between the parties.

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ENERJEX BUSINESS

EnerJex has continued to investigate multiple opportunities to both unlock value and accelerate growth in an accretive manner on behalf of shareholders, including but not limited to mergers, acquisitions, joint ventures, and non-dilutive financings.

The Board of Directors was currently pursuing possible strategic transactions involving opportunities both in and outside the oil and gas industry that will offer the opportunity for future growth and net cash flow.

EnerJex has substantially curtailed capital spending because of the current commodity price environment and our limited capital. Once the commodity market and/or capital availability improves, we intended to focus our budget on the development of our Kansas properties where we have identified certain drilling locations and reactivation or recompletion opportunities that we believe will generate high rates of return with low risk profiles as well as certain acquisitions. We are currently focused on the Merger, but we are continuing to pursue possible strategic transactions in the oil and gas business in the event the Merger is not consummated.

EnerJex has approximately $13,101,529 in liabilities at September 30, 2017. EnerJex has cash and cash equivalents of approximately $15,099 as of September 30, 2017. EnerJex expects to incur additional losses over the foreseeable future.

We were formerly known as Millennium Plastics Corporation and were incorporated in the State of Nevada on March 31, 1999. We abandoned a prior business plan focusing on the development of biodegradable plastic materials. In August 2006, we acquired Midwest Energy, Inc., a Nevada corporation, pursuant to a reverse merger. After the merger, Midwest Energy became a wholly owned subsidiary, and as a result of the merger, the former Midwest Energy shareholders controlled approximately 98% of our outstanding shares of common stock. We changed our name to EnerJex Resources, Inc. in connection with the Merger, and in November 2007 we changed the name of Midwest Energy (now our wholly owned subsidiary) to EnerJex Kansas, Inc. All of our current operations are conducted through EnerJex Kansas, Inc., and our leasehold interests are held in our wholly owned subsidiaries Working Interest, LLC, and EnerJex Kansas, Inc.

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ENERJEX MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with EnerJex’s unaudited financial statements and related notes included in Item 1, “Financial Statements,” of the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017, as well as our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. This discussion may contain forward looking statements that involve substantial risks and uncertainties. Such statements include, without limitation, all statements as to expectation or belief and statements as to our future results of operations. Forward looking statements can be identified by the use of words such as “believe,” “expect,” “may,” “will,” “should,” “intend,” “anticipate” or the negative thereof or comparable terminology, and include discussions of matters such as anticipated financial performance, liquidity and capital resources, business prospects, technological developments, new and existing products, regulatory approvals and research and development activities. EnerJex’s actual results may vary materially from those contained in such forward-looking statements because of risks to which EnerJex is subject. All forward-looking statements attributable to EnerJex or to persons acting on EnerJex’s behalf are expressly qualified in their entirety by the cautionary statements and risk factors set forth in the section entitled “Risk Factors” on page 28 and “Risk Factors” in our Form 10-K for the year ended December 31, 2016.

Plan of Operations

The Board of Directors is currently focused on the pending Merger, but is continuing to pursue possible strategic transactions involving opportunities both in and outside the oil and gas industry that will offer the opportunity for future growth and net cash flow. Those opportunities may involve a business combination with another business enterprise, the acquisition of one or more groups of assets, an equity or debt financing transaction to provide capital with which to fund operations and expansion, and other similar transactions. To illustrate the types of transactions that the Company is investigating, the Company has been investigating the acquisition by purchase or contribution of certain operating oil and gas assets.

As discussed previously, on October 19, 2017, the Company executed the Merger Agreement with AgEagle which is subject to shareholder approval at a meeting to be scheduled. While we are confident the Merger will be approved, the Company expects to continue to pursue other acquisition and business combination opportunities. No assurance can be given that any one or more of these potential business combinations or asset acquisition opportunities will be consummated.

Recent Developments

The following is a brief description of our most significant corporate developments that have occurred since the end of 2015:

On April 1, 2016, the Company informed the Bank that it would cease making the mandatory monthly borrowing base reduction payments and did not make the required April 1, 2016 payment. The Company made its mandatory quarterly interest payments on April 6, 2016, and May 2, 2016. On April 7, 2016 the Company entered into a Forbearance Agreement whereby the Bank agreed to not exercise remedies and rights afforded it under the Amended and Restated Credit Agreement for thirty days.

On April 28, 2016, the Bank informed the Company that it would extend the above Forbearance Agreement period to May 31, 2016, upon effecting a principal reduction of $125,000.

 On October 1, 2016, the Company and the Bank could not reach an agreement to extend the Third Amendment to the Forbearance Agreement. Following this outcome, the Company decided to discontinue payment of interest on its outstanding loan obligations with the Bank. The Company continued to evaluate plans to restructure, amend or refinance existing debt through private options.

On October 26, 2016, the NYSE American (the “NYSE”) delisted our Series A preferred stock from the NYSE due to the failure to maintain a market capitalization of above $1 million. On January 11, 2017, we announced that we received a letter of noncompliance from the NYSE due to our failure to hold an annual meeting for the fiscal year ended December 31, 2015. On January 17, 2017, we announced that the NYSE had accepted our plan to restore compliance with certain NYSE regulations on or before March 31, 2017. The NYSE subsequently granted an extension and on April 27, 2017, the Company held an annual meeting of shareholders.

On February 10, 2017, we and the other Sellers entered into the LSA, described in greater detail in “Part I” – “Item 1 Financial Statements” of this report above under “Note 2 – Going Concern” – “Financing Transactions” and thereafter, the Company entered into the New Credit Agreement and New Note, also described in “Note 2 – Going Concern” under “Financing Transactions”.

Additional information regarding the Merger, the operations of AgEagle, which will become the operations of the Company in the event the Merger is completed, and risk factors associated with the Merger, can be found in the Current Report on Form 8-K which we filed with the SEC on October 10, 2017.

On October 19, 2017, concurrently with the execution of the Merger Agreement, a principal stockholder of AgEagle (the “Key AgEagle Stockholder”) entered into a voting agreement in favor of EnerJex (the “EnerJex Voting Agreement”). Pursuant to the EnerJex Voting Agreement, the Key AgEagle Stockholder has agreed, among other things, to vote all shares of capital stock of AgEagle beneficially owned by him in favor of the Merger and the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, and any actions required in furtherance thereof. The AgEagle Voting Agreement will terminate upon the earliest to occur of: (i) the termination of the Merger Agreement in accordance with its terms; or (ii) the date on which the Merger becomes effective.

In connection with, and as a condition to the closing of the Merger, the Company is seeking the consent of the holder of its Series A Preferred Stock (“Series A Preferred Stock”) to amend the terms thereof to: (i) allow the Company to pay all accrued but unpaid dividends up to September 30, 2017 in additional shares of Series A Preferred Stock based on the value of the liquidation preference thereof, (ii) eliminate the right of the Series A Preferred Stock holders to receive any dividends accruing after September 30, 2017, and (iii) convert each share of Series A Preferred Stock into 10 shares of Company common stock  (subject to adjustment from a reverse stock split). An affirmative vote of 66.7% of all shares of Series A Preferred Stock voting as a class as of the record date of the proxy statement is required to amend the terms of the Certificate of Designation to provide for these changes, as required under the Merger Agreement.

As of September 30, 2017, the Series A Preferred Stock had accrued a total of $6,039,972 in accrued but unpaid dividends, which would result in an additional 241,599 shares of Series A Preferred Stock being issued by the Company to satisfy these accrued dividends.

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On October 19, 2017, the Company received notice from NYSE Regulation, Inc. that it is not compliance with certain NYSE American (“NYSE American”) continued listing standards relating to stockholders’ equity. Specifically, the Company is not in compliance with Section 1003(a)(i) (requiring stockholders’ equity of $2.0 million or more if an issuer has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years) of the NYSE American Company Guide (the “Company Guide”). As a result, the Company has become subject to the procedures and requirements of Section 1009 of the Company Guide and is required to submit a plan by November 19, 2017, advising the NYSE American of the actions the Company has taken or will take to regain compliance with the NYSE American continued listing standards. The plan period may not exceed April 19, 2019.

The Company submitted a plan on November 20, 2017. The plan is based in significant part upon the Merger and the associated financing. The Company was advised on December 22, 2017 that the compliance plan had been accepted by NYSE Regulation, and the Company had been granted until April 19, 2019 to be in full compliance with NYSE American rules. While the Company is not currently in compliance with NYSE American continued listing standards, its listing is being continued pursuant to this extension. The Company expects that its common stock will continue to be listed on the NYSE American while the Company seeks to regain compliance with the listing standards noted.

Net Production, Average Sales Price and Average Production and Lifting Costs

The table below sets forth our net oil production (net of all royalties, overriding royalties and production due to others), the average sales prices, average production costs and direct lifting costs per unit of production for the three and nine-month periods ended September 30, 2017 and 2016.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Net Production
Oil (Bbl)	5,450	14,015	25,083	44,961
Natural gas (Mcf)	—	11,493	11,649	39,692

Average Sales Prices
Oil (Bbl)	$42.71	$32.45	$43.03	$35.19
Natural gas (Mcf)	$—	$1.65	$1.67	$1.06

Average Production Cost (1)
Per barrel of oil equivalent (“Boe”)	$52.42	$39.72	$48.68	$43.22

Average Lifting Costs (2)
Per Boe	$37.66	$35.73	$37.40	$37.16

(1)	Production costs include all operating expenses, transportation expenses, depreciation, depletion and amortization, lease operating expenses and all associated taxes. Impairment of oil properties is not included in production costs.
(2)	Direct lifting costs do not include impairment expense or depreciation, depletion and amortization.

Results of Operations for the Three and Nine Months Ended September 30, 2017 and 2016 compared.

Income :

	Three Months Ended		Increase /	Nine Months Ended		Increase /
	September 30,		(Decrease)	September 30,		(Decrease)
	2017	2016		$2017	2016	$
Oil revenues	$187,297	$454,825	$(267,528)	$1,082,492	$1,581,972	$(499,480)
Natural gas revenues	—	18,929	(18,929)	19,509	43,461	(23,952)
Total	$187,297	$473,754	$(286,457)	1,102,001	$1,625,433	$(523,432)

Oil Revenues

Oil revenues for the nine months ended September 30, 2017, were $1,082,492 compared to revenues of $1,581,972 for the nine months ended September 30, 2016 and for the three months ended September 30, 2017, were $187,297 compared to revenues of $454,285 for the same period in 2016. Of the year-to-date oil revenue decrease of $499,480, approximately $852,109 (offset by the increase in prices as described below) was due to lower production volumes. Oil production decreased approximately 44% in the first nine months of 2017 from barrels produced in the first nine months of 2016 to barrels produced for the first nine months ended September 30, 2017. The production decrease was due primarily to the curtailment of both growth and maintenance capital expenditures, and the conveyance of the Company’s oil and gas properties in Colorado, Nebraska and Texas in connection with the restructuring of its outstanding senior debt in May 2017.

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This was offset by an increase in revenues of approximately $352,629 due to higher crude oil prices. Crude oil prices increased $7.84 or 22% to an average price of $43.03 per barrel for the first nine months of 2017 compared to $35.19 per barrel for the same period in 2016.

Natural Gas Revenues

Natural gas revenues for the nine months ended September 30, 2017 were $19,509 compared to natural gas revenues of $43,461 for the nine months ended September 30, 2016 and for the three months ended September 30, 2017 were $-0- compared to natural gas revenues of $18,929 for the same period in 2016. Of the year-to-date revenue decrease of $23,952, approximately $46,964 (offset by the increase in prices as described below) was due to lower production volumes. Production decreased in the first nine months of 2017 from 39,692 Mcf for the nine months ended September 30, 2016, to 11,649 Mcf for the comparable period of 2017, as shown in the table above. The production decrease was due primarily to the curtailment of both growth and maintenance capital expenditures and the conveyance of the Company’s oil and gas properties in Colorado, Nebraska and Texas in connection with the restructuring of its outstanding senior debt in May 2017. This was offset by an increase in revenues of approximately $23,012 due to higher natural gas prices. Natural gas prices increased $0.58 or 53% from an average price of $1.09 per Mcf for the first nine months of 2016 to an average price of $1.67 per Mcf for the same period of 2017.

Expenses:

	Three Months Ended		Increase /	Nine Months Ended		Increase /
	September 30,		(Decrease)	September 30,		(Decrease)
	2017	2016		2017	2016
Production expenses:
Direct operating costs	$205,253	$569,109	$(363,856)	$1,013,389	$1,916,774	$(903,385)
Depreciation, depletion and amortization	80,449	63,644	16,805	305,684	312,322	(6,638)
Impairment of oil & gas properties	—	800,000	(800,000)	—	7,444,597	(7,444,597)
Total production expenses	285,702	1,432,753	(1,147,051)	1,319,073	9,673,693	(8,354,620)

General expenses:
Professional fees	—	43,968	(43,968)	422,538	181,086	241,452
Salaries	130,741	297,244	(166,503)	407,888	1,044,639	(636,751)
Administrative expense	190,341	124,090	66,251	461,378	435,616	25,762
Total general expenses	321,082	465,302	(144,220)	1,291,084	1,661,341	(369,537)
Total production and general expenses	606,784	1,898,055	(1,291,271)	2,610,877	11,335,034	(8,724,157)

(Loss) from operations	(419,487)	(1,424,301)	1,004,814	(1,508,876)	(9,709,601)	8,200,725

Other income (expense)
Interest expense	(184,148)	(339,719)	155,571	(908,642)	(1,001,937)	93,295
Gain on loan sale agreement	—	—	—	11,500,124	—	11,500,124
Loss on derivatives	—	(68,459)	68,459	—	(2,449,855)	2,449,855
Other income	285,000	138,075	146,925	531,846	2,312,261	(1,780,415)
Total other income (expense)	100,852	(270,103)	370,955	11,123,127	(1,139,531)	12,262,859

Net income (loss)	$(318,635)	$(1,694,404)	$1,375,769	$9,614,452	(10,849,132)	$20,463,584

Direct Operating Costs

Direct operating costs include direct labor and equipment costs related to pumping, gauging, pulling, well repairs, compression, transportation costs, and general maintenance requirements in our oil and gas fields. These costs also include certain contract labor costs, and other non-capitalized expenses. Direct operating costs for the nine months ended September 30, 2017 decreased by $903,385, or 47% to $1,013,389 from $1,916,774 for the nine months ended September 30, 2016 and for the three months ended September 30, 2017 were $205,253 compared to $569,109 for the same period in 2016. Year-to-date direct operating costs per Boe decreased $1.29 or approximately 3% to $37.40 for 2017, compared to $37.16 per boe for the same period of 2016. The decrease was primarily due to the curtailment of both growth and maintenance capital expenditures, and the conveyance of the Company’s oil and gas properties in Colorado, Nebraska and Texas.

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Depreciation, Depletion and Amortization

Depreciation, depletion and amortization for the nine months ended September 30, 2017 was $305,684 compared to $312,322 for the nine months ended September 30, 2016 and for the three months ended September 30, 2017 was $80,449 compared to $63,644 for the same period in 2016. The year-to-date decrease in depletion expense of $16,805 or approximately 26% was due to the decrease in our depletable base year-over-year resulting from the impairment sustained in 2016 and further reduced by lower production volumes. Depletion expense per Boe decreased $1.29 or approximately 44% in the nine months ended September 30, 2017 compared to the nine months ended September 30, 2017 and also as discussed above production decreased approximately 44% nine months over nine months due primarily to lower spending on lease operating expenditures and lower investments in maintenance capital.

Impairment of Oil and Gas Properties

Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the sum of the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves and the cost of unproved properties not subject to amortization (without regard to estimates of fair value), or estimated fair value, if lower, of unproved properties that are not subject to amortization. Should capitalized costs exceed this ceiling, an impairment expense is recognized.

For the three and nine months ended September 30, 2017, we were not required to record an impairment expense on our evaluated oil and gas properties due to improved commodity prices and market conditions. For the three and nine months ended September 30, 2016, we recognized an impairment expense on our evaluated oil and gas properties of $800,000 and $7,444,597, respectively.

Professional Fees

Professional fees for the nine months ended September 30, 2017 were $422,538 compared to $181,086 for the nine months ended September 30, 2016 and $0 for the three months ended September 30, 2017 compared to $43,968 for the same period in 2016. The increase in year-to-date professional fees of $241,452 was primarily due to increased spending in 2017 on consulting, legal and investor relation services. These increases were partially offset by decreased third party reserve engineering fees.

Salaries

Salaries for the nine months ended September 30, 2017 were $407,888 compared to $1,044,639 for the nine months ended September 30, 2016 and $130,741 for the three months ended September 30, 2017 compared to $297,244 for the same period in 2016. The decrease in year-to-date salaries of approximately $636,751 is due primarily to a reduced number of employees from the prior period.

Administrative Expenses

Administrative expenses for the nine months ended September 30, 2017 were $461,378 compared to $435,616 for the nine months ended September 30, 2016 and $190,341 for the three months ended September 30, 2017 compared to $124,090 for the same period in 2016. The year-to-date decrease of $25,762 in 2017 compared to 2016, was due primarily to decreased general and administrative services provided from a working interest partner, and decreased IT, telecom, software, and meals, travel, and entertainment.

Interest Expense

Interest expense for the nine months ended September 30, 2017 was $908,642 compared to $1,001,937 for the nine months ended September 30, 2016, a decrease of $93,295 and $184,148 for the three months ended September 30, 2017 compared to $339,719 for the same period in 2016. Interest expense decreased as a result of the reduction of debt under the Loan Sale Agreement (“LSA”) (see “Part I” – “Item 1 Financial Statements” of this report above under “Note 2 – Going Concern ” – “Financing Transactions” for further information) offset by higher interest rate charges under the forbearance agreement also described under the Note 2.

Gain on Loan Sale Agreement

For the nine months ended September 30, 2017, we recognized a gain of $11,500,124 on the LSA and the restructuring of our debt completed thereby. For the three and nine months ended September 30, 2016, and the three months ended September 30, 2017, we had no loan sale gains or sale of loans.

Loss on Derivatives

All of the Company’s hedge contracts expired in 2016, so we incurred no unrealized gains or losses in the nine-months ended September 2017. We recorded an unrealized loss of $2,449,855 in the marking to market of our derivative contracts for the first nine months of 2016 and $68,459 for the three months ended September 30, 2016.

Other Income

Other income decreased by $1,780,415 from $2,312,261 for the nine months ended September 30, 2016 to $531,846 for the nine months ended September 30, 2017 and decreased by $146,925 for the three months ended September 30, 2017 compared to the same period in 2016. The decrease was due to the expiration of derivative contracts in 2016, resulting in no realization of gains from their monetization in 2017 offset by income from performing certain general and administrative services for Camber Energy, Inc., for a fee of $150,000 per month beginning in May 2017.

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Net Income (Loss)

The net income for the nine months ended September 30, 2017 was $9,614,452 compared to a net loss of $10,849,132 for the nine months ended September 30, 2016 and net loss was $318,635 for the three months ended September 30, 2017, compared to net loss of $1,694,404 for the same period in 2016. The year-to-date increase in the net income was due primarily to the gain from the LSA of $11,500,124 and the reduction in the impairment of oil and gas properties of $7,444,597.

Liquidity and Capital Resources

Liquidity is a measure of a company’s ability to meet potential cash requirements. We have historically met our capital requirements through debt financing, revenues from operations, asset sales, and the issuance of equity securities. Due to the decline in oil prices and the restructuring of our outstanding debt, it will be more difficult during the remainder of 2017 and into 2018 to use our historical means of meeting our capital requirements to provide us with adequate liquidity to fund our operations and capital program.

The following table summarizes total current assets, total current liabilities and working capital.

	September 30, 2017	December 31, 2016	Increase / (Decrease)

Current Assets	$451,675	$1,678,967	$(1,227,292)

Current Liabilities	$5,468,276	$19,754,406	$(14,286,130)

Working Capital Deficit	$(5,016,601)	$(18,075,439)	$(13,058,838)

The working capital deficit at September 30, 2017 was $5,016,601 compared to $18,075,439 at December 31, 2016. The year-to-date decrease in the working capital deficit was primarily due to the $13.5 million of debt forgiven as part of the LSA.

We had $515,752 of cash used in operating activities for the nine months ended September 30, 2017, which was mainly due to $11.5 million of gain on the LSA, offset by the $9.7 million net income for the period.

We had $4,635 of cash used in investing activities for the nine months ended September 30, 2017, which was solely due to the purchase of oil and gas properties.

We had $357,453 of cash provided by financing activities for the nine months ended September 30, 2017, which was due to proceeds from the sale of Series C Convertible Preferred Stock of $450,000 and bank balance transfer on loan sale agreement.

The unaudited condensed consolidated financial statements included in “Part I” – “Item 1 Financial Statements” of this report have been prepared assuming that the Company will continue as a going concern. There is currently substantial doubt about the Company’s ability to continue as a going concern as discussed in “Note 2 – Going Concern” to the unaudited condensed consolidated financial statements.

The Company’s Senior Secured Credit Facility is described in “Part I” – “Item 1 Financial Statements” of this report above under “Note 5 – Long-Term Debt” – “Senior Secured Credit Facility”. “Note 6 – Commitments & Contingencies” to the unaudited condensed consolidated financial statements includes additional information on certain commitments and contingencies of the Company. “Part I” – “Item 1 Financial Statements” of this report above under “Note 2 – Going Concern” – “Financing Transactions” includes a discussion of the LSA and related transactions and “Note 2 – Going Concern” – “Merger Agreement” includes information on the pending Merger.

Recent Funding and Related Transactions

On April 10, 2017, we obtained an unsecured loan in the principal amount of $150,000 from an affiliate of the holder of our issued and outstanding shares of Series B Preferred Stock (the “lender”). The loan was converted into 150 shares of Series Convertible Preferred Stock.

On April 27, 2017, the Company entered into an Additional Issuance Agreement with Alpha Capital Anstalt, for the purchase of 300 restricted shares of its newly designated Series C Convertible Preferred Stock in consideration for $300,000, of which $150,000 was payable in cash and $150,000 was payable via a note conversion, with an option to purchase an additional 200 shares of Series C Convertible Preferred Stock for an aggregate purchase price of $200,000. As of September 30, 2017, the Company had issued 300 shares of Series C Convertible Preferred Stock for an aggregate purchase price of $300,000. In addition, during the nine months ending September 30, 2017, the Company had received $150,000 from Alpha Capital Anstalt to purchase an additional 150 shares of Series C Convertible Preferred Stock. As of September 30, 2017, the additional 150 shares of Series C Convertible Preferred Stock have not been issued and are reflected as Series C Convertible Preferred Stock Issuable on the balance sheet in the aggregate amount of $150,000. The shares have also not been issued as of the date of this filing.

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The Series C Preferred Stock is non-voting (except to the extent required by law and except for certain consent rights relating to amending the certificate of incorporation or bylaws, and the like), ranks senior to the common stock with respect to dividends and with respect to distributions upon a deemed dissolution, liquidation or winding-up of the Company, and ranks junior to the Company’s Series A preferred stock and Series B preferred stock with respect to dividends and with respect to distributions upon a deemed dissolution, liquidation or winding-up of the Company. Upon request of the Holders, the Company can seek stockholder approval to remove the Issuance Limitation described therein and to allow for further adjustments related to anti-dilution protection, only if such stockholder approval is obtained. The Series C Convertible Preferred Stock has a liquidation preference of $1,000 per share, and is convertible at the option of the holder at a conversion price equal to $0.30 per share, or a ratio equal to approximately 3,333 shares of common stock for each one (1) share of Series C Convertible Preferred Stock, subject to customary adjustments. Dividends are payable on the shares of Series C Convertible Preferred Stock only if and to the extent that dividends are payable on the common stock into which the Series C Convertible Preferred Stock is convertible. The Series C Convertible Preferred Stock has no maturity date and can be redeemed by the Company beginning twelve months after the closing of the offering or upon a change of control for the redemption price of $1,000 per share, as adjustable as provided in the designation of the Series C Preferred Stock.

The Series C Preferred Stock includes a beneficial ownership limitation preventing conversion of shares of Series C Preferred Stock into more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series C Preferred Stock. In addition, the Company may not convert the Series C Preferred Stock into a number of shares of common stock which, when aggregated with any shares of common stock issued on or after the original issue date and prior to such conversion date in connection with any conversion of Series C Preferred Stock would exceed 1,683,944 shares of common stock (19.99% of the outstanding shares as of the original issue date), subject to adjustment for forward and reverse stock splits, recapitalizations and the like. In the event conversion of the Series C preferred is limited pursuant to these provisions, each holder shall be entitled to a pro rata portion of the issuable maximum.

Pursuant to the anti-dilutive provisions of the Securities Purchase Agreement dated as of March 11, 2015, which requires the Company to issue additional shares of common stock to adjust the purchase price paid by purchasers in the Company’s March 2015 offering, in the event any shares are sold (or convertible securities are sold), with a price per share less than the purchase price paid by the March 2015 purchasers subject to the terms of the Securities Purchase Agreement, Alpha Capital Anstalt received 597,461 shares of common stock. In addition, the Series B Convertible Preferred Stock conversion ratio equal to approximately 571 shares of common stock for each one (1) share of Preferred Stock reset to approximately 3,333 shares of common stock for each one (1) share of Series B Convertible Preferred Stock, to be consistent with the terms of the Series C Convertible Preferred Stock, pursuant to the anti-dilution requirements of the Series B Convertible Preferred Stock.

During the nine months ending September 30, 2017, Alpha Capital Anstalt converted 390 shares of Series B Convertible Preferred Stock into 1,300,000 shares of common stock.

Effective May 1, 2017, the Company entered into an agreement with Camber Energy, Inc., pursuant to which EnerJex will be responsible for performing certain general and administrative services for Camber for a fee of $150,000 per month. Richard E. Menchaca, a member of the Board of Directors of the Company, is a co-guarantor of bank debt held by Camber Energy, Inc. and Robert Schleizer, our newly appointed Interim Chief Financial Officer is also the Chief Financial Officer of Camber Energy, Inc.

On July 14, 2017, the Company entered into a Secured Promissory Note for $100,000 with Alpha Capital Anstalt, which has a maturity date of November 15, 2017, and accrues interest at a rate of 8% per annum. The amount due under the note is secured by a security interest, subordinate to certain other security interests of the Company, in substantially all of the Company’s assets.

On July 28, 2017, the Company received an advance of $50,000 from Alpha Capital Anstalt.

Summary of product research and development

We do not anticipate performing any significant product research and development under our plan of operations.

Expected purchase or sale of any significant equipment

We anticipate that we will purchase the necessary production and field service equipment required to produce oil during our normal course of operations over the next twelve months.

Significant changes in the number of employees

At September 30, 2017, we had one full-time employee, including field personnel. As production and drilling activities increase or decrease, we may have to continue to adjust our technical, operational and administrative personnel as appropriate. We are using and will continue to use independent consultants and contractors to perform various professional services, particularly in the area of land services, reservoir engineering, geology drilling, water hauling, pipeline construction, well design, well-site monitoring and surveillance, permitting and environmental assessment. We believe that this use of third-party service providers may enhance our ability to contain operating and general expenses, and capital costs.

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Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies and Estimates

Our critical accounting estimates include the value of our oil and gas properties, asset retirement obligations, and share-based payments.

Oil and Gas Properties

We follow the full-cost method of accounting under which all costs associated with property acquisition, exploration and development activities are capitalized. We also capitalize internal costs that can be directly identified with our acquisition, exploration and development activities and do not include costs related to production, general corporate overhead or similar activities.

Proved properties are amortized using the units of production (UOP) method. Currently we only have operations in the Unites States of America. The UOP calculation multiplies the percentage of estimated proved reserves produced each quarter by the cost of these reserves. The amortization base in the UOP calculation includes the sum of proved property, net of accumulated depreciation, depletion and amortization (DD&A), estimated future development costs (future costs to access and develop proved reserves) and asset retirement costs, less related salvage value.

The cost of unproved properties are excluded from the amortization calculation until it is determined whether or not proved reserves can be assigned to such properties or until development projects are placed into service. Geological and geophysical costs not associated with specific properties are recorded as proved property immediately. Unproved properties are reviewed for impairment quarterly.

Under the full cost method of accounting, the net book value of oil and gas properties, less deferred income taxes, may not exceed a calculated “ceiling.” The ceiling limitation is (a) the present value of future net revenues computed by applying current prices of oil & gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil & gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves computed using a discount factor of 10 percent and assuming continuation of existing economic conditions plus (b) the cost of properties not being amortized plus (c) the lower of cost or estimated fair value of unproven properties included in the costs being amortized less (d) income tax effects related to differences between book and tax basis of properties. Future cash outflows associated with settling accrued retirement obligations are excluded from the calculation. Estimated future cash flows are calculated using end-of-period costs and an unweighted arithmetic average of commodity prices in effect on the first day of each of the previous 12 months held flat for the life of the production, except where prices are defined by contractual arrangements.

Any excess of the net book value of proved oil and gas properties, less related deferred income taxes, over the ceiling is charged to expense and reflected as additional DD&A in the statement of operations. The ceiling calculation is performed quarterly. For the three and nine months ended September 30 30, 2017, we were not required to record an impairment expense on our evaluated oil and gas properties. For the nine months ended September 30, 2017, we incurred no impairment charges and for the nine months ended September 30, 2016 our impairment charge was $7,444,597.

Asset Retirement Obligations

The asset retirement obligation relates to the plugging and abandonment costs when our wells are no longer useful. We determine the value of the liability by obtaining quotes for this service and estimate the increase we will face in the future. We then discount the future value based on an intrinsic interest rate that is appropriate for us. If costs rise more than what we have expected there could be additional charges in the future however we monitor the costs of the abandoned wells and we will adjust this liability if necessary.

Share-Based Payments

The value we assign to the options and warrants that we issue is based on the fair market value as calculated by the Black-Scholes pricing model. To perform a calculation of the value of our options and warrants, we determine an estimate of the volatility of our stock. We need to estimate volatility because there has not been enough trading of our stock to determine an appropriate measure of volatility. We believe our estimate of volatility is reasonable, and we review the assumptions used to determine this whenever we issue new equity instruments. If we have a material error in our estimate of the volatility of our stock, our expenses could be understated or overstated.

Effects of Inflation and Pricing

The oil industry is very cyclical and the demand for goods and services of oil field companies, suppliers and others associated with the industry puts extreme pressure on the economic stability and pricing structure within the industry. Material changes in prices impact revenue stream, estimates of future reserves, borrowing base calculations of bank loans and value of properties in purchase and sale transactions. Material changes in prices can impact the value of oil companies and their ability to raise capital, borrow money and retain personnel. We anticipate business costs and the demand for services related to production and exploration will fluctuate while the commodity prices for oil remains volatile.

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Results of Operations for Year Ended December 31, 2016 and 2015 compared

The following table presents selected information regarding our operating results from continuing operations.

	Year Ended	Year Ended
	December 31,	December 31,
	2016	2015	Difference
Oil & gas revenues (1)
Crude oil revenues	$2,390,024	$4,525,089	$(2,135,065)
Average price per Bbl	40.75	44.24	(3.49)
Natural gas revenues	71,703	353,633	(281,930)
Average price per Mcf	1.51	1.88	(.37)
Expenses:
Lease operating expenses (2)	2,661,258	4,501,940	(1,840,682)
Depreciation, depletion and amortization (3)	254,329	1,108,039	(853,710)
Impairment of oil and gas properties	8,032,670	48,930,087	(40,897,417)
Total production expenses	10,948,257	54,540,066	(43,591,809)
Professional fees (4)	310,471	680,860	(370,389)
Salaries (5)	1,642,593	1,927,552	(284,959)
Depreciation - other fixed assets	159,638	203,407	(43,769)
Administrative expenses (6)	539,571	636,459	(96,888)
Total expenses	$13,600,530	$57,988,344	$(44,387,814)

(1)	2016 crude oil revenues decreased $2.1 million or 47% to 2.4 million from $4.5 million in fiscal 2015. This decrease was due to the continued decline in crude oil prices. Realized oil prices dropped $3.49 or 8% during 2016 from an average of $44.24 per bbl in 2015 to an average of $40.75 per bbl in 2016. Declining prices accounted for approximately $200,000 of the $2.1 million drop in crude oil revenues. A decrease in production volumes in 2016 accounted for $1.9 million of the $2.1 million decrease in revenues. Volumes decreased by approximately 43,600 bbls or 43% to 58,653 bbls in 2016 compared to production of 102,289 bbls in 2015. 2016 natural gas revenues decreased approximately $282,000 or 80% to $71,700 from $353,600 million in 2015. The decrease was due to lower natural gas prices in 2016. Natural gas prices decreased $.37 per mcf or 20% from an average price of $1.88 in 2015 to an average price of $1.51 in 2016. This drop in prices accounted for $69,100 of the overall $282,000 decrease in revenues. A decrease in production volumes accounted for the remaining $213,000 decrease in revenues. Natural gas volumes decreased approximately 140,900 mcf or 75% in 2016 from 188,400 mcf in 2015 to 47,600 mcf in 2016.
(2)	2016 lease operating expenses decreased $1.8 million or 41% to $2.7 million from $4.5 million in 2015. However, lease operating expenses per boe increased 19% or $6.30 to $39.97 in 2016 from $33.67 per boe in 2015.
(3)	The depletion expense decrease is due primarily to the impairment of oil and gas properties necessitated by the SEC quarterly ceiling tests. The Company reviews the carrying value of oil and gas properties accounted for by use of the full cost rules of accounting. This method dictates that the net book value of oil and gas properties, less deferred income taxes, may not exceed a calculated “ceiling.” Any excess of the net book value of proved oil and gas properties, less related deferred income taxes, over the ceiling is charged to expense and reflected in the statement of operations. For the year ended December 31, 2015 impairments of $16,401,376, $11,421,613, $9,720,983 and $11,386,115 were record in the first, second, third and fourth quarters respectively. For the year ended December 31, 2016 impairments of $4,506,933, $2,137,663, $800,000 and $588,073were record in the first, second, third and fourth quarters respectively. Because of these write downs depletion expense per boe decreased 54% or $4.47 per boe from $8.29 per boe in 2015 to $3.82 per boe in 2016. As a result, 2016 depletion expense decreased approximately $854,000 to approximately $254,000 from $1,108,039 in 2015.
(4)	Professional fees decreased 54% or approximately $370,000 thousand from approximately $681,000 in 2015 to approximately $310,500 in 2016. Investor relation expenditures decreased approximately $110,000 and Consulting fees including tax, third party engineering and audit decreased by approximately $308,000. These decreases were partially offset by increases in legal fees of approximately $48,000.
(5)	Salaries decreased 15% or approximately $300,000. The decrease was due primarily to decreased head counts.
(6)	Administrative expenses decreased approximately $97,000 or 15%. The decrease was due primarily to decreased spending on SEC matters, travel, training and office supplies of $122,000, $21,000, $30,000 and $18,000 respectively. These decreases were partially offset by an increase spending for IT and software and reduced recovers of overhead costs from a joint interest partner of $34,000 and $60,000 respectively.

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Reserves

	Year Ended	Year Ended
	December 31,	December 31,
Proved Reserves	2016	2015
Total proved PV10 (present value) of reserves	$3,437,030	$8,769,970
Total proved reserves (BOE)	$1,587,690	$2,574,860
Average Price (per bbl)	$37.36	$50.28
Average Price (per mcf)	$1.65	$2.58

Of the 1.6 million BOE of total proved reserves, approximately 12.2% are classified as proved developed producing, approximately 42.3% are classified as proved developed non-producing, and approximately 45.5% are classified as proved undeveloped.

The following table presents summary information regarding our estimated net proved reserves as of December 31, 2016. All calculations of estimated net proved reserves have been made in accordance with the rules and regulations of the SEC, and, except as otherwise indicated, give no effect to federal or state income taxes. The estimates of net proved reserves are based on the reserve reports prepared by Cobb & Associates Inc., our independent petroleum consultants. For additional information regarding our reserves, please see Note 13 to our audited financial statements for the fiscal year ended December 31, 2016.

Summary of Proved Oil and Gas Reserves

December 31, 2016

	Gross				Net
		Natural Gas		Oil		Natural Gas		Oil
Proved Reserves	Crude Oil	Liquids	Natural Gas	Equivalents	Crude Oil	Liquids	Natural Gas	Equivalents	PV 10 (2)
Category	BBL’s	BBL’s	MCF’s	BOE’s	BBL’s	BBL’s	MCF’s	BOE’s (1)	(before tax)
Proved, Developed	488,580	56,320	4,827,420	1,349,470	372,140	44,780	2,686,800	864,720	2,120,330
Proved, Undeveloped	196,860	-	4,176,000	892,860	152,610	-	3,422,170	722,970	1,316,700
Total Proved	685,440	56,320	9,003,420	2,242,330	524,750	44,780	6,108,970	1,587,690	3,437,030

In 2016 the Company invested approximately $17,100 in its oil and gas properties. These reduced expenditures were in response to extremely low commodity prices. The Company has approximately $1.7 million of current asset on hand and important infrastructure in Colorado completed which will facilitate the exploitation and development of proved undeveloped reserves over the next five years. At year end the Company’s review of proved undeveloped reserves revealed challenges but the Company maintains its belief that reserves will be developed within five years of their initial recording as a proved undeveloped reserve. In addition it believes it has the financial wherewithal to develop all it’s proved undeveloped reserves within the five year time frames required; utilizing its balance sheet, to borrow funds as needed and it has the ability to joint venture any of its assets.

(1)	The following table shows our reconciliation of our PV10 to our standardized measure of discounted future net cash flows (the most direct comparable measure calculated and presented in accordance with GAAP). PV10 is our estimate of the present value of future net revenues from estimated proved oil and gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their “present value.” We believe PV10 to be an important measure for evaluating the relative significance of our oil and gas properties and that the presentation of the non-GAAP financial measure of PV10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating our company. We believe that most other companies in the oil and gas industry calculate PV10 on the same basis. PV10 should not be considered as an alternative to the standardized measure of discounted future net cash flows as computed under GAAP.

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	As of December 31,	As of December 31,
	2016	2015
PV10 (before tax)	$3,437,030	$8,769,970
Future income taxes, net of 10% discount	$-	$-
Standardized measure of discounted future net cash flows	$3,437,030	$8,769,970

Liquidity and Capital Resources

Liquidity is a measure of a company’s ability to meet potential cash requirements. We have historically met our capital requirements through debt financing, revenues from operations, asset sales and the issuance of equity securities. Due to the dramatic deterioration of oil prices, the resulting decline in our reserves as reflected in our reserve report which caused a corresponding reduction in our borrowing base, and the recent issuances of equity securities from our “shelf” registration, it will be more difficult in 2016 to use our historical means of meeting our capital requirements to provide us with adequate liquidity to fund our operations and capital programs. Accordingly, the Company has chosen to preserve liquidity by not devoting capital to its oil and gas properties, while minimizing expenditures for operating, general and administrative expenses. With positive working capital, we will be positioned to capitalize on increases in commodity pricing when such changes occur.

The following table summarizes total current assets, total current liabilities and working capital at year ended December 31, 2016 compared to the year ended December 31, 2015.

	Year Ended	Year Ended
	December 31, 2016	December 31, 2015	Difference
Current Assets	$1,678,967	$7,213,213	$(5,534,246)
Current Liabilities	$19,754,407	$4,260,559	$15,493,848
Working Capital (Deficit)	$(18,075,440)	$2,952,654	$(21,028,094)

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AGEAGLE BUSINESS

Organizational History

AgEagle Aerial Systems, Inc. (“AgEagle,” “we” or us”), headquartered in Neodesha, Kansas, is a leading manufacturer of unmanned aerial vehicles focused on providing actionable data to the precision agriculture industry. AgEagle was founded in 2010 by Bret Chilcott, its President and Chief Executive Officer, as Solutions by Chilcott, LLC, a Kansas limited liability company. In April 2015, Solutions by Chilcott was converted into a corporation and then merged into AgEagle, a newly-formed Nevada corporation.

Our history is rooted in advanced composite parts manufacturing, first for commercial trucks and then as a vendor to the government manufacturing micro wind turbine blades. Around 2011, we also began applying our expertise in composite parts manufacturing on a research project at Kansas State University that was attempting to use model airplanes to monitor and analyze crops. After several months, Mr. Chilcott and KSU agreed to continue the commercialization phase of this project under the auspices of AgEagle, and in 2012, we completed the first prototype of our UAV. Over the next year, Mr. Chilcott traveled throughout the mid-western United States meeting with farmers and agronomists, compiling test data, operating history, market information, and then in early 2014, AgEagle sold its first commercial UAV.

Our Products and Services

We design, produce, distribute and support technologically-advanced small unmanned aerial vehicles (UAVs or drones) that we offer for sale commercially to the precision agriculture industry. Our first commercially available product was the AgEagle Classic which was followed shortly thereafter by the RAPID System. As we improved and matured our product we launched the RX-60 and subsequently our current product is the RX-48. In February 2016, we signed a worldwide distribution agreement with Raven Industries, Inc. (“Raven”) under which Raven will purchase the RX-60 and RX-48 for the agriculture markets for resale through their network of dealers worldwide. Raven and its network of dealers offer the RX-60 and RX-48 systems to the public, including a subscription for a software package that is provided by a third party. The first shipment of our RX-60 system to Raven occurred in March, 2016.

The success we have achieved with our products, which we believe has carried over into the new RX-48, stems from our ability to invent and deliver advanced solutions utilizing our proprietary technologies and trade secrets that help farmers, agronomists and other precision agricultural professionals operate more effectively and efficiently. Our core technological capabilities, developed over five years of innovation, include a lightweight laminated shell that allows the UAV platform to perform under challenging flying conditions, a camera with a Near Infrared (NIR) filter, a rugged foot launcher (RX-60), and high end software provided by third parties that automates drone flights and provides geo-referenced data.

Our UAV, often referred to as a “flying wing,” is an advanced fixed wing model UAV whose design is based upon the years of experience our management has with aircraft and composite parts construction. We design all of our UAVs to be man-portable, thereby allowing one person to launch and operate them through a hand-held control unit or tablet. All of our UAVs are electrically powered, weigh approximately four to six pounds fully loaded, are capable of flying over approximately 400 acres (roughly 60 minutes of airtime) per flight from their launch location, and are configured to carry a camera with our NIR filter that uses near infrared images to capture crop data. We believe that these characteristics make our UAVs well suited for providing a complete aerial view of a farmer’s field to help precisely identify crop health and field conditions faster than any other method available.

Our UAVs were specifically designed to help farmers increase profits by pinpointing areas where nutrients or chemicals need to be applied, as opposed to traditional widespread land application processes, thus decreasing input costs and increasing yields. The RX-60 and RX-48 systems, were designed for busy agriculture professionals who do not have the time to process images on their computers, which some of our competitors require. Through a relationship with our strategic partner, our UAV can be programmed using a tablet device to overlay a flight path over a farmer’s specific crop area. The software can automatically take pictures from the camera, stitch the photos together through the cloud, and deliver a geo-referenced, high quality aerial map to the user’s desktop or tablet device using specialty precision agriculture software such as SST or SMS. The result is a prescription or zone map that can then be used on a field computer in a spray and precisely apply the amount of nutrients or chemicals required to continue or restore the production of healthy crops for farmers.

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Figure 1: AgEagle Prescription Map

Partnership with Raven

In February 2016, we signed a worldwide, exclusive distribution agreement with Raven Industries. Under this initial three-year distribution agreement, Raven private labels and purchases our fixed wing UAVs, exclusively for the agriculture markets over the initial term, for resale through their network of Ag Retailers worldwide. Raven has the right to renew the agreement after the expiration of the initial term. In 2017, we amended our agreement with Raven to make it non-exclusive and to allow us to sell our products directly into the market. The agreement contains other standard termination provisions, covenants and warranties, as more fully set forth therein.

On the date we entered into the distribution agreement with Raven, we also simultaneously entered into a stock purchase agreement with Raven whereby we sold 200,000 shares of our common stock to Raven for an aggregate purchase price of $500,000. In connection with the financing, Raven was entitled to designate one director to serve on our board of directors. In March 2016, Raven exercised this right and we appointed Lindsay Edwards to the board. In addition, at any time until the consummation of the first public offering, Raven has the first right to participate in any offer or sale of new securities in an amount up to 50% of such securities that we may issue, which issuance excludes (a) shares or options to purchase shares under our Stock Option Plan, (b) securities upon the exercise, exchange or conversion of securities issued and outstanding as of the date of the stock purchase agreement and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of our disinterested directors. Pursuant to the stock purchase agreement, during the term of the distribution agreement, Raven has a right of first refusal on any sale of all or substantially all of our assets or a sale of AgEagle in any transaction in which there is a change in control in the holders of a majority of the voting securities after the transaction, or on an exclusive license of all of our intellectual property.

Raven is a publicly traded corporation (NASDAQ: RAVN) based in Sioux Falls, South Dakota that is a leading provider of precision agriculture products designed to reduce operating costs, decrease inputs and improve yields of farmers through their Applied Technology division.

Agribotix – Data and SAAS Agreements

In November 2017, AgEagle entered into a multi-agreement arrangement with Agribotix, LLC (“Agribotix”), headquartered in Boulder, Colorado, a leading agricultural information processing company providing actionable data to the agriculture industry.  Agribotix’s platform delivers agricultural intelligence to increase yields and profits using drone-enabled technologies. Agribotix was founded in 2013 by Dr. Tom McKinnon, its Chief Technology Officer.

AgEagle believes that developing a strong working relationship with Agribotix will benefit AgEagle and its shareholders in developing important vertically integrated products and services.  Agribotix’s primary product is FarmLens™, a subscription cloud analytics service that processes data, primarily collected with a drone such as AgEagle’s, and makes such data usable by farmers and agronomists. FarmLens is currently sold by Agribotix as a subscription and offered either standalone or in a bundle with major drone platforms manufactured by leading drone providers like AgEagle, DJI, and senseFly.

Agribotix extends the reach of its FarmLens platform by partnering with and directly integrating into offerings by leading agricultural companies like John Deere’s Operations Center and The Climate Corporation’s FieldView.  To date, Agribotix has processed agricultural imagery for over 50 different crop types from over 50 countries around the world.

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The agreements reached between AgEagle and Agribotix include:

•	Dealer Agreement whereby AgEagle appointed Agribotix as a non-exclusive dealer of AgEagle’s products on a worldwide, best efforts basis. The term of the agreement is for twelve months with marketing and sales commencing on or after January 1, 2018, and automatically renews for one-year periods unless otherwise terminated. Either party may terminate the agreement with 30 days written notice. Both parties agree to provide standard reporting and support services. Agribotix is required to maintain proper insurance and is obligated to standard confidentiality clauses. AgEagle has the right to audit Agribotix on an annual basis for its business under this agreement. Both parties agreed to standard indemnification clauses.

•

Distribution and Resale Agreement whereby Agribotix appointed AgEagle as a non-exclusive distributor of Agribotix products and analytic services including FarmLens on a worldwide, best efforts basis.  The term of the agreement is for twelve months and automatically renews for one-year periods unless otherwise terminated.  Either party may terminate the agreement with 90 days written notice.  Both parties agree to provide standard reporting and support services.  AgEagle is required to maintain proper insurance and is obligated to standard confidentiality clauses.  Both parties agree to standard indemnification clauses.

•	Exchange Agreement whereby, to further align interests between the parties, AgEagle has agreed to exchange shares of the Company’s common stock it receives in the Merger equal to an aggregate value of $1,000,000 for 20% of the equity membership interests of Agribotix. This Exchange Agreement may be terminated by either party based on further due diligence of the parties, or in the instance that the Merger does not close. The shares of EnerJex that would be issued to Agribotix at the closing of the Merger would not affect the Merger exchange ratio, and therefore would not be additionally dilutive to EnerJex shareholders.

Consumer Products and Services

UAV Market Overview

Unmanned aerial vehicles, or UAVs, have been in use for decades, whether it be a drone for military surveillance by the U.S. Government, a commercial UAV used to scan and survey property, or by hobbyists who fly their personal devices simply to get a different view of the world. All three of these examples fall under the same burgeoning industry, one that is increasing in number and effectiveness as aircrafts, sensors and automation technologies mature. As the potential benefits of UAV technology extend beyond its traditional military use, commercial customers have started to shift resources into the drone opportunity so as to reach levels of efficiency not previously experienced. Despite the obstacles the industry will continue to face and be required to maneuver through, the first operational rules for routine commercial use of UAVs went into effect on August 20, 2016. The current landscape and targeted industries in the UAV marketplace can be seen below:

Figure 2: Industries in the UAV Marketplace

The military’s use of drones are recognized and have been around for many years. The participants in this market are well entrenched at this point, with companies such as Boeing, Lockheed Martin and AeroVironment providing surveillance and attack drones to the U.S. military and Department of Defense. The growth of unmanned systems for military and civil use is projected to continue through the next decade. It is estimated that UAV spending in the civil market will increase substantially over the next decade, from $2.8 billion worldwide in 2017 to $11.8 billion in 2026, and the segment is expected to generate $73.5 billion over the next 10 years, according to The Teal Group. Commercial use is expected to be the fastest growing civil segment, rising more than twelvefold from $512 million in 2017 to $6.5 billion in 2026. This growth is forecasted to be fueled, in part, by the estimated $1.3 billion in investments in the sector by technology companies and venture capitalists since 2013.

As compared to the relatively mature military drone sector, the hobbyist and consumer market has been growing steadily over the past five years. Market leaders include companies such as Dajiang Innovation Technology (“DJI”) and Parrot EPA with many more smaller, lessor known companies jumping into the fray. Should consumers continue to adopt this technology, not only do we believe the industry will experience its projected growth, but it will provide for a significant number of purchasing options as competition increases.

The segment of the UAV industry that has received the most attention recently is the commercial market, which was brought into the spotlight in early 2015 when the FAA released its new proposed guidelines for commercial UAV use, and then in June 2016, when the FAA announced it had finalized the first operational rules for routine commercial use of UAVs. These rules went into effect on August 20, 2016. According to CB Insights, 2016 saw a record number of investments in the drone industry, topping $454 million across 100 transactions, due to venture firms and technology companies moving into the drone space with sizable investments. In Q1 of 2017, the sector saw a quarterly deals record of 32 investments worth $113 million giving 2017 a funding run-rate of 122 deals worth over $506 million, both new records. While regulatory uncertainty has kept many on the sidelines, the new clarity from the FAA has started to help investors get more comfortable. The primary segments in the commercial market, as seen in the above chart, include Precision Agriculture, Inspection/Surveillance, Mapping/Surveying, Film/Photo/Video and Public Safety/First Responders. AgEagle falls under the precision agriculture segment, which as an industry is relatively new and ripe with opportunity for those innovative solutions that solve today’s current problems.

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Figure 3: Global UAV Investment History

Precision Agriculture Industry Overview

Precision agriculture is a farming management concept based on observing, measuring, and responding to inter and intra-field variability in crops. Over the years, as farmers have been increasingly under pressure to increase profit margins and comply with new governmental regulations, entrepreneurs have been searching for solutions that present the prospect of new operational efficiencies. This has led to a number of changes in the agricultural industry, with precision agriculture being recognized by some as one of the largest technological opportunities in agriculture since the introduction of hydraulics in the 1940’s. As agriculture and technology companies realize the potential benefits from this new technology, many are introducing innovative products and services to the agriculture arena, focused on helping farmers capitalize upon this new found technology.

Precision agriculture technologies provide the information and systems that allow a farmer to optimize and customize the timing, amount, and placement of inputs (seed, fertilizer, pesticides, irrigation, etc.) for any given section of a field. This allows the farmer to produce the maximum yield from the entire field at the lowest possible cost. The concept has been enabled by technologies that include:

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☐	Crop yield monitors mounted on GPS-equipped combines;

☐	variable rate technology, like seeders, sprayers, etc.;

☐	an array of real-time vehicle mountable sensors that measure everything from chlorophyll levels to plant water status; and

☐	multi- and hyper-spectral aerial and satellite imagery, from which products like Normalized Difference Vegetation Index (“NDVI”) maps can be made.

The total value of U.S. crops in 2014 was estimated at $195 billion. While 2015 and 2016 saw slight downturns due to commodity pricing, even a modest improvement in yield would have a substantial aggregate economic impact for the roughly $200 billion industry. There are a few trends that drive where we believe the precision agriculture marketplace is heading: the increased use of auto steering and variable rate controls for inputs, advanced sensors and Big Data, the push into the food and grocery industry by WalMart and Amazon, and customers who are realizing their return on investment.

The first trend is possibly the most important. Guidance and auto steering have provided farmers with significant benefits by reducing costly application overlaps by field equipment. This, combined with variable rate application equipment, will allow farmers to break their fields into specific sections based on criteria such as soil type and historical yield. With this information available on a section by section basis, farmers are then able to minimize their costs and increase profitability across the farm as a whole.

However, we believe it is the data behind the equipment that is going to drive the ag industry forward. Advanced sensors and filters allow the farmer to not only view weather and soil data, but through use of a device such as a drone, it would allow that information to be coupled with real time plant health data for in-depth analysis. This analysis supports real time predictive decision-making to drive costs lower and improve crop yields.

Finally, as farmers have begun to adopt this new technology, we believe the returns on their investments are beginning to materialize. By having this increased functionality and the expanded offerings of precision agriculture devices, integrated software, analytics, and cloud services, the hope is that the adoption rates of these new solutions continue to grow over the coming years.

Figure 4: AgEagle Crop Health Map

As the demographic for farmers shift to a younger, more technologically-minded group, many are forecasting an increase in the rate of growth of precision agriculture. A current estimate of the precision agriculture market by Markets and Markets projects a roughly $7.9 billion global marketplace by 2022, with an estimated compound annual growth rate of 13.5% from 2016 to 2022. The growth rate outside the U.S., including developing countries where the need to improve productivity is even greater, is expected to be higher. More companies, ranging from large public companies (e.g., Monsanto (biotech, seeds, chemicals) and John Deere (equipment)), to small privately owned or venture backed companies, are expected to begin focusing on this opportunity with the goal of providing specialty farm management software, cloud services, sensors, data analytics, and even drone imaging services.

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Precision Agriculture UAV Market

While precision agriculture is beginning to transform traditional farming methods, we believe that the commercial UAV market is strategically placed to play a substantial role in this transformation. UAVs have many commercial applications, as described above, and many industry experts now expect one of the biggest impacts to be on the agriculture industry. Drone technology, if executed properly, can make farming more efficient, lower operating costs and reduce farming’s environmental impact. Current estimates from Zion Market Research expect the industry for drones used in agriculture to reach more than $3.0 billion by 2021, up from approximately $674 million in 2015. These estimates are in spite of the ban that was previously in place by the FAA prior to the announcement in June 2016 that the FAA finalized the first operational rules for routine commercial use of UAVs, which went into effect on August 20, 2016.

The use of drones for agriculture can add real time high definition imagery collected on demand to help farmers see what is happening in the field without having to walk through the field. UAVs costs a fraction of what an airplane or a satellite costs, and at the same time, they can provide a superior set of images with a potential resolution equivalent of taking a picture while standing next to the plant. These small, unmanned rotary and fixed wing aircrafts can fly at low altitudes and be programmed to fly a certain pattern using a variety of software. They can take high definition images with visual and multi spectral cameras, providing specific plant health information in real time. This new imagery would need to be integrated with all the other data a farmer collects to increase productivity. Successful entrants in the UAV space will be the ones who can integrate the existing data and the science of agronomy into the images through partnering or acquisitions.

Market Size

We believe that the precision agriculture sector of the UAV market presents robust opportunities for our products. The United Nations Food and Agriculture Organization (“FAO”) projects that the world will require 70% more food production by 2050 in order to keep up with population growth. That number is nearly 100% when looking at just developing counties. To accomplish this, the agriculture sector will need to become more efficient, producing an average of 250 bushels per acre (“bpa”), possibly as much as 300, from the approximately 200 bpa that are currently produced. Farmers and agronomists are seeking ways to increase yields while lowering input costs and overall environmental impact of chemicals and water consumption. In collaboration with the precision agriculture products already available today, we believe our UAVs can help to accomplish this goal with the actionable data we provide them.

Recent estimates from a report published by Goldman Sachs in March 2016 further estimates the total addressable market for precision agriculture to be $1.4 billion in the U.S. and $5.9 billion globally over the next five years. Such market size translates to approximately 47,000 UAV units in the U.S. and 197,400 UAV units around the world. In addition, Goldman Sachs suggests that the commercial UAV industry has a $21 billion total addressable market with an estimated triple-digit compound annual growth rate from 2016 to 2020.

Other research firms have published their estimates for the precision agriculture market over the last couple years as well. PricewaterhouseCoopers pegs the addressable market for agriculture drones to be worth $32.4 billion, second only to the infrastructure sector. Global Market Insights sees the market surpassing $1.0 billion by 2024, with global shipments exceeding 200,000 UAV units by 2024. Markets and Markets expects the agriculture drone market to grow from $864 million in 2016 to $4.2 billion in 2022, representing a 30%+ CAGR during that period.

Our Growth Strategy

We intend to grow our business by establishing our leadership position in the growing precision agriculture marketplace for UAVs through our partnership with Raven and through direct sales, and by creating new, easier to use and higher value products that enable us to remain a leading platform available to our customers. We may also elect to pursue additional opportunities in different industries outside of agriculture and its related areas. Key components of this strategy include the following:

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Build a strong worldwide distribution network with Raven and organically to offer a best-in-class precision ag platform.

We believe we can establish our flying wing product and systems as leading technologies in the precision agriculture marketplace. Under Raven’s distribution platform, we will have access to dealers and customers in key agricultural regions worldwide, which will help make it possible for farmers in those markets to have access to the AgEagle platform. Raven’s distributors are spread across six continents, covering a majority of the world’s major regions including the U.S., Canada, South America, Eastern and Western Europe, Southeast Asia, and Oceania. We are also building our own distribution channels in parallel with Raven, both in the US and internationally.

Continue to explore partnerships with companies that can expand our offerings.

We intend to expand our product offerings by building relationships, partnerships and possibly acquisitions of companies that have vertical, synergistic technologies. Our first venture into this concept has been and will continue to be to work with Raven to integrate our UAV system with its current precision agriculture products in order to connect the data and improve the effectiveness and efficiency of this data for farmers. In addition, other technology alliances may include the acquisition or development of other electronics, software, sensors or more advanced aerial platforms. We are constantly meeting and in discussions with groups that could fill these roles and help with additional development ideas. We see the potential to acquire such synergistic companies to be an exciting potential growth strategy for AgEagle, especially as the number of companies in the market start to consolidate over the coming years.

Deliver new and innovative solutions in the precision ag space.

Our research and development efforts are the foundation of AgEagle and we plan to continue to invest in R&D. We plan to continue innovating new and enhanced products that enable us to satisfy our customers through better, more capable products and services, both in response to and in anticipation of their needs. We believe that by investing in research and development we can be a leader in delivering innovative products that address market needs within our current target markets, enabling us to create new opportunities for growth.

Pursue the expansion of the AgEagle platform of products into other industries besides agriculture.

We may investigate and pursue opportunities outside of agriculture as we continue to expand and grow the AgEagle platform. We are confident in the UAV product we have today, and believe that this product could provide other industries the same kind of optimization we are currently providing the agriculture industry. These industries have yet to be identified by the AgEagle team, but may include verticals such as land surveying and scanning, insurance, inspections and search and rescue.

Competitive Strengths

We believe the following attributes and capabilities provide us with long-term competitive advantages:

Partnership with Raven. Our partnership with Raven has provided and will continue to provide broader access to our products for customers around the world through Raven and its network of dealers. Raven is a leading provider of precision agricultural products in the world, with a loyal customer base and global outreach. We will work together with Raven to provide actionable data to assist customers in making informed input and variable rate decisions. We also intend to capitalize on Raven’s expertise and knowledge within the precision agriculture industry to continue improving and advancing our products offerings.

Proprietary Technology and Trade Secrets. We believe our unique design and assembly process differentiates our product from our competitors. We are confident that our UAVs are industry-leading in durability due to the lightweight laminated shell of the wing, which is made using a proprietary manufacturing process developed by our founder over five years of innovating. This process, which hardens the material used to build the shell, allows the UAV to perform in harsh weather conditions (with wind speeds up to 30 miles per hour) and bring itself to an unassisted landing, all at a total weight of about four to six pounds. This design is an important trade secret and we have non-disclosure agreements with our employees in order to keep it unique to AgEagle.

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Product Has Global Appeal. We believe that our technology addresses a need for better data in the agriculture industry worldwide. With our new global distribution platform, we believe that we are well-positioned for our advanced products to be a viable solution for farmers worldwide.

Increased Margins for Farmers. We believe our UAVs will directly enhance margins of our customers by reducing the amount of nutrients and chemicals needed to manage their farms. The software equipped on our UAVs will deliver a high-quality aerial map upon completion of the flight, allowing the user to accurately identify the specific areas that are malnourished. This software is compatible with precision applicator tractors, which assist users in applying a precise amount of nutrients in only the necessary areas.

Empower Customers Through Our Self-Serve Platform. Our UAVs are specially designed to provide users with a portable and easy to operate device, which can be controlled with a hand-held unit or tablet. The UAVs are equipped with a camera and near infrared filter whose images provide a holistic aerial view of the fields along with meaningful data that is uploaded and delivered to the user within a very short time frame. As a result, this platform allows users to quickly detect any issues in their fields, which enables them to address such issues in a timely manner before any damage, or further damage affects their fields.

All Manufacturing of our Products is Completed in the United States. As of today, we manufacture all of our products at our manufacturing facility in Neodesha, Kansas, which allows us to avoid many of the potential difficulties that may arise if our manufacturing facilities were otherwise located outside the U.S. In addition, all of our research and development activities are performed in the U.S.

Government Regulation

Our products are subject to regulations of the FAA. On June 21, 2016, the FAA announced it has finalized the first operational rules for routine commercial use of small UAS, which for purposes of the regulations are unmanned aircraft weighing less than 55 pounds that are conducting non-hobbyist operations. UAS operators-for-hire will have to pass a written test and be vetted by the TSA, but no longer need to be airplane pilots as current law requires. The rules went into effect on August 20, 2016. Among other things, the new regulations require:

☐	preflight inspection by the remote pilot in command;

☐	minimum weather visibility of 3 miles from the control station;

☐	visual line-of-sight to the aircraft from the pilot and person manipulating the controls;

☐	prohibit flying the aircraft over any persons not directly participating in the operation, not under a covered structure or not inside a covered stationary vehicle;

☐	daylight or civil twilight operations (30 minutes before official sunrise to 30 minutes after official sunset, local time);

☐	maximum groundspeed of 100 mph (87 knots); and

☐	maximum altitude of 400 feet above ground level or, if higher than 400 feet above ground level, the aircraft must remain within 400 feet of a structure.

The new regulations also establish a remote pilot in command position. A person operating a small unmanned aircraft must either hold a remote pilot airman certificate with a small unmanned aircraft system rating or be under the direct supervision of a person who does hold a remote pilot certificate (remote pilot in command). A pilot’s license is no longer required. To qualify for a remote pilot certificate, a person must: demonstrate aeronautical knowledge by either passing an initial aeronautical knowledge test at an FAA-approved knowledge testing center, or hold a part 61 pilot certificate other than student pilot, complete a flight review within the previous 24 months, and complete a small UAS online training course provided by the FAA. The person must also be vetted by the TSA and be at least 16 years old. Applicants will obtain a temporary remote pilot certificate upon successful completion of TSA security vetting. The FAA anticipates that it will be able to issue a temporary remote pilot certificate within 10 business days after receiving a completed remote pilot certificate application.

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The regulations do not require the use of a visual observer. In addition, FAA airworthiness certification is not required. However, the remote pilot in command must conduct a preflight check of the small UAS to ensure that it is in a condition for safe operation.

Most of the restrictions can be waived by the FAA if the applicant demonstrates that his or her operation can safely be conducted under the terms of a certificate of waiver. The FAA maintains an online portal where a company or individual can apply for a certificate of waiver.

Manufacturing

As of today, we manufacture all of our products at our manufacturing facility in Neodesha, Kansas. We believe our current facilities are sufficient to adapt to our growth plans for the next two to three years and we have no current plans to expand our manufacturing capabilities.

Suppliers

Currently, we have strong relationships established with companies that provide many of the parts and services necessary to construct our advanced fixed wing product, such as Botlink, GoPro and 3DR. We have relationships with these suppliers and hope to continue to build and find new relationships from which we can source cheaper and better supplies to stay ahead of the needs of the market.

 Our flight planning and photo stitching software is provided by Botlink, a private company in North Dakota. We have worked closely with Botlink to optimize their software to work with our platforms. We consider our relationship with Botlink to be good; however, a loss of this relationship could have a materially adverse effect on our product offerings and results of operations.

Research and Development

Research and development activities are integral to our business and we follow a disciplined approach to investing our resources to create new technologies and solutions. A fundamental part of this approach is a well-defined screening process that helps us identify commercial opportunities that support current desired technological capabilities in the precision agriculture space. Our research includes the expansion of our wing products so as to build a portfolio of UAVs, as well as other solutions to problems with which agriculture professionals struggle.

Employees

As of September 30, 2017, we had a total of 5 employees. We tend to increase the number of employees during the grow season in the U.S. which runs from May to September. We have not experienced a work stoppage since we commenced operations. None of our employees are represented by employee union(s). We believe relations with all of our employees are good.

Legal Proceedings

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

Property

We have one leased facility located at 117 South 4th Street, Neodesha, Kansas 66757. This serves as the corporate headquarters and manufacturing facility. The facility is a lease of 4,000 square feet at a cost of $200 per month. Monthly rent increases by $100 every year until the expiration of the lease in 2018.

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AGEAGLE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following summary highlights information contained elsewhere in this proxy statement/prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere herein. This summary does not contain all of the information that may be important to you. You should read and carefully consider the following summary together with the proxy statement/prospectus, including AgEagle’s financial statements and the notes thereto appearing elsewhere in this proxy statement/prospectus and the matters discussed in the sections in this proxy statement/prospectus relating to AgEagle entitled “Risk Factors.” before deciding to vote on the EnerJex Merger Proposals. Some of the statements in this proxy statement/prospectus constitute forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” AgEagle’s actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” section and other sections of this filing.

Overview of the AgEagle Business

 AgEagle designs, develops, produces, distributes and supports technologically-advanced small unmanned aerial vehicles (UAVs or drones), that we supply to the precision agriculture industry. Historically, AgEagle has derived the majority of its revenue from the sale of its AgEagle Classic and RAPID Systems. However, as a result of the development of its new product, the RX-60 and RX-48, AgEagle will no longer manufacture and distribute is previous two systems. AgEagle believes that the UAV industry is currently in the early stages of development and has significant growth potential. Additionally, AgEagle believes that some of the innovative potential products in its research and development pipeline will emerge and gain traction as new growth platforms in the future, creating market opportunities. The success AgEagle has achieved with its current products stems from its ability to invent and deliver advanced solutions, utilizing is proprietary technologies that help its farmers, agronomists and other precision agricultural professionals operate more effectively and efficiently. AgEagle’s core technological capabilities include a lightweight, laminated Styrofoam shell that allows AgEagle’s UAVs to encounter challenging flying conditions such as wind, a camera with a proprietary index filter, a rugged foot launcher, and high-end software through its strategic partners that automates drone flights and provides geo-referenced data.

Off-Balance Sheet Arrangements

Since AgEagle’s inception, except for standard operating leases, it has not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities. AgEagle has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

AgEagle’s management’s discussion and analysis of its financial condition and results of operations are based on its unaudited condensed financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant estimates include, but are not limited to: collectability of receivables, realizability of inventories, warranty accruals, valuation of share-based transactions, and valuation of deferred tax assets. On an ongoing basis, AgEagle evaluates its estimates and assumptions. AgEagle bases its estimates on historical experience and on various other factors that AgEagle believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

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See Note 2 in AgEagle’s accompanying audited and unaudited financial statements for a listing of AgEagle’s critical accounting policies.

Revenue Recognition

Revenue is recognized when earned. AgEagle’s revenue recognition policies are in compliance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition, and the Securities and Exchange Commission Staff Accounting Bulletin No. 101 and 104.

AgEagle recognizes revenues for the sale of its products in the period when persuasive evidence of an arrangement with a customer, distributor or dealer exists, product delivery and acceptance have occurred and title has transferred to the customer, dealer or the distributor, the sales price is fixed or determinable and collectability of the resulting receivable is reasonably assured.

AgEagle generally ships FOB Shipping Point terms. Shipping documents are used to verify delivery and customer acceptance. AgEagle assesses whether the sales price is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund. AgEagle assesses collectability based on the creditworthiness of the customer as determined by evaluations and the customer’s payment history. Additionally, dealers are required to place a deposit on each drone ordered. AgEagle has executed various agreements to sell its products, including one exclusive worldwide distributor agreement 2016 whereby both the dealers and distributor agreed to purchase AgEagle drones and other related products. Under the terms of the dealer agreements except the recently executed agreement with its distributor, the dealer takes ownership of the products, and AgEagle deems the items sold upon release of shipment to the dealer. This distributorship agreement was made non-exclusive in 2017. Prior to the execution of the distributor agreement in February 2016, AgEagle sold its products through various dealers in the United States and Canada; all these agreements have since been terminated.

Results of Operations

For the Three and Nine Months ended September 30, 2017 and 2016

For the three months ended September 30, 2017 and 2016, AgEagle recorded revenues of $23,218 compared to revenues of $22,235 for the same period in 2016, a 4% increase. For the nine months ended September 30, 2017 and 2016, AgEagle recorded revenues of $105,609 compared to revenues of $342,164 for the same period in 2016, a 69% decrease. The decrease was due to the newly executed worldwide distribution agreement with Raven Industries, Inc. (“Raven”) that was expected to continue AgEagle’s sales growth as part of their exclusivity as a distributor along with the termination of all other dealer agreements. The uncertainty of new regulations from the FAA that were released in August 2016, delayed the launch of the AgEagle sales of UAV’s by Raven due the Raven’s inability in 2016 to properly test systems in the field with potential customers, which was needed to provide selling metrics such as ROI measurement reports for the 2017 grow season, which is typically January to June. Such testing and product refinements had to be pushed back to the 2017 grow season, which affected 2017 sales. In addition, in response to change in market demand AgEagle has developed a new UAV that was launched early summer not allowing proper marketing of the new product to meet the 2017 growing season demands. During 2017, AgEagle sold 11 UAVs, compared to the 48 UAVs sold in 2016. The majority of our sales in the current and prior year were to our worldwide distributor Raven.

For the three months ended September 30, 2017 and 2016, cost of sales totaled $10,667 and $51,209, respectively resulting in a decrease of 79%, compared to $89,359 and $304,846, respectively, for the nine months ended September 30, 2017 and 2016 resulting in a decrease in AgEagle’s cost of goods sold of 71%. For the three months ended September 30, 2017, and 2016 AgEagle had a gross profit of $12,541 or 54% and $(28,974) or (130)% resulting in an increase of 184% in AgEagle’s profit margins. For the nine months ended September 30, 2017 and 2016, AgEagle had a gross profit of $16,250 or 15% and $37,317 or 11% resulting in an increase of 4% in AgEagle’s profit margins. The decrease in AgEagle’s costs of sales resulted in an increase in AgEagle’s gross margin in comparison to the comparable prior periods for the three and nine months ended September 30, 2017 and 2016 due to less costs associated with customer service repairs for conversions to AgEagle’s updated sensor with Botlink, less demos being given out to Raven and sales of the RX-48 UAV model being sold at more favorable margins due to more sales being done directly with customers versus Raven.

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AgEagle recorded total operating expenses of $77,872 and $364,814, respectively, for the three months ended September 30, 2017 and 2016, resulting in an 79% decrease. For the nine months ended September 30, 2017 and 2016 AgEagle recorded $315,270 and $1,581,902, resulting in an 80% decrease. The decrease is mainly due to less consulting fees related to the award of common stock and granting of stock options to a related party being recorded for $7,992 for the nine months ended September 30, 2017 compared to $597,201 for the prior comparable period. Also professional fees mostly related to legal, underwriter and accounting fees in connection with the intended public offering of AgEagle was significantly reduced in 2017 versus 2016. Lastly overall general and administrative expense decreased in comparison to the prior period due to the reduction in payroll, advertising, and travel costs as a result of decreased sales.

Other income (expense) for the three months ended September 30, 2017 and 2016 was $6,653 and $28,212, respectively and for the nine months ended was $11,842 and $(114,232), respectively in prior comparable periods resulting in a decrease was mainly due to termination costs recorded in the prior periods. As a result of entering into an exclusive distributor agreement for the U.S. and Canada a trigger of termination clauses for other existing dealer agreements took effect resulting in the buyback and conversion of various systems at the cost of Ag Eagle that are no longer an issue in the current year.

Interest expense for the three months ended September 30, 2017 and 2016 was $32,622 and $16,000, respectively and $110,176 and $37,467, respectively for the nine months ended September 30, 2017. The increase is mainly due to the increase in debt in comparison to the prior periods.

AgEagle’s net loss was $91,300 and $381,576 for the three months ended September 30, 2017 and 2016, respectively. AgEagle’s net loss was $397,354 and $1,700,031 for the nine months ended September 30, 2017 and 2016, respectively. This represents a $1,302,678 or 77% decrease from AgEagle’s net loss in the prior period mainly to less professional, consulting, accounting and legal expenses and dealer terminations costs for both the three and nine months ended September 30, 2017 and 2016.

Cash Flows

September 30, 2017 compared to December 31, 2016

Cash on hand was $43,291 at September 30, 2017 compared to the $15,887 at December 31, 2016, an increase of $27,404. Cash used in operations for the nine months ended September 30, 2017 was $345,876 compared to $853,202 of cash used in operations for the nine months ended September 30, 2017. The decrease was driven by less legal, audit, accounting, financial filing and underwriter fees associated with the filing of AgEagle’s abandoned public offering, as well as stock and option compensation expense associated with a strategic consulting agreement-with a related party and a reduction in payroll costs.

Cash used by investing activities during the nine months ended September 30, 2016 was $12,775 for the purchase of new equipment to manufacture the RX-48. Cash flows provided by investing activities during the nine months ended September 30, 2016 was $5,341 due to the sale of equipment.

Cash provided by financing activities during the nine months ended September 30, 2017 was $386,055 as a result of a promissory noted executed with a face value of $175,000 resulting in proceeds of $150,000, $135,005 in promissory notes from existing accredited investors and various short-term loans from related parties for $101,050 to us for working capital purposes.

Liquidity and Capital Resources

On May 6, 2015, AgEagle closed a private placement pursuant to a subscription agreement whereby two institutional investors (the “2015 Holders”) purchased convertible notes having an aggregate principal amount of $500,000, convertible into AgEagle common stock at $2.00 per share (adjusted from $1.00 per share due to stock-split) and maturing on November 6, 2016. Interest on the notes accrues at a rate of 8% annually and is payable quarterly. On or about March 4, 2016, AgEagle and the 2015 Holders entered into extension and modification agreements whereby the 2015 Holders agreed to extend the maturity date of the notes to November 6, 2016 and permanently waive all rights and remedies, of whatever nature, with respect to the various defaults that occurred under this subscription agreement and notes, including, without limitation, (i) AgEagle’s failure to become a public SEC reporting company on or before September 30, 2015, (ii) our failure to pay interest on the notes, and (iii) modifying and waiving certain participation rights in future financings. As a result of the waiver, all interest payable has been accrued as of September 30, 2017.

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On February 25, 2016, AgEagle closed a private placement pursuant to a stock purchase agreement pursuant to which Raven purchased 200,000 shares of common stock for an aggregate purchase price of $500,000.

On June 6, 2016, AgEagle closed a private placement pursuant to a subscription agreement whereby an existing institutional investor (the “2016 Holder”) purchased a convertible note having a principal amount of $300,000, convertible into common stock of AgEagle at $3.00 per share and maturing on June 30, 2017. Interest on the note accrues at a rate of 8% annually and is payable quarterly. If prior to the closing of the Merger, the holders of the debentures do not voluntarily convert their debentures, on the effective date of this Merger the convertible debentures will automatically convert into shares of common stock at a conversion price equal to 77.5% of the price per share being offered to AgEagle shareholders in the Merger.

On or about February 2, 2017, AgEagle, the 2015 Holders and the 2016 Holder entered into a consent and waiver agreement whereby such holders, as applicable, agreed to permanently waive all rights and remedies, of whatever nature, with respect to the defaults that occurred under all of the subscription agreements and notes, including, without limitation, (i) AgEagle’s failure to become a public SEC reporting company on or before September 30, 2016, and (ii) waiving certain participation rights in future financings, most favored nation rights, and restrictions on future issuances of AgEagle’s securities. In addition, on March 24, 2017, AgEagle and the 2016 Holder entered into a modification agreement whereby AgEagle agreed to accrue and pay interest to the 2016 Holder on the aggregate unconverted and then outstanding principal amount of the note issued in 2016 at a rate of 8% per annum, irrespective of any late fees that may be (or have been) incurred in connection with such failure, payable on the earlier of the newly extended maturity date of November 6, 2017 or the date AgEagle becomes a public SEC reporting company. AgEagle is currently in discussions to extend the maturity date to February 28, 2018.

On February 3, 2017, AgEagle closed a private placement pursuant whereby a bridge loan (the “2017 Note A”) agreement was executed with an accredited investor (the “2017 Holder Note A”) to purchase a convertible promissory note with an aggregate principal amount of $175,000, an original issue discount of $25,000, convertible into AgEagle common stock at $2.50 per share and maturing 90 days following issuance, or May 4, 2017. After payment of a finder’s fee and other expenses, AgEagle received net proceeds of $101,250. AgEagle has not paid the unpaid balance thereby resulting in a default of the loan and additional warrants to purchase 200,000 shares of common stock issued as of September 30, 2017 along with all accrued interest.

On July 2017, AgEagle closed a private placement pursuant to a subscription agreement whereby an existing institutional investor (the “2017 Note B”) purchased a convertible note having a principal amount of $100,005, convertible into AgEagle common stock at $2.00 per share and maturing on February 28, 2018. Interest on the note accrues at a rate of 8% annually payable upon maturity.

On September 2017, AgEagle closed a private placement pursuant to a subscription agreement whereby an existing institutional investor (the “2017 Note C”) purchased a convertible note having a principal amount of $35,000, convertible into AgEagle common stock at $2.00 per share and maturing on February 28, 2018. Interest on the note accrues at a rate of 8% annually payable upon maturity.

Promissory Notes-Related Parties

On December 15, 2016, AgEagle issued a promissory note with an aggregate principal amount of $30,000 to a related party. On January 24, 2017, AgEagle issued a 2nd promissory note with an aggregate principal amount of $30,000 to the same related party. On June 14, 2017, AgEagle issued a 3rd promissory note with an aggregate principal amount of $16,050 to the same related party. All three promissory notes (the “Related Party Notes A”) to accrue interest at an annual rate of 2% and mature on November 6, 2017. On or about August 1, 2017, the related party promissory note A holders entered into extension and modification agreements with AgEagle whereby they agreed to extend the maturity date of the Related Party Notes A to February 28, 2018, added a conversion feature whereby the debt can be converted into AgEagle common stock at $2.00 per share and amended the interest rate on the note retroactively to accrue at a rate of 8% annually.

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Between the dates of March 15 and July 12, 2017 AgEagle issued seven new promissory notes totaling an aggregate amount of $55,000 with a related party that is part of our management. The promissory notes (the “Related Party Notes B”) accrue interest at an annual rate of 2% and mature on November 6, 2017. On or about August 1, 2017, the related party promissory note B holders entered into extension and modification agreements with AgEagle whereby they agreed to extend the maturity date of the Related Party Notes B to February 28, 2018, added a conversion feature whereby the debt can be converted into AgEagle common stock at $2.00 per share and amended the interest rate on the note retroactively to accrue at a rate of 8% annually.

As of September 30, 2017 and December 31, 2016, AgEagle had a working capital deficit and a loss from operations for the periods then ended.  While there can be no guarantees, AgEagle believes cash on hand, in connection with cash from operations, will be sufficient to fund operations for the next six months.  In addition, AgEagle intends to pursue other opportunities of financing with outside investors.

Results of Operations

Year ended December 31, 2016 compared to year ended December 31, 2015

During the year ended December 31, 2016, we recorded revenues of $373,324 compared to revenues of $773,945 for the same period in 2015, a 52% decrease. The decrease was due to the newly executed worldwide distribution agreement with Raven Industries, Inc. (“Raven”) that was expected to continue our sales growth as part of their exclusivity as a distributor along with the termination of all other dealer agreements. However, due to the uncertainty of new regulations from the FAA that were released, the launch of the AgEagle sales of UAV’s by Raven was delayed past the growing season resulting in lower sales of new units. During 2016, we sold 50 UAVs, which included units used for servicing, resulting in a lower average cost per unit compared to the 105 UAVs sold in 2015.

During the year ended December 31, 2016, cost of sales totaled $338,244, a $263,121 or 44% decrease as compared to $601,365 in the year ended December 31, 2015. We had a gross profit of $35,080 or 9% during the year ended December 31, 2016 compared to $172,580 or 22% for the comparable period in 2015, resulting in a decrease in our profit margin. The decrease in our costs of sales and gross margin in comparison to the prior year is due to eight demo units that were provided to Raven as part of our newly executed worldwide distribution agreement, increased costs associated with customer service and repairs due to issues with the copilot connectivity and autopilot vibration, as well as training costs for the newly executed Raven agreement.

We recorded total operating expenses of $1,675,545 during 2016, a 34% increase as compared to operating expenses of $1,246,639 in the same period of 2015. General and administrative expenses totaled $363,787 in 2016 compared to $242,865 in 2015, an increase of 50%, due to increases in wages, office expenses, and insurance expense. Consulting fees – related party totaled $694,356 for 2016 as a result of the awards of common stock and stock options compared to $763,972 in 2015. Professional fees totaling $694,356 in 2016 were expenses incurred for legal, audit, accounting, financial filing and underwriter fees associated with the filing of the Company’s prior registration statement on Form S-1 with the Securities and Exchange Commission (the “Commission”), compared to $118,767 in 2015 which related only to audit and accounting services provided for that year. Selling expenses in 2016 were $56,340 compared to $106,587 in 2015. The decrease was driven by less advertising, and expenses relating to less industry shows as a result of the execution of the Raven agreement.

Other expense for the year ended December 31, 2016 was $114,727, which was mainly due to termination costs due to entering into a dealer termination agreement with a certain dealer in relation to its exclusive dealer agreement for Canada and trigger of termination clauses for other existing dealer agreements, interest expense for the convertible notes payable and loss on sale of equipment.

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Interest expense for year ended December 31, 2016 was $53,575 as compared to $25,445 in the prior year. The increase was due to the additional convertible note of $300,000 issued by us in June 2016 and an additional promissory note with a related party issued by us in December 2016.

Our net loss was $1,812,515 in 2016. This represents a $713,011 increase from our net loss of $1,099,504 in 2015, due mainly to additional professional, consulting, and accounting expenses, dealer terminations costs and reduced sales.

Cash Flows

December 31, 2016 compared to December 31, 2015

Cash on hand was $15,887 at December 31, 2016, a decrease of $63,988 compared to the $79,875 on hand at December 31, 2015. Cash used in operations for 2016 was $896,829 compared to $322,265 of cash used by operations for 2015. The increase was driven by additional legal, audit, accounting, financial filing and underwriter fees associated with the filing of the Company’s prior registration statement on Form S-1 with the Commission (which was subsequently abandoned), as well as stock and option compensation expense associated with a strategic consulting agreement-with a related party.

Cash provided by investing activities during 2016 was $5,341 from the sale of a competitor UAV. Cash used in investing activities during 2015 was $52,514 for the purchase of a vehicle and production equipment.

Cash provided by financing activities during 2016 was $500,000 as a result of an investment made in the Company pursuant to a Securities Purchase Agreement with our worldwide distributor partner whereby we agreed to sell 200,000 shares of common stock for an aggregate purchase price of $500,000. Cash was also provided by financing activities as a result of the closing of a private placement pursuant to a purchase agreement whereby the holder purchased a convertible debenture in the principal amount of $300,000 from us. Lastly, a short-term loan of $30,000 was executed by a related party to us for working capital purposes.

Liquidity and Capital Resources

On May 6, 2015, we closed a private placement pursuant to a stock purchase agreement whereby Alpha Capital Anstalt (“Alpha Capital”), and Lane Ventures, Inc., (“Lane Ventures”), purchased convertible debentures, which have total principal amounts of $450,000 and $50,000, respectively, are voluntarily convertible into shares of our common stock at a conversion price of $2.00 per share, and have a maturity date of November 6, 2016. The debentures bear interest at the rate of 8% per annum, payable quarterly. On February 25, 2016, Alpha Capital and Lane Ventures agreed to waive the default of the debentures payable and extend the maturity date to November 6, 2017. The convertible debentures are expected to automatically convert into shares of common stock at a conversion price equal to the lesser of (i) $2.00 and (ii) 77.5% of the price per share issued to AgEagle shareholders in the proposed Merger. As a result of the waiver, all interest payable has been accrued as of December 31, 2016.

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We had an $80,000 open line of credit with Community National Bank which expired in 2015 and was not renewed. The line of credit was secured by our majority shareholder. The bank charged interest at a rate of 6% and the balance on the line of credit as of December 31, 2015 was $0.

On February 25, 2016, we closed a private placement pursuant to a stock purchase agreement pursuant to which Raven purchased 200,000 shares of common stock for an aggregate purchase price of $500,000.

On June 8, 2016, we closed a private placement pursuant to a purchase agreement dated June 6, 2016 whereby Alpha Capital purchased a convertible debenture in the principal amount of $300,000. The debenture is voluntarily convertible into shares of our common stock at a conversion price of $6.00 per share and has a maturity date of June 30, 2017. The debenture bears interest at the rate of 8% per annum, payable quarterly on January 1, April 1, July 1 and October 1 in cash. If prior to the effective date of the Merger, the holders of the debentures do not voluntarily convert their debentures, on the effective date of the Merger the convertible debentures will automatically convert into shares of common stock at a conversion price equal to 77.5% of the price per share attributable to the common stock issued to the shareholders of AgEagle in the Merger.

On December 15, 2016, we issued a promissory note with a related party in the principal amount of $30,000. Interest accrues on the note at 2% annually and is payable at the maturity date of June 30, 2017.

As of December 31, 2016 and 2015, we had a working capital deficit and a loss from operations for the years then ended. Cash on hand is not sufficient to fund operations for the next twelve months. While there can be no guarantees, we are currently pursuing this Merger, in which we anticipate raising additional capital through the sale of the securities of the combined entity. In addition, we have a worldwide distribution agreement with Raven.

Off-Balance Sheet Arrangements

We have an operating lease for our facility, but otherwise do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, results of operations, liquidity, or capital resources.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company does not invest in market risk sensitive instruments. At times, the Company’s cash equivalents consist of overnight deposits with banks and money market accounts. The Company’s objective in connection with its investment strategy is to maintain the security of its cash reserves without taking market risk with principal.  The Company purchases and sells in U.S. dollars.

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THE SPECIAL MEETING OF ENERJEX SHAREHOLDERS

Date, Time and Place

The EnerJex special meeting will be held on March 21, 2018, at 9:30a.m., local time, at the Courtyard by Marriott San Antonio Airport, 8615 Broadway St, San Antonio, TX, US, 78217 .

Purpose of the EnerJex Special Meeting

The EnerJex special meeting will be held for the following purposes:

1.	To approve the Share Issuance Proposal;

2.	To approve the Preferred Stock Amendment Proposal;

3.	To approve the Name Change Proposal;

4.	To approve the Plan Proposal;

5.	To approve the D&O Proposal;

6.	To approve the Series C Proposal;

7.	To approve the Series A Proposal;

8.	To approve the Private Placement Proposal; and

9.	To approve the adjournment of the EnerJex special meeting (“Adjournment Proposal”), if necessary, to solicit additional proxies if there are not sufficient votes in favor of the EnerJex Merger Proposals.

EnerJex Record Date; Shares Entitled to Vote

The Board of Directors of EnerJex has fixed February 20, 2018 as the record date for the determination of shareholders entitled to notice of, and to vote at, the EnerJex special meeting and any adjournment or postponement thereof. Only holders of record of shares of EnerJex common stock and holders of record of shares of Series A Preferred Stock (as to the Preferred Stock Amendment Proposal) at the close of business on the record date are entitled to notice of, and to vote at, the EnerJex special meeting. At the close of business on the record date, EnerJex had outstanding and entitled to vote 23,589,790 shares of common stock and 2,000,000 shares of Series A Preferred Stock.

The shareholders of the Company’s common stock will vote on all the EnerJex Merger Proposals, except for the Preferred Stock Amendment Proposal which will be voted on solely by shareholders of the Series A Preferred Stock. Each share of EnerJex common stock outstanding on the EnerJex record date entitles the holder thereof to one vote on each matter properly brought before the EnerJex special meeting, exercisable in person or by proxy. Each share of Series A Preferred Stock outstanding on the EnerJex record date entitles the holder thereof to one vote on the Preferred Stock Amendment Proposal.

Quorum

In order to conduct the business described above at the EnerJex special meeting, EnerJex must have a quorum present. Shareholders who hold a majority of the EnerJex common stock outstanding as of the close of business on the record date for the EnerJex special meeting must be present, either in person or by proxy, in order to constitute a quorum to conduct business at the EnerJex special meeting. As of the EnerJex record date, there were 23,589,790 shares of EnerJex common stock outstanding and entitled to vote at the EnerJex special meeting. Accordingly, the presence, in person or by proxy, of the holders of 11,794,896 shares of EnerJex common stock will be required in order to establish a quorum.

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Required Vote

The proposals being submitted for approval by the EnerJex shareholders at the EnerJex special meeting will be approved or rejected on the basis of certain specific voting thresholds. In particular:

•	the approval of the Share Issuance Proposal requires the affirmative vote of the holders of a majority of the shares of EnerJex common stock having voting power on the matter, either in person or by proxy, at the EnerJex special meeting;

•	the approval of the Preferred Stock Amendment Proposal requires the affirmative vote of the holders of two-thirds of the shares of EnerJex Series A Preferred Stock outstanding and entitled to vote on the matter, either in person or by proxy, at the EnerJex special meeting;

•	the approval of the Name Change Proposal requires the affirmative vote of the holders of a majority of the shares of EnerJex common stock having voting power on the matter either in person or by proxy at the EnerJex special meeting;

•	the approval of the Plan Proposal requires the affirmative vote of the holders of a majority of the shares of EnerJex common stock having voting power on the matter either in person or by proxy at the EnerJex special meeting;

•	the approval of the D&O Proposal requires the affirmative vote of the holders of a majority of the shares of EnerJex common stock entitled having voting power on the matter either in person or by proxy at the EnerJex special meeting;

•	the approval of the Series C Proposal requires the affirmative vote of the holders of a majority of the shares of EnerJex common stock having voting power on the matter either in person or by proxy at the EnerJex special meeting;

•	the approval of the Series A Proposal requires the affirmative vote of the holders of a majority of the shares of EnerJex common stock having voting power on the matter either in person or by proxy at the EnerJex special meeting;

•	the approval of the Private Placement Proposal requires the affirmative vote of the holders of a majority of the shares of EnerJex common stock having voting power on the matter either in person or by proxy at the EnerJex special meeting; and

•	the approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of EnerJex common stock entitled having voting power on the matter either in person or by proxy at the EnerJex special meeting.

Approval of all of the EnerJex Merger Proposals (other than the Name Change Proposal) are required for the completion of the Merger. If any of the EnerJex Merger Proposals (other than the Name Change Proposal) are not approved by the EnerJex shareholders, the Merger may not be completed.

Counting of Votes; Treatment of Abstentions and Incomplete Proxies

If an EnerJex shareholder fails to submit a proxy card and fails to vote at the EnerJex special meeting, such shareholder’s shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the EnerJex special meeting, and will have no effect on the outcome of Proposal No. 1 (Share Issuance Proposal), No. 3 (Name Change), No. 4 (Plan Proposal), No. 5 (D&O Proposal), No. 6 (Series C Proposal), No. 7 (Series A Proposal), No. 8 Private Placement Proposal, and No. 9 (Adjournment Proposal). However, the failure to submit a proxy card or vote at the EnerJex special meeting will have the same effect as voting “AGAINST” Proposal No. 2 (Preferred Stock Amendment Proposal).

If an EnerJex shareholder submits a proxy card and affirmatively elects to abstain from voting, that proxy will be counted as present for the purpose of determining the presence of a quorum for the EnerJex special meeting, but will not be voted at the EnerJex special meeting. As a result, such abstention will have the same effect as voting “AGAINST” Proposal Nos. 1, 2, 3, 4, 5, 6, 7, 8 and 9.

If an EnerJex shareholder submits a proxy card without indicating how such shareholder wishes to vote, the shares of EnerJex common stock or Series A Preferred Stock, as applicable, represented by such proxy card will be counted as present for the purpose of determining the presence of a quorum for the EnerJex special meeting and all of such shares will be voted “FOR” Proposal Nos. 1, 2, 3, 4, 5, 6, 7, 8, and 9 as applicable.

Voting of Proxies by Registered Holders

Giving a proxy means that an EnerJex shareholder authorizes the persons named in the enclosed proxy card to vote the shareholder’s shares at the EnerJex special meeting in the manner such shareholder directs. If you are a registered EnerJex shareholder (that is, you hold your stock in your own name), you may vote in person at the EnerJex special meeting or vote by completing and returning the enclosed proxy card. Whether or not you plan to attend the EnerJex special meeting, EnerJex urges you to vote by proxy to ensure that your vote is counted. You may still attend the EnerJex special meeting and vote in person even if you have already voted by proxy.

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By mail. You may vote by mailing your signed EnerJex proxy card in the enclosed return envelope. Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the EnerJex special meeting.

By Internet or by telephone. Follow the instructions on the EnerJex proxy card to vote by Internet or telephone.

In person at the meeting. If you attend the EnerJex special meeting, you may deliver your completed EnerJex proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Shares Held in Street Name

If your shares of EnerJex common stock are held in street name in a stock brokerage account or by another nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by your broker or other nominee. You may not vote shares of EnerJex common stock held in street name by returning a proxy card directly to EnerJex or by voting in person at the EnerJex special meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

Brokers or other nominees who hold shares of EnerJex common stock in street name for a beneficial owner typically have the authority to vote in their discretion on “routine” proposals, even when they have not received instructions from beneficial owners. However, brokers or other nominees are not allowed to exercise their voting discretion on matters that are determined to be “non-routine” without specific instructions from the beneficial owner. Proposal 3 (the Name Change Proposal) is classified as “routine.” “Broker non-votes” are shares held by a broker or other nominee that are represented at the EnerJex special meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker or other nominee does not have discretionary voting power on such proposal. Therefore, if you are an EnerJex shareholder and hold your shares in street name, you should instruct your broker or other nominee on how to vote your shares to ensure that your shares are voted with respect to each of the EnerJex Merger Proposals. “Broker non-votes” will not be counted for purposes of determining whether a quorum exists at the EnerJex special meeting.

Revocability of Proxies and Changes to an EnerJex Shareholder’s Vote

If you are an EnerJex shareholder and wish to change your vote with respect to any proposal, you may do so by revoking your proxy at any time prior to the commencement of voting with respect to such proposal at the EnerJex special meeting by:

•	sending a written notice stating that you would like to revoke your proxy to EnerJex’s CEO at EnerJex Resources, Inc., 4040 Broadway Street, Suite 425, San Antonio, TX 78209;

•	submitting new proxy instructions on a new proxy card with a later date; or

•	if you have voted by Internet or telephone, by casting a new vote over the Internet or by telephone as instructed above; or

•	attending the EnerJex special meeting and voting in person (but note that your attendance alone will not revoke your proxy).

If you are an EnerJex shareholder of record, revocation of your proxy or voting instructions by written notice must be received by EnerJex’s CEO by no later than the close of business on March 20, 2018, although you may also revoke your proxy by attending the EnerJex special meeting and voting in person. However, if your shares are held in street name by a broker or other nominee and you have instructed such broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those voting instructions.

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Solicitation of Proxies

EnerJex will bear the cost and expense of preparing, assembling, printing, and mailing this proxy statement/prospectus, any amendments thereto, the proxy card, and any additional information furnished to the EnerJex shareholders. EnerJex will bear any fees paid to the SEC in connection with the filing of this proxy statement/prospectus. EnerJex may also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their costs of soliciting and obtaining proxies from beneficial owners of EnerJex common stock, including the costs of reimbursing brokerage houses and other custodians, nominees, and fiduciaries for their costs of forwarding this proxy statement/prospectus and other solicitation materials to such beneficial owners. In addition, proxies may be solicited without extra compensation by directors, officers, and employees of each of EnerJex by mail, telephone, fax, or other methods of communication. EnerJex has not currently retained a firm to assist EnerJex in the solicitation of proxies from the EnerJex shareholders in connection with the EnerJex special meeting, however, it reserves the right to do so prior to the Meeting Date or any adjournment thereto. If EnerJex decides to retain a proxy solicitation firm, such firm may receive an initial start-up payment and for a per unit fee for each call completed and each vote obtained as compensation for its services, plus reimbursement of out of pocket expenses. EnerJex may agree to indemnify such firm against certain liabilities arising out of or in connection with its engagement.

Delivery of Proxy Materials to Households Where Two or More EnerJex Shareholders Reside

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

In connection with the EnerJex special meeting, a number of brokers with account holders who are EnerJex shareholders will be householding EnerJex’s proxy materials. As a result, a single proxy statement/prospectus will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the applicable shareholders. Once an EnerJex shareholder receives notice from its broker that they will be householding communications to such shareholder’s address, householding will continue until such shareholder is notified otherwise or until such shareholder revokes its consent. If, at any time, an EnerJex shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement/prospectus, such shareholder should notify its broker or contact EnerJex’s President at EnerJex, Inc., 4040 Broadway Street, Suite 425, San Antonio, TX 78209. EnerJex shareholders who currently receive multiple copies of this proxy statement/prospectus at their address and would like to request householding of their communications should contact their broker.

Attending the EnerJex Special Meeting

All EnerJex shareholders as of the EnerJex record date, or their duly appointed proxies, may attend the EnerJex special meeting. If you are a registered EnerJex shareholder (that is, if you hold your stock in your own name) and you wish to attend the EnerJex special meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the EnerJex special meeting. You should also bring valid picture identification.

If your shares are held in street name in a stock brokerage account or by another nominee and you wish to attend the EnerJex special meeting, you need to bring a copy of a brokerage or bank statement to the EnerJex special meeting reflecting your stock ownership as of the EnerJex record date. You should also bring valid picture identification.

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ENERJEX PROPOSALS

PROPOSAL NO. 1: Approve the issuance of EnerJex common stock to the AgEagle shareholders in connection with the Agreement and Plan of Merger, dated as of October 19, 2017, by and among EnerJex, the Merger Sub, and AgEagle in accordance with NYSE American Rules 712 and 713 (the “Share Issuance Proposal”).

At the Effective Time, without any action on the part of the holders of AgEagle capital stock, each then-outstanding share of AgEagle capital stock will be automatically converted into that number of shares of EnerJex common stock equal to the Exchange Ratio, as such ratio is calculated pursuant to the formula set forth in the Merger Agreement (see the section entitled “The Merger Agreement—Merger Consideration”). The Exchange Ratio is based on the number of shares of EnerJex common stock and AgEagle capital stock outstanding, in each case calculated on a fully diluted basis immediately prior to the completion of the Merger, assuming (i) conversion of all outstanding shares of EnerJex’s Series A Preferred Stock and (ii) the exercise of all of EnerJex’s outstanding options and warrants, but excluding (x) the possible conversion of outstanding shares of EnerJex’s Series B and Series C Preferred Stock and (y) the issuance of any EnerJex’s securities in connection with the contemplated funding transactions to occur simultaneously with the closing of the Merger, and will not be fixed until that time. At the time of this filing, the Exchange Ratio is estimated to be approximately 46 shares of EnerJex for each share (or option) of AgEagle; however, any changes in the number of shares of outstanding capital stock of EnerJex prior to the completion of the Merger would result in a corresponding change to the Exchange Ratio.

The Company is not seeking approval of the Merger and is not required to do so under applicable law.

As a result, upon completion of the Merger, AgEagle shareholders are expected to receive shares of EnerJex common stock representing an aggregate of approximately 85% of the outstanding shares of common stock of the combined company (inclusive of the AgEagle assumed stock options and warrants and shares issued in the Agribotix share exchange), and current common and Series A Preferred shareholders of the Company are expected to own 15% of the combined company. Such percentages exclude and may be diluted pro-rata by shares of common stock that may be issued in connection with the conversion of the Company’s Series B Preferred Stock and Series C Preferred Stock, currently expected to be convertible into approximately 1.0% collectively of the combined company after closing; and additional shares expected to be issued in connection with the Company’s closing obligation to provide up to $4 million in new working capital and the elimination of all liabilities currently on the Company’s balance sheet, currently expected to be or convert into approximately 20.5% of the combined company’s common stock after closing. As a result of these potential additional issuances, current Company common and Series A Preferred shareholders, and all AgEagle shareholders will own approximately 11.8% and 67.2%, respectively, of the combined company on a fully-diluted basis. The Merger will have no effect on the number of shares of EnerJex common stock held by current EnerJex shareholders as of immediately prior to the completion of the Merger (subject to any changes in outstanding shares of EnerJex common stock as a result of the reverse stock split previously approved).

Required Vote; Recommendation of the EnerJex Board of Directors

Approval of this Share Issuance Proposal requires the affirmative vote of the holders of a majority of the shares of EnerJex common stock having voting power on the matter either in person or by proxy at the EnerJex special meeting. A failure to submit a proxy card or vote at the EnerJex special meeting will result in your shares not being counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the EnerJex special meeting, and will have no effect on the outcome of this Share Issuance Proposal. However, for purposes of the vote on this Share Issuance Proposal, an abstention will be counted as present for the purpose of determining a quorum, but will have the same effect as voting “AGAINST” this Share Issuance Proposal, and a “broker non-vote” will have no effect on the outcome of this Share Issuance Proposal.

Unless marked otherwise, proxies received will be voted FOR Proposal One.

THE BOARD OF DIRECTORS OF ENERJEX UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE SHARE ISSUANCE PROPOSAL.

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PROPOSAL NO. 2: APPROVAL OF AN AMENDMENT TO ENERJEX’S RESTATED ARTICLES OF INCORPORATION TO EFFECT AN AMENDMENT TO THE SERIES A PREFERRED STOCK (THE “PREFERRED STOCK AMENDMENT PROPOSAL”).

Overview

EnerJex’s Board of Directors has unanimously adopted a resolution declaring advisable and recommending to the Series A shareholders for their approval a proposal to amend the Company’s certificate of designation for its 10% Series A Cumulative Redeemable Perpetuated Preferred Stock, as amended to date, to (i) eliminate and waive any rights of the Series A Preferred Stock holders to any accrued dividends, unpaid or future, and to pay unpaid dividends through September 30, 2017 in additional shares of Series A Preferred Stock (ii) eliminate the liquidation preference to the Series A Preferred Stock, (iii) provide for the ability to convert the Series A Preferred Stock into shares of common stock on a one for ten basis (subject to adjustment for a reverse stock split) (the Conversion Ratio) at the effective time of the Merger, (iv) eliminate the Company’s right of redemption for the Series A Preferred Stock, (v) eliminate the senior status of the Series A Preferred Stock, (vi) modify voting rights of the Series A Preferred Stock as to only as required by law, and (vii) increase the number of shares of authorized Series A Preferred Stock by 241,599 shares.

A sample form of the certificate of amendment relating to the Preferred Stock Amendment Proposal, which EnerJex would file with the Secretary of State of the State of Nevada to carry out the amendment is attached to this proxy statement/prospectus as Annex C. The amendment will become effective on the date of filing to the EnerJex articles of incorporation with the office of the Secretary of State of the State of Nevada.

We are asking our Series A Preferred Shareholders to approve the Preferred Stock Amendment Proposal because it is a requirement of the Merger Agreement and would eliminate significant costs associated with the accrued and ongoing dividend obligations.

The Series A Preferred Stock as amended will continue to trade on the over the counter market under the symbol “ENRJP” until converted into common stock, and then it will cease to separately trade.

No Appraisal Rights

Under Nevada law, EnerJex Series A Preferred shareholders are not entitled to appraisal rights with respect to the proposed amendment to the EnerJex certificate of designation and EnerJex will not independently provide the EnerJex shareholders with any such rights.

Required Vote; Recommendation of the Board of Directors of EnerJex

The approval of the Preferred Stock Amendment Proposal is a condition to the Merger and related transactions.

Approval of this Preferred Stock Amendment Proposal requires the affirmative vote of the holders of two-thirds of the shares of EnerJex Series A Preferred Stock outstanding and entitled to vote on the matter, either in person or by proxy, at the EnerJex special meeting. For purposes of the vote on this Preferred Stock Amendment Proposal, an abstention, a “broker non-vote,” or a failure to submit a proxy card or vote at the EnerJex special meeting will have the same effect as voting “AGAINST” this Preferred Stock Amendment Proposal. As of the record date of EnerJex there are 2,000,000 shares of Series A Preferred Stock outstanding.

Unless marked otherwise, proxies received will be voted FOR Proposal Two.

THE BOARD OF DIRECTORS OF ENERJEX UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PREFERRED STOCK AMENDMENT PROPOSAL.

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PROPOSAL NO. 3: APPROVAL OF NAME CHANGE (THE “NAME CHANGE PROPOSAL”).

General

The Board of Directors of EnerJex has unanimously approved a proposal to amend the EnerJex restated articles of incorporation to change the name of the corporation from “EnerJex, Inc.” to “AgEagle Aerial Systems, Inc.” immediately following the completion of the Merger. The Name Change Proposal is not a condition to closing and will not affect the consummation of the Merger or other transactions described herein. The Board of Directors of EnerJex has recommended that this proposal be presented to the EnerJex shareholders for approval. The text of the form of the proposed amendment to the EnerJex articles of incorporation relating to the name change is attached to this proxy statement/prospectus as Annex D.

The primary reason for the corporate name change is to allow for recognition of the combined company’s business following the completion of the Merger. The current name will no longer accurately reflect the business of the combined company and the mission of the combined company subsequent to the completion of the Merger.

Insofar as the proposed new corporate name will reflect the combined company’s business following the completion of the Merger, the proposed name change and the amendment to the EnerJex articles of incorporation will be filed with the office of the Secretary of State of the State of Nevada and, therefore become effective, after the Merger is completed.

Required Vote; Recommendation of the Board of Directors of EnerJex

Approval of this Name Change Proposal requires the affirmative vote of the holders of a majority of the shares of EnerJex common stock having voting power on the matter either in person or by proxy at the EnerJex special meeting. A failure to submit a proxy card or vote at the EnerJex special meeting will result in your shares not being counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the EnerJex special meeting, and will have no effect on the outcome of this Name Change Proposal. However, for purposes of the vote on this Name Change Proposal, an abstention will be counted as present for the purpose of determining a quorum, but will have the same effect as voting “AGAINST” this Name Change Proposal, and a “broker non-vote” will have no effect on the outcome of this Name Change Proposal. The Name Change Proposal is considered a routine matter.

Unless marked otherwise, proxies received will be voted FOR Proposal Three.

THE BOARD OF DIRECTORS OF ENERJEX UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NAME CHANGE PROPOSAL.

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PROPOSAL NO. 4: ADOPTION OF THE ENERJEX 2017 OMNIBUS EQUITY INCENTIVE PLAN (THE “PLAN PROPOSAL”).

General

The Board of Directors of EnerJex has unanimously approved a proposal to adopt and approve the EnerJex 2017 Omnibus Equity Incentive Plan (the “Plan”). The Board of Directors of EnerJex has recommended that this proposal be presented to the EnerJex shareholders for approval. The text of the form of the Plan is attached to this proxy statement/prospectus as Annex E. The Plan will become effective on the Effective Time of the Merger, and is a comprehensive incentive compensation plan under which we can grant equity-based and other incentive awards to officers, employees and directors of, and consultants and advisers to, the Company. The purpose of the Plan is to help us attract, motivate and retain such persons and thereby enhance shareholder value.

Summary of Plan

Administration. Upon effectiveness, the Plan will be administered by the Compensation Committee of the Board of Directors (the “Plan Committee”) consisting of persons who, upon completion of this offering, will each be (i) “Outside Directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, (ii) “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), or Non-Employee Directors, and (iii) “independent” for purposes of any applicable listing requirements; provided, however, that the Board of Directors or the Plan Committee may delegate to a committee of one or more members of the Board of Directors who are not (x) Outside Directors, the authority to grant awards to eligible persons who are not (A) then “covered employees” within the meaning of Section 162(m) of the Code and are not expected to be “covered employees” at the time of recognition of income resulting from such award, or (B) persons with respect to whom we wish to comply with the requirements of Section 162(m) of the Code, and/or (y) Non-Employee Directors, the authority to grant awards to eligible persons who are not then subject to the requirements of Section 16 of the Exchange Act. If a member of the Plan Committee is eligible to receive an award under the Plan, such Plan Committee member shall have no authority hereunder with respect to his or her own award. Among other things, the Plan Committee has complete discretion, subject to the terms of the Plan, to determine the employees, non-employee directors and non-employee consultants to be granted awards under the Plan, the type of awards to be granted, the number of shares of common stock subject to each award, the exercise price under each option and the base price for each stock appreciation right (“SAR”), the term of each award, the vesting schedule for an award, whether to accelerate vesting, the value of the shares of common stock underlying the award, and the required withholdings, if any. The Plan Committee is also authorized to construe the award agreements, and may prescribe rules relating to the Plan.

Grant of Awards; Common Stock Available for Awards. The Plan provides for the grant of awards which are incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”), unrestricted shares , restricted shares, restricted stock units, performance stock, performance units, SARs, tandem stock appreciation rights, distribution equivalent rights, or any combination of the foregoing, to key management employees, non-employee directors, and non-employee consultants of the Company or any of its subsidiaries (each a “participant”) (however, solely Company employees or employees of the Company’s subsidiaries are eligible for incentive stock option awards). We have reserved a total of 2,000,000 shares of common stock for issuance as or under awards to be made under the Plan (such number based on a post-reverse split amount). To the extent that an award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its holder terminate, any shares subject to such award shall again be available for the grant of a new award. The Plan shall continue in effect, unless sooner terminated, until the tenth (10th) anniversary of the date on which it is adopted by the Board of Directors (except as to awards outstanding on that date). The Board of Directors in its discretion may terminate the Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a holder, without the consent of the holder, with respect to any award previously granted. The number of shares for which awards which are options or SARs may be granted to a participant under the Plan during any calendar year is limited to 500,000 (on a post-reverse-split basis). For purposes of qualifying awards as “performance-based” compensation under Code Section 162(m), the maximum amount of cash compensation that may be paid to any person under the Plan in any single calendar year shall be $500,000.

Future new hires, non-employee directors and additional non-employee consultants are eligible to participate in the Plan as well. The number of awards to be granted to officers, non-employee directors, employees and non-employee consultants cannot be determined at this time as the grant of awards is dependent upon various factors such as hiring requirements and job performance.

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Options. The term of each stock option shall be as specified in the option agreement; provided, however, that except for stock options which are ISOs, granted to an employee who owns or is deemed to own (by reason of the attribution rules applicable under Code Section 424(d)) more than 10% of the total combined voting power of all classes of shares of the Company or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code (a “ten percent shareholder”), no option shall be exercisable after the expiration of ten (10) years from the date of its grant (five (5) years for an employee who is a ten percent shareholder).

The price at which an ordinary share may be purchased upon exercise of a stock option shall be determined by the Plan Committee; provided, however, that such option price (i) shall not be less than the fair market value of an ordinary share on the date such stock option is granted, and (ii) shall be subject to adjustment as provided in the Plan. The Plan Committee or the Board of Directors shall determine the time or times at which, or the circumstances under which, a stock option may be exercised in whole or in part, the time or times at which options shall cease to be or become exercisable following termination of the stock option holder’s employment or upon other conditions, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, and the methods by or forms in which shares will be delivered or deemed to be delivered to participants who exercise stock options.

Options which are ISOs shall comply in all respects with Section 422 of the Code. In the case of an ISO granted to a ten percent shareholder, the per share exercise price under such ISO (to the extent required by the Code at the time of grant) shall be no less than 110% of the fair market value of a share on the date such ISO is granted. ISOs may only be granted to employees of the Company or employees of one of the Company’s subsidiaries. In addition, the aggregate fair market value of the shares subject to an ISO (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year under all plans of the Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of ISOs may not exceed $100,000. Any Option which specifies that it is not intended to qualify as an ISO or any Option that fails to meet the ISO requirements at any point in time will automatically be treated as a NQSO under the terms of the Plan.

Unrestricted Stock Awards. Pursuant to the terms of the applicable unrestricted stock award agreement, an unrestricted stock award is the award or sale of shares to employees, non-employee directors or non-employee consultants, which are not subject to transfer restrictions in consideration for past services rendered to the Company or any of its subsidiaries or for other valid consideration.

Restricted Stock Awards. A restricted stock award is a grant or sale of shares of common stock to the holder, subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Plan Committee or the Board of Directors may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Plan Committee or the Board of Directors may determine at the date of grant or purchase or thereafter. If provided for under the restricted stock award agreement, a participant who is granted or has purchased restricted stock shall have all of the rights of a shareholder, including the right to vote the restricted stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Plan Committee or the Board of Directors or in the award agreement). During the restricted period applicable to the restricted stock, subject to certain exceptions, the restricted stock may not be sold, transferred, pledged, exchanged, hypothecated, or otherwise disposed of by the participant.

Restricted Stock Unit Awards. A restricted stock unit award provides for a grant of shares of common stock or a cash payment to be made to the holder upon the satisfaction of predetermined individual service-related vesting requirements, based on the number of units awarded to the holder. The Plan Committee shall set forth in the applicable restricted stock unit award agreement the individual service-based vesting requirements which the holder would be required to satisfy before the holder would become entitled to payment and the number of units awarded to the holder. At the time of such award, the Plan Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a restricted stock unit shall be entitled to receive a cash payment equal to the fair market value of an ordinary share, or one (1) ordinary share, as determined in the sole discretion of the Plan Committee and as set forth in the restricted stock unit award agreement, for each restricted stock unit subject to such restricted stock unit award, if and to the extent the holder satisfies the applicable vesting requirements. Such payment or distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the restricted stock unit first becomes vested, unless otherwise structured to comply with Code Section 409A.

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Performance Stock Awards. A performance stock award provides for the distribution of shares of common stock (or cash equal to the fair market value of shares of common stock) to the holder upon the satisfaction of predetermined individual and/or Company goals or objectives. The Plan Committee shall set forth in the applicable performance stock award agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the holder and/or Company would be required to satisfy before the holder would become entitled to the receipt of shares (or cash equal to the fair market value of shares) pursuant to such holder’s performance stock award and the number of shares of shares subject to such performance stock award. The vesting restrictions under any performance stock award shall constitute a “substantial risk of forfeiture” under Section 409A of the Code and, if such goals and objectives are achieved, the distribution of such shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of our fiscal year to which such goals and objectives relate, unless otherwise structured to comply with Code Section 409A. At the time of such award, the Plan Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a performance stock award shall have no rights as a shareholder until such time, if any, as the holder actually receives shares pursuant to the performance stock award.

Performance Unit Awards. A performance unit award provides for a cash payment to be made to the holder upon the satisfaction of predetermined individual and/or Company (or affiliate) performance goals or objectives based on selected performance criteria, based on the number of units awarded to the holder. The Plan Committee shall set forth in the applicable performance unit award agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the holder and/or Company would be required to satisfy before the holder would become entitled to payment, the number of units awarded to the holder and the dollar value assigned to each such unit. At the time of such award, the Plan Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a performance unit shall be entitled to receive a cash payment equal to the dollar value assigned to such unit under the applicable performance unit award agreement if the holder and/or the Company satisfies (or partially satisfies, if applicable under the applicable performance unit award agreement) the performance goals and objectives set forth in such performance unit award agreement. If achieved, such payment shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate, unless otherwise structured to comply with Code Section 409A.

Stock Appreciation Rights. A SAR provides the participant to whom it is granted the right to receive, upon its exercise, cash or shares equal to the excess of (A) the fair market value of the number of shares subject to the SAR on the date of exercise, over (B) the product of the number of shares subject to the SAR multiplied by the base value for the SAR, as determined by the Plan Committee or the Board of Directors. The Plan Committee shall set forth in the applicable SAR award agreement the terms and conditions of the SAR, including the base value for the SAR (which shall not be less than the fair market value of an ordinary share on the date of grant), the number of shares subject to the SAR and the period during which the SAR may be exercised and any other special rules and/or requirements which the Plan Committee imposes on the SAR. No SAR shall be exercisable after the expiration of ten (10) years from the date of grant. A tandem SAR is a SAR granted in connection with a related option, the exercise of some or all of which results in termination of the entitlement to purchase some or all of the shares under the related option. If the Plan Committee grants a SAR which is intended to be a tandem SAR, the tandem SAR shall be granted at the same time as the related option and additional restrictions apply.

Distribution Equivalent Rights. A distribution equivalent right entitles the holder to receive bookkeeping credits, cash payments and/or ordinary share distributions equal in amount to the distributions that would be made to the holder had the holder held a specified number of shares during the period the holder held the distribution equivalent rights. The Plan Committee shall set forth in the applicable distribution equivalent rights award agreement the terms and conditions, if any, including whether the holder is to receive credits currently in cash, is to have such credits reinvested (at fair market value determined as of the date of reinvestment) in additional shares or is to be entitled to choose among such alternatives. Such receipt shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code and, if such award becomes vested, the distribution of such cash or shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which the holder’s interest in the award vests, unless otherwise structured to comply with Code Section 409A. Distribution equivalent rights awards may be settled in cash or in shares, as set forth in the applicable distribution equivalent rights award agreement. A distribution equivalent rights award may, but need not be, awarded in tandem with another award (but not an option or SAR award, whereby, if so awarded, such distribution equivalent rights award shall expire, terminate or be forfeited by the holder, as applicable, under the same conditions as under such other award. The distribution equivalent rights award agreement for a distribution equivalent rights award may provide for the crediting of interest on a distribution equivalent rights award to be settled in cash at a future date (but in no event later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which such interest was credited and vested), at a rate set forth in the applicable distribution equivalent rights award agreement, on the amount of cash payable thereunder.

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Recapitalization or Reorganization. Subject to certain restrictions, the Plan provides for the adjustment of shares underlying awards previously granted if, and whenever, prior to the expiration or distribution to the holder of shares underlying an award theretofore granted, the Company shall effect a subdivision or consolidation of our shares or the payment of a stock dividend on shares without receipt of consideration by the Company. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted award, the holder shall be entitled to receive (or entitled to purchase, if applicable) under such award, in lieu of the number of shares then covered by such award, the number and class of shares and securities to which the holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the holder had been the holder of record of the number of shares then covered by such award. The Plan also provides for the adjustment of shares underlying awards previously granted in the event of changes to the outstanding shares by reason of an extraordinary cash dividend, reorganization, merger, consolidation, combination, split-up, spin-off, exchange or other relevant change in capitalization occurring after the date of the grant of any award, subject to certain restrictions.

Amendment and Termination. The Plan shall continue in effect, unless sooner terminated pursuant to its terms, until the tenth (10th) anniversary of the date on which it is adopted by the Board of Directors (except as to awards outstanding on that date). The Board of Directors may terminate the Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a holder with respect to any award theretofore granted without the consent of the holder. The Board of Directors shall have the right to alter or amend the Plan or any part thereof from time to time; provided, however, that without the approval by a majority of the votes cast at a meeting of our shareholders at which a quorum representing a majority of our shares entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification of the Plan may (i) materially increase the benefits accruing to holders, (ii) except as otherwise expressly provided in the Plan, materially increase the number of shares subject to the Plan or the individual award agreements, (iii) materially modify the requirements for participation, or (iv) amend, modify or suspend certain re-pricing prohibitions or amendment and termination provisions as specified therein. In addition, no change in any award theretofore granted may be made which would materially and adversely impair the rights of a holder with respect to such award without the consent of the holder (unless such change is required in order to cause the benefits under the Plan to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code or to cause the Plan and/or Award to be exempt from or comply with Section 409A of the Code).

Currently, there are 560,100 options granted to employees and directors of AgEagle and 125,000 options granted to a consultant.  As of the Effective Time, the AgEagle options will be assumed by the combined company and issued under the Plan based upon the Exchange Ratio.

Certain U.S. Federal Income Tax Consequences of the Plan

The following is a general summary of certain U.S. federal income tax consequences under current tax law to the Company (to the extent it is subject to U.S. federal income taxation on its net income) and to participants in the Plan who are individual citizens or residents of the United States for federal income tax purposes (“U.S. Participants”) of stock options which are ISOs, or stock options which are NQSOs, unrestricted stock, restricted stock, restricted stock units, performance stock, performance units, SARs, and dividend equivalent rights. This summary does not purport to cover all of the special rules that may apply, including special rules relating to limitations on our ability to deduct certain compensation, special rules relating to deferred compensation, golden parachutes, U.S. Participants subject to Section 16(b) of the Exchange Act or the exercise of a stock option with previously-acquired shares. This summary assumes that U.S. Participants will hold their shares as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address the foreign, state or local or other tax consequences, or any U.S. federal non-income tax consequences, inherent in the acquisition, ownership, vesting, exercise, termination or disposition of an award under the Plan, or shares issued pursuant thereto. Participants are urged to consult with their own tax advisors concerning the tax consequences to them of an award under the Plan or shares issued thereunder pursuant to the Plan.

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A U.S. Participant generally does not recognize taxable income upon the grant of a NQSO if structured to be exempt from or comply with Code Section 409A. Upon the exercise of a NQSO, the U.S. Participant generally recognizes ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price thereof, and the Company generally will be entitled to a deduction for such amount at that time. If the U.S. Participant later sells shares acquired pursuant to the exercise of a NQSO, the U.S. Participant recognizes a long-term or short-term capital gain or loss, depending on the period for which the shares were held. A long-term capital gain is generally subject to more favorable tax treatment than ordinary income or a short-term capital gain. The deductibility of capital losses is subject to certain limitations.

A U.S. Participant generally does not recognize taxable income upon the grant or, except for purposes of the U.S. alternative minimum tax (“AMT”) the exercise, of an ISO. For purposes of the AMT, which is payable to the extent it exceeds the U.S. Participant’s regular income tax, upon the exercise of an ISO, the excess of the fair market value of the shares subject to the ISO over the exercise price is a preference item for AMT purposes. If the U.S. Participant disposes of the shares acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the shares to the U.S. Participant, the U.S. Participant generally recognizes a long-term capital gain or loss, and the Company will not be entitled to a deduction. However, if the U.S. Participant disposes of such shares prior to the end of either of the required holding periods, the U.S. Participant will have ordinary compensation income equal to the excess (if any) of the fair market value of such shares on the date of exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares, and the Company generally will be entitled to deduct such amount.

A U.S. Participant generally does not recognize income upon the grant of a SAR. The U.S. Participant recognizes ordinary compensation income upon exercise of the SAR equal to the increase in the value of the underlying shares, and the Company generally will be entitled to a deduction for such amount.

A U.S. Participant generally does not recognize income on the receipt of a performance stock award, performance unit award, restricted stock unit award, unrestricted stock award or dividend equivalent rights award until a cash payment or a distribution of shares is received thereunder. At such time, the U.S. Participant recognizes ordinary compensation income equal to the excess, if any, of the fair market value of the shares or the amount of cash received over any amount paid therefor, and the Company generally will be entitled to deduct such amount at such time.

A U.S. Participant who receives a restricted stock award generally recognizes ordinary compensation income equal to the excess, if any, of the fair market value of such shares at the time the restriction lapses over any amount paid for the shares. Alternatively, the U.S. Participant may make an election under Section 83(b) of the Code to be taxed on the fair market value of such shares at the time of grant. The Company generally will be entitled to a deduction at the same time and in the same amount as the income that is required to be included by the U.S. Participant.

Required Vote; Recommendation of the Board of Directors of EnerJex

Approval of this Plan Proposal requires the affirmative vote of the holders of a majority of the shares of EnerJex common stock having voting power on the matter either in person or by proxy at the EnerJex special meeting. A failure to submit a proxy card or vote at the EnerJex special meeting will result in your shares not being counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the EnerJex special meeting, and will have no effect on the outcome of this Plan Proposal. However, for purposes of the vote on this Plan Proposal, an abstention will be counted as present for the purpose of determining a quorum, but will have the same effect as voting “AGAINST” this Plan Proposal, and a “broker non-vote” will have no effect on the outcome of this Plan Proposal.

Unless marked otherwise, proxies received will be voted FOR Proposal Four.

THE BOARD OF DIRECTORS OF ENERJEX UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE PLAN PROPOSAL.

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PROPOSAL NO. 5: APPROVAL OF ISSUANCE OF 2,248,264 SHARES OF COMMON STOCK TO CERTAIN OFFICERS AND DIRECTORS (THE “D&O PROPOSAL”).

Terms of the Transaction

On October 16, 2017, the Company in connection with the proposed merger agreed to satisfy certain obligations to its officers and directors of $647,500 in shares of the Company’s common stock of which $350,000 or 1,215,278 shares will be placed into escrow and used to satisfy the Company’s indemnification obligations under the Merger Agreement. The remaining shares will be delivered at closing of the Merger.

The D&O Proposal is important for the Merger closing in two ways. First, the issuance of shares in lieu of cash owed to certain officers and directors for deferred salaries and fees allows the Company to eliminate liabilities from its balance sheet, which is a condition to closing, without using cash. Secondly, a majority of the shares issued to the officers and directors would be placed into escrow to secure the Company’s indemnification obligations under the Merger Agreement. If certain indemnification claims are brought by AgEagle, these shares would be used to satisfy those claims.

Effect of Proposal on Current Shareholders

If this Proposal No. 5 is adopted, 2,248,264 shares of common stock would be issued to seven current officers and directors, and 1,215,278 of those shares will be placed in escrow per the terms of the Merger Agreement to satisfy the indemnification provisions. The shares will be issued to the following persons: Ryan Lowe, Jr., Lance Helfert, James Miller, Richard Menchaca, Louis Schott, Robert Schleizer and Montecito Ventures.

Based on the number of shares of Common Stock outstanding as of the Record Date, the 2,248,264 total shares of common stock issued to our officers and directors would represent approximately 10% of our total outstanding shares (giving effect to such issuance); and approximately 1.1% of our total outstanding shares (giving effect to such issuance) at Closing of the Merger.

Required Vote; Recommendation of the Board of Directors of EnerJex

Approval of this D&O Proposal requires the affirmative vote of the holders of a majority of the shares of EnerJex common stock having voting power on the matter either in person or by proxy at the EnerJex special meeting. A failure to submit a proxy card or vote at the EnerJex special meeting will result in your shares not being counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the EnerJex special meeting, and will have no effect on the outcome of this D&O Proposal. However, for purposes of the vote on this D&O Proposal, an abstention will be counted as present for the purpose of determining a quorum, but will have the same effect as voting “AGAINST” this D&O Proposal, and a “broker non-vote” will have no effect on the outcome of this D&O Proposal.

Unless marked otherwise, proxies received will be voted FOR Proposal Five.

THE BOARD OF DIRECTORS OF ENERJEX UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE D&O PROPOSAL FOR THE ISSUANCE OF SHARES OF COMMON STOCK IN ORDER TO COMPLY WITH RULE 711 OF THE NYSE AMERICAN.

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PROPOSAL 6. TO APPROVE THE CONVERSION OF THE COMPANY’S SERIES C CONVERTIBLE PREFERRED STOCK CONVERTIBLE INTO SHARES OF COMMON STOCK IN ORDER TO COMPLY WITH THE LISTING RULES OF THE NYSE AMERICAN (THE “SERIES C PROPOSAL”).

Overview

On April 27, 2017, we entered into an Additional Issuance Agreement (the “Purchase Agreement”) with Alpha Capital Anstalt, an accredited institutional investor (the “Holder”), pursuant to which we generated gross offering proceeds of $300,000 from the issuance and sale of 300 shares of our newly authorized Series C Preferred Stock with an option to purchase an additional 200 shares (the “April 2017 Financing Transaction”). The Series C Preferred Stock was convertible into shares of Common Stock at an initial conversion price of $0.30 per share, subject to price adjustment in the instance the Company issues shares at a lower price.

Under the terms of the Series C Preferred Stock, until we obtain shareholder approval of the April 2017 Financing Transaction, the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock cannot exceed 19.99% of the number of our Common Shares that were outstanding immediately prior to our execution of the Purchase Agreement on April 27, 2017.

Description of Series C Preferred Stock

Pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock that we filed with the Nevada Secretary of State on April 27, 2017 (the “Certificate of Designation”), the Series C Preferred Stock is non-voting (except to the extent required by law and except for certain consent rights relating to amending the certificate of incorporation or bylaws, and the like), and ranks junior and subordinate to shares of our Series A Preferred Stock, and senior to our Common Stock, in each instance with respect to dividends and with respect to distributions upon our dissolution, liquidation or winding-up.

The shares of Series C Preferred Stock were issued at a stated price of $1,000 per share. Each share of Series C Preferred Stock was initially convertible into a number of shares of Common Stock equal to the quotient determined by dividing (x) the stated value of $1,000 per share, by (y) a conversion price of $0.30. Until the volume weighted average price of our Common Stock on NYSE exceeds $4.30 with average trading volume of 200,000 shares per day for ten consecutive trading days, the conversion price of our Series C Preferred Stock is subject to full-ratchet, anti-dilution price protection. Under that provision, if, while that full-ratchet, anti-dilution price protection is in effect, we issue shares of our common stock at a price per share (the “Dilutive Price”) that is less than the conversion price of $0.30 per share, then the conversion price of our Series C Preferred Stock is automatically reduced to be equal to the Dilutive Price. The effect of that reduction is that, upon the issuance of shares of Common Stock at a Dilutive Price, the Series C Preferred Stock would be convertible into a greater number of shares of our Common Stock. The Dilutive Price is currently $0.06125.

Pursuant to the terms of the Purchase Agreement, we also have agreed with the Holder that while such Holder holds Series C Preferred Stock, we will not effect or enter into an agreement to effect a “Variable Rate Transaction,” which means a transaction in which we: (i) issue or sell any convertible securities either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of, or quotations for, the shares of our Common Stock at any time after the initial issuance of such convertible securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such convertible securities or upon the occurrence of specified or contingent events directly or indirectly related to our business; or (ii) enter into any agreement (including, without limitation, an equity line of credit) whereby we may sell securities at a future determined price.

The Holder has agreed to be subject to certain “blocker” provisions that limit the conversion of their shares of Series C Preferred Stock. Those “blocker” provisions (i) prevent the Holder’s percentage ownership of our Common Stock at any given time from exceeding 9.9% of our outstanding Common Stock; or (ii) prevent us from issuing any shares of Common Stock to the Holder upon the conversion by such Holder of Series C Preferred Stock. If the issuance of such shares together with all shares of Common Stock issued upon the conversion of Series C Preferred Stock would result in the total issuance of Common Stock to exceed 19.9% of our outstanding Common Stock, without first obtaining the approval of our stockholders.

Possible Effects on Rights of Existing Stockholders

The Series C Preferred Stock is senior to our Common Stock with respect to dividends and liquidation preferences. Existing stockholders also will suffer dilution in ownership interests and voting rights as a result of the issuance of shares of our Common Stock upon the conversion of the Series C Preferred Stock and under the terms of the anti-dilution possibilities. Upon conversion in full of the currently issued 300 Series C Preferred Stock at the conversion price of $0.06125 per converted share of Common Stock (without regard to any future adjustment in that conversion price under the anti-dilution price protection formula), an aggregate of 4,901,961 additional shares of Common Stock will be issued, and the percentage ownership interests of our existing stockholders would be correspondingly reduced.

Why the Company Needs Shareholder Approval

Rule 713 of the NYSE American requires shareholder approval of a transaction, other than a public offering, involving the sale, issuance or potential issuance by an issuer of Common Stock (or securities convertible into or exercisable for Common Stock) at a price less than the greater of book or market value which together with sales by officers, directors or principal shareholders of the issuer equals 20% or more of presently outstanding Common Stock, or equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock, or when the issuance or potential issuance of additional shares will result in a change of control of the issuer.

Required Vote; Recommendation of the Board of Directors of EnerJex

Approval of this Series C Proposal requires the affirmative vote of the holders of a majority of the shares of EnerJex common stock having voting power on the matter either in person or by proxy at the EnerJex special meeting. A failure to submit a proxy card or vote at the EnerJex special meeting will result in your shares not being counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the EnerJex special meeting, and will have no effect on the outcome of this Series C Proposal. However, for purposes of the vote on this Series C Proposal, an abstention will be counted as present for the purpose of determining a quorum, but will have the same effect as voting “AGAINST” this Series C Proposal, and a “broker non-vote” will have no effect on the outcome of this Series C Proposal.

The Board recommends that stockholders vote FOR ratification of the terms and issuance of our April 2017 Financing, and the issuance of our Series C Preferred Stock, including shares exceeding 19.99% of our outstanding Common Stock that are issuable pursuant to the anti-dilution provisions.

Unless marked otherwise, proxies received will be voted FOR Proposal Six.

THE BOARD OF DIRECTORS OF ENERJEX UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE SERIES C PROPOSAL.

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PROPOSAL NO. 7: TO APPROVE THE CONVERSION OF THE COMPANY’S SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK INTO SHARES OF COMMON STOCK IN ORDER TO COMPLY WITH THE LISTING RULES OF THE NYSE AMERICAN (THE “SERIES A PROPOSAL”)

Overview

EnerJex’s Board of Directors has unanimously adopted a resolution declaring advisable and recommending to the Series A shareholders for their approval a proposal to amend the Company’s certificate of designation for its 10% Series A Cumulative Redeemable Perpetuated Preferred Stock, as amended to date, to (i) eliminate and waive any rights of the Series A Preferred Stock holders to any accrued dividends, unpaid or future, and to pay unpaid dividends through September 30, 2017 in additional shares of Series A Preferred Stock (ii) eliminate the liquidation preference to the Series A Preferred Stock, (iii) provide for the ability to convert the Series A Preferred Stock into shares of common stock on a one for ten basis (subject to adjustment for a reverse stock split) (the Conversion Ratio) at the effective time of the Merger, (iv) eliminate the Company’s right of redemption for the Series A Preferred Stock, (v) eliminate the senior status of the Series A Preferred Stock, (vi) modify voting rights of the Series A Preferred Stock as to only as required by law, and (vii) increase the number of shares of authorized Series A Preferred Stock by 241,599 shares.

A sample form of the certificate of amendment relating to the Preferred Stock Amendment Proposal, which EnerJex would file with the Secretary of State of the State of Nevada to carry out the amendment is attached to this proxy statement/prospectus as Annex C. The amendment will become effective on the date of filing to the EnerJex articles of incorporation with the office of the Secretary of State of the State of Nevada.

In Proposal No. 7 we are asking Common Stock Shareholders to approve the Series A Proposal. If the Preferred Stock Amendment Proposal is approved, we will need approval of this proposal to permit the conversion of the Series A Preferred Stock into shares of common stock. Upon conversion, the Series A Preferred Stock will convert into 22,415,990 shares of Common Stock.

The Series A Preferred Stock as amended will continue to trade on the over the counter market under the symbol “ENRJP” until converted into common stock, and then it will cease to separately trade.

Why the Company Needs Shareholder Approval

Rule 713 of the NYSE American requires shareholder approval of a transaction, other than a public offering, involving the sale, issuance or potential issuance by an issuer of Common Stock (or securities convertible into or exercisable for Common Stock) at a price less than the greater of book or market value which together with sales by officers, directors or principal shareholders of the issuer equals 20% or more of presently outstanding Common Stock, or equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock, or when the issuance or potential issuance of additional shares will result in a change of control of the issuer.

Required Vote; Recommendation of the Board of Directors of EnerJex

Approval of this Series A Proposal requires the affirmative vote of the holders of a majority of the shares of EnerJex common stock having voting power on the matter either in person or by proxy at the EnerJex special meeting. A failure to submit a proxy card or vote at the EnerJex special meeting will result in your shares not being counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the EnerJex special meeting, and will have no effect on the outcome of this Series A Proposal. However, for purposes of the vote on this Series A Proposal, an abstention will be counted as present for the purpose of determining a quorum, but will have the same effect as voting “AGAINST” this Series A Proposal, and a “broker non-vote” will have no effect on the outcome of this Series A Proposal.

Unless marked otherwise, proxies received will be voted FOR Proposal Seven.

THE BOARD OF DIRECTORS OF ENERJEX UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE SERIES A PROPOSAL.

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PROPOSAL NO. 8: APPROVAL OF THE ISSUANCE OF SHARES OF THE COMPANY’S COMMON STOCK, CONVERSION OF THE COMPANY’S SERIES C PREFERRED STOCK AND CONVERSION OF PROMISSORY NOTES INTO SHARES OF COMMON STOCK IN ORDER TO COMPLY TO THE LISTING RULES OF THE NYSE AMERICAN (THE “PRIVATE PLACEMENT PROPOSAL”)

Overview

On November 21, 2017, the Company entered into a binding commitment letter (the “Private Placement”) with Alpha Capital Anstalt (“Alpha”). Pursuant to the terms of the Private Placement, Alpha will invest up to $4,000,000 in the Company. It is anticipated that the investment will be through the purchase of additional Series C Convertible Preferred Stock (the “Series C Preferred Stock”), Alpha will also receive, as their funding commitment, shares equal to 2.5% of our outstanding Common Stock on a fully diluted basis. Furthermore, Alpha has agreed to convert $425,000 aggregate principal amount of five promissory notes into shares of the Company’s Series C Preferred Stock, of which $200,000 has been converted into 200 Series C shares as of the date of mailing.

Description of Series C Preferred Stock

A full description of the Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock that we filed with the Nevada Secretary of State on April 27, 2017 (the “Certificate of Designation”), is provided in Proposal 6, the Series C Proposal, set forth above. The Board of Directors Company intends to amend its Certificate of Designation for the Series C Preferred Stock to provide for an additional 5,000 Shares if the Private Placement Proposal is approved by the shareholders.

The shares of Series C Preferred Stock will be issued in the Private Placement at a stated price of $1,000 per share. Each share of Series C Preferred Stock was initially convertible into a number of shares of Common Stock equal to the quotient determined by dividing (x) the stated value of $1,000 per share, by (y) a conversion price of $0.30. Until the volume weighted average price of our Common Stock on NYSE exceeds $4.30 with average trading volume of 200,000 shares per day for ten consecutive trading days, the conversion price of our Series C Preferred Stock is subject to full-ratchet, anti-dilution price protection. Under that provision, if, while that full-ratchet, anti-dilution price protection is in effect, we issue shares of our common stock at a price per share (the “Dilutive Price”) that is less than the conversion price, then the conversion price of our Series C Preferred Stock is automatically reduced to be equal to the Dilutive Price. The effect of that reduction is that, upon the issuance of shares of Common Stock at a Dilutive Price, the Series C Preferred Stock would be convertible into a greater number of shares of our Common Stock. The current Dilutive Price is $0.06125.

Description of Notes

From May 2017 through August 2017 the Company issued to Alpha $425,000 of aggregate promissory Notes. The Company and Alpha have agreed to have the Notes converted into Series C Preferred Stock prior to closing of the Merger of which $200,000 has been converted into 200 Series C shares as of the date of mailing.

Why the Company Needs Shareholder Approval

Rule 713 of the NYSE American requires shareholder approval of a transaction, other than a public offering, involving the sale, issuance or potential issuance by an issuer of Common Stock (or securities convertible into or exercisable for Common Stock) at a price less than the greater of book or market value which together with sales by officers, directors or principal shareholders of the issuer equals 20% or more of presently outstanding Common Stock, or equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock, or when the issuance or potential issuance of additional shares will result in a change of control of the issuer.

Possible Effects on Rights of Existing Stockholders

The Series C Preferred Stock is senior to our Common Stock with respect to dividends and liquidation preferences. Existing stockholders also will suffer dilution in ownership interests and voting rights as a result of the issuance of shares of our Common Stock upon the conversion of the Series C Preferred Stock and under the terms of the anti-dilution possibilities as well as from the issuance of the Common Stock and the conversion of Notes. Upon conversion in full of the Series C Preferred Stock in connection with the private placement and conversion of the Notes at the conversion price of $0.06125 per converted share of Common Stock (without regard to any future adjustment in that conversion price under the anti-dilution price protection formula), an aggregate of 85,672,716 additional shares of Common Stock will be issued, and the percentage ownership interests of our existing stockholders would be correspondingly reduced.

Required Vote; Recommendation of the Board of Directors of EnerJex

Approval of this Private Placement Proposal requires the affirmative vote of the holders of a majority of the shares of EnerJex common stock having voting power on the matter either in person or by proxy at the EnerJex special meeting. A failure to submit a proxy card or vote at the EnerJex special meeting will result in your shares not being counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the EnerJex special meeting, and will have no effect on the outcome of this Series C Proposal. However, for purposes of the vote on this Private Placement Proposal, an abstention will be counted as present for the purpose of determining a quorum, but will have the same effect as voting “AGAINST” this Private Placement Proposal, and a “broker non-vote” will have no effect on the outcome of this Private Placement Proposal.

The Board recommends that stockholders vote FOR ratification of the terms and issuance of our Private Placement, and the issuance of our Series C Preferred Stock and Common Stock as described, including shares exceeding 19.99% of our outstanding Common Stock that are issuable pursuant to the anti-dilution provisions.

Unless marked otherwise, proxies received will be voted FOR Proposal Eight.

THE BOARD OF DIRECTORS OF ENERJEX UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PRIVATE PLACEMENT PROPOSAL.

107

PROPOSAL NO. 9: APPROVAL OF POSSIBLE ADJOURNMENT OF THE ENERJEX SPECIAL MEETING

If EnerJex fails to receive a sufficient number of votes to approve Proposal Nos. 1, 2, 3, 4, 5, 6, 7 or 8, EnerJex may propose to adjourn the Special Meeting, for a period of not more than 60 days, for the purpose of soliciting additional proxies to approve Proposal Nos. 1, 2, 6, 7, or 8. Management currently does not intend to propose adjournment at the Special Meeting if there are sufficient votes to approve Proposal Nos. 1, 2, 3, 4, 5, 6, 7, or 8. The affirmative vote of the holders of a majority of the shares of the Company common stock having voting power present in person or represented by proxy at the Special Meeting is required to approve the adjournment of the Special Meeting for the purpose of soliciting additional proxies to approve Proposal Nos. 1, 2, 3, 4, 5, 6, 7, or 8.

ENERJEX’S BOARD OF DIRECTORS RECOMMENDS THAT ENERJEX’S SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 9 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NOS. 1, 2, 3, 4, 5, 6, 7, OR 8. EACH OF PROPOSAL 1, 2, 3, 4, 5, 6, 7, OR 8 ARE CONDITIONED UPON EACH OTHER AND THE APPROVAL OF EACH SUCH PROPOSAL IS REQUIRED TO CONSUMMATE THE MERGER.

108

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following information and all other information contained in this proxy statement/prospectus does not give effect to a previously approved reverse stock split in a ratio of up to 1 to 25, which the Board of the Company may enact at or prior to closing of the Merger.

The following unaudited pro forma combined financial statements were prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP, and give effect to the Merger between EnerJex and AgEagle, including material subsequent events that will occur either prior to or in connection with the closing of the Merger. For accounting purposes, AgEagle is considered to be acquiring EnerJex in the Merger. AgEagle was determined to be the accounting acquirer based upon the terms of the Merger Agreement and other factors including: (i) AgEagle security holders are expected to own approximately 67.2% of the voting interests of the combined company on a fully diluted basis immediately following the closing of the Merger; (ii) directors appointed by AgEagle will constitute the board of directors of the combined company; and (iii) employees of AgEagle will constitute the entire management of the combined company.

The unaudited pro forma combined balance sheet as of September 30, 2017 assumes that the Merger took place on September 30, 2017 and combines the historical balance sheets of EnerJex and AgEagle as of September 30, 2017. The unaudited pro forma combined statement of operations for the nine months ended September 30, 2017 assumes that the Merger took place as of January 1, 2017, and combines the historical results of EnerJex and AgEagle for the nine months ended September 30, 2017. The unaudited pro forma combined statement of operations for the year ended December 31, 2016 assumes that the Merger took place as of January 1, 2016, and combines the historical results of EnerJex and AgEagle for the year ended December 31, 2016. The historical financial statements of EnerJex and AgEagle have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, including material subsequent events that will occur either prior to or in connection with the closing of the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

Because AgEagle will be treated as the accounting acquirer, AgEagle’s assets and liabilities will be recorded at their pre-combination carrying amounts and the historical operations that are reflected in the financial statements will be those of AgEagle. EnerJex’s assets and liabilities will be measured and recognized at their fair values as of the transaction date, and consolidated with the assets, liabilities and results of operations of AgEagle after the consummation of the Merger.

The unaudited pro forma combined financial statements are based on the assumptions and adjustments that are described in the accompanying notes. In summary, the unaudited pro forma combined financial statements include( (1) an adjustment to record cash at closing from an investment from an accredited investor of $4 million, (2) the elimination of all accounts receivable, deposits, prepaids and fixed assets from EnerJex’s balance sheet, (3) adjustments recorded by EnerJex to remove and transfer the oil and gas properties concurrently with the closing of the Merger, which will result in the removal of the net oil and gas properties asset to be transferred back to the lenders in exchange for the extinguishment of the associated debt, such extinguishment in the liabilities resulting in an adjustment to the profit and loss statement as a gain, (4) a previous AgEagle investment in Agribotix per terms of an exchange agreement, (5) the conversion of certain Enerjex’s accounts payable, accrued expense, interest expense and promissory notes into common stock, (6) adjustments for AgEagle’s promissory notes and debentures along with all related interest to be converted into common stock, (7) adjustments to accrued dividends payable to Series A Preferred stock holders in connection with Proposal 2 in this Proxy Statement, and (8) as part of the reverse merger, an adjustment to eliminate the deficit accumulated since inception for EnerJex, as going forward the operations of AgEagle will be the surviving operating entity.

The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma combined financial statements. Differences between these preliminary estimates and the final acquisition accounting, expected to be completed after the closing of the Merger, will occur and these differences could have a material impact on the accompanying unaudited pro forma combined financial statements and the combined company’s future results of operations and financial position. The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in these unaudited pro forma combined financial statements as a result of the amount, if any, of capital raised between entering the Merger Agreement and closing of the Merger; the amount of cash used by EnerJex’s operations between the signing of the Merger Agreement and the closing of the Merger; the timing of closing of the Merger; EnerJex’s stock price at the closing of the Merger; and other changes in EnerJex’s assets and liabilities that occur prior to the completion of the Merger.

The unaudited pro forma combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had AgEagle and EnerJex been a combined company during the specified period.

The unaudited pro forma combined financial statements, including the notes thereto, should be read in conjunction with the separate AgEagle and EnerJex historical financial statements, and their respective management’s discussion and analysis of financial condition and results of operations. AgEagle’s historical unaudited financial statements for the nine months ended September 30, 2017 and historical audited financial statements for the year ended December 31, 2016 are included elsewhere in this proxy statement/prospectus. EnerJex’s historical unaudited consolidated financial statements for the nine months ended September 30, 2017 are included in its Quarterly Report on Form 10-Q as filed with the SEC on November 14, 2017 and its historical audited consolidated financial statements for the year ended December 31, 2016 are included in its Annual Report on Form 10-K as filed with the SEC on March 31, 2017.

109

Unaudited Pro Forma Condensed Combined Balance Sheets

	September 30, 2017
	AgEagle Aerial Systems, Inc.	EnerJex Resources, Inc.	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash	43,291	15,099	4,000,000	(A)	4,058,390
Accounts receivable, net	1,698	257,152	(257,152)	(B)	1,698
Inventories	165,190	-			165,190
Deposits and prepaid expenses	4,152	179,424	(179,424)	(C)	4,152
Total current assets	214,330	451,675	3,563,424		4,229,429

Non Current assets
Fixed Assets	108,663	796,776	(796,776)		108,663
Less accumulated depreciation	(65,461)	(600,085)	600,085		(65,461)
Net Fixed Assets	43,203	196,691	(196,691)	(D)	43,203

Oil and gas properties using full-cost accounting		10,008,765	(10,008,765)		-
Less accumulated depreciation	-	(8,594,167)	8,594,167		-
Net oil and gas properties using full-cost accounting	-	1,414,598	(1,414,598)	(E)	-

Investment in AgriBotix	-	-	1,000,000	(F)	1,000,000

Total non-current assets	43,203	1,611,289	(611,289)		1,043,203

TOTAL ASSETS	257,532	2,062,964	2,952,135		5,272,631

LIABILITIES
Current liabilities

Accounts payable	96,718	153,170	(153,170)	(G)	96,718
Accrued expenses	37,249	709,300	(709,300)	(G)	37,249
Accrued interest	155,144	-	(155,144)	(G)	0
Payroll liabilities	8,070	-			8,070
Convertible notes payable	1,110,005	105,806	(1,215,811)	(G)	-
Promissory note – related party	131,050	-			131,050
Current portion of long term debt	-	4,500,000	(4,500,000)	(E)	-
Total current liabilities	1,538,236	5,468,276	(6,733,425)		273,088

Asset retirement obligation	-	1,593,281	(1,593,281)	(E)	-
Other long-term liabilities	-	6,039,972	(6,039,972)	(H)	-
Total non-current liabilities	-	7,633,253	(7,633,253)		-

TOTAL LIABILITIES	1,538,236	13,101,529	(14,366,678)		273,088

Commitments and Contingencies

STOCKHOLDERS’ (DEFICIT) EQUITY
Common stock, $0.0001 par value - 100,000,000 share authorized, 4,200,000 shares issued and outstanding at September 30, 2017	420	-	100	(F)	520
Common stock, $0.001 par value, 250,000,000 shares authorized; shares issued and outstanding upon closing a conversion from AgEagle common shares par value to EnerJex par value will occur			4,680	(K)	4,680
Common stock, $0.001 par value, 250,000,000 shares authorized; shares issued and outstanding 10,321,397 at September 30, 2017		10,322	138,074	(A) (G)	148,396
Common stock, $0.001 par value, 250,000,000 shares authorized; shares issued and outstanding upon closing the conversion from Series A Preferred to common shares including accrued dividends, 11,511,767		-	11,512	(J)	11,512
10% Series A cumulative perpetual redeemable preferred stock, $0.001 par value, 25,000,000 shares authorized; 938,248 shares issued and outstanding September 30, 2017		938	(938)	(H)	(0)
Series B convertible preferred stock, $0.001 par value, 1,764 shares authorized, and 1,374 issued and outstanding at September 30, 2017		1			1
Series C convertible preferred stock, $0.001 par value, 500 shares authorized; 300 shares, issued and outstanding at September 30, 2017		1			1
Series C convertible preferred stock issuable		150,000	4,000,000	(P)	4,150,000
Additional paid-in-capital	1,915,423	69,610,909	(67,645,350)	(A)(B)(C)(D)(E) (F)(G)(H)(I)(J)(K)	3,880,982
Accumulated deficit	(3,196,547)	(80,810,736)	80,810,736	(I)	(3,196,547)

Total Stockholders’ (Deficit) Equity	(1,280,704)	(11,038,565)	17,318,813		4,999,544

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	257,532	2,062,964	2,952,135		5,272,632

The accompanying notes are an integral part of these condensed consolidated financial statements.

110

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Nine Months Ended September 30, 2017
	AgEagle Aerial Systems, Inc.	EnerJex Resources, Inc.	Pro Forma Adjustments		Pro Forma Combined

Revenues	105,609	1,102,001	(1,102,001)	(M)	105,609

Cost of Sales	89,359	1,013,389	(1,013,389)	(M)	89,359

Gross Profit	16,250	88,612	(88,612)		16,250

Operating Expenses:
Selling, general and administrative	176,515	1,174,950	(883,640)	(N)	467,825
Professional fees	130,763	422,538	(189,012)	(N)	364,289
Consulting Fees - related party	7,992	-	-		7,992
Total operating expenses	315,270	1,597,488	(1,072,652)		840,106

Loss from Operations	(299,020)	(1,508,876)	984,040		(823,856)
Other expense (income)	11,842	531,846	(531,846)	(O)	11,842
Interest expense	(110,176)	(908,642)	908,642	(O)	(110,176)
Gain on loan sale agreement	-	11,500,124	(11,500,124)	(P)
Income (Loss) before Income Taxes	(397,354)	9,614,452	(10,139,288)		(922,190)
Provision for income taxes
Net (Loss) Income	(397,354)	9,614,452	(10,139,288)		(922,190)

Net (Loss) Income	(397,354)	9,614,452	(10,139,288)		(922,190)
Preferred dividends	-	(2,847,324)	2,847,324	(H)	-
Net Income (Loss) attributable to common stockholders	(397,354)	6,767,128)	(7,291,964)		(922,190)
Net (Loss) Income Per Share – Basic	(0.09)	0.72			(0.01)
Weighted average shares basic	4,200,000	9,416,837			165,108,018
Net (Loss) Income Per Share – Diluted	(0.09)	0.45			(0.01)
Weighted average shares diluted	4,200,000	15,151,107			172,985,369

The accompanying notes are an integral part of these condensed consolidated financial statements.

111

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Twelve Months Ended December 31, 2016
	AgEagle Aerial Systems, Inc.	EnerJex Resources, Inc.	Pro Forma Adjustments		Pro Forma Combined

Revenues	373,324	2,461,727	(2,461,727)	(M)	373,324

Cost of Sales	338,244	2,661,258	(2,661,258)	(M)	338,244

Gross Profit	35,080	(199,531)	199,531		35,080

Operating Expenses:
Selling, general and administrative	427,146	2,596,131	(2,201,212)	(N)	822,065
Impairment of oil and gas asset	-	8,032,670	(8,032,670)	(E)	-
Professional fees	554,043	310,471	(310,000)	(N)	554,514
Consulting Fees - related party	694,356	-			694,356
Total operating expenses	1,675,545	10,939,272	(10,543,882)		2,070,935

Loss from Operations	(1,640,465)	(11,138,803)	10,743,413		(2,035,854)
Other expense (income)	(118,475)	2,406,340	(2,406,340)	(O)	(118,475)
Interest expense	(53,575)	(1,911,906)	1,911,906	(O)	(53,575)
Loss on derivative contracts	-	(2,531,401)	2,531,401	(Q)	-
Loss before Income Taxes	(1,812,515)	(13,175,770)	12,780,380		(2,207,904)
Provision for income taxes	-
Net Loss	(1,812,515)	(13,175,770)	12,780,380		(2,207,904)

Net Loss	(1,812,515)	(13,175,770)	12,780,380		(2,207,905)
Preferred dividends	-	(3,010,211)	3,010,211	(H)	-
Net Loss attributable to common stockholders	(1,812,515)	(16,185,981)	15,790,591		(2,207,905)
Net Loss Per Share – Basic	(0.44)	(1.92)			(0.01)
Weighted average shares basic	4,099,167	8,423,936			165,108,018
Net Loss Per Share – Diluted	(0.44)	(1.92)			(0.01)
Weighted average shares diluted	4,099,167	8,423,936			172,985,369

The accompanying notes are an integral part of these condensed consolidated financial statements.

112

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of the Proposed Transaction

EnerJex Resources, Inc. (“EnerJex”) and AgEagle Aerial Systems, Inc. (“AgEagle”) have entered into an Agreement and Plan of Merger dated October 19, 2017, which we refer to as the Merger Agreement, that sets forth the terms and conditions of the proposed business combination of EnerJex and AgEagle. Under the Merger Agreement, AgEagle Merger Sub, Inc., a wholly owned subsidiary of EnerJex (“Merger Sub”), will merge with and into AgEagle, with AgEagle surviving as a wholly owned subsidiary of EnerJex (the “Merger”).

2. Basis of Presentation

EnerJex, a Nevada corporation, had a fiscal year ended December 31, 2016 during the periods presented. The most recent financial information available for EnerJex is for the nine months ended September 30, 2017. The information presented for EnerJex as of September 30, 2017 is deemed to be current for these unaudited pro forma condensed combined financial statements. AgEagle, a Nevada corporation, reports on a calendar year basis and is utilizing financial statements as of September 30, 2017 for these pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements were prepared in accordance with regulations of the Securities and Exchange Commission and are intended to show how the Merger might affect the historical financial statements if the transaction had been completed on September 30, 2017 for the purposes of the balance sheet and September 30, 2016 and 2017 for the purposes of the statement of operations. The pro forma adjustments reflecting the completion of the transactions are based upon the accounting rules for reverse capitalizations.

Based on the terms of the Merger Agreement, AgEagle is deemed to be the accounting acquirer because the former AgEagle shareholders, board of directors and management will have voting control and operating control of the combined company. The Merger will be accounted for as a capital transaction accompanied by a recapitalization with no goodwill or other intangibles recorded.

The historical financial data has been adjusted to give pro forma effects to events that are (i) directly attributable to the Merger (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the transactions. The unaudited pro forma condensed combined financial data also do not include any integration costs. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had the Merger occurred prior to the specified period.

3. Pro Forma Adjustments

The pro forma adjustments in the unaudited pro forma condensed combined balance sheet as of September 30, 2017 and statement of operations for the nine months ended September 30, 2017 are as follows:

(A)	To record cash at closing for purposes of investment from accredited investors (1)	4,000,000

(B)	Adjustment to record removal of accounts receivable in anticipation of merger (2)	257,152

(C)	Adjustment to record removal of deposits and prepaid expenses in anticipation of merger (3)	179,424

(D)	Adjustment to record removal of fixed assets in anticipation of merger to be assumed by EnerJex (4)	196,691

(E)	Adjustments to remove and transfer oil and gas properties concurrently with the closing of the merger (5):
	Removal of net oil and gas properties to be transferred in return for extinguishment of associated debt	$(1,414,598)
	Removal of net oil and gas asset retirement obligation as a result of property to being transferred in return for extinguishment of associated debt	1,593,281
	Elimination of debt associated with oil and gas assets as a result of property being transferred	4,500,000
	Elimination of amortization and related costs associated with oil and gas assets removed at closing	2,765,914
	Total pro forma adjustment to P&L - Gain on extinguishment of debt	$7,444,597

(F)	Investment in Agribotix per terms of Exchange Agreement to be recorded on a cost basis (6)	$1,000,000

(G)	Adjustments to common stock as a result of convertible equity raised prior to merger to remove payables, accrued expenses and existing debt prior to merger (7)
	Accounts payable converted to common shares as part of closing of merger	$153,170
	Accrued expenses converted to common shares as part of closing of merger	709,300
	Interest expense converted to common shares as part of closing of merger	155,144
	Promissory notes converted to common shares as part of closing of merger	$1,215,811

(H)	Adjustments to accrued dividends payable to Series A Preferred stockholders, conversion of shares into common stock and elimination of preferred dividends into stock at closing (8)	$6,039,972

(I)	Adjustment to eliminate the deficit accumulated since inception for EnerJex as going forward the operations of AgEagle will be the surviving operating entity (9)

(J)	Adjustment to convert at closing from Series A Preferred to common shares of EnerJex, at an exchange ratio of 1 share of preferred for 10 shares of common stock (10)

(K)	Adjustment to convert at closing the AgEagle common shares par value of $.0001 to EnerJex par value of $.001 (11)

(L)	Issuance of additional Series C Preferred Shares in connection with the $4,000,000 private placement (12)

(M)	Adjustment to EnerJex’s revenue and cost of goods sold as a result of transfer of EnerJex’s income producing assets (13)

(N)	Adjustment to EnerJex’s SG&A expenses related to the operations of the EnerJex income producing assets, transferred at closing (13)

(O)	Adjustment to EnerJex’s existing interest expense and other income(expense) related to debt and other assets eliminated at closing (13)

(P)	Adjustment to EnerJex’s gain on loan sale agreement eliminated as a result of transfer of EnerJex’s income producing assets at closing (13)

(Q)	Adjustment to EnerJex’s existing changes in fair value derivative contract cost expense related to contracts eliminated at closing (13)

(1)	Investment based on the commitment letter from Alpha Capital Anstalt to provide a minimum of $4 million, on terms to be subsequently agreed upon by the parties and approved by EnerJex’s Board. As Alpha is the holder of the Company’s Series C Preferred Stock, the assumption was made for purposes hereof that such additional investment would be made in additional Series C shares, however, that structure has not been agreed to by the parties.
(2)	All EnerJex accounts receivable related to operations of the oil and gas assets are expected to be eliminated in the transfer of such assets to the third party lender.
(3)	All EnerJex deposits and prepaid expenses related to operations of the oil and gas assets are expected to be eliminated in the transfer of such assets to the third party lender.
(4)	All EnerJex fixed assets related to operations of the oil and gas assets are expected to be eliminated in the transfer of such assets to the third party lender.
(5)	EnerJex has had discussions with the lender of $4,500,000 long term debt to forgive such debt in return for the transfer of the Company’s remaining oil gas assets. Such agreement if consummated at closing would eliminate the relevant assets, debt, retirement obligations and other liabilities associated with ownership of said assets. No formal agreement exists with the lender at the time of this filing. The Company believes, however, that such result is more likely than not; and as it is a condition to closing the Merger that all legacy liabilities of EnerJex be eliminated, as described throughout this filing, if such transaction or a similar transaction with another party were not to be consummated the Merger may not close.
(6)	AgEagle has a signed agreement with Agribotix, in connection with other reseller agreements, to exchange 20% of Agribotix’s equity for $1,000,000 of AgEagle common stock concurrently with the closing of the Merger at the market price of the Company’s common stock at such time. Such share exchange would be included in the Merger consideration paid to the AgEagle shareholders.
(7)	EnerJex raised approximately $650,000 in connection with the sale of 1,1061,752 shares of Series A Preferred Stock on December 20, 2017. These funds in addition to other cash on hand and anticipated settlements to convert some outstanding debt into common stock, is anticipated to allow the Company to eliminate current payables, accrued expenses, interest and notes of EnerJex and AgEagle.
(8)	If approved by the Series A Preferred shareholders, $6,039,972 in accrued but unpaid dividends would be paid in additional shares of Series A Preferred stock and then converted into common stock at a ratio of 10 shares of common stock for every 1 share of preferred stock, thus eliminating this liability.
(9)	Per GAAP accounting rules.
(10)	If approved by the Series A Preferred shareholders, each share of preferred stock would be converted into 10 shares of common stock. The adjustment will result in the recording of $11,511,767 to APIC and $11,512 to eliminate the Preferred Series A shares from the Balance Sheet
(11)	Adjustment made for issuance of shares of EnerJex to the AgEagle shareholders, currently estimated at a 37.75 to 1 ratio.
(12)	Assumption made that capital committed from Alpha Capital Anstalt would be made for issuance of additional shares of Series C Preferred Stock.
(13)	Per GAAP accounting rules, as AgEagle is the accounting acquiring party, historical revenue, costs of goods sold, SG&A related to oil/gas operations, interest expense, gain on loan sale agreement, and derivative contract costs of EnerJex would be eliminated at closing.

4. Earnings Per Share

The pro forma weighted-average shares outstanding gives effect to the issuance of 135,767,339 shares of common stock of EnerJex in connection with the merger as if they occurred at the beginning of the period presented.

5. Common Share Reconciliation per Proforma Balance Sheet

EnerJex shares issued to AgEagle shareholders	135,767,339
EnerJex Existing Shareholders as of 9/30/17	10,321,397
EnerJex Series A Preferred Shareholders including accrued dividends converted to common shares	11,798,469
EnerJex accrued salaries converted to common shares	2,248,264
EnerJex warrants and Preferred B shares converted to common shares	4,973,494
Total Common Shares Outstanding as of Closing	165,108,963
Options to be issued	7,876,406
Total Common Shares Outstanding as of Closing - Diluted	172,985,369

113

DESCRIPTION OF ENERJEX CAPITAL STOCK

Description of Common Stock

As of the date of this proxy statement/prospectus, EnerJex is authorized to issue 250 million shares of common stock, par value $.0001 per share. As of February 14, 2018, we had 23,589,790 shares of common stock outstanding and approximately 334 shareholders of record (excluding holders in street name).

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our restated articles of incorporation and our restated by-laws, both of which have been filed with the SEC. The summary below is also qualified by provisions of applicable law.

General

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for dividend payments. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

NYSE American Listing

Our common stock is listed on the NYSE American under the symbol “ENRJ” and our Series A Preferred Stock is traded on the OTC Markets under the symbol “ENRJP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Standard Registrar and Transfer Co., Inc.

Description of Preferred Stock

As of the date of this proxy statement/prospectus, EnerJex is authorized to issue 25,000,000 shares of preferred stock. As of February 14, 2018, we had 2,000,000 shares of our Series A Preferred Stock outstanding; 8.25 shares of Series B Preferred Stock outstanding; and 396.86 shares of Series C Preferred Stock outstanding. The following summary of certain provisions of our preferred stock does not purport to be complete. You should refer to our restated articles of incorporation and our restated by-laws, both of which have been filed with the SEC. The summary below is also qualified by provisions of applicable law.

Series A Preferred. The following sets forth the differences between our Series A Preferred Stock and the Series A Preferred Stock as it is proposed to be amended:

General – Holders of the Series A Preferred Stock have no preemptive rights. The Series A Preferred Stock is not subject to any sinking fund or other similar obligation. The passage of the Preferred Stock Amendment Proposal will not change these provisions.

Dividends – Holders of the Series A Preferred Stock are entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 10% per annum of the $25.00 per share liquidation preference, equivalent to $2.50 per annum per share. On November 4, 2015 the Company suspended the monthly dividend for the month of November 2015, and any future unpaid dividends since that time have accumulated. If the Company does not pay dividends for six monthly periods, the dividend rate increases to 12.0% per annum. As of September 30, 2017, there was $6,039,973 in accumulated dividends. After September 30, 2017, holders of the Series A Preferred Stock would be entitled to an additional 241,599 shares of Series A Preferred Stock to satisfy the accrued dividend obligations.

The Preferred Stock Amendment Proposal would allow the Company to pay all accrued but unpaid dividends up to September 30, 2017 in additional shares of Series A Preferred Stock based upon the value of the $25.00 liquidation preference thereof and eliminate the right of the holders of the Series A Preferred Stock to receive any dividends.

Right to Elect Directors – The holders of the Series A Preferred Stock are also entitled to elect 2 directors to the Company’s board as a result of the above dividend failure and the delisting of the Series A Preferred Stock from a national market for trading for a period of 180 consecutive days. To date, the Company has been unable to find suitable nominees to serve as designees. The Preferred Stock Amendment Proposal would eliminate the right to elect directors.

Liquidation Preference – Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of junior shares in the distribution of assets, the holders of Series A Preferred Stock shall be entitled to receive out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, or $25.00 per share, plus an amount equal to all dividends (whether or not declared) accrued and unpaid to, but not including, the payment date. The Preferred Stock Amendment Proposal would eliminate the liquidation preference.

Redemption – The Company may redeem the Series A Preferred Stock, at the Company’s option, in whole or in part, for cash at a redemption price of $25.00 per share plus accrued and unpaid dividends. In the event of a change of control, the Company will also have the option to redeem the Series A Preferred Stock at $25.00 per share plus accrued and unpaid dividends. The Preferred Stock Amendment Proposal would eliminate this provision.

Voting Rights – The approval of holders of two-thirds of the outstanding Series A Preferred Stock, voting as a separate class, is required in order to:

•	amend the Company’s articles of incorporation if such amendment materially and adversely affects the rights, preferences or voting power of the holders of the Series A Preferred Stock, provided that an increase of the authorized number of preferred stock shall be deemed to not adversely affect the rights, preferences or voting power of the holders of the Series A Preferred Stock; and

•	create or issue any class or series of parity shares or senior shares.

The Preferred Stock Amendment Proposal would not amend these provisions.

Conversion – The Series A Preferred Stock is not convertible into the Company’s common stock. If the Preferred Stock Amendment Proposal is approved, the Series A Preferred Stock will convert into Company common stock at the effective time of the merger, at the ratio of 1 share of Series A Preferred Stock into ten shares of the Company’s common stock (subject to adjustment for a reverse stock split).

General

Our board of directors may, without further action by our shareholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without shareholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.

114

Anti-Takeover Provisions of EnerJex’s Articles of Incorporation and By-laws

Some provisions of EnerJex’s amended and restated articles of incorporation and bylaws and Nevada law contain provisions that could make the following transactions more difficult: an acquisition of EnerJex by means of a tender offer; an acquisition of EnerJex by means of a proxy contest or otherwise; or removal of EnerJex’s incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that EnerJex shareholders may otherwise consider to be in their best interest or in EnerJex’s best interests, including transactions that might result in a premium over the market price for EnerJex’s shares.

These provisions, summarized below, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of EnerJex to first negotiate with the EnerJex board of directors. The EnerJex board of directors believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure EnerJex outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Articles of Incorporation and Bylaws

The following provisions in EnerJex’s amended and restated articles of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control or change in EnerJex’s management, including transactions that EnerJex shareholders may otherwise consider to be in their best interest or in EnerJex’s best interests, including transactions that might result in a premium over the market price for EnerJex’s shares.

•	Authorized But Unissued Capital Stock. EnerJex has shares of common stock and undesignated preferred stock available for future issuance without shareholder approval. EnerJex may use these additional shares for a variety of corporate purposes, including for future public offerings to raise additional capital or to facilitate corporate acquisitions or for payment as a dividend on its capital stock. The existence of unissued and unreserved capital stock may enable the EnerJex board of directors to issue shares to persons friendly to current management that could render more difficult or discourage a third-party attempt to obtain control of EnerJex by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of EnerJex’s management. In addition, the ability to authorize undesignated preferred stock makes it possible for the EnerJex board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of EnerJex. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of EnerJex.

•	Shareholder Meetings. EnerJex’s amended and restated bylaws provide that a special meeting of shareholders may be called only by EnerJex’s chairman of the board, president and chief executive officer, or by the EnerJex board of directors.

•	Requirements for Advance Notification of Shareholder Nominations and Proposals. EnerJex’s amended and restated bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the EnerJex board of directors or a committee of the EnerJex board of directors.

•	No Cumulative Voting Rights. EnerJex’s amended and restated articles of incorporation and bylaws do not provide for cumulative voting rights. The holders of a majority of the shares of common stock entitled to vote in any election of directors, voting together as a single class, can elect all of the directors standing for election.

115

Nevada Anti-Takeover Law

As a Nevada corporation, EnerJex is subject to Section 78.411 to 78.444 of the Nevada Revised Statutes. This law prohibits a publicly-held Nevada corporation from engaging in any business combination with any interested shareholder for a period of three years following the date that the shareholder became an interested shareholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder.

Section 78-416 of the Nevada Revised Statues defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested shareholder;

•	any sale, transfer, pledge or other disposition of 10 percent or more of the corporation’s assets involving the interested shareholder;

•	in general, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested shareholder; or

•	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

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PRINCIPAL SHAREHOLDERS OF ENERJEX

Except as otherwise noted, the following table sets forth certain information regarding the beneficial ownership of our common stock as of February 14, 2018, the date of filing of our definitive proxy statement, by:

•	each of EnerJex’s directors;

•	all of EnerJex’s current directors and executive officers as a group; and

•	each shareholder known by EnerJex to beneficially own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of February 14, 2018 pursuant to the exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 23,589,790 shares of common stock outstanding on February 14, 2018. For additional information on such benefits, see the sections entitled “The Merger—Interests of the EnerJex Directors and Executive Officers in the Merger” and “Principal Shareholders of Combined Company.”

EnerJex believes that the shareholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such shareholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o EnerJex Resources, Inc., 4040 Broadway Street, Suite 425, San Antonio, TX 78209.

Name and Address of Beneficial Owner (1)	Number of Shares	Percent of Outstanding Shares of Common Stock (2)
Louis G. Schott, Interim CEO/Secretary	0	*

Ryan A. Lowe, Director (3)	13,701	*
Lance W. Helfert, Director (3)	381,306	1.6%
James G. Miller, Director	157,356	*
Richard E. Menchaca, Director	12,432	*
Montecito Venture Partners, LLC (3)	128,925	*
Robert Schleizer, Interim CFO	0	*
Directors, Officers and Beneficial Owners as a Group	693,720	2.9%

* Denotes less than 1%.

(1)	As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). The address of each person is care of the Registrant, 4040 Broadway, Suite 508, San Antonio, Texas 78209.
(2)	Figures are rounded to the nearest tenth of a percent.
(3)	Montecito Venture Partners, LLC is managed by Ryan A. Lowe and Lance W. Helfert, which directly own the shares listed opposite its name in the table above. Each Reporting Person disclaims beneficial ownership of all securities reported herein, except to the extent of their pecuniary interest therein, if any, and this report shall not be deemed an admission that such Reporting Person is the beneficial owner of the shares for purposes of Section 16 of the Securities and Exchange Act of 1934 or for any other purposes.

117

PRINCIPAL SHAREHOLDERS OF AGEAGLE

The following table and the related notes present information on the beneficial ownership of shares of AgEagle’s capital stock as of February 14, 2018, the date of filing of our definitive proxy statement, by:

•	each director of AgEagle;

•	each executive officer of AgEagle;

•	all of AgEagle’s current directors and executive officers as a group; and

•	each shareholder known by AgEagle to beneficially own more than five percent of AgEagle’s common stock on an as-converted basis.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. The number of shares owned, total shares beneficially owned and the percentage of common stock beneficially owned below excludes the conversion of convertible notes. As of February 14, 2018, AgEagle had a total of 4,200,000 shares of common stock outstanding, exclusive of approximately 1,708,190 common shares issuable in connection with the conversion of promissory notes or exercise of stock options and warrants.

This table is based on information supplied by AgEagle officers, directors and principal shareholders. Except as indicated in footnotes to this table, AgEagle believes that the shareholders named in this table have sole voting and investment power with respect to all AgEagle common stock shown to be beneficially owned by them, based on information provided to us by such shareholders.

Name and address of beneficial owner (1)	Number of Shares Beneficially Owned (2)	Percentage Ownership
Bret Chilcott, President, Chief Executive Officer, Secretary and Director	3,500,000	83.3%
Nicole Fernandez-McGovern, Chief Financial Officer (3)	75,521	1.8%
Lindsay Edwards, Director	-	*
Grant Begley, Director (4)	25,194	*
Thomas Gardner, Director (5)	55,402	1.3%
Scott Burell, Director (6)	25,194	*
All directors and officers as a group (6 persons)	3,681,310	84%
5% Shareholders
GreenBlock Capital, LLC (7)	500,000	11.9%

* Denotes less than 1%

(1)	Unless otherwise indicated, such individual’s address is c/o AgEagle, 117 South 4th Street, Neodesha, Kansas 66757.

(2)	The persons named in this table have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from February 14, 2018, and the total outstanding shares used to calculate each beneficial owner’s percentage includes such shares, although such shares are not taken into account in the calculations of the total number of shares or percentage of outstanding shares. Beneficial ownership as reported does not include shares subject to option or conversion that are not exercisable within 60 days of February 14, 2018.

(3)	Comprised of options that have vested or will vest within 60 days, and excludes 49,479 stock options that are not currently vesting. All options have a 10 year term and are exercisable at $0.10 per share.

(4)	Comprised of options that have vested or will vest within 60 days, and excludes 16,506 stock options that are not currently vesting. All options have a 10 year term and are exercisable at $0.10 per share.

(5)	Comprised of options that have vested or will vest within 60 days, and excludes 36,298 stock options that are not currently vesting. All options have a 10 year term and are exercisable at $0.10 per share.

(6)	Comprised of options that have vested or will vest within 60 days, and excludes 16,506 stock options that are not currently vesting. All options have a 10 year term and are exercisable at $0.10 per share.

(7)	Excludes options to purchase 125,000 shares of common stock at an exercise price per share of $0.10. Mr. Chris Spencer, a Partner of GreenBlock Capital, LLC, has sole investment and voting power with respect to the shares. The address for GreenBlock Capital, LLC is 420 Royal Palm Way, Palm Beach, Florida 33480.

118

PRINCIPAL SHAREHOLDERS OF COMBINED COMPANY

The following table and the related notes present information on the beneficial ownership of shares of the combined company by:

•	each prospective director of the combined company (other than the additional directors to be designated);

•	each executive officer of the combined company;

•	all of the combined company’s prospective directors (other than the additional directors to be designated) and executive officers as a group; and

•	each shareholder known by us to beneficially own more than five percent of the combined company’s common stock on an as-converted basis.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. The number of shares owned, total shares beneficially owned and the percentage of common stock beneficially owned assumes, in each case, the consummation of the Merger, for a total of 272,972,826 shares of EnerJex common stock currently estimated to be outstanding immediately following the consummation of the Merger, excluding 5,448,687 shares of EnerJex common stock to be issued upon the exercise of stock options that are vested or will vest within 60 days after the Merger closing to the persons named below. The table excludes the conversion to common stock of EnerJex’s Series B and Series C Convertible Preferred Stock in the total shares of EnerJex outstanding, because at the time of time of filing it is not certain as to whether the holder thereof intends to convert such preferred shares into common stock; however, such Series B and Series C shares have been included in the holdings of the individual shareholder if such preferred shares are convertible within 60 days subject to blocking provision. The table also excludes in the total shares of EnerJex outstanding the common stock or equity convertible into common stock issued in connection with funding in a minimum amount of $4 million provided prior to or concurrently with the closing of the Merger, anticipated to be issued in additional Series C Preferred shares, because at the time of filing it is not certain if such shares will be converted into common stock; however, such shares have been included in the holdings of the individual shareholder if such shares are convertible within 60 days subject to blocking provision.

This table is based on information supplied by each prospective director, officer and principal shareholder of the combined company. All share numbers set forth below take into account the exchange of each common share of AgEagle outstanding immediately prior to the Merger for approximately 45.87 shares of EnerJex common stock in connection with the Merger as currently calculated at the time of filing. This conversion rate may change prior to closing of the Merger due to factors that include, but may not be limited to, the issuance of additional shares of common stock of EnerJex. Except as indicated in footnotes to this table, the combined company believes that the shareholders named in this table have sole voting and investment power with respect to all shares of EnerJex common stock shown to be beneficially owned by them, based on information provided by such shareholders.

Beneficial Owner (1)(2)	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Bret Chilcott, President, Chief Executive Officer, Secretary and Director (3)	161,810,017	59.3%
Nicole Fernandez-McGovern, Chief Financial Officer (4)	3,464,025	1.2%
Lindsay Edwards, Director	0	*
Grant Begley, Director (4)	1,155,599	*
Thomas Gardner, Director (4)	2,541,209	*
Scott Burell, Director (4)	1,155,599	*
All directors and officers as a group (6 persons)	170,126,449	62.3%

5% Shareholders
GreenBlock Capital, LLC (5)	24,703,018	9.0%
Alpha Capital Anstalt (6)	25,541,058	9.4%

119

* Less than 1%

(1)	Unless otherwise indicated, such individual’s address is c/o AgEagle, 117 South 4th Street, Neodesha, Kansas 66757.

(2)	The persons named in this table have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from February 14, 2018, and the total outstanding shares used to calculate each beneficial owner’s percentage includes such shares, although such shares are not taken into account in the calculations of the total number of shares or percentage of outstanding shares. Beneficial ownership as reported does not include shares subject to option or conversion that are not exercisable within 60 days of February 14, 2018.

(3)	Includes shares issuable upon conversion of $55,000 in notes payable at the closing of the Merger.

(4)	All shares are comprised of options that have vested or will vest within 60 days.

(5)	Includes conversion of $77,124 of notes and accrued interest into common stock, but excludes options to purchase 4,717,620 shares of common stock. Mr. Chris Spencer, a Partner of GreenBlock Capital, LLC, has sole investment and voting power with respect to the shares. The address for GreenBlock Capital, LLC is 420 Royal Palm Way, Palm Beach, Florida 33480.

(6)	Issuable upon conversion of AgEagle convertible notes and accrued interest to Alpha and an affiliate of Alpha in the current amount of $1,113,665. Alpha holds the EnerJex Series B and Series C Preferred Shares, which are currently convertible into 3,348,709 shares of EnerJex common stock and excluded from the table because under the terms of both the Series B and Series C Certificates of Designation, the holder thereof may not own in excess of 9.9% of the company’s voting (i.e., common) stock. Because of the 9.9% blocking provision in the Series C Preferred Shares, the amount of shares held by Alpha also does not include 6,938,775 shares and 75,519,925 shares of common stock that would be convertible from the additional shares of Series C Preferred stock that are expected to be issued in connection with the conversion of Alpha’s $425,000 in notes and the $4 million private placement, respectively. The address for Alpha Capital Anstalt is Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein.

120

LEGAL MATTERS

Dickinson Wright PLLC, will pass upon the validity of the Company’s Series A Preferred Stock and the Company’s common stock offered by this proxy statement/prospectus.

EXPERTS

The consolidated financial statements of EnerJex Resources, Inc. as of and for the year ended December 31, 2016 and December 31, 2015 included elsewhere in this proxy statement/prospectus have been audited by RBSM LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The information incorporated in this prospectus by reference, as of December 31, 2016 and 2015 relating to EnerJex’s estimated quantities of oil and gas reserves is derived from reserve reports prepared by William M. Cobb & Associates, Inc. This information is included in this prospectus in reliance upon such firm as experts in matters contained in the reports.

The financial statements of AgEagle Aerial Systems, Inc. as of December 31, 2016 and 2015, included in this proxy statement/prospectus have been audited by D. Brooks and Associates CPA’s, P.A., independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

121

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and special reports, and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC public reference room in at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company’s SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov.

As of the date of this proxy statement/prospectus the Company has filed a registration statement on Form S-4 to register with the SEC certain securities of the Company that will be issued in connection with a closing condition of the Merger. This proxy statement is a part of that registration statement and constitutes a prospectus of the Company, as well as a proxy statement of the Company for its special meeting.

The Company has supplied all information contained in this proxy statement/prospectus to the Company, and AgEagle has supplied all information contained in this proxy statement/prospectus relating to AgEagle Aerial Systems, Inc.

If you would like to request documents from the Company or AgEagle Aerial Systems, Inc., please send a request in writing or by telephone to either the Company or AgEagle Aerial Systems, Inc. at the following addresses:

EnerJex Resources, Inc.

4040 Broadway Street, Suite 425

San Antonio, Texas 78209

Telephone: (210) 592-1670

Attn: Interim Chief Executive Officer

AgEagle Aerial Systems, Inc.

117 S. 4th Street

Neodesha, Kansas 66757

Telephone: (620) 325-6363

Attn: Chief Executive Officer

122

ENERJEX RESOURCES, Inc.

123

Report of Independent Registered Public Accounting Firm

To The Board of Directors and Stockholders of

EnerJex Resources Inc.

We have audited the accompanying consolidated balance sheets of EnerJex Resources Inc. (“The Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ deficiency, for the years ended December 31, 2016 and 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EnerJex Resources Inc., as of December 31, 2016 and 2015 and the results of its operations, and its cash flows for the years ended December 31, 2016 and 2015 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company is a going concern. As discussed in Note 2 of the financial statements, the Company plans a significant restructuring which if successful will forgive substantially all of its outstanding debt obligations. Closing of this transaction is scheduled on or before April 30, 2017. Management’s plans as to this matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

RBSM LLP

New York, New York

March 31, 2017

Las Vegas, NV   Kansas City, MO   Houston, TX   New York, NY   Washington DC

Mumbai, India   Athens, Greece   San Francisco, CA   Beijing, China

Member ANTEA INTERNATIONAL with offices worldwide

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EnerJex Resources, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2016	2015

Assets
Current Assets:
Cash unrestricted	$128,035	$3,101,682
Restricted cash	50,000	-
Accounts receivable	600,255	977,488
Derivative receivable	10,570	2,531,401
Inventory	185,733	144,327
Marketable securities	210,990	210,990
Deposits and prepaid expenses	493,384	247,325
Total current assets	1,678,967	7,213,213

Non-current assets:
Fixed assets, net of accumulated depreciation of $1,817,711 and $1,658,073	2,077,055	1,995,010
Oil & gas properties using full cost accounting, net of accumulated DD&A of $15,189,716 and $14,935,386	3,437,030	11,706,939
Other non-current assets	798,809	919,239
Total non-current assets	6,312,894	14,621,188
Total assets	$7,991,861	$21,834,401

Liabilities and Stockholders’ (Deficit) Equity

Current liabilities:
Accounts payable	$294,241	$1,142,842
Accrued liabilities	1,535,165	1,131,057
Current portion of long term debt	17,925,000	1,986,660
Total current liabilities	19,754,406	4,260,559

Non-Current Liabilities:
Asset retirement obligation	3,314,191	3,091,478
Long-term debt	-	16,625,000
Other long-term liabilities	3,401,149	390,937
Total non-current liabilities	6,715,340	20,107,415
Total liabilities	26,469,746	24,367,974

Commitments and Contingencies

Stockholders’ (Deficit) Equity:
10% Series A Cumulative Redeemable Perpetual Preferred Stock, $.001 par value, 25,000,000 shares authorized; shares issued and outstanding 938,248 at December 31, 2016 and December 31, 2015	938	938
Series B Convertible Preferred stock, $.001 par value, 1,764 shares authorized, issued and outstanding at December 31, 2016 and December 31, 2015	2	2
Common stock, $0.001 par value, 250,000,000 shares authorized; shares issued and outstanding 8,423,936 at December 31, 2016 and December 31, 2015	8,424	8,424
Paid in capital	69,090,613	68,848,944
Accumulated deficit	(87,577,862)	(71,391,881)
Total stockholders’ (deficit)	(18,477,885)	(2,533,573)
Total liabilities and stockholders’ (deficit) equity	$7,991,861	$21,834,401

See Notes to Consolidated Financial Statements.

125

EnerJex Resources, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31,
	2016	2015

Crude oil revenues	$2,390,024	$4,525,089
Natural gas revenues	71,703	353,633
Total revenues	2,461,727	4,878,722

Expenses:
Direct operating costs	2,661,258	4,501,940
Depreciation, depletion and amortization	413,967	1,311,446
Impairment of oil and gas assets	8,032,670	48,930,087
Professional fees	310,471	680,860
Salaries	1,642,593	1,927,552
Administrative expense	539,571	636,459
Total expenses	13,600,530	57,988,344
Loss from operations	(11,138,803)	(53,109,622)

Other income (expense):
Interest expense	(1,911,906)	(1,293,407)
Gain (loss) on mark to market of derivative contracts	(2,531,401)	(2,194,679)
Other income (loss)	2,406,340	4,675,854
Total other income (expense)	(2,036,967)	1,187,768
(Loss) income before provision for income taxes	(13,175,770)	(51,921,854)
Provision for income taxes	-	-

Net (loss)	$(13,175,770)	$(51,921,854)

Net (loss)	$(13,175,770)	$(51,921,854)
Preferred dividends	(3,010,211)	(1,798,274)
Net (loss) attributable to common stockholders	$(16,185,981)	$(53,720,128)
Net (loss) per common share basic and diluted	(1.92)	(6.50)
Weighted Average Shares	8,423,936	8,265,716

See Notes to Consolidated Financial Statements.

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EnerJex Resources, Inc. and Subsidiaries

Consolidated Statement of Stockholders’ (Deficit)

							Accumulated
	10% Series A		Series B				Other			Total
	Preferred Stock		Preferred Stock		Common Stock		Comprehensive	Paid In	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Income	Capital	Deficit	(Deficit)
Balance, January 1, 2015	751,815	752			7,643,114	7,643	(552,589)	63,825,998	(17,280,817)	46,000,987
Dividend received from Oakridge Energy							552,589			552,589
Stock issued for services	3,000	3			17,500	18		23,979		24,000
Stock based compensation								396,124		396,124
Sale of commons stock					763,322	763		824,643		825,506
Sale of series A preferred stock	185,433	1,832						2,014,410		2,014,595
Sale if series B preferred stock			1,764	2				1,763,790		1,763,792
Preferred stock dividends									(2,189,210)	(2,189,210)
Net loss for the year									(51,921,854)	(51,921,854)
Balance, December 31, 2015	938,248	938	1,764	2	8,423,936	8,424	-	68,848,944	(71,391,881)	(2,533,573)
Stock based compensation								241,669		241,669
Preferred stock dividends									(3,010,211)	(3,010,211)
Net loss for the year									(13,175,770)	(13,175,770)
Balance, December 31, 2016	938,248	$938	1,764	$2	8,423,936	$8,424	$-	$69,090,613	$(87,757,862)	$(18,477,885)

See Notes to Consolidated Financial Statements.

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EnerJex Resources, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2016	2015
Cash flows from operating activities
Net (loss)	$(13,175,770)	$(51,921,854)
Depreciation, depletion and amortization	413,967	1,311,446
Impairment of oil and gas assets	8,032,670	48,930,087
Stock, options and warrants issued for services	241,669	420,103
Accretion of asset retirement obligation	225,480	257,712
Settlement of asset retirement obligations	(2,767)	(2,244)
(Gain) loss on derivatives	2,520,831	2,190,350
Loss on sale of fixed assets	-	13,661
Adjustments to reconcile net (loss) (used in) operating activities:
Changes in current assets and liabilities
Accounts receivable	377,233	301,021
Inventory	(41,406)	103,891
Deposits and prepaid expenses	(246,059)	77,014
Accounts payable	(848,601)	(1,899,993)
Accrued liabilities	404,108	70,131
Cash flows used in operating activities	(2,098,645)	(148,675)

Cash flows from investing activities
Purchase of fixed assets	(241,683)	(7,876)
Oil and gas properties additions	(17,089)	(251,821)
Sale of oil and gas properties	-	2,867,305
Proceeds from sale of fixed assets	-	33,142
Increase in restricted cash	(50,000)
Dividend received from Oakridge Energy	-	1,360,172
Cash flows (used in) investing activities	(308,772)	4,000,922

Cash flows from financing activities
Proceeds from sale of stock	-	4,603,812
Repayments of long-term debt	(686,660)	(4,935,595)
Borrowings on long-term debt	-	500,000
Preferred stock dividends paid	-	(1,798,274)
Deferred financing costs	120,430	73,968
Cash flows (used in) financing activities	(566,230)	(1,556,089)
(Decrease) increase in cash and cash equivalents	(2,973,647)	2,296,158
Cash and cash equivalents, beginning	3,101,682	805,524
Cash and cash equivalents, end	$128,035	$3,101,682

Supplemental disclosures:
Interest paid	$922,072	$840,513
Income taxes paid	$-	$-
Non-cash investing and financing activities:
Share-based payments issued for services	$241,669	$420,103
Preferred dividends payable	$3,010,211	$390,936

See Notes to Consolidated Financial Statements.

128

EnerJex Resources, Inc.

Notes to Consolidated Financial Statements

Note 1 - Summary of Accounting Policies

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. Our operations are considered to fall within a single industry segment, which are the acquisition, development, exploitation and production of crude oil and natural gas properties in the United States.  Our consolidated financial statements include our wholly owned subsidiaries.

All significant intercompany balances and transactions have been eliminated upon consolidation.  Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

Nature of Business

We are an independent energy company engaged in the business of producing and selling crude oil and natural gas. The crude oil and natural gas is obtained primarily by the acquisition and subsequent exploration and development of mineral leases.  Development and exploration may include drilling new exploratory or development wells on these leases. These operations are conducted primarily in Kansas, Colorado, Nebraska and Texas.

Use of Estimates in the Preparation of Financial Statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates included in the consolidated financial statements are: (1) oil and gas revenues and reserves; (2) depreciation, depletion and amortization; (3) valuation allowances associated with income taxes (4) accrued assets and liabilities; (5) stock-based compensation; (6) asset retirement obligations, (7) valuation of derivative instruments and (8) impairment of oil and gas assets.  Although management believes these estimates are reasonable, changes in facts and circumstances or discovery of new information may result in revised estimates.  Actual results could differ from those estimates.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear any interest.  We regularly review receivables to insure that the amounts will be collected and establish or adjust an allowance for uncollectible amounts as necessary using the specific identification method.  Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventory

Inventories are comprised of crude oil held in storage and materials and supplies used in field operations. Crude oil inventories are valued at lower of cost or market, on a first-in, first out basis. Material and supplies are valued at lower of cost or market, based upon specific cost or by using a weighted average cost.

Share-Based Payments

The value we assign to the options and warrants that we issue is based on the fair market value as calculated by the Black-Scholes pricing model. To perform a calculation of the value of our options and warrants, we determine an estimate of the volatility of our stock.  We need to estimate volatility because there has not been enough trading of our stock to determine an appropriate measure of volatility. We believe our estimate of volatility is reasonable, and we review the assumptions used to determine this whenever we issue new equity instruments.

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Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized when items of income and expense are recognized in the financial statements in different periods than when recognized in the applicable tax return. Deferred tax assets arise when expenses are recognized in the financial statements before the tax returns or when income items are recognized in the tax return prior to the financial statements. Deferred tax assets also arise when operating losses or tax credits are available to offset tax payments due in future years. Deferred tax liabilities arise when income items are recognized in the financial statements before the tax returns or when expenses are recognized in the tax return prior to the financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date when the change in the tax rate was enacted.

We routinely assess the reliability of our deferred tax assets.  If we conclude that it is more likely than not that some portion or all of the deferred tax assets will not be realized under accounting standards, the tax asset is reduced by a valuation allowance.  In addition we routinely assess uncertain tax positions, and accrue for tax positions that are not more-likely-than-not to be sustained upon examination by taxing authorities.

Uncertain Tax Positions

We follow guidance in Topic 740 of the Codification for its accounting for uncertain tax positions. Topic 740 prescribes guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. To recognize a tax position, we determine whether it is more-likely-than-not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation, based solely on the technical merits of the position. A tax position that meets the more-likely-than-not threshold is measured to determine the amount of benefit to be recognized in the financial statements. The amount of tax benefit recognized with respect to any tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement.

We have no liability for unrecognized tax benefits recorded as of December 31, 2016 and 2015. Accordingly, there is no amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate and there is no amount of interest or penalties currently recognized in the consolidated statement of operations or consolidated balance sheet as of December 31, 2016. In addition, we do not believe that there are any positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next twelve months. We recognize related interest and penalties as a component of income tax expense.

Tax years open for audit by federal tax authorities as of December 31, 2016 are the years ended December 31, 2013, 2014 and 2015. Tax years ending prior to 2013 are open for audit to the extent that net operating losses generated in those years are being carried forward or utilized in an open year.

Fair Value Measurements

Accounting guidance establishes a single authoritative definition of fair value based upon the assumptions market participants would use when pricing an asset or liability and creates a fair value hierarchy that prioritizes the information used to develop those assumptions.  Additional disclosures are required, including disclosures of fair value measurements by level within the fair value hierarchy.  We incorporate a credit risk assumption into the measurement of certain assets and liabilities.

Cash and Cash Equivalents

We consider all highly liquid investment instruments purchased with original maturities of three months or less to be cash equivalents for purposes of the consolidated statements of cash flows and other statements. We maintain cash on deposit, which, can exceeds federally insured limits. We have not experienced any losses on such accounts and believe we are not exposed to any significant credit risk on cash and equivalents.

Revenue Recognition

Oil and gas revenues are recognized net of royalties when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collection of the revenue is probable. Cash received relating to future revenues is deferred and recognized when all revenue recognition criteria are met.

Fixed Assets

Property and equipment are recorded at cost.

At December 31, 2016, Fixed Assets consisted of vehicles $355,886, furniture and equipment of $795,563, building and leasehold improvements of $23,069 and gathering and compression systems of $2,720,247, as well as accumulated depreciation of vehicles of $336,083, accumulated depreciation of furniture and fixtures of $532,190, accumulated depreciation of building and leasehold improvements of $17,515 and accumulated depreciation of gathering and compression systems of $931,923.

At December 31, 2015, Fixed Assets consisted of vehicles of $354,887, furniture and equipment of $552,288, building and leasehold improvements of $23,069 and gathering and compression systems of $2,722,839 as well as accumulated depreciation of vehicles $328,659, accumulated depreciation of furniture and fixtures of $478,578, accumulated depreciation of building and leasehold improvements of $13,342 and accumulated depreciation of gathering and compression systems of $837,494.

Depreciation is determined by the use of the straight-line method of accounting using the estimated lives of the assets (3-15 years).  Expenditures for maintenance and repairs are charged to expense.

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Debt issue costs

Debt issuance costs incurred are capitalized and subsequently amortized over the term of the related debt utilizing the straight-line method of amortization over the estimated life of the debt.

Oil & Gas Properties and Long-Lived Assets

We follow the full cost method of accounting under which all costs associated with property acquisition, exploration and development activities are capitalized. We also capitalize internal costs that can be directly identified with our acquisition, exploration and development activities and do not include costs related to production, general corporate overhead or similar activities.

Proved properties are amortized using the units of production method (UOP). Currently we only have operations in the United States of America. The UOP calculation multiplies the percentage of estimated proved reserves produced each quarter by the cost of these reserves. The amortization base in the UOP calculation includes the sum of proved property, net of accumulated depreciation, depletion and amortization (DD&A), estimated future development costs (future costs to access and develop proved reserves) and asset retirement costs, less related salvage value.

The cost of unproved properties are excluded from the amortization calculation until it is determined whether or not proved reserves can be assigned to such properties or until development projects are placed into service. Geological and geophysical costs not associated with specific properties are recorded as proved property immediately. Unproved properties are reviewed for impairment quarterly.

Impairment of long-lived assets is recorded when indications of impairment are present. Impairment is indicated when the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying value.  The carrying value of the assets is then reduced to their estimated fair value that is measured based on an estimate of future discounted cash flows.

Under the full-cost-method of accounting, the net book value of oil and gas properties, less deferred income taxes, may not exceed a calculated “ceiling.” The ceiling limitation is (a) the present value of future net revenues computed by applying current prices of oil & gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil & gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves computed using a discount factor of 10 percent and assuming continuation of existing economic conditions plus (b) the cost of properties not being amortized plus (c) the lower of cost or estimated fair value of unproven properties included in the costs being amortized less (d) income tax effects related to differences between book and tax basis of properties. Future cash outflows associated with settling accrued retirement obligations are excluded from the calculation. Estimated future cash flows are calculated using end-of-period costs and an un-weighted arithmetic average of commodity prices in effect on the first day of each of the previous 12 months held flat for the life of the production, except where prices are defined by contractual arrangements.

Any excess of the net book value of proved oil and gas properties, less related deferred income taxes, over the ceiling is charged to expense and reflected as additional DD&A in the statement of operations. The ceiling calculation is performed quarterly. For the year ended December 31, 2015 impairment charges of $48,930,087 were record. For the year ended December 31, 2016 impairment charges of $8,032,670 were recorded.

Proceeds from the sale or disposition of oil and gas properties are accounted for as a reduction to capitalized costs unless a significant portion (greater than 25%) of our reserve quantities are sold, in which case a gain or loss is recognized in income. In 2015 the Company sold its Cherokee project assets located in Eastern Kansas for net proceeds of $2,867,305. At the time of the sale the reserve quantities made up approximately 6.7% of total reserve quantities. Accordingly, the net proceeds reduced the carrying value of our oil and gas properties.

Asset Retirement Obligations

The asset retirement obligation relates to the plug and abandonment costs when our wells are no longer useful. We determine the value of the liability by obtaining quotes for this service and estimate the increase we will face in the future. We then discount the future value based on an intrinsic interest rate that is appropriate for us. If costs rise more than what we have expected there could be additional charges in the future, however, we monitor the costs of the abandoned wells and we will adjust this liability if necessary.

Major Purchasers

For the years ended December 31, 2016, and 2015 we sold our produced crude oil to ARM Energy Management, LLC, Coffeyville Resources Inc., and Sunoco Logistics Inc. on a month-to-month basis and we sold our produced natural gas to United Energy Trading and Western Operating Company.

Marketable Securities Available for Sale

The Company classifies its marketable equity securities as available-for-sale and they are carried at fair market value, with the unrealized gains and losses included in accumulated other comprehensive income and reported in stockholders’ equity. The difference between historical cost and market totaled $552,589 for the year ended December 31, 2014. For the year ended December 31, 2015 the Company received a dividend of $1,360,172. This receipt of cash was first applied to the other comprehensive loss reported in stockholders’ equity and then to the carrying value of the security reported in current assets. This resulted in a new carrying value of $210,990 for this security. The Company expects future distributions and estimates that the sum of future distributions to be in excess of the remaining book value.

131

Net Income Per Common Share

Basic net income per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the impact of common shares issuable upon exercise of stock options and warrants and conversion of convertible debt that are not deemed to be anti-dilutive. The dilutive effect of the outstanding stock options and warrants is computed using the treasury stock method.

For the year ended December 31, 2016 and 2015, diluted net loss per share did not include the effect of 298,664 shares of common stock issuable upon the exercise of outstanding stock options as their effect would be anti-dilutive.

Reclassifications

Certain reclassifications have been made to prior periods to conform to current presentations.

Recent Accounting Pronouncements Applicable to the Company

The Company does not believe there are any recently issued, but not yet effective; accounting standards that would have a significant impact on the Company’s financial position or results of operations.

Note 2 - Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company had an accumulated deficit at December 31, 2016 of $87,577,862. Also, net loss was $13,175,770 and cash used in operations was $2,098,645 for the year ended December 31, 2016.  The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described below to restructure, amend or refinance debt and secure financing and attain profitable operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

On October 3, 2011, the Company, entered into an Amended and Restated Credit Agreement with Texas Capital Bank, and other financial institutions and banks (“TCB” or “Bank”) that may become a party to the Credit Agreement from time to time. The facilities provided under the Amended and Restated Credit Agreement was to be used to refinance a prior outstanding revolving loan facility with TCB dated July 3, 2008, and for working capital and general corporate purposes. On August 15, 2014 the Company entered into an Eighth Amendment to the Amended and Restated Credit Agreement. Among other things the Eighth Amendment extended the maturity of the Agreement by three years to October 3, 2018. On August 12, 2015, the Company entered into a Tenth Amendment to the Amended and Restated Credit Agreement. Among other things the Tenth Amendment established the requirement of monthly borrowing base reductions commencing September 1, 2015 and continuing on the first of each month thereafter. On November 13, 2015, the Company entered into a Eleventh Amendment to the Amended and Restated Credit Agreement. The Eleventh Amendment reflects the following changes: (i) waived certain provisions of the Credit Agreement, (ii) suspend certain hedging requirements, and (iii) to make certain other amendments to the Credit Agreement.

On April 1, 2016 the Company informed the Bank that it would cease making the mandatory monthly borrowing base reduction payments and did not make the required April 1, 2016 payment. The Company made its mandatory quarterly interest payment on April 6, 2016 and on April 7, 2016 entered into a Forbearance Agreement whereby the Bank agreed to not exercise remedies and rights afforded it under the Amended and Restated Credit Agreement for thirty days. On May 31, 2016, the Company and the Bank amended to the Forbearance Agreement to extend the forbearance period to August 31, 2016. On July 29, 2016, the Company and the Bank entered into a Third Forbearance Agreement which extended the forbearance period to October 1, 2016. Upon the expiration of the Third Forbearance agreement, the Company did not enter into a fourth Forbearance Agreement. Also, at that time the Company discontinued payment of interest on its outstanding loan obligations with the Bank.

Throughout 2016, the Company evaluated plans to restructure, amend or refinance existing debt through private options. On February 14, 2017 the Company announced that a group of investors unrelated the Company has purchased from EnerJex’s secured bank lender all rights to the Company’s secured indebtedness, and that EnerJex has executed with the purchasing investor group a definitive written agreement for the discharge of the Company’s secured indebtedness.

On February 10, 2017, the Company, TCB and IberiaBank (collectively, “Sellers”), and PWCM Investment Company IC LLC, and certain financial institutions (collectively, “Buyers”) entered into a Loan Sale Agreement (“LSA”), pursuant to which Seller sold to Buyers, and Buyers purchased from Sellers, all of Sellers’ right, title and interest in, to and under the Credit Agreement and Loan Documents, in exchange for (i) a cash payment of $5,000,000 (the “Cash Purchase Price”), (ii) a Synthetic Equity Interest equal to 10% of the Proceeds, after Buyer’s realization of 150% return on the Cash Purchase Price within five (5)  years of the Closing Date, with payment being distributed 65.78947368% to TCB and 34.21052632% to IberiaBank, and (iii) at any time prior to February 10, 2022, Buyer may acquire the interest in clause (ii) above. In connection with the LSA, the Company release Sellers and its successors as holders of the rights under the Credit Agreement and Loan Documents, including Buyers, from any and all claims under the Credit Agreement and Loan Documents.

Also on February 10, 2017, the Company and its subsidiaries, and successor lender entered into a binding letter agreement dated February 10, 2017, which was subsequently amended on March 30, 2017 (as amended, the “letter agreement”) pursuant to which:

1.	the successor lender would agree to forgive our existing secured loan in the approximate principal amount of $17,295,000, and in exchange enter into a secured promissory note (which we refer to as the “restated secured note”) in the original principal amount of $4,500,000.

2.	we would:

a.	convey our oil and gas properties and associated performance and surety bonds in Colorado, Texas, and Nebraska, and

b.	all of our shares of Oakridge Energy, Inc. (together, the “conveyed oil and gas assets”); and

c.	retain our assets in Kansas and continue as a going concern. The Kansas assets currently provide most of our current operating revenue.

The restated secured note shall:

a.	be secured by a first-priority lien in the Company’s oil and gas producing assets situated in the State of Kansas,

b.	evidence accrued interest on the $4,500,000 principal balance at a rate of 16% per annum,

c.	bear interest from and after May 1, 2017, at a rate of 16.0% per annum,

d.	be pre-payable in full at a discount at any time during the term of the restated secured note upon EnerJex’s paying $3,300,000 to successor lender, and

e.	mature and be due and payable in full on November 1, 2017.

We will have 2 options to extend the maturity date of the restated secured note by 90 days each upon payment of an extension fee of $100,000, which shall be applied against the principal balance of the note.

So long as we repay the $3,300,000 in indebtedness on or prior to the maturity date, as extended, all other amounts payable under the restated secured note shall be forgiven.

The Closing is expected to occur on or before May 1, 2017 (the February 10, 2017 letter agreement provided for a Closing on or before April 30, 2017. This was amended to May 1, 2017 in the amendment). See footnote number 13 of these financial statements for additional information.

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Note 3 - Equity Transactions

Stock transactions in fiscal year ended December 31, 2016

There were no equity transactions for the year ended December 31, 2016.

Stock transactions in fiscal year ended December 31, 2015

On March 13, 2015, the Company issued in a registered offering 763,322 registered shares of its common stock together with 1,242.17099 shares of its newly designated Series B Convertible Preferred Stock (the “Preferred Stock”) convertible into 709,812 shares of common stock. We also issued in an unregistered offering, 521.62076 shares of Preferred Stock convertible into 298,069 shares of common stock, and warrants to purchase 1,771,428 shares of its common stock. The shareholder’s ability to convert a portion of the Preferred Stock and to exercise the warrant are restricted: (i) prior to the Company obtaining approval of the offering by its shareholders, which we expect to obtain before May 31, 2015, and (ii) pursuant to customary “blocker” provisions restricting the investor’s ownership to 9.99% of our outstanding common stock.

The Preferred Stock has a liquidation preference of $1,000 per share, and will be convertible at the option of the shareholder at a conversion ratio equal to approximately 571 shares of common stock for each one (1) share of Preferred Stock, subject to customary adjustments and anti-dilution price protection. Dividends are payable on the shares of Preferred Stock only if and to the extent that dividends are payable on the common stock into which the Preferred Stock is convertible. The Preferred Stock has no maturity date and can be redeemed by the Company beginning twelve months after the closing of the offering or upon a change of control. Each warrant will be exercisable for one share of common stock, for a period of five years beginning nine months after March 13, 2015, at a cash exercise price of $2.75 per share, and may be exercised on a cashless basis after that nine-month period if no effective registration statement covers the warrant shares by that time.

On May 13, 2015, the Company sold 183,433 shares of its 10% Series A Cumulative Redeemable Perpetual Preferred Stock at $12.50 per share for gross proceeds of approximately $2.3 million. The Company intends to use the net proceeds of this offering for general corporate purposes, including capital expenditures, working capital, preferred stock dividends, and repayment of outstanding borrowings under its senior credit facility.

The offering was made pursuant to a registration statement on Form S-3 (File No. 333-199030) previously filed and declared effective by the U.S. Securities and Exchange Commission (SEC).

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Option transactions

Officers (including officers who are members of the Board of Directors), directors, employees and consultants are eligible to receive options under our stock option plans.  We administer the stock option plans and we determine those persons to whom options will be granted, the number of options to be granted, the provisions applicable to each grant and the time periods during which the options may be exercised.  No options may be granted more than ten years after the date of the adoption of the stock option plans.

Each option granted under the stock option plans will be exercisable for a term of not more than ten years after the date of grant.  Certain other restrictions will apply in connection with the plans when some awards may be exercised.  In the event of a change of control (as defined in the stock option plans), the vesting date on which all options outstanding under the stock option plans may first be exercised will be accelerated.  Generally, all options terminate 90 days after a change of control.

Stock Incentive Plan

The Board of Directors approved the EnerJex Resources, Inc. Stock Option Plan on August 1, 2002 (the “2002-2003 Stock Option Plan”). Originally, the total number of options that could be granted under the 2002-2003 Stock Option Plan was not to exceed 26,666 shares. In September 2007 our stockholders approved a proposal to amend and restate the 2002-2003 Stock Option Plan to increase the number of shares issuable to 66,666.  On October 14, 2008 our stockholders approved a proposal to amend and restate the 2002-2003 Stock Option Plan to (i) rename it the EnerJex Resources, Inc. Stock Incentive Plan (the “Stock Incentive Plan”), (ii) increase the maximum number of shares of our common stock that may be issued under the Stock Incentive Plan to 83,333, and (iii) add restricted stock as an eligible award that can be granted under the Stock Incentive Plan.

On December 31, 2010 we granted 60,000 options that vest ratably over a 48 month period and are exercisable at $6.00 per share to an Officer of the company. The term of the options is 5 years. The fair value of the options as calculated using the Black-Scholes model was $307,751.  The amount recognized as expense for the year ended December 31, 2015 and 2016 was zero.

2013 Stock Incentive Plan

The Board and stockholders approved the adoption of the 2013 Stock Incentive Plan (“Plan”). The Plan reserves 333,300 shares of our common stock for the granting of options and issuance of restricted shares to our employees, officers, directors, and consultants. The Plan increases reserved shares annually based on plan provisions.

  In 2016 no options were granted to any employees or directors.

In 2015, we granted 67,332 options to employees and directors.  Fifty percent of these options vest one year after the date of the grant.  The remaining options vest ratably each month over a two year period.   The fair value of the option on the date of the grant calculated using the Black-Scholes model was $295,932 using the following weighted average assumptions: exercise price of $9.85 per share; common stock price of ranging from $.30 to $2.00 per share; volatility ranging from 70% to 72%; term of three years; dividend yield of 0%; interest rate of 1.41%.

We expensed $241,669 and $420,103 for the years ended December 31, 2016 and December 31, 2015 respectively for options granted.

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A summary of stock options is as follows:

		Weighted Ave.		Weighted Ave.
	Options	Exercise Price	Warrants	Exercise Price

Outstanding January 1, 2015	231,332	$9.33		$
Granted	67,332	9.85	1,904,286	2.75
Cancelled	(10,333)	(10.50)
Exercised	-	-	-	-
Outstanding December 31, 2015	288,331	$10.17	1,904,286	$2.75
Granted	-	-	-	-
Cancelled	(80,667)	(7.15)	-	-
Exercised			-	-
Outstanding December 31, 2016	207,664	$9.69	1,904,286	$2.75

The number of options that were vested at December 31, 2016 was 195,172. The number of options that were not vested at December 31, 2016 was 12,493.

Note 4 - Asset Retirement Obligation

Our asset retirement obligations relate to the abandonment of oil and gas wells. The amounts recognized are based on numerous estimates and assumptions, including future retirement costs, inflation rates and credit adjusted risk-free interest rates. The following shows the changes in asset retirement obligations:

Asset retirement obligations, January 1, 2015	$2,906,093
Liabilities incurred during the period	-
Release of liabilities associated with the sale of oil properties	(70,083)
Liabilities settled during the year	(2,244)
Accretion	257,712
Asset retirement obligations, December 31, 2015	$3,091,478
Liabilities incurred during the period	-
Liabilities settled during the year	(2,767)
Accretion	225,480
Asset retirement obligations, December 31, 2016	$3,314,191

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Note 5 - Long-Term Debt

Senior Secured Credit Facility

On October 3, 2011, the Company, DD Energy, Inc., EnerJex Kansas, Inc., Black Sable Energy, LLC and Working Interest, LLC (“Borrowers”) entered into an Amended and Restated Credit Agreement with Texas Capital Bank, and other financial institutions and banks that may become a party to the Credit Agreement from time to time. The facilities provided under the Amended and Restated Credit Agreement are to be used to refinance Borrowers prior outstanding revolving loan facility with Bank, dated July 3, 2008, and for working capital and general corporate purposes.

At our option, loans under the facility bear stated interest based on the Base Rate plus Base Rate Margin, or Floating Rate plus Floating Rate Margin (as those terms are defined in the Credit Agreement). The Base Rate will be, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.50% and (b) the Bank’s prime rate. The Floating Rate shall mean, at Borrower’s option, a per annum interest rate equal to (i) the Eurodollar Rate plus Eurodollar Margin, or (ii) the Base Rate plus Base Rate Margin (as those terms are defined in the Amended and Restated Credit Agreement). Eurodollar borrowings may be for one, two, three, or six months, as selected by the Borrowers. The margins for all loans are based on a pricing grid ranging from 0.00% to 0.75% for the Base Rate Margin and 2.25% to 3.00% for the Floating Rate Margin based on the Company’s Borrowing Base Utilization Percentage (as defined in the Amended and Restated Credit Agreement).

We entered into a First Amendment to Amended and Restated Credit Agreement and Second Amended and Restated Promissory Note in the amount of $50,000,000 with Texas Capital Bank, which closed on December 15, 2011. The Amendment reflects the addition of Rantoul Partners, as an additional Borrower and adds as additional security for the loans the assets held by Rantoul Partners.

On August 31, 2012, we entered into a Second Amendment to Amended and Restated Credit Agreement with Texas Capital Bank. The Second Amendment: (i) increased the borrowing base to $7,000,000 (ii) reduced the minimum interest rate to 3.75% and (iii) added additional new leases as collateral for the loan.

On November 2, 2012, we entered into a Third Amendment to Amended and Restated Credit Agreement with Texas Capital Bank. The Third Amendment (i) increased the borrowing base to $12,150,000 and (ii) clarified certain continuing covenants and provided a limited waiver of compliance with one of the covenants so clarified for the fiscal quarter ended December 31, 2011.

On January 24, 2013, we entered into a Fourth Amendment to Amended and Restated Credit Agreement, which was made effective as of December 31, 2012 with Texas Capital Bank.  The Fourth Amendment reflects the following changes: (i) the Bank consented to the restructuring transactions related to the dissolution of Rantoul Partners, and (ii) the Bank terminated a Limited Guaranty, as defined in the Credit Agreement, executed by Rantoul Partners in favor of the Bank

On April 16, 2013, the Bank increased our borrowing base to $19.5 million.

On September 30, 2013, the Company entered into a Fifth Amendment to the Amended and Restated Credit Agreement.   The Fifth Amendment reflects the following changes:  (i) an expanded principal commitment amount of the Bank to $100,000,000; (ii) increased the Borrowing Base to $38,000,000; (iii) added Black Raven Energy, Inc. to the Credit Agreement as borrower parties; (iv) added certain collateral and security interests in favor of the Bank; and (v) reduced the Company’s current interest rate to 3.30%.

On November 19, 2013, we entered into a Sixth Amendment to the Amended and Restated Credit Agreement. The Sixth Amendment reflects the following changes: (i) the addition of Iberia Bank as a participant in our credit facility, and (ii) a technical correction to our covenant calculations.

On May 22, 2014, we entered into a Seventh Amendment to the Amended and Restated Credit Agreement. The Seventh Amendment reflects the Bank’s consent to our issuance of up to 850,000 shares of our 10% Series A Cumulative Redeemable Perpetual Preferred Stock.

On August 15, 2014 we entered into an Eighth Amendment to the Amended and Restated Credit Agreement. The Eighth Amendment reflects the following changes: (i) the borrowing base was increased from $38 million to $40 million, and (ii) the maturity of the facility was extended by three years to October 3, 2018.

On April 29, 2015, we entered into a Ninth Amendment to the Amended and Restated Credit Agreement. In the Ninth Amendment, the Banks (i) re-determined the Borrowing Base based upon the recent Reserve Report dated January 1, 2015, (ii) imposed affirmative obligations on the Company to use a portion of proceeds received with regard to future sales of securities or certain assets to repay the loan, (iii) consented to non-compliance by the Company with certain terms of the Credit Agreement, (iv) waived certain provisions of the Credit Agreement, and (v) agreed to certain other amendments to the Credit Agreement.

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On May 1, 2015, the Borrowers and the Banks entered into a Letter Agreement to clarify that up to $1,000,000 in proceeds from any potential future securities offering will be unencumbered by the Banks’ Liens as described in the Credit Agreement through November 1, 2015, and that, until November 1, 2015, such proceeds shall not be subject to certain provisions in the Credit Agreement prohibiting the Company from declaring and paying dividends that may be due and payable to holders of securities issued in such potential offerings or issued prior to the Letter Agreement.

On August 12, 2015, we entered into a Tenth Amendment to the Amended and Restated Credit Agreement. The Tenth Amendment reflects the following changes: (i) allow the Company to sell certain oil assets in Kansas, (ii) allow for approximately $1,300,000 of the proceeds from the sale to be reinvested in Company owned oil and gas projects and (iii) apply not less than $1,500,000 from the proceed of the sale to outstanding loan balances.

On November 13, 2015, the Company entered into a Eleventh Amendment to the Amended and Restated Credit Agreement. The Eleventh Amendment reflects the following changes: (i) waived certain provisions of the Credit Agreement, (ii) suspend certain hedging requirements, and (iii) to make certain other amendments to the Credit Agreement.

On April 1, 2016 the Company informed the Bank that it would cease making the mandatory monthly borrowing base reduction payments and did not make the required April 1, 2016 payment. The Company made its mandatory quarterly interest payment on April 6, 2016 and on April 7, 2016 entered into a Forbearance Agreement whereby the Bank agreed to not exercise remedies and rights afforded it under the Amended and Restated Credit Agreement for thirty days. On May 31, 2016, the Company and the Bank amended the Forbearance Agreement to extend the forbearance period to August 31, 2016. On July 29, 2016, the Company and the Bank entered into a Third Forbearance Agreement which extended the forbearance period to October 1, 2016. Upon the expiration of the Third Forbearance agreement, the Company did not enter into a fourth Forbearance Agreement. Also, at that time the Company discontinued payment of interest on its outstanding loan obligations with the Bank.

On February 10, 2017, Borrowers, TCB and IberiaBank (collectively, “Sellers”), and PWCM Investment Company IC LLC, and certain financial institutions (collectively, “Buyers”) entered into that certain Loan Sale Agreement (“LSA”), pursuant to which Seller sold to Buyers, and Buyers purchased from Sellers, all of Sellers’ right, title and interest in, to and under the Credit Agreement and Loan Documents, in exchange for (i) a cash payment of $5,000,000 (the “Cash Purchase Price”), (ii) a Synthetic Equity Interest equal to 10% of the Proceeds, after Buyer’s realization of 150% return on the Cash Purchase Price within five (5) years of the Closing Date, with payment being distributed 65.78947368% to TCB and 34.21052632% to IberiaBank, and (iii) at any time prior to the five (5) years of February 10, 2017, Buyer may acquire the interest in clause (ii) above. In connection with the LSA, Borrowers release Sellers and its successors as holders of the rights under the Credit Agreement and Loan Documents, including Buyers, from any and all claims under the Credit Agreement and Loan Documents.

On February 10, 2017, the Company, TCB and IberiaBank (collectively, “Sellers”), and PWCM Investment Company IC LLC, and certain financial institutions (collectively, “Buyers”) entered into a Loan Sale Agreement (“LSA”), pursuant to which Seller sold to Buyers, and Buyers purchased from Sellers, all of Sellers’ right, title and interest in, to and under the Credit Agreement and Loan Documents, in exchange for (i) a cash payment of $5,000,000 (the “Cash Purchase Price”), (ii) a Synthetic Equity Interest equal to 10% of the Proceeds, after Buyer’s realization of 150% return on the Cash Purchase Price within five (5)  years of the Closing Date, with payment being distributed 65.78947368% to TCB and 34.21052632% to IberiaBank, and (iii) at any time prior to February 10, 2022, Buyer may acquire the interest in clause (ii) above. In connection with the LSA, the Company release Sellers and its successors as holders of the rights under the Credit Agreement and Loan Documents, including Buyers, from any and all claims under the Credit Agreement and Loan Documents.

Also on February 10, 2017, the Company and its subsidiaries, and successor lender entered into a binding letter agreement dated February 10, 2017, which was subsequently amended on March 30, 2017 (as amended, the “letter agreement”) pursuant to which:

1.	the successor lender would agree to forgive our existing secured loan in the approximate principal amount of $17,295,000, and in exchange enter into a secured promissory note (which we refer to as the “restated secured note”) in the original principal amount of $4,500,000.

2.	we would:

a.	convey our oil and gas properties and associated performance and surety bonds in Colorado, Texas, and Nebraska, and

b.	all of our shares of Oakridge Energy, Inc. (together, the “conveyed oil and gas assets”); and

c.	retain our assets in Kansas and continue as a going concern. The Kansas assets currently provide most of our current operating revenue.

The restated secured note shall:

a.	be secured by a first-priority lien in the Company’s oil and gas producing assets situated in the State of Kansas,

b.	evidence accrued interest on the $4,500,000 principal balance at a rate of 16% per annum,

c.	bear interest from and after May 1, 2017, at a rate of 16.0% per annum,

d.	be pre-payable in full at a discount at any time during the term of the restated secured note upon EnerJex’s paying $3,300,000 to successor lender, and

e.	mature and be due and payable in full on November 1, 2017.

We will have 2 options to extend the maturity date of the restated secured note by 90 days each upon payment of an extension fee of $100,000, which shall be applied against the principal balance of the note.

So long as we repay the $3,300,000 in indebtedness on or prior to the maturity date, as extended, all other amounts payable under the restated secured note shall be forgiven.

The Closing is expected to occur on or before May 1, 2017 (the February 10, 2017 letter agreement provided for a Closing on or before April 30, 2017. This was amended to May 1, 2017 in the amendment).

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Note 6 - Commitments and Contingencies

Rent expense for the years ended December 31, 2016 and 2015 was approximately $148,000 and $149,000 respectively. Future non-cancellable minimum lease payments are approximately, $145,000 for 2017, $91,000 for 2018 and $77,000 for 2019.

As of December 31, 2016, the Company has an outstanding irrevocable letter of credit in the amount of $50,000 issued in favor of the Texas Railroad Commission. This letter of credit is required by the Commission by all companies operating in the state in accordance with limits prescribed by the Texas Railroad Commission.

We, as a lessee and operator of oil and gas properties, are subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations and subject to the lessee to liability for pollution damages. In some instances, the Company may be directed to suspend or cease operations in the affected area.  As of December 31, 2016, we have no reserve for environmental remediation and are not aware of any environmental claims.

On September 23, 2016 the Company, American Standard Energy Corporation, Baylor Operating LLC, Bernard Given and Loeb & Loeb LLP were sued by Geronimo Holdings Corporation and Randal Capps in the 143rd Judicial District Court located in Pecos, Texas. The suit among other things, seeks damages for an alleged unlawful sale of properties in Crockett County Texas and for alleged unpaid royalties. The Company believes the suit is without merit and will vigorously defend itself. The Company has faith that it will prevail and at December 31, 2016 no reserve for potential losses arising from this matter has been recorded. Additionally under its agreement with Baylor Operating LLC, Baylor has agreed to indemnify and defend the Company against all lawsuits and claims including this one.

On April 26, 2016 C&F Ranch, LLC sued the Company in Allen County Kansas for alleged breach of contract related to the rental of certain lands located on the C&F Ranch. The Company believes that has paid all rents owe to C&F Ranch LLC and will vigorously defend itself. The Company has faith that it will prevail and at December 31, 2016 no reserve for potential losses arising from this matter has been recorded.

Note 7 - Income Taxes

There was no current or deferred income tax expense (benefit) for the years ended December 31, 2016 and December 31, 2015.

The following table sets forth a reconciliation of the provision for income taxes to the statutory federal rate:

	Year Ended December 31,
	2016	2015
Statutory tax rate	35.00%	35.00%
State tax rate, net of federal tax	1.78%	1.90%
Other permanent items	0.00%	0.00%
Change in valuation allowance	(36.78)%	(36.90)%
Effective tax rate	(0.00)%	0.00%

Significant components of the deferred tax assets and liabilities are as follows:

	Year Ended December 31,
	2016	2015
Non-current deferred tax asset:
Oil and gas costs and long-lived assets	$11,500,697	$14,513,571
Derivative instruments	-	934,340
Net operating loss carry-forward	35,815,113	29,532,954
Valuation allowance	(47,315,809)	(44,980,865)
Net deferred tax asset (liability)	$-	$-

At December 31, 2016, we have a net operating loss carry forward of approximately $88 million expiring in 2021-2037 that is subject to certain limitations on an annual basis. A valuation allowance has been established against net operating losses where it is more likely than not that such losses will expire before they are utilized.

The Company incurred a change of control as defined by the Internal Revenue Code. Accordingly, the rules will limit the utilization of the Company’s net operating losses. The limitation is determined by multiplying the value of the stock immediately before the ownership change by the applicable long-term exempt rate. It is estimated that approximately $40.9 million of net operating losses may be subject to an annual limitation. Any unused annual limitation may be carried over to later years. The amount of the limitation may under certain circumstances be increased by the built-in gains in assets held by the Company at the time of the change that are recognized in the five-year period after the change.

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Note 8 - Fair Value Measurements

We hold certain financial assets which are required to be measured at fair value on a recurring basis in accordance with the Statement of Financial Accounting Standard No. 157, “Fair Value Measurements” (“ASC Topic 820-10”).   ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability. The three levels of the fair value hierarchy under ASC Topic 820-10 are described below:

Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.  We believe receivables, payables and our debt approximate fair value at December 31, 2016.

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.  We consider the derivative liability to be Level 2.  We determine the fair value of the derivative liability utilizing various inputs, including NYMEX price quotations and contract terms.

Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. We consider the marketable securities to be a Level 3. Our derivative instruments consist of fixed price commodity swaps.

	Fair Value Measurement
	Level 1	Level 2	Level 3
Marketable securities	$-	$-	$210,990

Note 9 - Derivative Instruments

We enter into derivative or physical arrangements with respect to portions of our crude oil production to reduce our sensitivity to volatile commodity prices and/or to meet hedging requirements under our Credit Facility.  We believe that these derivative arrangements, although not free of risk, allowed us to achieve a more predictable cash flow and to reduce exposure to commodity price fluctuations.  However, derivative arrangements limit the benefit of increases in the prices of crude oil.  Moreover, our derivative arrangements applied only to a portion of our production.

We had an Inter-creditor Agreement in place between the Company; our counterparties, BP Corporation North America, Inc. and Cargill Incorporated and our agent, Texas Capital Bank, N.A., which allows Texas Capital Bank to also act as agent for the counterparties for the purpose of holding and enforcing any liens or security interests resulting from our derivative arrangements.  Therefore, we were not required to post additional collateral, including cash.

At December 31, 2016 all derivative contracts had expired.

For years ended December 31, 2016 and 2015, the fair value of the Company’s derivative contracts were reflected in current assets on the balance sheet.  We recorded a loss related to the mark to market our derivative contracts for the year ended December 31, 2016 and 2015 of $2,531,401 and $2,194,679 respectively.

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Note 10 - Net Income Per Common Share

The Company reports earnings per share in accordance with ASC Topic 260-10, “Earnings per Share.” Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

Note 11 - Impairment of Oil and Gas Properties

Pursuant to full cost accounting rules, the Company must perform a ceiling test each quarter on its proved oil and natural gas assets within each separate cost center. All of the Company’s costs are included in one cost center because all of the Company’s operations are located in the United States. The Company’s ceiling test was calculated using trailing twelve-month, unweighted-average first-day-of-the-month prices for oil and natural gas as of December 31, 2016, which were based on a West Texas Intermediate oil price of $42.75 per Bbl and a Henry Hub natural gas price of $2.49 per MMBtu (adjusted for basis and quality differentials), respectively. The trailing twelve-month, unweighted-average first-day-of-the-month prices for oil and natural gas as of September 30, 2016, was based on a West Texas Intermediate oil price of $41.97 per Bbl and a Henry Hub natural gas price of $2.39 per MMBtu (adjusted for basis and quality differentials), respectively. The twelve-month, unweighted-average first-day-of-the –month price as of June 30, 2016 was $42.46 per Bbl and $2.63per MMBtu The twelve-month, unweighted-average first-day-of-the –month price as of March 31, 2016 was $45.16 per Bbl and $2.40 per MMBtu (adjusted for basis and quality differentials), respectively. Utilizing these prices, the calculated ceiling amount was less than the net capitalized cost of oil and natural gas properties as of December 31, 2016, and as a result, a pre-tax write-down of $588,073 was recorded. Utilizing these prices, the calculated ceiling amount was less than the net capitalized cost of oil and natural gas properties as of September 30, 2016, and as a result, a pre-tax write-down of approximately $800,000 was recorded. At June 30, 2016 the calculated ceiling amount was less than net capitalized cost of oil and natural gas properties resulted in a pre-tax write-down of $2.1 million. At March 31, 2016 the calculated ceiling amount was less than net capitalized cost of oil and natural gas properties resulted in a pre-tax write-down of $4.5 million. For the year ended December 31, 2015 and 2016 the Company recorded and impairment charges of $48,930,087 and $8,032,670 respectively. Additional material write-downs of the Company’s oil and gas properties could occur in subsequent quarters in the event that oil and natural gas prices remain at current depressed levels, or if the Company experiences significant downward adjustments to its estimated proved reserves.

Note 12 - Other Income

The following table depicts the components of other income for the years ended December 31, 2016 and December 31, 2015:

	Year ended December 31, 2016	Year ended December 31, 2015

Realized gain (loss) clearing of derivative contracts	$2,382,184	$4,662,012
Loss on sale of fixed assets	-	(13,661)
Miscellaneous income	24,124	27,105
Interest income	32	398
Other Income	$2,406,340	$4,675,854

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Note 13 - Subsequent Events

Loan Sale Agreement

On February 10, 2017, the Company, TCB and Iberia Bank (collectively, the “Bank”), and PWCM Investment Company IC LLC, and certain financial institutions (collectively, the “successor lender”) entered into a loan sale agreement pursuant to which the Bank sold to successor lender the Bank’s right, title and interest in, to and under the Credit Agreement and Loan Documents, in exchange for (i) a cash payment of $5,000,000 (the “Cash Purchase Price”), (ii) a synthetic equity interest equal to 10% of the proceeds, after successor lender’s realization of 150% return on the Cash Purchase Price within 5 years of the Closing Date, with payment being distributed 65.78947368% to TCB and 34.21052632% to IberiaBank, and (iii) at any time prior to February 10, 2022,, Successor Lender may acquire the synthetic interest in clause (ii) above. In connection with the LSA, we release Sellers and its successors as holders of the rights under the Credit Agreement and Loan Documents, including successor lender, from any and all claims under the Credit Agreement and Loan Documents.

Also on February 10, 2017, the Company and its subsidiaries, and successor lender entered into a binding letter agreement dated February 10, 2017, which was subsequently amended on March 30, 2017 (as amended, the “letter agreement”) pursuant to which:

1.	the successor lender would agree to forgive our existing secured loan in the approximate principal amount of $17,295,000, and in exchange enter into a secured promissory note (which we refer to as the “restated secured note”) in the original principal amount of $4,500,000.

2.	we would:

a.	convey our oil and gas properties in Colorado, Texas, and Nebraska, and

b.	all of our shares of Oakridge Energy, Inc. (together, the “conveyed oil and gas assets”); and

c.	retain our assets in Kansas and continue as a going concern. The Kansas assets currently provide most of our current operating revenue.

The restated secured note shall:

a.	be secured by a first-priority lien in the Company’s oil and gas producing assets situated in the State of Kansas,

b.	evidence accrued interest on the $4,500,000 principal balance at a rate of 16% per annum,

c.	bear interest from and after May 1, 2017, at a rate of 16.0% per annum,

d.	be pre-payable in full at a discount at any time during the term of the restated secured note upon EnerJex’s paying $3,300,000 to successor lender, and

e.	mature and be due and payable in full on November 1, 2017.

We will have 2 options to extend the maturity date of the restated secured note by 90 days each upon payment of an extension fee of $100,000, which shall be applied against the principal balance of the note.

So long as we repay the $3,300,000 in indebtedness on or prior to the maturity date, as extended, all other amounts payable under the restated secured note shall be forgiven.

The Closing is to occur on or before May 1, 2017.

Management Changes

On February 10, 2017, EnerJex Resources, Inc. and Mr. Robert G. Watson, Jr. CEO entered into a Separation Agreement and Mr. Watson resigned from the Company. Among other things, Mr. Watson agreed to provide consulting services as needed but otherwise has been unemployed since his resignation. On December 7, 2016, prior to his resignation, Mr. Watson recused himself from all Board of Director meetings and has not participated in any Board meetings or discussions since that date. Additionally, on February 10, 2017, Mr. Douglas M. Wright the Chief Financial Officer of the Company, resigned from EnerJex Resources, Inc. Since that date Mr. Wright has not been an officer of the Company. Subsequent to his resignation, he entered into an agreement with the Company to provide, among other things, consulting services for the preparation of the Company’s 2016 10-K. The Consulting Services Agreement may be terminated by either party with 30 days written notification.

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Note 14 - Supplemental Oil and Gas Reserve Information (Unaudited)

Results of operations from oil and gas producing activities

The following table shows the results of operations from the Company’s oil and gas producing activities.  Results of operations from these activities are determined using historical revenues, production costs and depreciation and depletion. The results of operations from the Company’s oil and gas producing activities below exclude non-oil and gas revenues, general and administrative expenses, interest income and interest expense. Income tax expense was determined by applying the statutory rates to pretax operating results.

	Year Ended	Year Ended
	December 31,	December 31,
	2016	2015
Production revenues	$2,461,727	$4,878,722
Production costs	(2,661,258)	(4,501,940)
Depletion and depreciation	(254,329)	(1,108,039)
Income tax	158,851	255,940
Results of operations for producing activities	$(295,009)	$(475,317)

Capitalized costs

The following table summarizes the Company’s capitalized costs of oil and gas properties.

	Year Ended	Year Ended
	December 31,	December 31,
	2016	2015
Properties subject to amortization	$18,626,746	$26,642,325
Accumulated depletion	(15,189,716)	(14,935,386)
Net capitalized costs	$3,437,030	$11,706,939

Cost incurred in property acquisition, exploration and development activities

	Year Ended	Year Ended
	December 31,	December 31,
	2016	2015
Acquisition of properties	$14,399	$85,895
Exploration costs	-	-
Development costs	2,690	165,926
Net capitalized costs	$17,089	$251,821

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Estimated quantities of proved reserves

Our ownership interests in estimated quantities of proved oil and gas reserves and changes in net proved reserves all of which are located in the United States are summarized below.  Proved reserves are estimated quantities of oil and gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those that are expected to be recovered through existing wells with existing equipment and operating methods. Reserves are stated in barrels of oil equivalent. Geological and engineering estimates by Cobb & Associates, Inc. of proved oil and gas reserves at one point in time are highly interpretive, inherently imprecise and subject to ongoing revisions that may be substantial in amount. Although every reasonable effort is made to ensure that the reserve estimates are accurate, by their nature reserve estimates are generally less precise than other estimates presented in connection with financial statement disclosures.

		December 31, 2016			December 31, 2015
Proved Reserves	Total Proved Developed	Proved Undeveloped	Total Proved	Total Proved Developed	Proved Undeveloped	Total Proved

Beginning
Crude Oil BBL’s	1,287,028	202,884	1,489,912	2,214,038	740,700	2,954,738
Natural Gas Liquids BBL’s	47,345	-	47,345	89,250	-	89,250
Natural Gas MCF’s	3,195,895	3,029,514	6,225,409	4,469,845	3,667,314	8,137,159
Oil Equivalents BOE’s	1,867,041	707,819	2,574,860	3,048,261	1,351,919	4,400,180

Revisions of previous estimates
Crude Oil BBL’s	(898,880)	-	(898,880)	(629,480)	(522,070)	(1,151,550)
Natural Gas Liquids BBL’s	(3,670)	-	(3,670)	(35,860)	-	(35,860)
Natural Gas MCF’s	(108,849)	100	(108,849)	(1,085,542)	(637,800)	(1,723,342)
Oil Equivalents BOE’s	(920,691)	100	(920,592)	(846,264)	(628,370)	(1,474,634)

Sales of minerals in place
Crude Oil BBL’s	-	-	-	(201,286)	(15,746)	(217,032)

Production
Crude Oil BBL’s	(58,123)	-	(58,123)	(96,244)	-	(96,244)
Natural Gas Liquids BBL’s	(528)	-	(528)	(6,045)	-	(6,045)
Natural Gas MCF’s	(47,554)	-	(47,554)	(188,408)	-	(188,408)
Oil Equivalents BOE’s	(66,578)	-	(66,578)	(133,690)	-	(133,690)

Ending
Crude Oil BBL’s	330,025	202,884	532,909	1,287,028	202,884	1,489,912
Natural Gas Liquids BBL’s	43,237	-	43,237	47,345	-	47,345
Natural Gas MCF’s	3,039,673	3,029,614	6,069,287	3,195,895	3,029,514	6,225,409
Oil Equivalents BOE’s	879,874	707,820	1,587,690	1,867,041	707,819	2,574,860

Proved developed reserves at December 31, 2015 consisted of approximately 71% oil and 29% natural gas and totaled 1,851.9 MBOEs. Proved developed reserves for December 31, 2016 consisted of approximately 42% oil and 58% natural gas and totaled 879.8 MBOEs. Proved undeveloped reserves for December 31, 2015 were 707.8 MBOEs. Proved undeveloped reserves at December 31, 2016 were 707.8 MBOEs.

The Company annually reviews its proved undeveloped reserves to ensure an appropriate plan for development exists. The Company books proved undeveloped reserves only if it plans to convert these reserves to proved developed producing reserves within five years from the date they were first booked. At December 31, 2016 proved undeveloped reserves were approximately 707.8 MBOE’s. The Company plans to develop all the remaining location that comprise the 707.8 MBOE of proved undeveloped reserves within five years. However, the decision to deploy capital and the timing of those expenditures is contingent on many different factors. The Company estimates capital expenditures of approximately $4.3 million will be sufficient to develop these reserves. The development plans assume a continued improvement in commodity pricing and general market conditions within the oil and gas industry.

143

The calculation of proved undeveloped reserves requires the Company to make predictions regarding future acquisitions and discoveries and the impact they may have on the Company’s overall development plan of properties it currently owns. The development plan is revised to reflect changes in the oil and gas industry, including changing markets and prices, and new investment opportunities, and such revisions will result in changes to our proved undeveloped reserves. Consequently, the exact timing of capital expenditures will be heavily dependent upon the Company’s interpretation of market opportunities which are deeply influenced by projections of future commodity prices. Each year we will review our five year development plan to maximize the value of our investment in oil and gas assets and in turn maximize shareholder value. At December 31, 2016 we believe the following best characterizes our development plan.

	Estimated Conversion of Proved Undeveloped Reserves
	CAPEX ($MM)	MBOE’s
2017	-	-
2018	2,194.2	50.4
2019	1,664.0	126.2
2020	182.0	232.9
2021	288.0	298.3

For the year ended December 31, 2016 proved reserves decreased 987.1 MBOEs of which production accounted for 66.6 MBOEs or 6.7% of the decrease. The remaining decrease of 920.6 MBOEs, was due primarily to decreases in commodity prices. Crude oil prices decreased $3.49 or 8% and natural gas prices declined 20% or $.37. Diminished commodity pricing triggered negative revisions of 898.9 MBOEs of crude oil classified as proved developed producing. Natural gas liquids decreased pricing resulted in decreases of 3.6 MBOEs to the proved developed producing category. Reduced natural gas prices also reduced amounts classified as proved developed producing by 108.6 MMCF’s. In 2016 there were no material transfers from the proved undeveloped category of 6 reserves to the proved developed category

For the year ended December 31, 2015 proved reserves decreased 1,825.3 MBOEs of which production accounted for 133.7 MBOEs or 7.3% of the decrease. The remaining decrease of 1,691.6 MBOEs, was due primarily to decreases in commodity prices. Crude oil prices decreased $40.00 or 46.1% and natural gas prices declined 42.2% or $1.37. Diminished commodity pricing triggered negative revisions of 586.6 MBOEs of crude oil classified as proved developed producing, negative revisions of 42.9 MBOEs of crude oil classified as proved developed non-producing and negative revisions of 522.1 of MBOEs of crude oil classified as proved undeveloped reserves. Natural gas liquids decreased pricing resulted in decreases of 65.6 MBOEs to the proved developed producing category. Reduced natural gas prices also reduced amounts classified as proved developed producing by 1,347.9 MMCF’s as well as natural gas reserves classified as proved undeveloped by 637.8 MCF. These decreases were partially offset by increases to natural gas liquid reserves classified as proved developed non-producing of 29.7 MBOE and 262.4 MMCF of natural gas reserves classified as proved developed non-producing. In 2015 there were no material transfers from the proved undeveloped category of reserves to the proved developed category.

In 2016 the Company invested approximately $17,100 in its oil and gas properties. These reduced expenditures were in response to extremely low commodity prices. The Company has approximately $1.7 million of current asset on hand and important infrastructure in Colorado completed which will facilitate the exploitation and development of proved undeveloped reserves over the next five years. At year end the Company’s review of proved undeveloped reserves revealed challenges but the Company maintains its belief that reserves will be developed within five years of their initial recording as a proved undeveloped reserve. In addition it believes it has the financial wherewithal to develop all it’s proved undeveloped reserves within the five year time frames required; utilizing its balance sheet, to borrow funds as needed. Additionally, the Company believes it has the ability to joint venture any of its assets.

144

Standardized measure of discounted future net cash flows

The standardized measure of discounted future net cash flows from our proved reserves for the periods presented in the financial statements is summarized below.

	Year Ended	Year Ended
	December 31,	December 31,
	2016	2015
Future production revenue	$30,085,550	$74,087,130
Future production costs	(15,278,990)	(46,015,320)
Future development costs	(4,703,230)	(5,901,660)
Future cash flows before income tax	10,103,330	22,170,150
Future income taxes	-	-
Future net cash flows	10,103,330	22,170,150
10% annual discount for estimating of future cash flows	(6,666,300)	(13,400,180)
Standardized measure of discounted net cash flows	$3,437,030	$8,769,970

Changes in standardized measure of discounted future net cash flows

The following is a summary of a standardized measure of discounted net future cash flows related to the Company’s proved oil and gas reserves. The information presented is based on a calculation of estimated proved reserves using discounted cash flows based on the 12-month average price for oil and gas calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month prior period. The additions to estimated proved reserves from new discoveries and extensions could vary significantly from year to year. Additionally, the impact of changes to reflect current prices and costs of reserves proved in prior years could also be significant.

	Year Ended	Year Ended
	December 31,	December 31,
	2016	2015
Balance beginning of year	$8,769,970	$62,703,851
Sales, net of production costs	199,531	(491,055)
Net change in pricing and production costs	(2,012,883)	(51,184,718)
Net change in future estimated development costs	(1,198,430)	7,834,840
Purchase of minerals in place	-	-
Extensions and discoveries	-	-
Sale of minerals in place	-	(2,746,550)
Revisions	(4,538,106)	(8,448,569)
Accretion of discount	2,217,015	16,770,190
Change in income tax		(15,668,019)
Balance end of year	$3,437,030	$8,769,970

145

EnerJex Resources, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2017	2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,099	$128,035
Restricted cash	—	50,000
Accounts receivable	257,152	600,255
Derivative receivable	—	10,570
Inventory	—	185,733
Marketable securities	—	210,990
Deposits and prepaid expenses	179,424	493,384
Total current assets	451,675	1,678,967
Non-current assets:
Fixed assets, net of accumulated depreciation of $600,085 and $1,817,711	196,691	2,077,055
Oil and gas properties using full-cost accounting, net of accumulated DD&A of $8,594,167 and $15,189,716	1,414,598	3,437,030
Other non-current assets	—	798,809
Total non-current assets	1,611,289	6,312,894
Total assets	$2,062,964	$7,991,861

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$153,170	$294,241
Accrued liabilities	709,300	1,535,165
Note Payable	105,806	—
Current portion of long term debt	4,500,000	17,925,000
Total current liabilities	5,468,276	19,754,406

Asset retirement obligation	1,593,281	3,314,191
Other long-term liabilities	6,039,972	3,401,149
Total non-current liabilities	7,633,253	6,715,340
Total liabilities	13,101,529	26,469,746
Commitments & Contingencies
Stockholders’ Deficit:
10% Series A cumulative perpetual redeemable preferred stock, $0.001 par value, 25,000,000 shares authorized; 938,248 shares issued and outstanding September 30, 2017 and December 31, 2016	938	938
Series B convertible preferred stock, $0.001 par value, 1,764 shares authorized, and 1,374 and 1,764 issued and outstanding at September 30, 2017 and December 31, 2016, respectively.	1	2
Series C convertible preferred stock, $0.001 par value, 500 shares authorized; 300 and 0 shares, issued and outstanding at September 30, 2017 and December 31, 2016, respectively	1	—
Series C convertible preferred stock issuable	150,000	—
Common stock, $0.001 par value, 250,000,000 shares authorized; shares issued and outstanding 10,321,397 at September 30, 2017 and 8,423,936 at December 31, 2016, respectively	10,322	8,424
Paid-in capital	69,610,909	69,090,613
Accumulated deficit	(80,810,736)	(87,577,862)
Total stockholders’ deficit	(11,038,565)	(18,477,885)
Total liabilities and stockholders’ deficit	$2,062,964	$7,991,861

See Notes to Condensed Consolidated Financial Statements (unaudited).

146

EnerJex Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Oil revenues	$187,297	$454,825	$1,082,492	$1,581,972
Natural gas revenues	—	18,929	19,509	43,461
Total revenues	187,297	473,754	1,102,001	1,625,433

Expenses:
Direct operating costs	205,253	569,109	1,013,389	1,916,774
Depreciation, depletion and amortization	80,449	63,644	305,684	312,322
Impairment of oil and gas asset	—	800,000	—	7,444,597
Professional fees	—	43,968	422,538	181,086
Salaries	130,741	297,244	407,888	1,044,639
Administrative expense	190,341	124,090	461,378	435,616
Total expenses	606,784	1,898,055	2,610,877	11,335,034
Loss from operations	(419,487)	(1,424,301)	(1,508,876)	(9,709,601)

Other income (expense):
Interest expense	(184,148)	(339,719)	(908,642)	(1,001,937)
Gain on loan sale agreement	—	—	11,500,124	—
Loss on derivatives	—	(68,459)	—	(2,449,855)
Other income	285,000	138,075	531,846	2,312,261
Total other income (expense)	100,852	(270,103)	11,123,328	(1,139,531)
Net (loss) income	$(318,635)	$(1,694,404)	$9,614,452	$(10,849,132)

Net (loss) income	(318,635)	(1,694,404)	9,614,452	(10,849,132)
Preferred dividends	(879,608)	(860,061)	(2,847,324)	(2,130,604)
Net (loss) income attributable to common stockholders	$(1,198,243)	$(2,554,465)	$6,767,128	$(12,979,736)
Net (loss) income per share basic	$(0.12)	$(0.30)	$0.72	$(1.54)
Weighted average shares basic	10,321,397	8,423,936	9,416,837	8,423,936
Net (loss) income per share diluted	$(0.12)	$(0.30)	$0.45	$(1.54)
Weighted average shares diluted	10,321,397	8,423,936	15,151,107	8,423,936

See Notes to Condensed Consolidated Financial Statements (unaudited).

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EnerJex Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended
	September 30,
	2017	2016
Cash flows from operating activities
Net income (loss)	$9,614,452	$(10,849,132)
Depreciation, depletion and amortization	212,186	312,322
Write-off of inventory	71,982	—
Amortization of deferred financing costs	223,790	90,323
Impairment of oil and gas assets	—	7,444,597
Stock, options and warrants issued for services	13,690	217,283
Accretion of asset retirement obligation	93,498	169,110
Settlement of asset retirement obligation	—	(2,767)
Amortization of prepaid expenses	241,101	—
Loss on derivatives	—	2,449,855
Gain on loan sale agreement, net of cash	(11,500,124)	—
Adjustments to reconcile net income (loss) to cash used in operating activities:
Accounts receivable	(15,656)	(156,835)
Inventory	(15,944)	(81,805)
Prepaid expenses	55,601	(76,261)
Accounts payable	(67,008)	(762,193)
Accrued liabilities	556,677	(360,153)
Cash used in operating activities	(515,752)	(1,291,986)

Cash flows from investing activities
Purchase of fixed assets	—	(243,274)
Additions to oil and gas properties	(4,635)	(16,794)
Cash used in investing activities	(4,635)	(260,068)

Cash flows from financing activities
Bank account transfer on loan sale agreement	(92,547)	—
Repayments of long-term debt	—	(686,660)
Proceeds from sale of preferred stock	450,000	—
Cash provided by (used in) financing activities	357,453	(686,660)

Net (decrease) in cash	(162,930)	(2,238,714)
Cash – beginning	178,035	3,101,682
Cash – ending	$15,099	$862,968

Supplemental disclosures:
Interest paid	$—	$919,089
Income taxes paid	$—	$—

Non-cash transactions:
Beneficial conversion feature on Series C preferred stock accounted as preferred dividend	$208,500	$—
Accrued preference dividend included in long term debt	$2,638,824	$—
Conversion of Series B preferred into common stock	$1,897	$—

See Notes to Condensed Consolidated Financial Statements (unaudited).

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EnerJex Resources, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 1 – Basis of Presentation

The unaudited condensed consolidated financial statements of EnerJex Resources, Inc. (“we”, “us”, “our”, “ EnerJex” and “Company”) have been prepared in accordance with United States generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and reflect all adjustments which, in the opinion of management, are necessary for a fair presentation. All such adjustments are of a normal recurring nature. The results of operations for the interim period are not necessarily indicative of the results to be expected for a full year. Certain amounts in the prior year statements have been reclassified to conform to the current year presentations. The statements should be read in conjunction with the financial statements and footnotes thereto included in our Annual Report Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission on March 31, 2017.

Our consolidated financial statements include the accounts of our wholly-owned subsidiaries, EnerJex Kansas, Inc., Black Sable Energy, LLC, Working Interest, LLC and Black Raven Energy, Inc., for the three and nine month periods ended September 30, 2017, and for the year ended December 31, 2016. All intercompany transactions and accounts have been eliminated in consolidation.

Note 2 – Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

Merger Agreement

On October 19, 2017, EnerJex entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AgEagle Aerial Systems, Inc., a Nevada corporation (“AgEagle”), which designs, develops, produces, and distributes technologically advanced small unmanned aerial vehicles (UAV or drones) that are supplied to the agriculture industry, and AgEagle Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“Merger Sub”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into AgEagle, Merger Sub will cease to exist and AgEagle will survive as a wholly-owned subsidiary of the Company (the “Merger”). The respective boards of directors of EnerJex and AgEagle have approved the Merger Agreement and the transactions contemplated thereby.

At the effective time of the Merger (the “Effective Time”), the shares of AgEagle capital stock will be automatically converted into the right to receive equal to 85% of the then issued and outstanding capital stock of the Company on a fully diluted basis. In addition, at the Effective Time all outstanding options and warrants to purchase shares of AgEagle common stock will be assumed by the Company and converted into options and warrants to purchase shares of Company common stock. No fractional shares of Company common stock will be issued in the Merger but will be rounded to the nearest whole share. Following the consummation of the Merger, former stockholders of AgEagle with respect to the Merger are expected to own 85% of the Company’s outstanding common stock (inclusive of the AgEagle assumed stock options and warrants), and current common and Series A Preferred stockholders of the Company are expected to own 15% of the Company, excluding shares of common stock that may be issued in connection with the conversion of the Company’s Series B Preferred Stock and Series C Preferred Stock, and not including any additional shares which may be issued in connection with the Company’s closing obligation to provide up to $4 million in new working capital and the elimination of all liabilities currently on the Company’s balance sheet.

In connection with the Merger, the Company will also file a proxy statement seeking stockholder approval to: (a) amend the terms of its Series A Preferred Stock (as discussed below); (b) approve the issuance of the Company’s shares in connection with the Merger to the AgEagle shareholders and new investors, in excess of 19.9% of the Company’s total issued and outstanding shares of common stock; (c) approve the issuance of shares to current Company management and directors in lieu of deferred salary and fees, a majority of which will be held in escrow to secure the Company’s indemnity obligations under the Merger Agreement; and (d) change the name of the Company to “AgEagle Aerial Resources, Inc.”

149

The Merger Agreement provides that, immediately following the Effective Time, the existing board of directors and officers of the Company will resign and new directors and officers will be appointed by AgEagle.

The Company intends to dispose of its principal assets, consisting primarily of its Kansas oil and gas properties, concurrently with the closing of the Merger. In the event the Merger is not consummated, the Company does not have a present intention to dispose of the above described assets.

The completion of the Merger is subject to various customary conditions, including, among other things: (a) the approval of the stockholders of the Company and AgEagle; (b) the accuracy of the representations and warranties made by each of the Company and AgEagle and the compliance by each of the Company and AgEagle with their respective obligations under the Merger Agreement; (c) approval of the stockholders of the Company for the issuance of its common stock and any other securities (x) to the AgEagle stockholders in connection with the Merger and (y) in connection with the financing transactions contemplated by the Merger Agreement; (d) approval for the listing of shares of the Company’s common stock to be issued in the Merger and other related transactions on the NYSE American; and (e) that all of the Company’s assets as disclosed shall have been sold, transferred or otherwise disposed of and the corresponding debt and liabilities shall have been extinguished. The Company’s existing cash resources are insufficient to satisfy all of its outstanding liabilities. Accordingly, in order to satisfy the condition and consummate the Merger, the Company will be required to raise additional funding prior to the closing of the Merger, the failure of which could result in the Company’s failure to consummate the Merger Agreement.

The Merger Agreement contains customary representations, warranties and covenants, including covenants obligating each of the Company and AgEagle to continue to conduct its respective business in the ordinary course, to provide reasonable access to each other’s information and to use reasonable best efforts to cooperate and coordinate to make any filings or submissions that are required to be made under any applicable laws or requested to be made by any government authority in connection with the Merger. The Merger Agreement also contains a customary “no solicitation” provision pursuant to which, prior to the earlier of January 31, 2018, or the completion or termination of the Merger, neither the Company nor AgEagle may solicit or engage in discussions with any third party regarding another acquisition proposal unless, in the Company’s case, it has received an unsolicited, bona fide written proposal that the recipient’s board of directors determines is or would reasonably be expected to result in a superior proposal. The Company has paid AgEagle a $50,000 non-refundable fee at the signing of the Merger Agreement. The Merger Agreement contains certain termination rights in favor of each of the Company and AgEagle.

In addition, the Merger Agreement contains provisions for indemnification in the event of any damages suffered by either party as a result of breaches of representations and warranties contained therein. The aggregate maximum indemnification obligation of any indemnifying party for damages with respect to breaches of representations and warranties set forth in the Merger Agreement shall not exceed, in the aggregate, $350,000, other than fraud, intentional misrepresentation or willful breach. An indemnifying party shall satisfy its indemnification obligations with shares of Company common stock equal to the aggregate amount of losses of the indemnified party, calculated based upon the greater of (i) the value of the Company common stock as of the closing of the Merger; and (ii) the average closing price of the Company common stock on the NYSE American for the five trading days immediately prior to the date such a claim is made. The Company has agreed to deposit an aggregate of 1,215,278 shares of common stock to be issued to current officers and directors of the Company in lieu of deferred salary and fees into escrow to secure its indemnification obligations, the issuance of such shares requiring the approval of the Company’s common stockholders.

In connection with, and as a condition to the closing of the Merger, the Company is seeking the consent of the holder of its Series A Preferred Stock (“Series A Preferred Stock”) to amend the terms thereof to: (i) allow the Company to pay all accrued but unpaid dividends up to September 30, 2017 in additional shares of Series A Preferred Stock based on the value of the liquidation preference thereof, (ii) eliminate the right of the Series A Preferred Stock holders to receive any dividends accruing after September 30, 2017, and (iii) convert each share of Series A Preferred Stock into 10 shares of Company common stock. An affirmative vote of 66.7% of all shares of Series A Preferred Stock voting as a class as of the record date of the proxy statement is required to amend the terms of the Certificate of Designation to provide for these changes, as required under the Merger Agreement.

150

As of September 30, 2017, the Series A Preferred Stock had accrued a total of $6,039,972 in accrued but unpaid dividends, which would result in an additional 241,599 shares of Series A Preferred Stock being issued by the Company to satisfy these accrued dividends.

The Merger Agreement provides either party the right to terminate the Merger if it has not been consummated by January 31, 2018, provided that if all of the conditions to closing shall have been satisfied or shall be capable of being satisfied at such time, the required closing date may be extended until March 31, 2018. Such extended date has been agreed to by the parties.

Financing Transactions

On October 3, 2011, the Company entered into an Amended and Restated Credit Agreement with Texas Capital Bank, and other financial institutions and banks that may become a party to the Credit Agreement from time to time (“TCB” or “Bank”). The facilities provided under the Amended and Restated Credit Agreement were to be used to refinance a prior outstanding revolving loan facility with TCB dated July 3, 2008, and for working capital and general corporate purposes. On August 15, 2014, the Company entered into an Eighth Amendment to the Amended and Restated Credit Agreement. Among other things the Eighth Amendment extended the maturity of the Agreement by three years to October 3, 2018. On August 12, 2015, the Company entered into a Tenth Amendment to the Amended and Restated Credit Agreement. Among other things, the Tenth Amendment established the requirement of monthly borrowing base reductions commencing September 1, 2015 and continuing on the first of each month thereafter. On November 13, 2015, the Company entered into an Eleventh Amendment to the Amended and Restated Credit Agreement. The Eleventh Amendment reflects the following changes: (i) waived certain provisions of the Credit Agreement, (ii) suspended certain hedging requirements, and (iii) amended certain other items of the Credit Agreement.

On April 1, 2016, the Company informed the Bank that it would cease making the mandatory monthly borrowing base reduction payments and did not make the required April 1, 2016 payment. The Company made its mandatory quarterly interest payment on April 6, 2016 and on April 7, 2016, entered into a Forbearance Agreement whereby the Bank agreed to not exercise remedies and rights afforded it under the Amended and Restated Credit Agreement for thirty days. On May 31, 2016, the Company and the Bank amended the Forbearance Agreement to extend the forbearance period to August 31, 2016. On July 29, 2016, the Company and the Bank amended the Forbearance Agreement to extend the forbearance period to October 1, 2016. Upon the expiration of the Third Forbearance agreement, the Company did not enter into a Fourth Forbearance Agreement. Also, at that time the Company discontinued payment of interest on its outstanding loan obligations with the Bank.

Throughout 2016, the Company evaluated plans to restructure, amend or refinance existing debt through private options. On February 14, 2017, the Company announced that a group of investors unrelated to the Company had purchased from EnerJex’s secured bank lender all rights to the Company’s secured indebtedness, and that EnerJex had executed a definitive written agreement for the discharge of the Company’s secured indebtedness with the purchasing investor group. Final closing on this agreement occurred on May 10, 2017.

On February 10, 2017, the Company, TCB and IberiaBank (collectively, “Sellers”), and PWCM Investment Company IC LLC, and certain financial institutions (collectively, “Buyers”) entered into a Loan Sale Agreement (“LSA”), pursuant to which Sellers sold to Buyers, and Buyers purchased from Sellers, all of Sellers’ right, title and interest in, to and under the Credit Agreement and Loan Documents, in exchange for (i) a cash payment of $5,000,000 (the “Cash Purchase Price”), (ii) a Synthetic Equity Interest equal to 10% of the proceeds, after Buyer’s realization of a 150% return on the Cash Purchase Price within five (5) years of the closing date of the sale, with payment being distributed 65.78947368% to TCB and 34.21052632% to IberiaBank, and (iii) at any time prior to February 10, 2022, Buyer may acquire the interest in clause (ii) above. In connection with the LSA, the Company released Sellers and its successors as holders of the rights under the Credit Agreement and Loan Documents, including Buyers, from any and all claims under the Credit Agreement and Loan Documents.

151

Also on February 10, 2017, the Company and its subsidiaries, and successor lender entered into a binding letter agreement dated February 10, 2017, which was subsequently amended on March 30, 2017 (as amended, the “letter agreement”) pursuant to which:

1.	the successor lender agreed to forgive our existing secured loan in the approximate principal amount of $17,295,000, and in exchange entered into a secured promissory note (which we refer to as the “restated secured note”) in the original principal amount of $4,500,000.

2.	we:

a.	conveyed our oil and gas properties and associated performance and surety bonds in Colorado, Texas, and Nebraska;

b.	conveyed all of our shares of Oakridge Energy, Inc. (together, the “conveyed oil and gas assets”); and

c.	retained our assets in Kansas and continued as a going concern. The Kansas assets currently provide most of our current operating revenue.

The restated secured note:

a.	is secured by a first-priority lien in the Company’s oil and gas producing assets situated in the State of Kansas,

b.	evidences accrued interest on the $4,500,000 principal balance at a rate of 16% per annum,

c.	bears interest from and after May 1, 2017, at a rate of 16.0% per annum,

d.	is pre-payable in full at a discount at any time during the term of the restated secured note upon EnerJex paying $3,300,000 to successor lender, and

e.	matures and is due and payable in full on November 1, 2017.

We have two options to extend the maturity date of the restated secured note by 90 days each (first to January 30, 2018 and then to April 30, 2018), upon payment of extension fees of $100,000 for each extension.

So long as we repay the $3,300,000 in indebtedness on or prior to the maturity date, as extended, all other amounts payable under the restated secured note are to be forgiven.

The closing occurred on May 10, 2017. As part of the closing procedures and net settlement, we issued a promissory note to Pass Creek Resources LLC in the amount of $105,806. The promissory bears interest at 16% per annum and matured on June 9, 2017. The amount due was not paid on June 9, 2017, but the holder has not provided the Company a notice of default.

In connection with the May 10, 2017 closing and in consideration of the satisfaction of $13,425,000 of the amount due under the Credit Agreement, as amended, the Company and certain of its subsidiaries transferred to PCR Holdings LLC, an affiliate of the successor lenders under the Credit Agreement, all of the Company’s oil and gas properties and assets located in Colorado, Texas, and Nebraska, as well as the Company’s shares of Oakridge Energy, Inc.

To evidence the Company’s remaining $4,500,000 of indebtedness to PWCM Investment Company IC LLC (“PWCM”), RES Investment Group, LLC (“ RES”), Round Rock Development Partners, LP (“Round Rock”), and Cibolo Holdings, LLC (“ Cibolo Holdings,” and together with PWCM, RES and Round Rock, “Successor Lenders”), the Company’s subsidiaries (except Kansas Holdings, LLC) entered into a Second Amended and Restated Credit Agreement with Cortland Capital Market Services LLC, as Administrative Agent, and the other financial institutions and banks parties thereto (the “New Credit Agreement”), and a related Amended and Restated Note (the “New Note”), in the amount of $3.3 million as described above.

152

Our subsidiaries’ obligations under the credit agreement and note are non-recourse and are secured by a first-priority lien in the Company’s and its subsidiaries’ oil properties and assets located in Kansas. The Company was removed as a borrower under the Credit Agreement, but entered into a Guaranty of Recourse Carveouts, pursuant to which the Company guarantees its subsidiaries’ payment of certain fees and expenses due under the Credit Agreement, and may be liable for certain conduct, such as fraud, bad faith, gross negligence, and waste of the Kansas oil properties or assets.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months following the issuance of these financial statements. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 – Stock Options and Warrants

A summary of stock options and warrants is as follows:

	Options	Weighted Avg. Exercise Price	Warrants	Weighted Avg. Exercise Price
Outstanding December 31, 2016	207,664	$9.69	1,904,286	$2.75
Granted	—	—	—	—
Cancelled	(50,000)	—	—	—
Exercised	—	—	—	—
Outstanding September 30, 2017	157,664	$9.69	1,904,286	$2.75

Note 4 – Asset Retirement Obligation

Our asset retirement obligations relate to the liabilities associated with the abandonment of oil and natural gas wells. The amounts recognized are based on numerous estimates and assumptions, including future retirement costs, inflation rates and credit adjusted risk-free interest rates. The following shows the changes in asset retirement obligations:

Asset retirement obligations, December 31, 2016	$3,314,191
Release of liabilities	(1,814,408)
Accretion	93,498
Asset retirement obligations, September 30, 2017	$1,593,281

Note 5 – Long-Term Debt

Senior Secured Credit Facility

On October 3, 2011, the Company and DD Energy, Inc., EnerJex Kansas, Inc., Black Sable Energy, LLC and Working Interest, LLC, its subsidiaries (“Borrowers”) entered into an Amended and Restated Credit Agreement with Texas Capital Bank, N.A. (the “Bank”) and other financial institutions and banks that may become a party to the Credit Agreement from time to time. The facilities provided under the Amended and Restated Credit Agreement were used to refinance the Borrowers’ prior outstanding revolving loan facility with the Bank, dated July 3, 2008, and for working capital and general corporate purposes.

153

At our option, loans under the facility will bear stated interest based on the Base Rate plus Base Rate Margin, or Floating Rate plus Floating Rate Margin (as those terms are defined in the Credit Agreement). The Base Rate will be, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.50% and (b) the Bank’s prime rate. The Floating Rate shall mean, at Borrower’s option, a per annum interest rate equal to (i) the Eurodollar Rate plus Eurodollar Margin, or (ii) the Base Rate plus Base Rate Margin (as those terms are defined in the Amended and Restated Credit Agreement). Eurodollar borrowings may be for one, two, three, or nine months, as selected by the Borrowers. The margins for all loans are based on a pricing grid ranging from 0.00% to 0.75% for the Base Rate Margin and 2.25% to 3.00% for the Floating Rate Margin based on the Company’s Borrowing Base Utilization Percentage (as defined in the Amended and Restated Credit Agreement).

On December 15, 2011, we entered into a First Amendment to Amended and Restated Credit Agreement and Second Amended and Restated Promissory Note in the amount of $50,000,000 with the Bank. The Amendment reflected the addition of Rantoul Partners as an additional Borrower and added as additional security for the loans the assets held by Rantoul Partners.

On August 31, 2012, we entered into a Second Amendment to Amended and Restated Credit Agreement with the Bank. The Second Amendment: (i) increased our borrowing base to $7,000,000, (ii) reduced the minimum interest rate to 3.75%, and (ii) added additional new leases as collateral for the loan.

On November 2, 2012, we entered into a Third Amendment to Amended and Restated Credit Agreement with the Bank. The Third Amendment (i) increased our borrowing base to $12,150,000, and (ii) clarified certain continuing covenants and provided a limited waiver of compliance with one of the covenants so clarified for the quarter ended December 31, 2011.

On January 24, 2013, we entered into a Fourth Amendment to Amended and Restated Credit Agreement, which was made effective as of December 31, 2012, with the Bank. The Fourth Amendment reflected the following changes: (i) the Bank consented to the restructuring transactions related to the dissolution of Rantoul Partners, and (ii) the Bank terminated a Limited Guaranty, as defined in the Credit Agreement, executed by Rantoul Partners in favor of the Bank.

On April 16, 2013, the Bank increased our borrowing base to $19.5 million.

On September 30, 2013, we entered into a Fifth Amendment to the Amended and Restated Credit Agreement. The Fifth Amendment reflected the following changes: (i) an expanded principal commitment amount of the Bank to $100,000,000, (ii) an increase in our Borrowing Base to $38,000,000, (iii) the addition of Black Raven Energy, Inc., our wholly-owned subsidiary, to the Credit Agreement as a borrower party, (iv) the addition of certain collateral and security interests in favor of the Bank, and (v) the reduction of our current interest rate to 3.30%.

On November 19, 2013, we entered into a Sixth Amendment to the Amended and Restated Credit Agreement. The Sixth Amendment reflected the following changes: (i) the addition of Iberia Bank as a participant in our credit facility (together with the Bank, the “Banks”), and (ii) a technical correction to our covenant calculations.

On May 22, 2014, we entered into a Seventh Amendment to the Amended and Restated Credit Agreement. The Seventh Amendment reflected the Bank’s consent to our issuance of up to 850,000 shares of our 10% Series A Cumulative Redeemable Perpetual Preferred Stock.

On August 15, 2014, we entered into an Eighth Amendment to the Amended and Restated Credit Agreement. The Eighth Amendment reflected the following changes: (i) the borrowing base was increased from $38 million to $40 million, and (ii) the maturity of the facility was extended by three years to October 3, 2018.

154

On April 29, 2015, we entered into a Ninth Amendment to the Amended and Restated Credit Agreement. In the Ninth Amendment, the Banks (i) re-determined the Borrowing Base based upon our recent Reserve Report dated January 1, 2015, (ii) imposed affirmative obligations on the Company to use a portion of proceeds received with regard to future sales of securities or certain assets to repay the loan, (iii) consented to non-compliance by the Company with certain terms of the Credit Agreement, (iv) waived certain provisions of the Credit Agreement, and (v) agreed to certain other amendments to the Credit Agreement.

On May 1, 2015, the Borrowers and the Banks entered into a Letter Agreement to clarify that up to $1,000,000 in proceeds from any potential future securities offering will be unencumbered by the Banks’ liens as described in the Credit Agreement through November 1, 2015, and that, until November 1, 2015, such proceeds would not be subject to certain provisions in the Credit Agreement prohibiting the Company from declaring and paying dividends that may be due and payable to holders of securities issued in such potential offerings or issued prior to the Letter Agreement.

On August 12, 2015, we entered into a Tenth Amendment to the Amended and Restated Credit Agreement. The Tenth Amendment reflected the following changes, it: (i) allowed the Company to sell certain oil assets in Kansas, (ii) allowed for approximately $1,300,000 of the proceeds from the sale to be reinvested in Company owned oil and gas projects, and (iii) provided that not less than $1,500,000 from the proceeds of the sale would be applied to outstanding loan balances.

On November 13, 2015, the Company entered into an Eleventh Amendment to the Amended and Restated Credit Agreement. The Eleventh Amendment reflected the following changes: (i) waived certain provisions of the Credit Agreement, (ii) suspended certain hedging requirements, and (iii) amended other provisions of the Credit Agreement.

On April 1, 2016, the Company informed the Banks that it would cease making the mandatory monthly borrowing base reduction payments and did not make the required April 1, 2016 payment. The Company made its mandatory quarterly interest payment on April 6, 2016 and on April 7, 2016 entered into a Forbearance Agreement whereby the Banks agreed to not exercise remedies and rights afforded it under the Amended and Restated Credit Agreement for thirty days. On May 31, 2016, the Company and the Banks amended the Forbearance Agreement to extend the forbearance period to August 31, 2016. On July 29, 2016, the Company and the Banks entered into a Third Forbearance Agreement which extended the forbearance period to October 1, 2016. Upon the expiration of the Third Forbearance agreement, the Company did not enter into a fourth Forbearance Agreement. Also, at that time the Company discontinued payment of interest on its outstanding loan obligations with the Banks.

On February 10, 2017, the Company and the other Sellers entered into and completed the transactions contemplated by the LSA, described in greater detail in “Part I” – “Item 1 Financial Statements” of this report above under “Note 2 – Going Concern” – “Financing Transactions”.

Below is a table showing the reconciliation of the gain on LSA as set forth on the statement of operations for the nine months ended September 30, 2017:

Forgiveness of existing secured loan	$17,925,000
Forgiveness of accrued interest	1,306,801
Issuance of secured promissory note	(4,500,000)
Transfer of oil and gas properties	(1,902,726)
Transfer of gas gathering system	(1,772,588)
Transfer of shares of Oakridge Energy, Inc.	(210,990)
Transfer of ARO liability	1,814,407
Transfer of other assets	(1,159,780)
Gain on LSA	$11,500,124

155

To evidence the Company’s remaining $4,500,000 of indebtedness to PWCM Investment Company IC LLC (“PWCM”), RES Investment Group, LLC (“ RES”), Round Rock Development Partners, LP (“Round Rock”), and Cibolo Holdings, LLC (“ Cibolo Holdings,” and together with PWCM, RES and Round Rock, “Successor Lenders”), the Company’s subsidiaries (except Kansas Holdings, LLC) entered into a Second Amended and Restated Credit Agreement with Cortland Capital Market Services LLC, as Administrative Agent, and the other financial institutions and banks parties thereto (the “New Credit Agreement”), and a related Amended and Restated Note (the “New Note”), in the amount of $3.3 million as described above under “Note 2 – Going Concern” – “Financing Transactions”.

Our subsidiaries’ obligations under the credit agreement and note are non-recourse and are secured by a first-priority lien in the Company’s and the subsidiaries’ oil properties and assets located in Kansas. The Company was removed as a borrower under the Credit Agreement, but entered into a Guaranty of Recourse Carveouts, pursuant to which the Company guarantees the Subsidiaries’ payment of certain fees and expenses due under the Credit Agreement, and may be liable for certain conduct, such as fraud, bad faith, gross negligence, and waste of the Kansas oil properties or assets.

As of September 30, 2017, the principal balance of $105,806 along with accrued interest remained due under the promissory note with Pass Creek Resources LLC.

Note 6 – Commitments & Contingencies

As of September 30, 2017, the Company had an outstanding irrevocable letter of credit in the amount of $50,000 issued in favor of the Texas Railroad Commission. The letter of credit is required by the Texas Railroad Commission for all companies operating in the state of Texas with production greater than limits they prescribe.

Rent expense for the nine months ended September 30, 2017 and 2016 was approximately $75,000 and $104,000, respectively. Future non-cancellable minimum lease payments are approximately $35,000 for the remainder of 2017, $91,000 for 2018, and $77,000 for 2019.

We, as a lessee and operator of oil and gas properties, are subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations and subject to the lessee to liability for pollution damages. In some instances, the Company may be directed to suspend or cease operations in the affected area. As of September 30, 2017, we have no reserve for environmental remediation and are not aware of any environmental claims.

On September 23, 2016, the Company, American Standard Energy Corporation, Baylor Operating LLC, Bernard Given and Loeb & Loeb LLP were sued by Geronimo Holdings Corporation and Randal Capps in the 143rd Judicial District Court located in Pecos, Texas. The suit among other things, seeks damages for an alleged unlawful sale of properties in Crockett County, Texas and for alleged unpaid royalties. The Company believes the suit is without merit and will vigorously defend itself in connection with this proceeding. The Company has faith that it will prevail and at September 30, 2017, no reserve for potential losses arising from this matter has been recorded. Additionally, under its agreement with Baylor Operating LLC, Baylor has agreed to indemnify and defend the Company against all lawsuits and claims including this one.

On April 26, 2016, C&F Ranch, LLC sued the Company in Allen County, Kansas for alleged breach of contract related to the rental of certain lands located on the C&F Ranch. The Company believes that it has paid all rents owed to C&F Ranch LLC and will vigorously defend itself in connection with this proceeding. The Company has faith that it will prevail and at September 30, 2017, no reserve for potential losses arising from this matter has been recorded.

Note 7 – Impairment of Oil and Gas Properties

Pursuant to full cost accounting rules, the Company must perform a ceiling test each quarter on its proved oil and natural gas assets within each separate cost center. All of the Company’s costs are included in one cost center as all of the Company’s operations are located in the United States. The Company’s ceiling test was calculated using trailing twelve-month, unweighted-average first-day-of-the-month prices for oil and natural gas as of September 30, 2017, which were based on a West Texas Intermediate oil price of $42.46 per Bbl and a Henry Hub natural gas price of $2.63 per Mcf (adjusted for basis and quality differentials), respectively. For the nine-month period ended September 30, 2017, the Company’s present value of future estimate cash flows discounted at 10%, exceeded the net book value of those assets. Accordingly, the Company did not record an impairment charge. This test resulted in a pre-tax write-down of $7,444,597 for the nine-month period ended September 30, 2016.

156

Note 8 – Equity Transactions

We accrued dividends of $879,608 and $2,638,823 for our Series A Preferred Stock for the three and nine months ended September 30, 2017, respectively. At September 30, 2017, accumulated dividends payable to the Series A Preferred Stock holders totaled $6,039,972.

On April 27, 2017, the Company entered into an Additional Issuance Agreement with Alpha Capital Anstalt, for the purchase of 300 restricted shares of its newly designated Series C Convertible Preferred Stock in consideration for $300,000, with an option to purchase an additional 200 shares of Series C Convertible Preferred Stock for an aggregate purchase price of $200,000. As of September 30, 2017, the Company had issued 300 shares of Series C Convertible Preferred Stock for an aggregate purchase price of $300,000. In addition, during the nine months ending September 30, 2017, the Company had received $150,000 from Alpha Capital Anstalt to purchase an additional 150 shares of Series C Convertible Preferred Stock. As of September 30, 2017, the additional 150 shares of Series C Convertible Preferred Stock have not been issued and are reflected as Series C Convertible Preferred Stock Issuable on the balance sheet in the aggregate amount of $150,000.

The Company recorded a beneficial conversion feature of $208,500 based on the fair value of the common stock and the conversion rate as of the date of issuance. This amount was recorded as a deemed distribution for the nine months ended September 30, 2017.

The Series C Convertible Preferred Stock (“Series C Preferred Stock”) is non-voting (except to the extent required by law and except for certain consent rights relating to amending the certificate of incorporation or bylaws, and the like), ranks senior to the common stock with respect to dividends and with respect to distributions upon a deemed dissolution, liquidation or winding-up of the Company, and ranks junior to the Company’s Series A preferred stock and Series B preferred stock with respect to dividends and with respect to distributions upon a deemed dissolution, liquidation or winding-up of the Company. Upon request of the Holders, the Company can seek stockholder approval to remove the Issuance Limitation described therein and to allow for further adjustments related to anti-dilution protection, only if such stockholder approval is obtained. The Series C Convertible Preferred Stock has a liquidation preference of $1,000 per share, and is convertible at the option of the holder at a conversion price equal to $0.30 per share, or a ratio equal to approximately 3,333 shares of common stock for each one (1) share of Series C Convertible Preferred Stock, subject to customary adjustments. Dividends are payable on the shares of Series C Convertible Preferred Stock only if and to the extent that dividends are payable on the common stock into which the Series C Convertible Preferred Stock is convertible. The Series C Convertible Preferred Stock has no maturity date and can be redeemed by the Company beginning twelve months after the closing of the offering or upon a change of control for the redemption price of $1,000 per share, as adjustable as provided in the designation of the Series C Preferred Stock.

The Series C Preferred Stock includes a beneficial ownership limitation preventing conversion of shares of Series C Preferred Stock into more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series C Preferred Stock. In addition, the Company may not convert the Series C Preferred Stock into a number of shares of common stock which, when aggregated with any shares of common stock issued on or after the original issue date and prior to such conversion date in connection with any conversion of Series C Preferred Stock would exceed 1,683,944 shares of common stock (19.99% of the outstanding shares as of the original issue date), subject to adjustment for forward and reverse stock splits, recapitalizations and the like. In the event conversion of the Series C Preferred Stock is limited pursuant to these provisions, each holder shall be entitled to a pro rata portion of the issuable maximum.

157

Pursuant to the anti-dilutive provisions of the Securities Purchase Agreement dated as of March 11, 2015, which requires the Company to issue additional shares of common stock to adjust the purchase price paid by purchasers in the Company’s March 2015 offering, in the event any shares are sold (or convertible securities are sold), with a price per share less than the purchase price paid by the March 2015 purchasers subject to the terms of the Securities Purchase Agreement, Alpha Capital Anstalt received 597,461 shares of common stock. In addition, the Series B Convertible Preferred Stock conversion ratio equal to approximately 571 shares of common stock for each one (1) share of Preferred Stock reset to approximately 3,333 shares of common stock for each one (1) share of Series B Convertible Preferred Stock, to be consistent with the terms of the Series C Convertible Preferred Stock, pursuant to the anti-dilution requirements of the Series B Convertible Preferred Stock.

During the nine months ending September 30, 2017, Alpha Capital Anstalt converted 390 shares of Series B Convertible Preferred Stock into 1,300,000 shares of common stock.

See also the description of the Alpha Capital Anstalt warrant exercises which occurred subsequent to September 30, 2017, as described in “Note 10 – Subsequent Events”.

Note 9 – Related Party Transaction

Effective May 1, 2017, the Company entered into an agreement with Camber Energy, Inc., pursuant to which EnerJex will be responsible for performing certain general and administrative services for Camber for a fee of $150,000 per month. This fee includes payments to vendors who provide accounting services to Camber. Richard E. Menchaca, a member of the Board of Directors of the Company, is a co-guarantor of bank debt held by Camber Energy, Inc. and Robert Schleizer, our newly appointed Interim Chief Financial Officer is also the Chief Financial Officer and a Director of Camber Energy, Inc.

Note 10 – Subsequent Events

See the subsequent events in “Note 2 – Going Concern”.

On October 20, 2017, Alpha Capital Anstalt converted 300.62 shares of Series B Preferred Stock into 1,002,066 shares of common stock of the Company.

On October 23, 2017, Alpha Capital Anstalt exercised warrants to purchase 1,000,000 shares of our common stock for an aggregate exercise price of $300,000 (or $0.30 per share), pursuant to the terms of such warrants, and was issued 1,000,000 shares of common stock on October 30, 2017.

In November 2017, Alpha Capital Anstalt requested to exercise warrants to purchase 771,428 shares of our common stock for an aggregate exercise price of $231,429 (or $0.30 per share) and to convert 660 shares of Series B Preferred Stock into 2,200,000 shares of common stock of the Company, which are not reflected in the 12,323,463 shares of outstanding shares of common stock at November 13, 2017.

We have reviewed all material events through the date of this report in accordance with ASC 855-10.

158

AgEagle Aerial Systems, Inc.

159

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of AgEagle Aerial Systems, Inc.

We have audited the accompanying balance sheets of AgEagle Aerial Systems, Inc. as of December 31, 2016 and 2015, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2016. AgEagle Aerial Systems, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AgEagle Aerial Systems, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred operating losses, has incurred negative cash flows from operations and has a working capital deficit. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 3 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

D. Brooks and Associates CPA’s, P.A.

West Palm Beach, Florida

May 15, 2017

D. Brooks and Associates CPA’s, P.A. 319 Clematis Street, Suite 318, West Palm Beach, FL 33401 – (561) 429-6225

160

AGEAGLE AERIAL SYSTEMS, INC.
BALANCE SHEETS

	As of December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash	$15,887	$79,875
Accounts receivable, net	18,886	44,790
Inventories, net	148,404	142,129
Prepaid expense	2,156	2,068
Total current assets	185,333	268,862

Property and equipment, net	44,380	73,518

Total assets	$229,713	$342,380

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$76,425	$23,493
Accrued expenses	127,063	17,292
Accrued interest	79,019	25,444
Payroll liabilities	13,818	9,020
Convertible notes payable	800,000	500,000
Promissory note – related party	30,000	—
Customer deposits	—	45,586
Total current liabilities	1,126,325	620,835
Total liabilities	1,126,325	620,835

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 4,200,000 shares issued and outstanding at December 31, 2016; 3,500,000 shares issued and outstanding at December 31, 2015	420	350
Additional paid-in capital	1,902,161	707,873
Accumulated deficit	(2,799,193)	(986,678)
Total stockholders’ deficit	(896,612)	(278,455)
Total liabilities and stockholders’ deficit	$229,713	$342,380

See accompanying notes to financial statements.

161

AGEAGLE AERIAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2016	2015

Revenues	$373,324	$773,945
Cost of revenues	338,244	601,365
Gross profit	35,080	172,580

OPERATING EXPENSES:
Selling expense	56,340	106,587
General and administrative	363,787	242,865
Professional fees	554,043	118,767
Consulting fees – related party	694,356	763,972
Research and development	7,019	14,448
Total operating expenses	1,675,545	1,246,639
LOSS FROM OPERATIONS	(1,640,465)	(1,074,059)

OTHER EXPENSE:
Interest expense	(53,575)	(25,445)
Dealer termination expenses	(114,728)	—
Loss on disposal of fixed assets	(3,747)	—
Total other expense	(172,050)	(25,445)
LOSS BEFORE INCOME TAXES	(1,812,515)	(1,099,504)

INCOME TAXES	—	—
NET LOSS	$(1,812,515)	$(1,099,504)

BASIC AND DILUTED LOSS PER SHARE	$(0.44)	$(0.31)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	4,099,167	3,500,000

See accompanying notes to financial statements.

162

AGEAGLE AERIAL SYSTEMS, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

				Retained
			Additional	Earnings
	Common Stock		Paid In	(Accumulated
	Shares	Amount	Capital	Deficit)	Total
Balance at December 31, 2014	3,500,000	$350	$42,492	$112,826	$155,668

Issuance of stock options for consulting services-related party	—	—	69,528	—	69,528

Award of common stock for consulting services-related party	—	—	694,444	—	694,444

Distributions	—	—	(98,591)	—	(98,591)

Net loss	—	—	—	(1,099,504)	(1,099,504)

Balance at December 31, 2015	3,500,000	350	707,873	(986,678)	(278,455)
Sales of common stock	200,000	20	499,980	—	500,000
Issuance of common stock for consulting services-related party	500,000	50	555,506	—	555,556
Issuance of stock options for consulting services-related party	—	—	138,802	—	138,802
Net loss	—	—	—	(1,812,515)	(1,812,515)
Balance at December 31, 2016	4,200,000	$420	$1,902,161	$(2,799,193)	$(896,612)

See accompanying notes to financial statements.

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AGEAGLE AERIAL SYSTEMS, INC.
STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,812,515)	$(1,099,504)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on disposal of fixed assets	3,747	—
Depreciation	22,549	22,513
Issuance of stock options for consulting services-related party	138,802	69,528
Issuance of common stock for consulting services-related party	555,556	694,444
Changes in assets and liabilities:
Accounts receivable	25,903	(41,314)
Prepaid expense	(88)	173
Inventories	(6,275)	19,821
Accounts payable	7,346	19,733
Accrued expenses	114,570	(33,104)
Accrued interest	53,575	25,444
Net cash used in operating activities	(896,829)	(322,265)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of fixed asset	2,841	—
Purchases of property and equipment	—	(52,514)
Net cash provided by (used in) investing activities	2,841	(52,514)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of note payable	—	75,000
Re-payment of note payable	—	(75,000)
Distributions	—	(98,591)
Issuance of convertible notes payable	300,000	500,000
Issuance of promissory note – related party	30,000	—
Sale of common stock	500,000	—
Net cash provided by financing activities	830,000	401,409

Net (decrease) increase in cash	(63,988)	26,630
Cash at beginning of year	79,875	53,245
Cash at end of year	$15,887	$79,875

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$—	$—
Income taxes	$—	$—

See accompanying notes to financial statements.

164

AGEAGLE AERIAL SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF BUSINESS

AgEagle Aerial Systems, Inc. (the “Company” or “AgEagle”), headquartered in Neodesha, Kansas, was organized in 2011 as Solutions by Chilcott, LLC, a Kansas company. The Company began operations in 2011, building composite parts for truck companies, and in 2012, moved into advanced composite parts as a Tier 1 vendor to the U.S. government manufacturing micro wind turbine blades. The Company then worked with a research project at Kansas State University (“KSU”) that was trying to use model airplanes to monitor and analyze crops. During the initial phase of the project, KSU and the Company came to the conclusion that this business opportunity would be better as its own entity, so the project was taken on by Solutions by Chilcott, LLC. Solutions by Chilcott, LLC was converted into AgEagle Aerial Systems, Inc., a Nevada Corporation, on April 22, 2015, and 3,500,000 shares of AgEagle common stock were issued to the Company’s sole member. The Company develops and manufactures unmanned aerial vehicles (“UAV”) for sale to the precision agriculture industry. The Company’s products include the AgEagle Classic and RAPID Systems. The Company primarily sells products in the United States but also in Canada and Australia, through one exclusive distributor in the agricultural industry. Prior to the execution of the exclusive distributor agreement in February 2016 the Company sold their product through various dealers in the US and Canada all these agreements have since been terminated.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

These financial statements are presented in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States. The Company’s financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 fiscal year end.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for bad debt, warranty and dealer termination costs, obsolete inventory, valuation of stock issued for services and stock options and the valuation of deferred tax assets.

Fair Value of Financial Instruments

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, accounts receivable, convertible debt, and accounts payable and accrued expenses approximates their carrying values due to their short-term maturities.

Cash and Cash Equivalents

Cash and cash equivalents includes any highly liquid investments with an original maturity of three months or less.

Receivables and Credit Policy

Trade receivables due from customers are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Trade receivables are stated at the amount billed to the customer. In 2016 and 2015, the Company generally did not charge interest on overdue customer account balances. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

165

The Company estimates an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. The Company determined that no allowance was necessary as of December 31, 2016 and 2015.

Inventories

Inventories, which consist of raw materials, finished goods and work-in-process, are stated at the lower of cost or net realizable value, with cost being determined by the average-cost method, which approximates the first-in, first-out method. At each balance sheet date, the Company evaluates its ending inventories for excess quantities and obsolescence. This evaluation primarily includes an analysis of forecasted demand in relation to the inventory on hand, among consideration of other factors. Based upon the evaluation, provisions are made to reduce excess or obsolete inventories to their estimated net realizable values. Once established, write-downs are considered permanent adjustments to the cost basis of the respective inventories.

Research and Development

The Company expenses in the period incurred research and development costs, which totaled $7,019 and $14,448 for the years ended December 31, 2016 and 2015, respectively.

Property and Equipment

Property and equipment are recorded at cost, and are being depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to seven years. Leasehold improvements are recorded at cost and amortized on a straight- line basis over the shorter of their estimated lives or the remaining lease term. Significant renewals and betterments are capitalized. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed. At the time property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are reflected in the statements of operations.

Shipping Costs

Shipping costs, which total $12,088 and $27,966, respectively, for the years ended December 31, 2016 and 2015, are recorded as cost of revenue and any amounts billed to customers for shipping costs, which total $2,204 and $2,860, respectively, for the years ended December 31, 2016 and 2015, are recorded as revenue.

Revenue Recognition

The Company recognizes revenues for the sale of its products in the period when persuasive evidence of an arrangement with a customer, distributor or dealer exists, product delivery and acceptance have occurred and title has transferred to the customer, dealer or the distributor, the sales price is fixed or determinable and collectability of the resulting receivable is reasonably assured.

The Company generally ships FOB Shipping Point terms. Shipping documents are used to verify delivery and customer acceptance. The Company assesses whether the sales price is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund. The Company assesses collectability based on the creditworthiness of the customer as determined by evaluations and the customer’s payment history. Additionally, dealers are required to place a deposit on each drone ordered. The Company has executed various agreements to sell its products, including one exclusive worldwide distributor agreement in the current year whereby the dealers agreed to purchase AgEagle drones and other related products. Under the terms of the dealer agreements except the recently executed agreement with our distributor, the dealer takes ownership of the products, and the Company deems the items sold upon release of shipment to the dealer. To maintain their exclusivity as a distributor, they are expected to attain certain sales thresholds over the course of the distribution agreement and they have the right of return within twelve months of purchase up to a certain percentage of the annual sales volume less a restocking fee. Prior to the execution of the exclusive distributor agreement in February 2016 the Company sold their product through various dealers in the US and Canada all these agreements have since been terminated.

166

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs amounted to $10,257 and $57,827 for the years ended December 31, 2016 and 2015, respectively.

Provisions for Inventory Obsolescence

The Company recorded a provision for estimated obsolescence and shrinkage of inventory in 2015. Our estimates consider the cost of inventory, forecasted demand, the estimated market value, the shelf life of the inventory and our historical experience. During 2016, during our inventory observations we recorded permanent adjustments for all inventory considered to be obsolete. If demand for a product declines or a change in the features of our products changes the components required to build it is reasonably likely that circumstances may cause the estimate to change, which would result in additional charges to net income.

Contingencies

The Company provides a one-year warranty for all units sold to a customer through their exclusive dealer agreement that is included in the price of the product. Based on historical experience, the Company has recorded as an estimate for the warranty accrual expense $4,398 in 2016 which represents 1.5% of sales revenue for the year. The warranty accrual will remain until the product contractual warranty period is over or the Company is required to perform product maintenance on the product as contractually required.

Under the terms of the agreement, the Company agreed to terminate all existing dealer agreements, which triggered both the “Termination for Convenience” clause and the right of return clause in the existing dealer agreements. The dealer agreements stipulate that if any such dealer agreement is terminated by the Company without cause, the Company will, at the dealer’s option, repurchase any or all unsold drones in the dealer’s inventory or in transit to the dealer on the effective date of termination and any other marketing material. The purchase price for such unsold products and other material will be the actual net invoice price paid by dealer less any prior credits. The dealer will return the product undamaged and in merchantable condition.

On February 22, 2016, the Company entered into a dealer termination agreement with a certain dealer in relation to its exclusive distributor agreement for Canada. The parties mutually agreed that the Company will pay the dealer installments through September 1, 2016, totaling $100,000 for the termination of the dealer’s exclusive distributor agreement. As of December 31, 2016, the Company has recorded the termination costs of $100,000 in other expense and has accrued a remaining payment due to the dealer of $20,000.

As of December 31, 2016, management has determined that three UAVs have been returned and seventeen units have been converted to include components from the newer models. As a result, termination costs for the year ended December 31, 2016 of $74,715 were recorded in other expense. Management believes that all the former dealers based on their right of return clause are properly accrued and at this time there is one dealer that has the right to return one unit and convert one unit, and a second dealer that will return four units, which would be equal to approximately $18,000 in cost to the Company.

Earnings Per Share

The Company computes earnings per share in accordance with FASB ASC Topic 260 Earnings Per Share, which requires the Company to present basic earnings per share and diluted earnings per share when the effect is dilutive.

Potentially Dilutive Securities

Options and convertible debt were all considered anti-dilutive for the year ended December 31, 2016 and 2015 due to net losses that the Company reported. The following table sets forth the securities that were not included for the year ended December 31, 2016 and 2015in the diluted net loss per share calculation because their effect was anti-dilutive:

167

	2016	2015

Options	125,000	125,000
Convertible Debt and Accrued Interest	669,933	525,444

Total Potentially Dilutive Securities	794,933	650,444

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740, Accounting for Income Taxes. This topic requires an asset and liability approach for accounting for income taxes.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2016 and 2015, the unrecognized tax benefit accrual was $0. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred. All years are subject to Federal and state tax examinations by tax authorities.

Recently Issued Accounting Pronouncements

In May 2014, FASB issued Accounting Standards Update 2014-09 establishing Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers” (ASC 606). ASC 606 establishes a comprehensive new revenue recognition model designed to depict the transfer of goods or services to a customer in an amount that reflects the consideration the entity expects to be entitled to receive in exchange from those goods and services and requires enhanced revenue disclosures. The standard was recently amended to make it effective for public companies for annual reporting periods beginning after December 15, 2017, and interim periods within the reporting period. The Company is still assessing the impact of this accounting standard on its financial statements.

In January 2016, FASB issued Account Standards Update 2016-01, Financial Instruments: Recognition and Measurement of Financial Assets and Financial Liabilities, which addresses certain aspects of recognition, measurement, presentation and disclosure of financial statements. This guidance will be effective in the first quarter of fiscal year 2019 and early adoption is not permitted. The Company is currently evaluating the impact that this guidance will have on its financial statements

In February, 2016, FASB issued Account Standards Update 2016-02 – Leases (Topic 842) intended to improve financial reporting of leasing transaction whereby lessees will need to recognize a right-of-use asset and a lease liability for virtually all of their leases. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current Generally Accepted Accounting Principles (GAAP), the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. However, unlike current GAAP—which requires only capital leases to be recognized on the balance sheet—the new ASU will require both types of leases to be recognized on the balance sheet.

In March 2016, FASB issued Account Standards Update 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which addresses certain aspects of accounting for share-based payment award transactions. This guidance will be effective in the first quarter of fiscal year 2017 and early adoption is permitted. The Company is currently evaluating the impact that this guidance will have on its financial statements.

Other recent accounting pronouncements issued by the FASB did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

168

NOTE 3 — GOING CONCERN

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), which contemplates continuation of the Company as a going concern which assumes the realization of assets and satisfaction of liabilities and commitments in the normal course of business. The Company has experienced negative cash flows from operations, has net losses from continuing operations of $1,640,465 and $1,074,059 for the years ended December 31, 2016, and 2015, respectively, and has a working capital deficit of $940,992 and an accumulated deficit of $2,799,193 at December 31, 2016. These factors raise substantial doubt about the Company’s ability to continue as a going concern and to operate in the normal course of business. The Company has funded its activities to date almost exclusively from equity financings, loans from a related party and the issuance of secured long-term debt.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Cash on hand is not sufficient to fund operations for the next twelve months. While there can be no guarantees the Company is currently pursuing an initial public offering, in which it anticipates raising additional capital through the sale of its securities.

NOTE 4 — INVENTORIES

Inventories consist of the following at December 31:

	2016	2015

Raw materials	$98,918	$107,506
Work-in-process	23,866	23,352
Finished goods	25,620	11,271
	$148,404	$142,129

During the years ended December 31, 2016 and 2015, the Company identified write-downs that were considered adjustments to the cost basis of the respective inventories of $10,544 and $14,479, respectively.

NOTE 5 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:

	2016	2015

Furniture and equipment	$95,888	113,638
Less accumulated depreciation	(51,508)	(40,120)
	$44,380	$73,518

Depreciation expense for the years ended December 31, 2016 and 2015 was $22,549 and $22,513, respectively.

NOTE 6 — DEBT

Convertible Promissory Notes

On May 6, 2015, the Company closed a private placement pursuant to a subscription agreement whereby two institutional investors (the “2015 Holders”) purchased convertible notes having an aggregate principal amount of $500,000, convertible into common stock of the Company at $1.00 per share and maturing on November 6, 2016. Interest on the notes accrues at a rate of 8% annually and is payable quarterly. On or about March 4, 2016, the Company and the 2015 Holders entered into extension and modification agreements whereby the 2015 Holders agreed to extend the maturity date of the notes to November 6, 2017 and permanently waive all rights and remedies, of whatever nature, with respect to the various defaults that occurred under this subscription agreement and notes, including, without limitation, (i) the Company’s failure to become a public SEC reporting company on or before September 30, 2015, (ii) the Company’s failure to pay interest on the notes, and (iii) modifying and waiving certain participation rights in future financings. For the years ended December 31, 2016 and 2015, the Company recorded $40,000 and $25,444 of interest expense, respectively. As a result of non-payment of the interest due, the Company has accrued interest as of December 31, 2016 of $65,444.

169

On June 6, 2016, the Company closed a private placement pursuant to a subscription agreement whereby an existing institutional investor (the “2016 Holder”) purchased a convertible note having a principal amount of $300,000, convertible into common stock of the Company at $3.00 per share and maturing on June 30, 2017. Interest on the notes accrues at a rate of 8% annually and is payable quarterly. For the year ended December 31, 2016 the Company recorded interest expense of $13,467. As a result of non-payment of the interest due the Company has accrued interest as of December 31, 2016 of $13,467.

On or about February 2, 2017, the Company, the 2015 Holders and the 2016 Holder entered into a consent and waiver agreement whereby such holders, as applicable, agreed to permanently waive all rights and remedies, of whatever nature, with respect to the defaults that occurred under all of the subscription agreements and notes, including, without limitation, (i) the Company’s failure to become a public SEC reporting company on or before September 30, 2016, and (ii) waiving certain participation rights in future financings, most favored nation rights, and restrictions on future issuances of Company securities. In addition, on March 24, 2017, the Company and the 2016 Holder entered into a modification agreement whereby the Company agreed to accrue and pay interest to the 2016 Holder on the aggregate unconverted and then outstanding principal amount of the note issued in 2016 at a rate of 8% per annum, irrespective of any late fees that may be (or have been) incurred in connection with such failure, payable on the earlier of the newly extended maturity date of November 6, 2017 or the date the Company becomes a public SEC reporting company.

Promissory Note-Related Party

On December 15, 2016, the Company issued a promissory note with an aggregate principal amount of $30,000 to a related party. The promissory note accrues interest at an annual rate of 2% and matures on June 30, 2017. For the year ended December 31, 2016 the Company recorded interest expense of $108.

NOTE 7 — INCOME TAXES

Prior to April 15, 2015, AgEagle Aerial Systems, Inc. was treated as a disregarded entity for income tax purposes. Income taxes, if any, were the responsibility of the sole member. In April 2015, the Company was converted to a corporation.

The Company accounts for income taxes in accordance with FASB ASC Topic 740, Accounting for Income Taxes which requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards. At December 31, 2016 and 2015, the total of all deferred tax assets was $663,676 and $418,226, respectively. The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the deferred tax assets the Company has established a valuation allowance of $1,081,902 and $418,226 for the years ended December 31, 2016 and 2015, respectively. The change in the valuation allowance for the years ended December 31, 2016 and 2015 was $663,676 and $418,226, respectively.

The components of income tax benefit for the years ended December 31, 2016 and 2015 consist of the following:

	2016	2015
Deferred tax benefit:
Federal	$(615,857)	$(388,092)
State	(47,819)	(30,134)
Increase in valuation allowance	$(663,676)	$(418,226)

170

A reconciliation of income tax expense at the federal statutory rate to income tax expense at the Company’s effective rate for the years ended December 31 is as follows:

	2016		2015
	Amount	Rate	Amount	Rate
Computed tax at the expected statutory rate	$(616,255)	34.00%	$(388,557)	35.34%
State and local income taxes, net of federal	(47,819)	2.64	(30,134)	2.74
Other non-deductible expenses	398	(0.02)	465	(0.04)
Change in valuation allowance	663,676	(36.62)	418,226	(38.04)
Income tax benefit	$—	0.00%	$—	0.00%

The temporary differences, tax credits and carryforwards that gave rise to the following deferred tax assets at December 31 is as follows:

	2016	2015
Deferred tax assets:
Depreciation	$5,815	$2,754
Stock options for consulting services-related party	19,630	—
Common stock for consulting services-related party	458,000	254,445
Stock options	76,332	25,475
Net operating loss carryforward	552,125	135,552
Total Deferred tax assets	1,081,902	418,226
Valuation allowance	(1,081,092)	(418,226)
Net Deferred tax assets	$—	$—

NOTE 8 — EQUITY

Issuance of Common Stock and Stock Split

From inception through April 10, 2015, the Company was a member-managed limited liability company (LLC) solely owned by its Chief Executive Officer. On April 22, 2015, the Company issued 3,500,000 shares of common stock to its sole member upon conversion of the Company from an LLC to a corporation. The financial statements have been retroactively stated to give effect to the issuance of 3,500,000 shares of common stock on April 22, 2015.

On February 22, 2016, the Company issued 500,000 shares of the Company’s common stock to a related party in connection with the strategic consulting agreement executed in March 2015 for service to be rendered over eighteen months. The value of the shares was based on the estimated fair value of the stock per the most recent sales price of our stock on February 25, 2016 since there was no dis-incentive for non-performance. During the year ended December 31, 2015, $694,444 of expense was recorded to reflect the pro rata portion of the stock earned during 2015. During the year ended December 31, 2016, $555,506 of expense was recorded to reflect the pro rata portion of the stock earned during 2016.

On February 25, 2016, the Company signed a Securities Purchase Agreement with its worldwide exclusive distributer partner whereby the Company agreed to sell 200,000 shares of Common Stock for $500,000, and a representative of the purchaser of the common stock was appointed to the Board of Directors of the Company.

On June 7, 2016, the Company effected a 1-for-2 reverse stock split of its common stock. The financial statements give a retrospective effect to the reverse stock split.

Distributions

During the year ended December 31, 2015, the shareholder of the Company received cash distributions of $98,591. No distributions were made during the year ended December 31, 2016.

171

Stock Options

In June 2016, the Board authorized the issuance of 724,181 options to employees and directors to be issued in connection with the public offering. As a result of the public offering not being completed the options were forfeited during the year ended December 31, 2016, resulting in no compensation expense.

On March 1, 2015, the Company entered into a strategic consulting agreement with a related party and granted 125,000 stock options exercisable over five years from the grant date at an exercise price per share of $2.60.

The fair value of options granted were determined using the Black-Scholes option valuation model and a revaluation was performed at each reporting period. The significant weighted average assumptions relating to the valuation of the Company’s stock options during the year ended December 31, 2016 were as follows:

2016
Dividend yield	0%
Remaining Contractual Term (Years)	4.38 to 4.79 yrs.
Volatility	47.09 to 92.34
Risk-free interest rate	1.01 % to 1.21%

The fair value of options granted during the year ended December 31, 2015 were determined using the Black-Scholes option valuation model. The significant weighted average assumptions relating to the valuation of the Company’s stock options for the year ended December 31, 2015 were as follows:

2015
Dividend yield	0%
Remaining Contractual Term (Years)	5.04 yrs.
Volatility	44.82
Risk-free interest rate	1.76%

A summary of the option activity for the year ended December 31, 2016 is as follows:

	For the Year Ended December 31, 2016
			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at beginning year	125,000	$2.60	5.0 years	$—
Granted	724,181	—	—	—
Exercised	—	—	—	—
Forfeited	(724,181)	—	—	—
Outstanding at end of the year	125,000	2.60	4.0 years	$—
Exercisable at end of the year	125,000	$2.60	4.0 years	$—

172

A summary of the option activity for the year ended December 31, 2015 is as follows:

For the Year Ended December 31, 2015
Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at beginning year	—	$—	—	$—
Granted	125,000	2.60	5.0 years	—
Exercised	—	—	—	—
Canceled/Expired/Forfeited	—	—	—	—
Outstanding at end of the year	125,000	$2.60	5.0 years	$—
Exercisable at end of the year	—	$—	—	$—

The total intrinsic value of options exercised as of December 31, 2016 and 2015 was $0. Intrinsic value is measured using the fair market value at the date of exercise (for shares exercised) or at December 31, 2016 and 2015 (for outstanding options), less the applicable exercise price.

During the years 2016 and 2015, the Company recorded $138,802 and $69,528, respectively, of non-cash compensation expense related to the vested stock options issued to a related party consultant.

Operating Leases

The Company leased office space in Neodesha, Kansas for $100 a month from August 2014 to September 2015, $200 a month from October 2015 to September 2016, and $300 a month from October 2016 to December 31, 2016. The lease terminates on September 30, 2018 with no option to renew unless approved by the city commission. Rent expense was $2,578 and $1,500 for the years ended December 31, 2016 and 2015, respectively.

The future minimum lease payments for non-cancelable operating leases having remaining terms in excess of one year as of December 31, 2016 are as follows:

Year ending December 31:	Lease Payments
2017	3,900
2018	3,600
Thereafter	—
Total Minimum Lease Payments	$7,500

Line of Credit

The Company had an $80,000 open line of credit with Community National Bank. The line of credit matured on December 3, 2015. The line of credit was secured by the majority shareholder of the Company as of December 31, 2015. The bank charges interest at a rate of 6% and the balance on the line of credit as of December 31, 2015 was $0.

Exclusive Distribution Agreement

On February 17, 2016, the Company signed a long-term distribution agreement with a third party to be the worldwide exclusive distribution partner (“distributor”) for the Company. Under this agreement, the distributor will private label and purchase the Company’s fixed wing UAVs, exclusively for the agriculture markets over an initial term, for resale through their network of dealers worldwide. To maintain their exclusivity as a distributor, the third party is expected to attain certain sales thresholds over the course of the distribution agreement. The distributor also has the first right of refusal to be the exclusive or non-exclusive distributor of any future Company systems in the agricultural industry, including any multicopter, rotor wing or unmanned aerial spraying systems. Under the terms of the agreement, the Company agreed to terminate all existing dealer agreements, which triggered both the “Termination for Convenience” clause and the right of return clause in the existing dealer agreements.

The dealer agreements stipulate that if any such dealer agreement is terminated by the Company without cause, the Company will, at the dealer’s option, repurchase any or all unsold drones in the dealer’s inventory or in transit to the dealer on the effective date of termination and any other marketing material. The purchase price for such unsold products and other material will be the actual net invoice price paid by dealer less any prior credits. The dealer will return the product undamaged and in merchantable condition.

173

On February 22, 2016, the Company entered into a dealer termination agreement with a certain dealer in relation to its exclusive distributor agreement for Canada. The parties mutually agreed that the Company will pay the dealer installments through September 1, 2016, totaling $100,000 for the termination of the dealer’s exclusive distributor agreement. As of December 31, 2016, the Company has recorded the termination costs of $100,000 in other expense and has accrued a remaining payment due to the dealer of $20,000.

As of December 31, 2016, management determined that three UAV’s have been returned and seventeen units have been converted to include components from the newer models. As a result, termination costs for the year ended December 31, 2016 of $74,715 were recorded in other expense. Management believes that all the former dealers based on their right of return clause are properly accrued and at this time only one dealer has the right to return one unit and convert one unit and a second dealer will upgrade four units, which would be equal to approximately $18,000 and the Company has included this amount in accrued expense as of December 31, 2016.

Service Agreements

On January 26, 2016, the Company engaged the services of an institutional banker to act as a firm commitment underwriter assisting the Company with listing its securities on a national stock exchange. In exchange, the Company would pay an underwriting discount equal to 8% of the aggregate price upon closing the offering. Also, at closing, for the price of $50, the Company would sell to the institutional banker a warrant to purchase shares of the Company’s common stock equal to 6% of the shares sold in the offering. The exercise price shall be 115% of the public offering price of the securities. See Note 11, Subsequent Events, for a description of a revised agreement with the current institutional banker executed in 2017 due to a new capital offering as a result of the 2016 offering not being completed.

On March 31, 2016, the Company signed a long-term agreement with a third party to deliver a cloud-based drone operations platform providing data processing and delivery, automated drone control airspace awareness, manned aircraft locations, weather overlays and redundancy of radio and cellular connection for the Company. Under this agreement, the third party will provide hardware and software availability, aerial map processing and hosting, and private labeling of all customer touch points. The costs of the subscriptions will be provided at a discounted rate from the standard pricing of the third party at least until December 30, 2020.

NOTE 10 — RELATED PARTY TRANSACTIONS

The following reflects the related party transactions during the years ended December 31, 2016 and 2015.

Consulting Agreement

On March 1, 2015, the Company entered into a strategic consulting agreement to assist it with raising capital and strategic positioning in an effort to increase its valuation. Under the terms of the agreement, the Company agreed to issue 250,000 shares of the Company’s common stock on May 1, 2015, an additional 250,000 shares of common stock on January 15, 2016 and 125,000 stock options exercisable for five years from the issuance date. As of December 31, 2015, no shares had been issued to the consultant. The Company recognized $694,444 of consulting expense during 2015 related to the value of the shares earned, which was based on the estimated fair value of the stock as of December 31, 2015, based on the terms of a transaction which ultimately closed in February 2016, as there was no dis-incentive for non-performance. Additionally, the Company recognized $69,528 of consulting expense related to the granting of the stock options during 2015.

On February 22, 2016, the Company issued 500,000 shares of its common stock in connection with the strategic consulting agreement executed in March 2015. During 2016, the Company recognized $555,556 of consulting expense related to the issuance of the common stock and $138,802 related to the stock options.

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On December 2016, the Company issued a promissory note with the consultants of the strategic consulting agreement for $30,000 which accrues interest at a rate of 2% annually. The interest is payable upon maturity of the note together with the principal amount of $30,000 on June 30, 2017.

NOTE 11 — SUBSEQUENT EVENTS

On January 10, 2017, the Company engaged the services of an institutional banker to act as an underwriter assisting the Company with listing its securities on a national stock exchange or other quotation system. In exchange, the Company will pay an underwriting discount equal to 10% of the aggregate price upon closing the offering. Also, at closing, for the price of $50, the Company will sell to the institutional banker a warrant to purchase shares of the Company’s common stock equal to 5% of the shares sold in the offering. The exercise price shall be 115% of the public offering price of the securities.

On January 24, 2017, the Company issued a promissory note with an aggregate principal amount of $30,000 to a related party. The promissory note accrues interest at an annual rate of 2% and matures on July 31, 2017.

On or about February 2, 2017, the Company, the 2015 Holders and the 2016 Holder entered into a consent and waiver agreement whereby such holders, as applicable, agreed to permanently waive all rights and remedies, of whatever nature, with respect to the defaults that occurred under all of the subscription agreements and notes, including, without limitation, (i) the Company’s failure to become a public SEC reporting company on or before September 30, 2016, and (ii) waiving certain participation rights in future financings, most favored nation rights, and restrictions on future issuances of Company securities. In addition, on March 24, 2017, the Company and the 2016 Holder entered into a modification agreement whereby the Company agreed to accrue and pay interest to the 2016 Holder on the aggregate unconverted and then outstanding principal amount of the note issued in 2016 at a rate of 8% per annum, irrespective of any late fees that may be (or have been) incurred in connection with such failure, payable on the earlier of the newly extended maturity date of November 6, 2017 or the date the Company becomes a public SEC reporting company.

On February 3, 2017, the Company closed a private placement pursuant whereby a bridge loan agreement was executed with an accredited investor (the “2017 Holder”) to purchase a convertible promissory note with an aggregate principal amount of $175,000, an original issue discount of $25,000, convertible into common stock of the Company at $2.50 per share and maturing 90 days following issuance, or May 4, 2017. After payment of a finder’s fee and other expenses, the Company received net proceeds of $101,250. In addition, the Company also issued to the 2017 Holder a warrant to purchase 200,000 shares of the Company’s common stock at an exercise price per share of $2.50. To the extent the entire unpaid principal balance of the note is not paid in full on the maturity date, (i) interest on the unpaid principal balance will accrue from the maturity date at the rate of 18% per annum, and will continue until the date the note is paid in full, and (ii) the Company will issue to the 2017 Holder an additional warrant to purchase 100,000 shares of common stock for each ninety (90) calendar day period that the unpaid principal balance of the note and any accrued interest is not paid in full by such date. The Company has not paid the unpaid balance thereby resulting in a default of the loan and an additional warrant to purchase 100,000 shares of common stock issued.

This note is senior in right of payment to all secured and unsecured debt of the Company now existing or hereafter incurred. In addition, the Company agreed that until the unpaid principal balance of the note and any accrued interest is paid in full, it will not incur or guarantee any indebtedness for borrowed money of any kind or repay, repurchase or offer to repay any indebtedness existing as of the issuance date, other than regularly scheduled principal and interest payments as such terms are in effect as of the issuance date. The Company may not prepay the note without the consent of the 2017 Holder.

On the closing (the “Event Date”) of the first transaction or series of related transactions in which the Company sells any of its equity securities with total proceeds to the Company of at least $175,000 (the “Qualified Financing”), all of the outstanding principal and interest accrued to the Event Date, if applicable, shall be paid with the proceeds from such Qualified Financing, it being understood that the Company shall make such payment before using the net proceeds from the Qualified Financing for any other purpose.

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If the principal balance of the note is not paid by the maturity date, the Company shall file with the Securities and Exchange Commission, as promptly as reasonably practicable following the earlier of nine months after the date of the closing of the sale of the note and warrant or 90 days following the Company’s initial public offering, a registration statement covering the resale of the 200,000 shares of common stock underlying the warrant and, to the extent applicable, any shares of common stock the 2017 Holder may have been granted the right to purchase pursuant to the note. The 2017 Holder was also granted standard piggyback registration rights.

The Company has evaluated subsequent events through May 15, 2017, which is the date these financial statements were available for issuance.

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AGEAGLE AERIAL SYSTEMS, INC.
Condensed Balance Sheets

(UNAUDITED)

	As of
	September 30, 2017	December 31, 2016

ASSETS
CURRENT ASSETS:
Cash	$43,291	$15,887
Accounts receivable	1,698	18,886
Inventories	165,190	148,404
Prepaid expense	4,151	2,156
Total current assets	214,330	185,333

Property and equipment, net	43,202	44,380

Total assets	$257,532	$229,713
	’
LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$96,718	$76,425
Accrued expenses	37,248	127,063
Accrued interest	155,144	79,019
Payroll liabilities	8,071	13,818
Convertible notes payable	1,110,005	800,000
Promissory notes – related party	131,050	30,000
Total current liabilities	1,538,236	1,126,325
Total liabilities	1,538, 236	1,126,325

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 4,200,000 shares issued and outstanding at September 30, 2017 and December 31, 2016 respectively	420	420
Additional paid-in capital	1,915,423	1,902,161
Accumulated deficit	(3,196,547)	(2,799,193)
Total stockholders’ deficit	(1,280 ,704)	(896,612)
Total liabilities and stockholders’ deficit	$257,532	$229,713

The accompanying notes are an integral part of the condensed financial statements.

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AGEAGLE AERIAL SYSTEMS, INC.

Condensed Statements of Operations

(UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016
Revenues	$23,218	$22,235	$105,609	$342,164
Cost of sales	10,677	51,209	89,359	304,846
Gross Profit (Loss)	12,541	(28,974)	16,250	37,318

Operating Expenses:
Selling expenses	2,389	24,356	16,060	67,912
General and administrative	44,920	116,407	153,225	284,334
Professional fees	29,213	63,312	130,763	627,095
Consulting fees – related party	—	158,331	7,992	597,201
Research and development	1,350	2,408	7,230	5,361
Total operating expenses	77,872	364,814	315,270	1,581,903
Loss from Operations	(65,331)	(393,788)	(299,020)	(1,544,585)

Other Income (Expenses):
Other income (expense)	6,653	28,212	11,842	(114,232)
Interest expense	(32,622)	(16,000)	(110,176)	(37,467)
Loss on sale of equipment	—	—	—	(3,747)
Total other (expenses) income, net	(25,969)	12,212	(98,334)	(155,446)
Loss before Income Taxes	(91,300)	(381,576)	(397,354)	(1,700,031)
Provision for income taxes	—	—	—	—
Net Loss	$(91,300)	$(381,576)	$(397,354)	$(1,700,031)

Net Loss Per Share – Basic and Diluted	$(0.02)	$(0.09)	$(0.09)	$(0.42)

Weighted Average Number of Shares Outstanding During the Period - Basic and Diluted	4,200,000	4,200,000	4,200,000	4,062,963

The accompanying notes are an integral part of the condensed financial statements.

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AGEAGLE AERIAL SYSTEMS, INC.

Condensed Statement of Changes in Stockholders’ Deficit

(UNAUDITED)

			Additional
	Common Stock		Paid In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2016	4,200,000	$420	$1,902,161	$(2,799,193)	$(896,612)
Stock-based compensation	—	—	6,397	—	6,397
Warrants issued with convertible promissory note	—	—	6,865	—	6,865
Net loss	—	—	—	(397,354)	(397,354)
Balance at September 30, 2017 (unaudited)	4,200,000	$420	$1,915,423	$(3,196,547)	$(1,280,704)

The accompanying notes are an integral part of the condensed financial statements.

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AGEAGLE AERIAL SYSTEMS, INC.

Condensed Consolidated Statements of Cash Flows

 (UNAUDITED)

	Nine Months Ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(397,354)	$(1,700,031)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on sale of equipment	—	3,747
Depreciation	13,952	18,177
Stock compensation expenses - non-employee -related party	6,397	138,802
Accretion for debt discounts, warrants and issuance costs	25,000	—
Warrants issued with convertible promissory note	6,865	—
Common stock issued for consulting services – related party	—	555,556
Changes in assets and liabilities:
Accounts receivable	17,188	14,546
Inventories	(16,785)	(24,178)
Prepaid expenses and other assets	(1,996)	2,069
Accounts payable	20,294	(13,723)
Accrued liabilities	(89,815)	115,098
Accrued interest	76,125	37,467
Accrued payroll liabilities	(5,747)	(732)
Net cash used in operating activities	(345,876)	(853,202)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(12,775)	—
Proceeds from sale of equipment	—	5,341
Net cash (used in) provided by investing activities	(12,775)	5,341

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of convertible notes payable	386,055	300,000
Proceeds from sale of common stock	—	500,000
Net cash provided by financing activities	386,055	800,000

Net increase (decrease) in cash	27,404	(47,861)
Cash at beginning of period	15,887	79,875
Cash at end of period	$43,291	$32,014

The accompanying notes are an integral part of the condensed financial statements.

180

AGEAGLE AERIAL SYSTEMS, INC.

Notes to Condensed Financial Statements

(Unaudited)

Note 1 – Description of Business

AgEagle Aerial Systems, Inc. (the “Company” or “AgEagle”), headquartered in Neodesha, Kansas, was organized in 2011 as Solutions by Chilcott, LLC, a Kansas company. The Company began operations in 2011, building composite parts for truck companies, and in 2012, moved into advanced composite parts as a Tier 1 vendor to the U.S. government manufacturing micro wind turbine blades. The Company then worked with a research project at Kansas State University (“KSU”) that was trying to use model airplanes to monitor and analyze crops. During the initial phase of the project, KSU and the Company came to the conclusion that this business opportunity would be better as its own entity, so the project was taken on by Solutions by Chilcott, LLC. Solutions by Chilcott, LLC was converted into AgEagle Aerial Systems, Inc., a Nevada Corporation, on April 22, 2015, and 3,500,000 shares of AgEagle common stock were issued to the Company’s sole member. The Company develops and manufactures unmanned aerial vehicles (“UAV”) for sale to the precision agriculture industry. The Company’s products include the AgEagle RX-60 and RX-48 Systems. The Company primarily sells products in the United States but also in Canada and Australia, through one exclusive distributor in the agricultural industry. Prior to the execution of the exclusive distributor agreement in February 2016 the Company sold their product through various dealers in the US and Canada. All of the dealer agreements have since been terminated.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation - These financial statements are presented in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States. The Company’s financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 fiscal year end.

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required for complete financial statements. In the opinion of management, these condensed financial statements contain all normal recurring adjustments considered necessary for a fair presentation of the Company’s financial position at September 30, 2017 and December 31, 2016, the results of operations for the three and nine months ended September 30, 2017 and 2016, and cash flows for the three and nine months ended September 30, 2017 and 2016. The results for the three and nine months ended September 30, 2017 and 2016 are not necessarily indicative of the results to be expected for the full year. These statements should be read in conjunction with the Company’s audited financial statements and management’s discussion and analysis included the Company’s annual financial statements for the years ended December 31, 2016 and 2015 included as part of the Reg. A Form DOS filed May 15, 2017.

 Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for bad debt, warranty and dealer termination costs, obsolete inventory, valuation of stock issued for services and stock options and the valuation of deferred tax assets. Therefore, the determination of estimates requires the exercise of judgment.

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Fair Value of Financial Instruments - Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, accounts receivable, convertible debt, accounts payable and accrued expenses approximates their recorded values due to their short-term maturities.

Cash and Cash Equivalents - Cash and cash equivalents includes any highly liquid investments with an original maturity of three months or less.

Note 2 – Summary of Significant Accounting Policies – Continued

Receivables and Credit Policy -Trade receivables due from customers are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Terms with our distributor allow for payment terms of 45 days from the invoice date. Trade receivables are stated at the amount billed to the customer. The Company generally does not charge interest on overdue customer account balances. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices.

The Company estimates an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. The Company determined that no allowance was necessary as of September 30, 2017 and 2016.

Inventories - Inventories, which consist of raw materials, finished goods and work-in-process, are stated at the lower of cost or net realizable value, with cost being determined by the average-cost method, which approximates the first-in, first-out method. Cost components include direct materials and direct labor, as well as in-bound freight. At each balance sheet date, the Company evaluates its ending inventories for excess quantities and obsolescence. This evaluation primarily includes an analysis of forecasted demand in relation to the inventory on hand, among consideration of other factors. The physical condition (e.g., age and quality) of the inventories is also considered in establishing its valuation. Based upon the evaluation, provisions are made to reduce excess or obsolete inventories to their estimated net realizable values. Once established, write-downs are considered permanent adjustments to the cost basis of the respective inventories. These adjustments are estimates, which could vary significantly, either favorably or unfavorably, from the amounts that the Company may ultimately realize upon the disposition of inventories if future economic conditions, customer inventory levels, product discontinuances, sales return levels or competitive conditions differ from the Company’s estimates and expectations.

Research and Development - The Company expenses research and development costs during the period incurred, which totaled $1,350 and $7,230 for the three and nine months ended September 30, 2017, respectively and $2,408 and $5,361 for the three and nine months ended September 30, 2016, respectively.

Property and Equipment - Property and equipment are recorded at cost, and are being depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to seven years. Leasehold improvements are recorded at cost and amortized on a straight- line basis over the shorter of their estimated lives or the remaining lease term. Significant renewals and betterments are capitalized. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed. At the time property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are reflected in the statements of operations.

Shipping Costs - Shipping costs for the three and nine months ended September 30, 2017 totaled $1,579 and $4,131, respectively and $6,787 and $10,653 for the three and nine months ended September 30, 2016. All shipping costs billed directly to the customer are directly offset to shipping costs resulting in a net expense to the Company.

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Revenue Recognition and Concentration - The Company recognizes revenues for the sale of its products in the period when persuasive evidence of an arrangement with a customer, distributor or dealer exists, product delivery and acceptance have occurred and title has transferred to the customer, dealer or the distributor, the sales price is fixed or determinable and collectability of the resulting receivable is reasonably assured.

The Company generally ships FOB Shipping Point terms. Shipping documents are used to verify delivery and customer acceptance. The Company assesses whether the sales price is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund. The Company assesses collectability based on the creditworthiness of the customer as determined by evaluations and the customer’s payment history. Additionally, dealers are required to place a deposit on each drone ordered. The Company has executed various dealer agreements, including one significant non-exclusive worldwide distributor agreement in 2016 whereby the dealers agreed to purchase AgEagle drones and other related products. Under the terms of the dealer agreements except the one significant worldwide distributor agreement, the dealers take ownership of the products, with no right of return, and the Company deems the items sold upon release of shipment to the dealer. The non-exclusive worldwide distributor has the right of return within twelve months of purchase up to a certain percentage of the annual sales volume less a restocking fee.

Sales concentration information for customers comprising more than 10% of our total net sales such customers is summarized below:

	Percent of total sales for period ended September 30,
Customers	2017	2016
Customer A	35.6%	*
Customer B	28.4%	*
Customer C	25.1%	86.14%

•	- represents less than 10%

Advertising costs – Advertising costs are expensed as incurred. Advertising costs amounted to $1,886 and $7,964 for the three and nine months ended September 30, 2017 are and $1,223 and $8,920 for the three and nine months ended September 30, 2016, respectively.

Earnings Per Share - Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the year. Diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive) related to warrants, options and convertible instruments.

Potentially Dilutive Securities - The Company has excluded all common equivalent shares outstanding for warrants, options and convertible instruments to purchase common stock from the calculation of diluted net loss per share because all such securities are antidilutive for the periods presented. As of September 30, 2017, the Company had 400,000 warrants, 125,000 options, and 623,293 potential shares which may be issued resulting from the provisions of convertible notes. As of September 30, 2016, the Company had no warrants, 125,000 options, and 412,222 potential shares which may be issued resulting from the provisions of convertible notes.

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Income Taxes - The Company accounts for income taxes in accordance with FASB ASC Topic 740, Accounting for Income Taxes. This topic requires an asset and liability approach for accounting for income taxes. The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of September 30, 2017, the unrecognized tax benefit accrual was $0. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred. All years are subject to Federal and state tax examinations by tax authorities.

Recently Issued Accounting Standards-In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. This updated guidance supersedes the current revenue recognition guidance, including industry-specific guidance. The updated guidance introduces a five-step model to achieve its core principal of the entity recognizing revenue to depict the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The updated guidance is effective for interim and annual periods beginning after December 15, 2016, and early adoption is not permitted. In July 2015, the FASB decided to delay the effective date of ASU 2014-09 until December 15, 2017. The FASB also agreed to allow entities to choose to adopt the standard as of the original effective date. The Company is currently evaluating which transition method it will adopt and the expected impact of the updated guidance, but does not believe the adoption of the updated guidance will have a significant impact on its financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments: Recognition and Measurement of Financial Assets and Financial Liabilities, which addresses certain aspects of recognition, measurement, presentation and disclosure of financial statements. This guidance will be effective in the first quarter of fiscal year 2019 and early adoption is not permitted. The Company is currently evaluating which transition method it will adopt and the expected impact of the updated guidance, but does not believe the adoption of the updated guidance will have a significant impact on its consolidated financial statements.

In February 2016, FASB issued Account Standards Update 2016-02 – Leases (Topic 842) intended to improve financial reporting of leasing transaction whereby lessees will need to recognize a right-of-use asset and a lease liability for virtually all of their leases. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current Generally Accepted Accounting Principles (GAAP), the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. However, unlike current GAAP—which requires only capital leases to be recognized on the balance sheet—the new ASU will require both types of leases to be recognized on the balance sheet.

In March 2017, the FASB issued ASU No. 2017-07, “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which changes the way that employers present net periodic pension cost (“NPPC”) and net periodic postretirement benefit cost (“NPPBC”) within the income statement. The amendment requires an employer to present the service cost component of NPPC and NPPBC in the same income statement line item(s) as other employee compensation costs arising from services rendered during the period. The other components of NPPC and NPPBC would be presented separately from this line item and below any subtotal of operating income; companies will need to disclose the line items used to present these other components of NPPC and NPPBC, if not separately presented. In addition, only the service cost component would be eligible for capitalization in assets. This guidance is effective retrospectively for annual and quarterly periods beginning after December 15, 2017, with early adoption permitted. The Company expects to adopt ASU No. 2017-07 beginning as of January 1, 2018, and does not expect this new guidance will have an impact on the Company’s results of operations, financial condition and/or financial statement disclosures.

Other recent accounting pronouncements issued by FASB did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

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Note 3 — Going Concern

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), which contemplates continuation of the Company as a going concern which assumes the realization of assets and satisfaction of liabilities and commitments in the normal course of business. The Company has experienced negative cash flows from operations, has net losses from continuing operations of $397,354 and $1,700,031 for the nine-months ended September 30, 2017, and 2016, respectively, and has a working capital deficit of $1,323,907 and an accumulated deficit of $3,196,547 at September 30, 2017.

These factors raise substantial doubt about the Company’s ability to continue as a going concern and to operate in the normal course of business. The Company has funded its activities to date almost exclusively from equity financings, loans from a related party and the issuance of secured long-term debt.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Cash on hand is not sufficient to fund operations for the next twelve months. While there can be no guarantees the Company is currently pursuing an initial public offering, in which it anticipates raising additional capital through the sale of its securities.

Note 4 — Inventories

Inventories consist of the following at:

	September 30, 2017	December 31, 2016

Raw materials	$78,921	$98,918
Work-in-process	47,376	23,866
Finished goods	38,893	25,620
	$165,190	$148,404

Note 5 — Property and Equipment

Property and equipment consist of the following at:

	September 30, 2017	December 31, 2016

Property and equipment	$108,663	95,888
Less accumulated depreciation	(65,461)	(51,508)
	$43,202	$44,380

Depreciation expense for the three and nine months ended September 30, 2017 was $4,500 and $13,952 and, respectively and three and nine months ended September 30, 2016 was $4,372 and $18,177.

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Note 6 — Debt

Convertible Notes Payable

On May 6, 2015, the Company closed a private placement pursuant to a subscription agreement whereby two institutional investors (the “2015 Holders”) purchased convertible notes having an aggregate principal amount of $500,000, convertible into common stock of the Company at $2.00 per share (adjusted from $1.00 per share due to stock-split) and maturing on November 6, 2016. Interest on the notes accrues at a rate of 8% annually and is payable quarterly. It was determined that there were no aggregate beneficial conversion features. On or about March 4, 2016, the Company and the 2015 Holders entered into extension and modification agreements whereby the 2015 Holders agreed to extend the maturity date of the notes to November 6, 2016 and permanently waive all rights and remedies, of whatever nature, with respect to the various defaults that occurred under this subscription agreement and notes, including, without limitation, (i) the Company’s failure to become a public SEC reporting company on or before September 30, 2015, (ii) the Company’s failure to pay interest on the notes, and (iii) modifying and waiving certain participation rights in future financings. For the three and nine months ended September 30, 2017, the Company recorded $10,000 and $30,000 of interest expense, respectively and for the three and nine months ended September 30, 2016 the Company recorded $10,000 and $30,000 of interest expense, respectively. As a result of non-payment of the interest due, the Company has accrued interest as of September 30, 2017 of $95,444.

On June 6, 2016, the Company closed a private placement pursuant to a subscription agreement whereby an existing institutional investor (the “2016 Holder”) purchased a convertible note having a principal amount of $300,000, convertible into common stock of the Company at $3.00 per share and maturing on June 30, 2017. Interest on the note accrues at a rate of 8% annually and is payable quarterly. It was determined that there were no aggregate beneficial conversion features. For the three and nine months ended September 30, 2017, the Company recorded $6,000 and $18,000 of interest expense, respectively and for the three and nine months ended September 30, 2016 the Company recorded $1,467 and $7,467 of interest expense, respectively. As a result of non-payment of the interest due, the Company has accrued interest as of September 30, 2017 of $31,467.

On or about February 2, 2017, the Company, the 2015 Holders and the 2016 Holder entered into a consent and waiver agreement whereby such holders, as applicable, agreed to permanently waive all rights and remedies, of whatever nature, with respect to the defaults that occurred under all of the subscription agreements and notes, including, without limitation, (i) the Company’s failure to become a public SEC reporting company on or before September 30, 2016, and (ii) waiving certain participation rights in future financings, most favored nation rights, and restrictions on future issuances of Company securities. In addition, on March 24, 2017, the Company and the 2016 Holder entered into a modification agreement whereby the Company agreed to accrue and pay interest to the 2016 Holder on the aggregate unconverted and then outstanding principal amount of the note issued in 2016 at a rate of 8% per annum, irrespective of any late fees that may be (or have been) incurred in connection with such failure, payable on the earlier of the newly extended maturity date of November 6, 2017 or the date the Company becomes a public SEC reporting company. The Company is currently in discussions to extend the maturity date to February 28, 2018.

On February 3, 2017, the Company closed a private placement pursuant whereby a bridge loan (the “2017 Note A”) agreement was executed with an accredited investor (the “2017 Holder Note A”) to purchase a convertible promissory note with an aggregate principal amount of $175,000, an original issue discount of $25,000, convertible into common stock of the Company at $2.50 per share and maturing 90 days following issuance, or May 4, 2017. After payment of a finder’s fee and other expenses, the Company received net proceeds of $101,250. In addition, the Company also issued to the 2017 Holder Note A warrants to purchase 200,000 shares of the Company’s common stock at an exercise price per share of $2.50. To the extent the entire unpaid principal balance of the note is not paid in full on the maturity date, (i) interest on the unpaid principal balance will accrue from the maturity date at the rate of 18% per annum, and will continue until the date the note is paid in full, and (ii) the Company will issue to the 2017 Holder Note A an additional warrant to purchase 100,000 shares of common stock for each ninety (90) calendar day period that the unpaid principal balance of the note and any accrued interest is not paid in full by such date. The Company has not paid the unpaid balance thereby resulting in a default of the loan and additional warrants to purchase 200,000 shares of common stock issued as of September 30, 2017.

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The Company determined the fair value of the warrants to be $5,070 and based on their relative fair values, $4,927 was allocated to the warrant. It was determined that there were no aggregate beneficial conversion features. The fair value of the warrants was determined using the Black-Scholes-Merton valuation model and the following assumptions: volatility – 74.80%, risk free rate – 2.27%, dividend rate – 0.00%.  The amount allocated to the warrants was recorded as a discount against the 2017 Note A, with offsetting entry to additional paid-in capital. The warrant expense has been fully amortized into interest expense over the term of the 2017 bridge loan.

Due to the default of the loan and an additional warrant to purchase 100,000 shares of common stock was issued on August 1, 2017. The fair value of the warrant $1,938 was determined using the Black-Scholes-Merton valuation model and was fully expensed as of September 30, 2017. The following are the assumptions used to determine the fair value of the warrants: volatility – 77.67%, risk free rate – 2.05%, dividend rate – 0.00%.  The amount allocated to the warrants was recorded as a discount against the 2017 Note A, with offsetting entry to additional paid-in capital.

On July 2017, the Company closed a private placement pursuant to a subscription agreement whereby an existing institutional investor (the “2017 Note B”) purchased a convertible note having a principal amount of $100,005, convertible into common stock of the Company at $2.00 per share and maturing on February 28, 2018. Interest on the note accrues at a rate of 8% annually payable upon maturity. It was determined that there were no aggregate beneficial conversion features. For the three and nine months ended September 30, 2017, the Company recorded $1,733 of interest expense. As a result of non-payment of the interest due, the Company has accrued interest as of September 30, 2017 of $1,733.

On September 2017, the Company closed a private placement pursuant to a subscription agreement whereby an existing institutional investor (the “2017 Note C”) purchased a convertible note having a principal amount of $35,000, convertible into common stock of the Company at $2.00 per share and maturing on February 28, 2018. Interest on the note accrues at a rate of 8% annually payable upon maturity. It was determined that there were no aggregate beneficial conversion features. For the three and nine months ended September 30, 2017, the Company recorded $16 of interest expense. As a result of non-payment of the interest due, the Company has accrued interest as of September 30, 2017 of $16.

Promissory Notes-Related Parties

On December 15, 2016, the Company issued a promissory note with an aggregate principal amount of $30,000 to a related party. On January 24, 2017, the Company issued a 2nd promissory note with an aggregate principal amount of $30,000 to the same related party. On June 14, 2017, the Company issued a 3rd promissory note with an aggregate principal amount of $16,050 to the same related party. All three promissory notes (the “Related Party Notes A”) to accrue interest at an annual rate of 2% and mature on November 6, 2017. On or about August 1, 2017, the Company and the related party promissory note A holders entered into extension and modification agreements whereby they agreed to extend the maturity date of the Related Party Notes A to February 28, 2018, added a conversion feature whereby the debt can be converted into common stock of the Company at $2.00 per share and amended the interest rate on the note retroactively to accrue at a rate of 8% annually. It was determined that there were no aggregate beneficial conversion features. For the three and nine months ended September 30, 2017 the Company recorded $1,555 and $4,190 of interest expense, respectively. As a result of non-payment of the interest due, the Company has accrued interest as of September 30, 2017 of $4,293.

On March 5, 2017, the Company issued a promissory note with an aggregate principal amount of $10,000 to a related party. On May 15, 2017, the Company issued a 2nd promissory note with an aggregate principal amount of $10,000 to the same related party. On June 15, 2017, the Company issued a 3rd promissory note with an aggregate principal amount of $32,000 to the same related that is part of management of the Company. On July 25, 2017, the Company issued a 3rd promissory note with an aggregate principal amount of $3,000 to the same related that is part of management of the Company with the amended terms agreed to on August 1, 2017 per the modification agreement. The promissory notes (the “Related Party Notes B”) accrue interest at an annual rate of 2% and mature on November 6, 2017. On or about August 1, 2017, the Company and the related party promissory note B holders entered into extension and modification agreements whereby they agreed to extend the maturity date of the Related Party Notes B to February 28, 2018, added a conversion feature whereby the debt can be converted into common stock of the Company at $2.00 per share and amended the interest rate on the note retroactively to accrue at a rate of 8% annually. It was determined that there were no aggregate beneficial conversion features. For the three and nine months ended September 30, 2017 the Company recorded $1,116 and $1,560 of interest expense, respectively. As a result of non-payment of the interest due, the Company has accrued interest as of September 30, 2017 of $1,560.

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Note 7 — Income Taxes

Prior to April 15, 2015, AgEagle Aerial Systems, Inc. was treated as a disregarded entity for income tax purposes. Income taxes, if any, were the responsibility of the sole member. In April 2015, the Company was converted to a corporation.

The Company accounts for income taxes in accordance with FASB ASC Topic 740, Accounting for Income Taxes which requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards. At September 30, 2017, the total of all deferred tax assets was $1,225,576. The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the deferred tax assets the Company has established a valuation allowance of $1,225,576 as of September 30, 2017. The change in the valuation allowance for the nine months ended September 30, 2017 was $145,590.

Note 8 – Equity

From inception through April 10, 2015, the Company was a member-managed limited liability company (LLC) solely owned by its Chief Executive Officer. On April 22, 2015, the Company issued 3,500,000 shares of common stock to its sole member upon conversion of the Company from an LLC to a corporation. The financial statements have been retroactively stated to give effect to the issuance of 3,500,000 shares of common stock on April 22, 2015.

On February 25, 2016, the Company signed a Securities Purchase Agreement with its worldwide exclusive distributer partner whereby the Company agreed to sell 200,000 shares of Common Stock for $500,000, and a representative of the purchaser of the common stock will be appointed to the Board of Directors of the Company.

On February 22, 2016, the Company issued 500,000 shares of the Company’s common stock to a related party in connection with the strategic consulting agreement executed in March 2015 for service to be rendered over eighteen months. The value of the shares was based on the estimated fair value of the stock based on the most recent sales price of our stock on February 25, 2016 since there was no dis-incentive for non-performance. As of December 31, 2016 all expense related to this agreement was recorded through the end of the contract term.

Stock Options

The Company has one Employee, Director and Consultant Stock Option Plan. Stock options typically vest over a three-year period and have a life of ten years from the date granted. As of September 30, 2017 there were no issuances under this plan.

On March 1, 2015, the Company entered into a strategic consulting agreement with a related party and granted 125,000 stock options exercisable over five years from the grant date at an exercise price per share of $2.60.

The fair value of options granted were determined using the Black-Scholes option valuation model and a revaluation was performed at each reporting period through August 2017 which represented the expiration of the consulting agreement. The expected term of options granted is based on the simplified method in accordance with Securities and Exchange Commission Staff Accounting Bulletin 107, and represents the period of time that options granted are expected to be outstanding. The Company makes assumptions with respect to expected stock price volatility based on the average historical volatility of peers with similar attributes. In addition, the Company determines the risk free rate by selecting the U.S. Treasury with maturities similar to the expected terms of grants, quoted on an investment basis in effect at the time of grant for that business day.

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Upon completion of the valuation of the warrants issued in connection with 2017 Bridge Loan the Company revalued the existing outstanding options to acquire 125,000 shares of common stock, reducing the then-applicable exercise price from $2.60 per share, to $0.10 per share. The Company compared the fair value of the options immediately prior to the modification to their fair value immediately after the modification and determined that the option holders received incremental compensation of $6,397, of which the full amount of $6,397 was related to fully vested options and recognized as expense on the date of modification.

The significant weighted average assumptions relating to the valuation of the Company’s stock options for the nine months ended September 30, 2017 and 2016 were as follows:

	June 30, 2017	June 30, 2016
Dividend yield	0%	0%
Expected life	3.55 yrs.	4.55 yrs.
Expected volatility	74.80	94.96
Risk-free interest rate	1.89%	1.01%

The fair value of the Company’s stock used in estimating the fair value of the stock options was estimated using a discounted cash flow method.

A summary of the status of options activity at September 30, 2017, and changes during the period then ended are as follows:

	Shares	Average Exercise Price Average	Weighted Average Remaining	Aggregate Intrinsic Value
Outstanding at beginning of period	125,000	$2.60	4.79 years	$—
Outstanding at end of period	125,000	0.10	3.29 years	—
Exercisable at end of period	125,000	0.10	3.29 years	$—

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Note 9 – Warrants to Purchase Common Stock

The total intrinsic value of options as of September 30, 2017 was $0. Intrinsic value is measured using the fair value at the date of exercise (for shares exercised) or at September 30, 2017 (for outstanding options), less the applicable exercise price.

During the nine months ended September 30, 2017, the Company issued, in connection with the issuance of debentures, warrants to purchase 400,000 shares of the Company’s Common Stock at an exercise price of $2.50. All warrants outstanding as of September 30, 2017 are scheduled to expire February 2, 2024 and July 31, 2024.

The grant-date fair value of warrants is estimated using the BSM valuation model.  The per share weighted average fair value of the warrants granted during 2017 was $0.17 and was determined using the following assumptions:  expected price volatility 74.80% to 77.67%, risk-free interest rate ranging between 2.07% to 2.27%, zero expected dividend yield, and 7.0-year life of warrants.  The Company makes assumptions with respect to expected stock price volatility based on the average historical volatility of peers with similar attributes. In addition, the Company determines the risk-free rate by selecting the U.S. Treasury with maturities similar to the expected terms of grants, quoted on an investment basis in effect at the time of grant for that business day. The fair value of the Company’s stock used in estimating the fair value of the stock options was estimated using a discounted cash flow method.

A summary of activity related to warrants for the nine months ended September 30, 2017 follows:

	Shares	Weighted- Average Exercise Price ($)	Weighted-Average Remaining Contractual Term
Outstanding at December 31, 2016	—	$—	—
Issued	400,000	$2.50	6.60
Outstanding at September 30, 2017	400,000	$2.50	6.60

Exercisable at September 30, 2017	400,000	$2.50	6.60

Note 10 – Commitments and Contingencies

 Operating Leases

The Company leased office space in Neodesha, Kansas for $100 a month from August 2014 to September 2015, $200 a month from October 2015 to September 2016, and $300 a month from October 2016 to December 31, 2016. The lease terminates on September 30, 2018 with no option to renew unless approved by the city commission. Rent expense was $2,700 and $1,678 for the years ended September 30, 2017 and 2016, respectively.

Exclusive Distribution Agreement

In February 17, 2016, the Company signed a long-term distribution agreement with a third party to be the worldwide exclusive distribution partner (“distributor”) for the Company. Under this agreement, the distributor will private label and purchase the Company’s fixed wing UAVs, exclusively for the agriculture markets over an initial term, for resale through their network of dealers worldwide. To maintain their exclusivity as a distributor, the third party is expected to attain certain sales thresholds over the course of the distribution agreement. The distributor also has the first right of refusal to be the exclusive or non-exclusive distributor of any future Company systems in the agricultural industry, including any multicopter, rotor wing or unmanned aerial spraying systems. Under the terms of the agreement, the Company agreed to terminate all existing dealer agreements, which triggered both the “Termination for Convenience” clause and the right of return clause in the existing dealer agreements.

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The dealer agreements stipulate that if any such dealer agreement is terminated by the Company without cause, the Company will, at the dealer’s option, repurchase any or all unsold drones in the dealer’s inventory or in transit to the dealer on the effective date of termination and any other marketing material. The purchase price for such unsold products and other material will be the actual net invoice price paid by dealer less any prior credits. The dealer will return the product undamaged and in merchantable condition.

 On February 22, 2016, the Company entered into a dealer termination agreement with a certain dealer in relation to its exclusive distributor agreement for Canada. The parties mutually agreed that the Company will pay the dealer installments through September 1, 2016, totaling $100,000 for the termination of the dealer’s exclusive distributor agreement. As of December 31, 2016, the Company has recorded the termination costs of $100,000 in other expense and has accrued a remaining payment due to the dealer of $20,000 as of September 30, 2017.

As of September 30, 2017, management determined that four UAV’s have been returned and thirteen units have been converted to include components from the newer models. All termination costs were accrued as of December 31, 2016 therefore no additional expense was recorded for the nine months ended September 30, 2017. Management believes that all the former dealers based on their right of return clause are properly accrued. At this time no more dealers have the right of return and one dealer will upgrade one unit costing the Company approximately $1,229 of which has been properly recorded as accrued expense as of September 30, 2017.

Service Agreements

On March 31, 2016, the Company signed a long-term agreement with a third party to deliver a cloud-based drone operations platform providing data processing and delivery, automated drone control airspace awareness, manned aircraft locations, weather overlays and redundancy of radio and cellular connection for the Company. Under this agreement, the third party will provide hardware and software availability, aerial map processing and hosting, and private labeling of all customer touch points. The costs of the subscriptions will be provided at a discounted rate from the standard pricing of the third party at least until December 30, 2020.

On January 10, 2017, the Company engaged the services of an institutional banker to act as an underwriter assisting the Company with listing its securities on a national stock exchange or other quotation system. In exchange, the Company will pay an underwriting discount equal to 10% of the aggregate price upon closing the offering. Also, at closing, for the price of $50, the Company will sell to the institutional banker a warrant to purchase shares of the Company’s common stock equal to 5% of the shares sold in the offering. The exercise price shall be 115% of the public offering price of the securities.

Note 11 — Related Party Transactions

The following reflects the related party transactions during the nine months ended September 30, 2017.

Consulting Agreement

On March 1, 2015, the Company entered into a strategic consulting agreement to assist it with raising capital and strategic positioning in an effort to increase its valuation. Under the terms of the agreement, the Company agreed to issue 125,000 shares of the Company’s common stock on May 1, 2015, an additional 125,000 shares of common stock on January 15, 2016 and 125,000 stock options exercisable for five years from the issuance date. As of December 31, 2015, no shares had been issued to the consultant. The Company recognized $1,250,000 of consulting expense during 2015 and 2016 related to the value of the shares earned, which was based on the estimated fair value of the stock as of December 31, 2015, based on the terms of a transaction which ultimately closed in February 2016, as there was no dis-incentive for non-performance. No additional expense was recorded for the nine months September 30, 2017 for the common shares granted in connection with the strategic consulting agreement executed in March 2015. During the nine months ended September 30, 2017, the Company recognized $6,397 of additional consulting expense related to the issuance of the common stock for the stock options as a result of the modification of the exercise price of the options from $2.60 per share to $0.10 per share.

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On December 15, 2016, the Company issued a promissory note with the consultants of the strategic consulting agreement for $30,000. The interest is payable upon maturity of the note together with the principal amount of $30,000 on June 30, 2017. On January 24, 2017, the Company issued a 2nd promissory note with an aggregate principal amount of $30,000 to the same related party. On June 14, 2017, the Company issued a 3rd promissory note with an aggregate principal amount of $16,050 to the same related party. All three promissory notes accrue interest at 8% annually, mature on February 28, 2018 and can convert into common stock of the Company at $2.00 per share.

On March 5, 2017, the Company issued a promissory note with an aggregate principal amount of $10,000 to a related party. On May 15, 2017, the Company issued a 2nd promissory note with an aggregate principal amount of $10,000 to the same related party. On June 15, 2017, the Company issued a 3rd promissory note with an aggregate principal amount of $32,000 to the same related that is part of management of the Company. On July 25, 2017, the Company issued a 3rd promissory note with an aggregate principal amount of $3,000 to the same related that is part of management of the Company with the amended terms agreed to on August 1, 2017 per the modification agreement. The promissory notes accrue interest at an annual rate of 8%, mature on February 28, 2018 and can convert into common stock of the Company at $2.00 per share.

Note 12 – Subsequent Events

On October 2017, the Company held a board meeting to approve the modification of the existing 125,000 options to purchase common stock from an exercise price of $2.60 to $0.10. Also approved at the same meeting was the issuance of 560,100 new options per the 2016 Employee Option Plan for directors and employees at an exercise price of $0.10 per share.

On October 2017, the Company closed private placement pursuant to a subscription agreement whereby an existing institutional investor (the “2017 Note D”) purchased a convertible note having a principal amount of $50,000, Management believes the terms of the note will be similar to the recent 2017 Note A and is currently in negotiations with the holder.

On October 19, 2017, the Company closed private placement pursuant to a subscription agreement whereby a Company (the “2017 Note E”) purchased a convertible note having a principal amount of $50,000, maturing on March 31, 2018. Interest on the note accrues at a rate of 8% annually payable upon maturity.

On October 19, 2017, the Company entered into Agreement and Plan of Merger (the “Merger Agreement”) with EnerJex Resources, Inc., (NYSE American: ENRJ) and AgEagle Sub, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“Merger Sub”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into AgEagle, Merger Sub will cease to exist and AgEagle will survive as a wholly-owned subsidiary of the Company (the “Merger”). The respective boards of directors of EnerJex and AgEagle have approved the Merger Agreement and the transactions contemplated thereby. Upon completion of the Merger transaction, EnerJex’s Common and Series A Preferred shareholders will own approximately 15% of the combined company.

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Annex A

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 19, 2017, is made and entered into by and among RESOURCES, INC., a Nevada corporation (the “Parent”), AGEAGLE MERGER SUB, INC., a Nevada corporation and a direct wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “EnerJex Parties” or the “Buyer Entities”), AGEAGLE AERIAL SYSTEMS, INC., a Nevada corporation (“AgEagle”), BRET CHILCOTT (the “AgEagle Principal Shareholder”) and the representative of the shareholders of AgEagle (the “Shareholders’ Representative”) set forth on Exhibit A to this Agreement (the “AgEagle Shareholders”), with reference to the following facts:

RECITALS:

A. The parties intend that at the Effective Time, Merger Sub shall be merged with and into AgEagle pursuant to the Merger as more fully described in this Agreement and on the terms and subject to the conditions set forth in this Agreement.

B. The Board of Directors of Parent has (a) unanimously determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger and (c) resolved to recommend that Parent stockholders approve the “Proxy Statement Proposals” (as defined in Section 5.7 hereof) which include, among other things, the issuance of Parent Common Stock to the AgEagle Shareholders in connection with the Merger (“Parent Stockholder Approval”).

C. The Board of Directors of AgEagle has (i) unanimously determined that it is in the best interests of AgEagle and the AgEagle Shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, and (iii) resolved to recommend that the AgEagle Shareholders adopt this Agreement (the “AgEagle Shareholder Approval”).

D. For U.S. federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder.

E. Parent and Merger Sub, on the one hand, and AgEagle, the AgEagle Principal Shareholder and the AgEagle Shareholders, on the other hand (each, a “Party,” collectively the “Parties”), desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

THE TRANSACTIONS

Section 1.1                 THE MERGER

(a)                 At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of Chapter 78 and 92A of the Nevada Revised Statutes (the “NRS”), Merger Sub shall be merged with and into AgEagle (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease, and AgEagle shall continue its existence under Nevada law as the surviving corporation in the Merger and a direct wholly owned subsidiary of Parent. AgEagle as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.” The name of the Surviving Corporation shall continue to be “AgEagle Aerial Systems, Inc.”

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(b)                On the Closing Date, Parent, Merger Sub and AgEagle shall file with the Secretary of State of the State of Nevada articles of merger (the “Articles of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the NRS, in order to effect the Merger. The Merger shall become effective at such time as the Articles of Merger have been filed or at such other, later date and time as is agreed among the parties and specified in the Articles of Merger in accordance with the relevant provisions of the NRS (such date and time is referred to herein as the “Effective Time”).

Section 1.2                 CLOSING.  The closing of the Transactions (the “Closing”) shall take place either electronically or at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, at 10:00 a.m., local time, on such date that the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, or at such other place, date and time as the parties may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date”.

Section 1.3                 EFFECT OF THE MERGER.  The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises of AgEagle and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of AgEagle and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4                 ORGANIZATIONAL DOCUMENTS.  At the Effective Time, the articles of incorporation and bylaws of AgEagle shall be the articles of incorporation and bylaws of the Surviving Corporation in the Merger.

Section 1.5                 DIRECTORS OF SURVIVING CORPORATION.  Subject to applicable Law, the directors of AgEagle immediately prior to the Effective Time shall be, as of the Effective Time, the directors of the Surviving Corporation in the Merger and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.6                 OFFICERS OF SURVIVING CORPORATION.  The officers of AgEagle immediately prior to the Effective Time shall be the officers of the Surviving Corporation in the Merger and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1                 EFFECT ON CAPITAL STOCK.

(a)                 Effect of Effective Time.  At the Effective Time, by virtue of the Merger and without any action on the part of AgEagle or the Merger Sub or the holder of any shares of the common stock, par value $0.0001, per share of AgEagle (the “AgEagle Common Stock”) or shares of Merger Sub Common Stock:

(i)                  Conversion of Merger Sub Common Stock.  Each share of Merger Sub common stock, par value $0.0001 per share (“Merger Sub Common Stock”) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

(ii)                Conversion of AgEagle Common Stock.  The shares of AgEagle Common Stock issued and outstanding immediately prior to the Effective Time (assuming conversion of the Convertible Debentures), other than any Dissenting Shares, shall immediately after the Effective Time be converted automatically into the right to receive an aggregate number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to 85% of the then issued and outstanding capital stock of the Parent on a fully diluted basis (the “Exchange Ratio”) subject to the assumptions in Section 2.1(a)(iv) and adjustment pursuant to Section 2.1(c) (such per share amount referred to hereinafter as the “Merger Consideration”).

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(iii)              Conversion of AgEagle Stock Options. Each AgEagle stock option issued and outstanding immediately prior to the Effective Time that had been granted pursuant to the AgEagle Stock Option Plan (the “AgEagle Stock Option”) or outside of such AgEagle Stock Option Plan shall be converted automatically into a stock option to purchase shares of Parent Common Stock under the Proposed Parent Equity Incentive Plan. The number of shares exercisable under the AgEagle Stock Options shall be adjusted pursuant to the Exchange Ratio, and the exercise price of each AgEagle Stock Option shall have a corresponding adjustment pursuant to the terms thereof.

(iv)               Effect of Conversion of AgEagle Common Stock.   Each certificate that, immediately prior to the Effective Time, represented any such shares of AgEagle Common Stock (an “AgEagle Certificate”) shall thereafter represent only the right to receive the shares of Parent Common Stock into which the shares of AgEagle Common Stock represented by such AgEagle Certificate have been converted (assuming conversion of the Convertible Debentures) pursuant to this Section 2.1, equal to 85% of the then issued and outstanding capital stock of the Parent on a fully diluted basis (assuming (i) the conversion of all outstanding shares of the Parent’s Series A Preferred Stock and (ii) the exercise of all outstanding Parent warrants, but excluding (x) the conversion of all outstanding shares of the Parent’s Series B and Series C Preferred Stock and the exercise of any outstanding stock options, (y) the issuance of any Parent securities in connection with the contemplated financing of the Parent to occur simultaneously with the closing of the transactions contemplated by this Agreement and (z) any securities issued in connection with the transactions contemplated by Section 5.7(f) of this Agreement).

(b)                Shares of Dissenting Stockholders.  Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of AgEagle Common Stock held by a person (a “Dissenting Stockholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the NRS concerning the right of holders of shares of AgEagle Common Stock to demand appraisal of their shares (the “Appraisal Provisions”) of AgEagle Common Stock (such shares, the “Dissenting Shares”), to the extent the Appraisal Provisions are applicable, shall not be converted into the right to receive shares of Parent Common Stock as set forth in Section 2.1(a)(ii), but instead shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in the NRS. If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the NRS, each of such Dissenting Stockholder’s shares of AgEagle Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive shares of Parent Common Stock as set forth in Section 2.1(a)(ii). AgEagle shall give Parent prompt notice of any demands for appraisal of shares received by AgEagle, withdrawals of such demands and any other instruments served pursuant to the NRS and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. AgEagle shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(c)                 Recapitalization Adjustment.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Exchange Ratio shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit any party to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d)                No Fractional Shares.  No fractional shares of Parent Common Stock shall be issued as Merger Consideration. Any fractional shares will be rounded to the nearest whole share.

Section 2.2                 EXCHANGE OF CERTIFICATES.

(a)                 Payment of Merger Consideration.  On the Closing Date, Parent shall deliver stock certificates in the name of each of the AgEagle Shareholders in the amount of the Merger Consideration due to each such AgEagle Shareholder as set forth on set forth on Exhibit A.

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(b)                Surrender of Certificates.  On the Closing Date, each AgEagle Shareholder shall surrender all of its shares of AgEagle Common Stock to Parent for cancellation. In the event of a transfer of ownership of shares of AgEagle Common Stock that is not registered in the transfer or stock records of AgEagle, any dividends or other distributions to be paid upon, or Merger Consideration to be issued upon due surrender of the AgEagle Certificate formerly representing such shares of AgEagle Common Stock may be paid or issued, as the case may be, to such a transferee if such AgEagle Certificate is presented to the Parent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on dividends or other distributions upon surrender of any AgEagle Certificate. Until surrendered as contemplated by this Section 2.2, each AgEagle Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, with respect to Certificates, upon such surrender, the Merger Consideration deliverable in respect of the shares represented by such AgEagle Certificates pursuant to this Agreement, together with and any dividends or other distributions to which such holder of Certificates becomes entitled in accordance with Section 2.2(e).

(c)                 Treatment of Unexchanged Shares.  No dividends or other distributions, if any, with a record date after the Effective Time with respect to Merger Consideration, shall be paid to the holder of any unsurrendered AgEagle Certificate until such holder shall surrender such AgEagle Certificates in accordance with this Section 2.2. After the surrender in accordance with this Section 2.2 of such AgEagle Certificates, the holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Merger Consideration to be issued in exchange for such Certificates.

(d)                No Further Ownership Rights in Exchanged Shares.  The Merger Consideration delivered in accordance with the terms of this Section 2.2 upon conversion of any shares of AgEagle Common Stock delivered in accordance with the terms of this Section 2.2, shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of AgEagle Common Stock. From and after the Effective Time, (i) all holders of AgEagle Certificates shall cease to have any rights as stockholders of AgEagle other than the right to receive the Merger Consideration into which the shares represented by such AgEagle Certificates have been converted pursuant to this Agreement upon the surrender of such AgEagle Certificate in accordance with Section 2.2(d) (together with any dividends or other distributions to which such AgEagle Certificates become entitled in accordance with Section 2.2(c)), without interest, and (ii) the stock transfer books of AgEagle shall be closed with respect to all shares of AgEagle Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, any AgEagle Certificates formerly representing shares of AgEagle Common Stock are presented to the Parent for any reason, such AgEagle Certificates shall be cancelled and exchanged as provided in this Section 2.2, subject to applicable Law in the case of Dissenting Shares.

(e)                 Lost Certificates.  If any AgEagle Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit and indemnification of that fact by the person claiming such AgEagle Certificate to be lost, stolen or destroyed, the transfer agent of Parent shall deliver, in exchange for such lost, stolen or destroyed AgEagle Certificate, the Merger Consideration, and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

(f)                  Deductions and Withholding. Each AgEagle Shareholder shall provide Parent with an Internal Revenue Service Form W-9 certifying that the AgEagle Shareholder is not subject to backup withholding. If the AgEagle Shareholder does not provide such certification to the reasonable satisfaction of Parent, Parent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to the Stockholder such amounts as may be required by applicable Law. To the extent any amount is so deducted or withheld, such amount shall be treated for all purposes under this Agreement as having been paid to the AgEagle Shareholder.

Section 2.3                 FURTHER ASSURANCES.  If at any time before or after the Effective Time, any party reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or any other transaction contemplated by this Agreement (the “Transactions”) or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the parties and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to carry out the purposes and intent of this Agreement.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AGEAGLE

Except as disclosed in the disclosure schedule delivered by AgEagle to Parent immediately prior to the execution of this Agreement (the “AgEagle Disclosure Schedules”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), AgEagle and the AgEagle Principal Shareholder hereby represent and warrant to Parent as follows:

Section 3.1                 QUALIFICATION, ORGANIZATION, ETC.

(a)                 AgEagle is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Material Adverse Effect. AgEagle is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not have, individually or in the aggregate, a Material Adverse Effect.

(b)                AgEagle has made available prior to the date of this Agreement a true and complete copy of its articles of incorporation and bylaws (collectively, the “AgEagle Organizational Documents”).

Section 3.2                 CAPITAL STOCK, SUBSIDIARIES.

(a)                 The authorized capital stock of AgEagle consists of 95,000,000 shares of AgEagle Common Stock and 5,000,000 shares of preferred stock. As of the date of this Agreement, AgEagle has (i) 4,200,000 shares of AgEagle Common Stock issued and outstanding; (ii) no shares of preferred stock issued and outstanding; (iii) 1,000,000 shares of AgEagle Common Stock reserved for issuance under the 2016 AgEagle Stock Option Plan of which 560,100 have been issued plus an additional 125,000 options that have been issued outside of the 2016 AgEagle Stock Option Plan; (iv) 486,461 shares reserved for issuance under the Convertible Debentures and a promissory note per accrued interest as of September 30, 2017; and (v) 400,000 shares reserved for issuance upon the exercise of warrants issued to a noteholder in February 2017. All outstanding shares of AgEagle Common Stock are, and shares of AgEagle Common Stock reserved for issuance with respect to AgEagle Stock Options and the Convertible Debentures, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. All capital stock of AgEagle has been issued in compliance with applicable state and federal securities laws.

(b)                Except as set forth in Section 3.2(a) or on Schedule 3.2(b) of the AgEagle Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which AgEagle is a party (i) obligating AgEagle to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of AgEagle or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) make any payment to any person the value of which is derived from or calculated based on the value of AgEagle Common Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by AgEagle.

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(c)                 AgEagle does not have outstanding bonds, debentures (other than the Convertible Debentures), notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of AgEagle on any matter.

(d)                There are no voting trusts or other agreements or understandings to which AgEagle is a party with respect to the voting or registration of the capital stock or other equity interest of AgEagle.

(e)                 AgEagle does not own, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). AgEagle has no obligation to acquire any equity interest in, any person.

Section 3.3                 CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION.

(a)                 AgEagle has the requisite corporate power and authority to execute and deliver this Agreement and each other document to be entered into by AgEagle in connection with the Transactions (together with this Agreement, the “Transaction Documents”) and, subject to the adoption of this Agreement and the AgEagle Shareholder Approval, to consummate the Transactions. Bret Chilcott, who owns approximately 83% of the issued and outstanding shares of common stock of AgEagle, has executed and delivered to the Parent a voting agreement pursuant to which Mr. Chilcott has agreed to vote such shares in favor of the Proxy Statement Proposals. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions have been duly and validly authorized by the Board of Directors of AgEagle and, except for the AgEagle Shareholder Approval, no other corporate proceedings on the part of AgEagle or vote of any shareholders are necessary to authorize the consummation of the Transactions. The Board of Directors of AgEagle have (i) resolved to recommend that the AgEagle Shareholders adopt this Agreement (the “Recommendation”), (ii) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the AgEagle Shareholders, (iii) approved this Agreement and the Merger, and (iv) directed that the adoption of this Agreement be submitted to the AgEagle Shareholders for approval. Each of the Transaction Documents has been duly and validly executed and delivered by AgEagle and, assuming each such Transaction Document constitutes the legal, valid and binding agreement of the counterparty thereto, each of the Transaction Documents constitutes the legal, valid and binding agreement of AgEagle and is enforceable against AgEagle in accordance with its terms, except as such enforcement may be subject to (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exception”).

(b)                Other than in connection with or in compliance with (i) the filing of the Articles of Merger with the Secretary of State of Nevada, (ii) the Securities Act , and (iii) applicable state securities, takeover and “blue sky” Laws, (collectively, the “Approvals”), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by AgEagle of the Transactions, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of the Transactions or that, if not obtained or made, would not have, individually or in the aggregate, a Material Adverse Effect.

(c)                 The execution and delivery by AgEagle of this Agreement does not, and (assuming the Approvals are obtained) the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of AgEagle to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon AgEagle or by which or to which any of its respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Permitted Liens, in each case, upon any of the properties or assets of AgEagle, (ii) conflict with or result in any violation of any provision of the articles of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of AgEagle or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, a Material Adverse Effect.

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Section 3.4                 FINANCIAL STATEMENTS.  Schedule 3.4 of the AgEagle Disclosure Schedule sets forth (i) AgEagle’s audited financial statements (balance sheet, profit and loss statement, statement of stockholders’ equity and statement of cash flows) for the fiscal years ended December 31, 2015 and 2016, (ii) AgEagle’s unaudited financial statements (balance sheet, profit and loss statement, statement of stockholders’ equity and statement of cash flows) for the six-month period ended June 30, 2017 (the “Balance Sheet Date”), and (iii) a reasonable estimate of AgEagle’s cash and cash equivalent balances and current liabilities as of the date of this Agreement (together with (i) and (ii), the “AgEagle Financial Statements”). The AgEagle Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the interim financial statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the audited financial statements). The AgEagle Financial Statements are based on the books and records of AgEagle, and fairly present in all material respects the financial condition as of the respective dates they were prepared and the results of the operations for the periods indicated. The unaudited balance sheet of AgEagle as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet”.

Section 3.5                 [INTENTIONALLY OMITTED].

Section 3.6                 NO UNDISCLOSED LIABILITIES.  There are no liabilities or obligations of AgEagle, whether accrued, absolute, determined or contingent, that would be required by GAAP to be reflected on a balance sheet of AgEagle (including the notes thereto) except for (i) liabilities or obligations disclosed and provided for in the balance sheets included in the AgEagle Financial Statements (or in the notes thereto), (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement, (iii) liabilities or obligations incurred since December 31, 2016 in the ordinary course of business, (iv) liabilities or obligations that have been discharged or paid in full, and (v) liabilities or obligations that have not had and would not have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in the AgEagle Financial Statements, AgEagle is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

Section 3.7                 COMPLIANCE WITH LAW; PERMITS.

(a)                 AgEagle has been and is in compliance with, and is not in default under or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, settlement or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation have not had and would not have, individually or in the aggregate, a Material Adverse Effect. Since December 31, 2015, AgEagle has not received any written notice or, to AgEagle’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, none of which is a liability resulting from non-compliance in any material respect with any applicable laws or permits, breach of contract, breach of warranty, tort infringement, claim or lawsuit.

(b)                AgEagle is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, necessary for AgEagle to own, lease and operate its properties and assets and to carry on its businesses as it’s now being conducted (the “Permits”), except where the failure to have any of the Permits or to have filed for such Permits would not have, individually or in the aggregate, a Material Adverse Effect. All Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not have, individually or in the aggregate, a Material Adverse Effect. AgEagle is in compliance with the terms and requirements of all Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Material Adverse Effect.

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(c)                 Since December 31, 2015, (i) none of AgEagle, nor any director, officer, employee, auditor, accountant or representative of AgEagle, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of AgEagle or any material concerns from employees of AgEagle regarding questionable accounting or auditing matters with respect to AgEagle, and (ii) no attorney representing AgEagle, whether or not employed by AgEagle, has reported in writing evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by AgEagle, or its officers, directors, employees or agents to the Board of Directors of AgEagle or any committee thereof, or to the Chief Executive Officer of AgEagle.

Section 3.8                 [INTENTIONALLY OMITTED].

Section 3.9                 EMPLOYEE BENEFIT PLANS. Other than as set forth on Schedule 3.9 of the AgEagle Disclosure Schedules, AgEagle does not and has never maintained, administered or contributed to any employee benefit plan.

Section 3.10              ABSENCE OF CERTAIN CHANGES OR EVENTS.

(a)                 From January 1, 2017 through the date of this Agreement, the businesses of AgEagle has been conducted in all material respects in the ordinary course of business, and AgEagle has not undertaken any action that would be prohibited by Section 5.1(b) of this Agreement if such section were in effect at all times since January 1, 2017.

(b)                Since January 1, 2017, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had a Material Adverse Effect.

Section 3.11              INVESTIGATIONS; LITIGATION.   (a) there is no investigation or review pending (or, to the knowledge of AgEagle, threatened) by any Governmental Entity with respect to AgEagle, (b) there are no actions, suits (or, to the knowledge of AgEagle, inquiries), investigations, proceedings, subpoenas, civil investigative demands or other requests for information by any Governmental Entity or any other Person relating to potential violations of Law pending (or, to the knowledge of AgEagle, threatened) against or affecting AgEagle, or any of its properties and (c) there are no orders, judgments, awards or decrees of any Governmental Entity against AgEagle. To AgEagle’s knowledge, no event has occurred or circumstances exist that may reasonably give rise to or serve as a basis for a claim for any such action.

Section 3.12              INFORMATION SUPPLIED.   The information supplied or to be supplied by AgEagle in writing expressly for inclusion in the Parent SEC Documents and in the Proxy Statement will not, at the time of filling of any such Parent SEC Documents, or when the Proxy Statement is first mailed to the stockholders of Parent, and at the time of the Parent Stockholder Meeting , contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by AgEagle with respect to statements made or incorporated by reference therein based on information supplied by any Buyer Entity in writing expressly for inclusion therein. The Proxy Statement (solely with respect to the portion thereof based on information supplied or to be supplied by AgEagle in writing expressly for inclusion therein but excluding any portion thereof based on information supplied by any Buyer Entity in writing expressly for inclusion therein, with respect to which no representation or warranty is made by AgEagle) will comply as to form in all material respects with the provisions of the Exchange Act.

Section 3.13              REGULATORY MATTERS. AgEagle is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

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Section 3.14              TAX MATTERS. Except as would not have, individually or in the aggregate, a Material Adverse Effect:

(a)                 (A) AgEagle has timely filed all Tax Returns with the appropriate Taxing Authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects, and (B) all Taxes due and owing by AgEagle (whether or not shown on such filed Tax Returns), including Taxes required to be collected or withheld from payments to employees, independent contractors, creditors, shareholders or other third parties, have been paid, except in each case of clause (A) and (B) for amounts being contested in good faith by appropriate proceedings or for which adequate reserves have been maintained in accordance with GAAP and in each case reflected on the AgEagle Financial Statements or in the Notes thereto.

(b)                (A) No deficiencies for Taxes with respect to AgEagle have been claimed, proposed or assessed by any Taxing Authority that have not been settled and paid or adequately reserved in accordance with GAAP, (B) as of the date hereof, there are no pending, or to AgEagle’s knowledge, threatened, audits, assessments or other actions for or relating to any liability in respect of Taxes of AgEagle, and (C) AgEagle has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c)                 There are no Liens for Taxes upon any property or assets of AgEagle.

(d)                AgEagle has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(e)                 No claim has been made by any Taxing Authority in a jurisdiction where AgEagle does not file Tax Returns that AgEagle is or may be subject to taxation by that jurisdiction, other than any such claims that have been resolved.

(f)                  AgEagle is not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (excluding any such agreements pursuant to customary provisions in contracts not primarily related to Taxes).

(g)                No foreign, federal, state or local Tax audits, examinations, investigations, suits, claims, administrative or judicial Tax proceedings or other actions are, outstanding, pending or being conducted, or, to AgEagle’s knowledge, threatened against or with respect to, and there are no Tax matters under discussion with any Taxing Authority concerning any Tax return or Tax reasonably expected to result in a Tax liability of, AgEagle.

(h)                AgEagle has not received from any foreign, federal, state or local Taxing Authority (including jurisdictions where AgEagle has not filed Tax returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against AgEagle.

(i)                  AgEagle has not been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), , and AgEagle does not have any liability for Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract or otherwise.

(j)                  Within the last two years AgEagle has not been a party to any transaction intended to qualify under Section 355 of the Code.

(k)                AgEagle is not aware of any fact, nor has AgEagle taken or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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Section 3.15              EMPLOYMENT AND LABOR MATTERS.  As of the date hereof, AgEagle is not, and has not been, a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”), and no employee is represented by a labor organization for purposes of collective bargaining with respect to AgEagle. To the knowledge of AgEagle, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of AgEagle. As of the date hereof, no Collective Bargaining Agreement is being negotiated by AgEagle. As of the date hereof, there is no strike, lockout, slowdown, or work stoppage against AgEagle pending or, to the knowledge of AgEagle, threatened, that may interfere in any material respect with the business activities of AgEagle taken as a whole. Except as would not have, individually or in the aggregate, a Material Adverse Effect, there is no pending charge or complaint against AgEagle by the National Labor Relations Board or any comparable Governmental Entity, and AgEagle is not a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Except as would not have, individually or in the aggregate, a Material Adverse Effect, AgEagle has complied with all applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including classification of employees) and other applicable Laws in respect of any reduction in force, including notice, information and consultation requirements. There are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by AgEagle pursuant to any workplace safety and insurance/workers’ compensation Laws.

Section 3.16              INTELLECTUAL PROPERTY. Except as would not have, individually or in the aggregate, a Material Adverse Effect, AgEagle owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Intellectual Property”). Schedule 3.16 of the AgEagle Disclosure Schedule sets forth all of AgEagle’s Intellectual Property. Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) there are no pending or, to the knowledge of AgEagle, threatened claims by any person alleging infringement, misappropriation or other violation by AgEagle of any intellectual property rights of any person, (ii) the conduct of the business of AgEagle does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) AgEagle has not made any claim of a violation, infringement or misappropriation by others of AgEagle’s rights to or in connection with the Intellectual Property, and (iv) to the knowledge of AgEagle, no person is infringing, misappropriating or otherwise violating any Intellectual Property.

Section 3.17              PROPERTIES.

(a)                 AgEagle has a good and valid leasehold interest in each material lease, sublease and other agreement under which AgEagle uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of AgEagle are conducted) (such property subject to a lease, sublease or other agreement, the “AgEagle Leased Real Property” and such leases, subleases and other agreements are, collectively, the “AgEagle Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business. Each AgEagle Real Property Lease is valid, binding and in full force and effect, subject to the Remedies Exception, and (B) no uncured default of a material nature on the part of AgEagle or, to the knowledge of AgEagle, the landlord thereunder, exists under any AgEagle Real Property Lease, and no event has occurred or circumstance exists which, with or without the giving of notice, the passage of time, or both, would constitute a material breach or default under a AgEagle Real Property Lease. Schedule 3.17(a) of the AgEagle Disclosure Schedule sets forth the AgEagle Real Property Leases.

(b)                Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the AgEagle Leased Real Property that would reasonably be expected to adversely affect the existing use of such AgEagle Leased Real Property by AgEagle in the operation of its business thereon, and (iii) AgEagle is not currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a AgEagle Leased Real Property that would reasonably be expected to adversely affect the existing use of such AgEagle Leased Real Property by AgEagle in the operation of its business thereon.

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Section 3.18              INSURANCE.  AgEagle maintains insurance in such amounts and against such risks as is reasonably customary for the industry in which it operates and as the management of AgEagle has in good faith determined to be prudent and appropriate. All insurance policies maintained by or on behalf of AgEagle as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by AgEagle. Except as would not have, individually or in the aggregate, a Material Adverse Effect, AgEagle are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of AgEagle as of the date of this Agreement, and AgEagle is not in breach or default under, nor has taken any action that would permit termination or material modification of, any material insurance policies.

Section 3.19              INVENTORY.  All Inventory, whether or not reflected in the AgEagle Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by AgEagle free and clear of all Liens, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of AgEagle.

Section 3.20              MATERIAL CONTRACTS.

(a)                 Each Material Contract is a valid and binding agreement, and is in full force and effect, and AgEagle is not, and to the knowledge of AgEagle, no other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. AgEagle has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to AgEagle’s assets. Except as listed on Schedule 3.20 of the AgEagle Disclosure Schedules, no Material Contract (i) requires AgEagle to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Business. AgEagle has given to Parent true and correct (A) fully executed copies of each written Material Contract and (B) written summaries of each oral Material Contract, if any. Schedule 3.20 of the AgEagle Disclosure Schedule sets forth a list of each Material Contract.

(b)                Except for this Agreement, and the agreements set forth on Schedule 3.20 of the AgEagle Disclosure Schedules, as of the date of this Agreement, AgEagle is not a party to or bound by:

(i)                  any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)                any Contract that (A) expressly imposes any restriction on the right or ability of AgEagle to compete with any other person or acquire or dispose of the securities of another person, or (B) contains an exclusivity or “most favored nation” clause that restricts the business of AgEagle in a material manner;

(iii)              any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of AgEagle in an amount in excess of $100,000;

(iv)               any Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value, or requiring the payment of an annual amount by AgEagle, in excess of $100,000;

(v)                any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company;

(vi)               any Contract expressly limiting or restricting the ability of AgEagle to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be; or

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(vii)             any Contract that obligates AgEagle to make any loans, advances or capital contributions to, or investments in, any person.

All contracts of the types referred to in clauses (i) through (vii) above are referred to herein as “AgEagle Material Contracts”.

(c)                 Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) AgEagle is not in breach of or default under the terms of any AgEagle Material Contract, (ii) to the knowledge of AgEagle, no other party to any AgEagle Material Contract is in breach of or default under the terms of any AgEagle Material Contract and (iii) each AgEagle Material Contract is a valid and binding obligation of AgEagle that is party thereto and, to the knowledge of AgEagle, of each other party thereto, and is in full force and effect, subject to the Remedies Exception.

Section 3.21              FINDERS OR BROKERS.  Except as set forth on Schedule 3.21 of the AgEagle Disclosure Schedules, AgEagle has not employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.22              FULL DISCLOSURE. No representation or warranty by AgEagle or the AgEagle Shareholders in this Agreement and no statement contained in the AgEagle Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Buyer Entities pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.24              NO ADDITIONAL REPRESENTATIONS.

(a)                 AgEagle acknowledges that no Buyer Entity makes any representation or warranty as to any matter whatsoever except as expressly set forth in ARTICLE IV or in any certificate delivered by Parent to AgEagle in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that no Buyer Entity makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to AgEagle (or any of its affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its respective Subsidiaries or (ii) the future business and operations of Parent and its respective Subsidiaries, and AgEagle has not relied on such information or any other representation or warranty not set forth in ARTICLE IV.

(b)                AgEagle has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Parent and its Subsidiaries and acknowledges that AgEagle has been provided access for such purposes. Except for the representations and warranties expressly set forth in ARTICLE IV or in any certificate delivered to AgEagle by Parent in accordance with the terms hereof, in entering into this Agreement, AgEagle has relied solely upon its independent investigation and analysis, and AgEagle acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent or any of its respective Subsidiaries, affiliates, stockholders, controlling persons or Representatives that are not expressly set forth in ARTICLE IV or in any certificate delivered by Parent to AgEagle, whether or not such representations, warranties or statements were made in writing or orally. AgEagle acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE IV or in any certificate delivered by Parent to AgEagle: (i) Buyer Entities do not make, and have not made, any representations or warranties relating to themselves or their businesses or otherwise in connection with the Transactions and AgEagle is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by any of the Buyer Entities to make any representation or warranty relating to themselves or their business or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by AgEagle as having been authorized by such party, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to AgEagle or any of its Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in ARTICLE IV.

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ARTICLE IIIA

REPRESENTATIONS AND WARRANTIES OF AGEAGLE SHAREHOLDERS

Each AgEagle Shareholder, including the AgEagle Principal Shareholder, severally, but not jointly, and only with respect to itself or himself, represents and warrants to the Buyer Entities on the date hereof, that the statements in this Article IIIA are true and correct.

Section 3A.1 Title. The AgEagle Shareholder has good and valid title to the shares of AgEagle Common Stock described as owned by that AgEagle Shareholder on Exhibit A, free and clear of any and all Liens. The AgEagle Shareholder does not owe any Indebtedness to AgEagle that arises from the AgEagle Shareholder’s purchase of any shares of AgEagle Common Stock.

Section 3A.2 Authority. The AgEagle Shareholder has the full right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, to vote its shares of AgEagle Common Stock for the transactions contemplated by this Agreement, to transfer and deliver to the Parent at the Closing its respective AgEagle Certificate for the shares of AgEagle Common Stock set forth on Exhibit A as owned by the AgEagle Shareholder and, upon consummation of the Merger contemplated hereby, the Parent will acquire from the AgEagle Shareholder good and valid title to the AgEagle Certificates (and all rights represented thereby).

Section 3A.3 Authorization. The execution, delivery and performance by the AgEagle Shareholder if it is a business entity of (to the extent a party thereto) this Agreement, any other agreements contemplated hereby and the Transactions contemplated hereby or thereby have been duly and validly authorized by the AgEagle Shareholder, and no other act or proceeding on the part of the AgEagle Shareholder, its board of directors, managers, or its stockholders, members or partners is necessary to authorize the execution, delivery or performance by AgEagle Shareholder to this Agreement or any other agreement contemplated hereby or the consummation of the Transactions contemplated hereby or thereby and it has duly executed and delivered this Agreement.

Section 3A.4 No Impediment. The AgEagle Shareholder is not a party to, subject to or bound by any stockholder, voting, or other agreement, or any judgment, order, writ, prohibition, injunction or decree of any court or other Governmental Entity which would prevent the execution or delivery of this Agreement by the AgEagle Shareholder, its authorization or consummation of the Transactions contemplated herein, or the performance by the AgEagle Shareholder of the AgEagle Shareholders’ obligations under this Agreement and the agreements and documents contemplated hereby.

Section 3A.5 Adverse Proceedings. No action or proceeding by or before any court or other Governmental Entity has been instituted or threatened against the AgEagle Shareholder by any Governmental Entity or Person whatsoever seeking to restrain, prohibit or invalidate the Merger or any other transactions contemplated by this Agreement, affecting the right of the Parent to own AgEagle or operate the business after the Closing, or affecting the performance by the AgEagle Shareholder of the AgEagle Shareholders’ obligations under this Agreement and the agreements and documents contemplated hereby.

Section 3A.6 Enforceability. The execution, delivery and performance by the AgEagle Shareholder of this Agreement and the consummation by the AgEagle Shareholder of the Merger or other transactions contemplated hereby will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any Law, applicable to the AgEagle Shareholder or its assets, if such AgEagle Shareholder is an entity, (b) violate any judgment, decree, order or award of any court, Governmental Entity or arbitrator; or (c) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any Lien upon the properties or assets of any AgEagle Shareholder, under or pursuant to, any Contract, indenture, mortgage, deed of trust or other instrument or agreement to which the AgEagle Shareholder is a party. This Agreement has been duly executed and delivered by the Shareholders’ Representative on behalf of each AgEagle Shareholder, and constitutes the legal valid and binding obligation of each AgEagle Shareholder enforceable against each such AgEagle Shareholder in accordance with its terms. The other documents and agreements contemplated by this Agreement to which the AgEagle Shareholder is or will become a party, when executed and delivered by the Shareholders’ Representative on behalf of each AgEagle Shareholder, shall constitute the legal, valid and binding agreements of each AgEagle Shareholder, enforceable against each AgEagle Shareholder in accordance with their terms.

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Section 3A.7 Status of AgEagle Shareholders. Each AgEagle Shareholder is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, or such AgEagle Shareholder has sufficient knowledge and experience in financial and business matters to make such AgEagle Shareholder capable of evaluating the merits and risks of the issuance of the securities in the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARIES

Except as disclosed in Parent SEC Documents filed prior to the date hereof (excluding any disclosures set forth in any such Parent SEC Document in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure schedule delivered by Parent to AgEagle immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Parent represents and warrants to AgEagle as follows:

Section 4.1                 QUALIFICATION, CAPITALIZATION

(a)                 Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed, and has all necessary approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not have, individually or in the aggregate, a Material Adverse Effect.

(b)                Parent has made available prior to the date of this Agreement a true and complete copy of its articles of incorporation and bylaws (the “Parent Organizational Documents”).

(c)                 The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 25,000,000 shares of Preferred Stock. As of the date of this Agreement, (i) 10,321,397 shares of Parent Common Stock were issued and outstanding, (ii) 938,238 shares of Parent Series A Preferred Stock issued and outstanding, (iii) 1,764 shares of Parent Series B Preferred Stock issued and outstanding; (iv) 450 shares of Parent Series C Preferred Stock were issued and outstanding with an additional 150 shares reserved for issuance as of June 30, 2017 for funds received from an investor, and (v) 6,000,000 shares of Parent Common Stock were reserved for issuance under the Parent Stock Option Plan, of which reserved shares a total of 157,664 shares of Parent Common Stock are issuable upon the exercise of outstanding Parent Stock Options. All outstanding shares of Parent Common Stock are, and shares of Parent Common Stock reserved for issuance with respect to Parent Stock Options, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

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(d)                Except as set forth in Section 4.1(b) (and other than (i) the shares of Parent Common Stock issuable pursuant to the terms of outstanding Parent Stock Options, Parent Series A Preferred Stock, Parent Series B Preferred Stock and Parent Series C Preferred Stock, and (ii) the right of the Parent Series A Preferred Stock, Parent Series B Preferred Stock and Parent Series C Preferred Stock to receive priority cash distributions), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (i) obligating Parent or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Parent or any Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Parent Common Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries. No Subsidiary of Parent owns any shares of capital stock of Parent.

(e)                 Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(f)                  There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of Parent or any of its Subsidiaries.

(g)                Parent or a Subsidiary of Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of Parent, free and clear of any preemptive rights and any Liens other than Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in Parent’s Subsidiaries and for the interests described in Section 4.1(g) of the Disclosure Schedule, neither Parent nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Neither Parent nor any of its Subsidiaries has any obligation to acquire any equity interest in, any person.

Section 4.2                 AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION.

(a)                 Each of the EnerJex Parties has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to be entered into by Parent and Merger Sub, subject, in the case of Parent, to the Parent Stockholder Approval of the Proxy Statement Proposals at the Parent Stockholder Meeting at which a quorum is present. The execution, delivery and performance by EnerJex Parties of this Agreement and the other Transaction Documents and the consummation by each of them of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Buyer Entity, and no other action on the part of any Buyer Entity is necessary to authorize the execution and delivery by any Buyer Entity of this Agreement and the other Transaction Documents and the consummation of the Merger. The Board of Directors of Parent, acting in accordance with the recommendation of the Special Committee of the Board of Directors of Parent, if any, has approved this Agreement and the Transactions, including the Merger. This Agreement has been duly executed and delivered by each Buyer Entity and, assuming due and valid authorization, execution and delivery hereof by AgEagle, is the valid and binding obligation of each Buyer Entity enforceable against each of them in accordance with its terms, subject to the Remedies Exception.

(b)                Other than in connection with or in compliance with (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada, (ii) the Exchange Act, (iii) the Securities Act, (iv) applicable state securities, takeover and “blue sky” Laws, (v) the rules and regulations of FINRA or the NYSE American, and (vi) the approvals set forth in Section 4.2(b) of Parent Disclosure Schedule (collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of AgEagle in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by any Buyer Entity of the Transactions, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of the Transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other Transactions or have, individually or in the aggregate, a Material Adverse Effect.

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(c)                 The execution and delivery by EnerJex Parties of this Agreement do not, and (assuming Parent Approvals are obtained) the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of a Buyer Entity or its Subsidiaries to own or use any assets required for the conduct of its business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract (including any Oil and Gas Lease or Oil and Gas Contract), instrument, permit, concession, franchise, right or license binding upon a Buyer Entity or any of its Subsidiaries or by which or to which any of its properties, rights or assets are bound or subject, or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of a Buyer Entity or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other equivalent organizational document, in each case as amended or restated, of a Buyer Entity or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, a Material Adverse Effect.

Section 4.3                 REPORTS AND FINANCIAL STATEMENTS.

(a)                 Each of EnerJex Parties and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2014 (all such documents and reports filed or furnished by a Buyer Entity or any of its Subsidiaries, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in Parent SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b)                The consolidated financial statements (including all related notes and schedules) of each Buyer Entity included in the applicable Parent SEC Documents (the “Parent Financial Statements”) (i) fairly present in all material respects the consolidated financial position of such Buyer Entity and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c)                 As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to Parent SEC Documents.

Section 4.4                 INTERNAL CONTROLS AND PROCEDURES.  Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such controls were effective.

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Section 4.5                 UNDISCLOSED LIABILITIES.  Except as set forth on Schedule 4.5 to the Parent Disclosure Schedule, there are no liabilities or obligations of Parent or any of its Subsidiaries, whether accrued, absolute, determined or contingent, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), except for (i) liabilities or obligations disclosed and provided for in the balance sheets included in Parent Financial Statements included in the applicable Parent SEC Documents filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement, (iii) liabilities or obligations that have been discharged or paid in full, (iv) liabilities or obligations incurred since December 31, 2016 in the ordinary course of business, and (v) liabilities or obligations that, individually or in the aggregate, have not had and would not have a Material Adverse Effect.

Section 4.6                 COMPLIANCE WITH LAW; PERMITS.

(a)                 Each Buyer Entity and its Subsidiaries are in compliance with, and are not in default under or in violation of, any Laws, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Material Adverse Effect. Since December 31, 2016, neither Parent nor any of its Subsidiaries has received any written notice or, to the knowledge of EnerJex Parties, other communication from any Governmental Entity regarding any actual or possible material violation of, or material failure to comply with, any Law, except as would not have, individually or in the aggregate, a Material Adverse Effect.

(b)                EnerJex Parties and their Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for each of EnerJex Parties and their respective Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of Parent Permits or to have filed such tariffs, reports, notices or other documents would not, individually or in the aggregate, have a Material Adverse Effect. All Parent Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not have, individually or in the aggregate, a Material Adverse Effect. Each Buyer Entity and each of its Subsidiaries is in compliance with the terms and requirements of all Parent Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Material Adverse Effect.

(c)                 Since December 31, 2016, (i) no Buyer Entity or any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of either Buyer Entity or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of such Buyer Entity or any material concerns from employees of such Buyer Entity or any Subsidiary of such Buyer Entity regarding questionable accounting or auditing matters with respect to such Buyer Entity or any Subsidiary of such Buyer Entity, and (ii) to the knowledge of EnerJex Parties, no attorney representing either Buyer Entity or any of its Subsidiaries, whether or not employed by such Buyer Entity or any such Subsidiary, has reported in writing evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by such Buyer Entity, any Subsidiary of such Buyer Entity or any of their respective officers, directors, employees or agents to the Board of Directors of such Buyer Entity or any committee thereof, or to the Chief Executive Officer of such Buyer Entity.

Section 4.7                 ABSENCE OF CERTAIN CHANGES OR EVENTS.

(a)                 From January 1, 2017 through the date of this Agreement, the businesses of each Buyer Entity and its Subsidiaries have been conducted in all material respects in the ordinary course of business, and no Buyer Entity or any Subsidiary of a Buyer Entity has undertaken any action that would be prohibited by Section 5.2 of this Agreement if such section were in effect at all times since January 1, 2017.

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(b)                Since January 1, 2017, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had a Material Adverse Effect.

Section 4.8                 ENVIRONMENTAL LAWS AND REGULATIONS.  Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) there are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, or, to the knowledge of EnerJex Parties, threatened against any Buyer Entity or any of its Subsidiaries or any person or entity whose liability any Buyer Entity or any of its Subsidiaries has retained or assumed either contractually or by operation of Law, alleging non-compliance with or other liability under any Environmental Law and, to the knowledge of EnerJex Parties, there are no existing facts or circumstances that would reasonably be expected to give rise to any such action, suit or proceeding, (ii) each Buyer Entity and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since December 31, 2014 have been, in compliance with all Environmental Laws (which compliance includes the possession by such Buyer Entity and each of its Subsidiaries of all Parent Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (iii) there have been no releases at any location of Hazardous Materials by any Buyer Entity or any of its Subsidiaries that would reasonably be expected to give rise to any fine, penalty, remediation, investigation, obligation, injunction or liability of any kind to such Buyer Entity or its Subsidiaries, (iv) neither any Buyer Entity nor any of their Subsidiaries nor, to the knowledge of EnerJex Parties, any third-party operator of any of the Oil and Gas Interests of EnerJex Parties or any predecessor of any of them, is subject to any Order or any indemnity obligation or other Contract with any other person that would reasonably be expected to result in obligations or liabilities under applicable Environmental Laws or concerning Hazardous Materials or releases, and (v) no Buyer Entity nor any of its Subsidiaries has received any unresolved claim, notice, complaint or request for information or contribution from a Governmental Entity or any other person relating to actual or alleged noncompliance with or liability under applicable Environmental Laws (including any such liability or obligation arising under, retained or assumed by contract or by operation of Law).

Section 4.9                 INVESTIGATIONS; LITIGATION.  Except as would not have, individually or in the aggregate, a Material Adverse Effect, or as set forth on Schedule 4.9 to the Parent Disclosure Schedule, (a) there is no investigation or review pending (or, to the knowledge of EnerJex Parties, threatened) by any Governmental Entity with respect to any Buyer Entity or any of its Subsidiaries, (b) there are no actions, suits (or, to the knowledge of EnerJex Parties, inquiries), investigations, proceedings, subpoenas, civil investigative demands or other requests for information by any Governmental Entity relating to potential violations of Law pending (or, to the knowledge of EnerJex Parties, threatened) against or affecting any Buyer Entity or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of any Governmental Entity against any Buyer Entity or any of its Subsidiaries.

Section 4.10              INFORMATION SUPPLIED.   The information supplied or to be supplied by EnerJex Parties in writing expressly for inclusion in the Proxy Statement shall not, at the time the Proxy Statement is first mailed to the stockholders of Parent, and at the time of any meeting of Parent stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by EnerJex Parties with respect to statements made or incorporated by reference therein based on information supplied by AgEagle in writing expressly for inclusion therein. The Proxy Statement (solely with respect to the portion thereof based on information supplied or to be supplied by a Buyer Entity in writing expressly for inclusion therein, but excluding any portion thereof based on information supplied by AgEagle in writing expressly for inclusion therein, with respect to which no representation or warranty is made by either Buyer Entity) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

Section 4.11              REGULATORY MATTERS.

(a)                 Neither Buyer Entity is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

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(b)                All natural gas pipeline Systems and related facilities constituting EnerJex Parties’ and their Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

(c)                 Except as set forth on Schedule 4.11(c) to the Parent Disclosure Schedule, Parent is in compliance with all continued listing standards and has not received a notice of delisting or failure to satisfy a continued listing rule or standard from the NYSE American, and Parent is current in payment of all NYSE American fees for continued listing.

Section 4.12              PROPERTIES.

(a)                 Except as would not have, individually or in the aggregate, a Material Adverse Effect, or as set forth on Schedule 4.17 to the Parent Disclosure Schedule, each Buyer Entity and its Subsidiaries have good and defensible title to all of the Oil and Gas Interests reflected in Parent Reserve Reports as attributable to interests owned by any Buyer Entity or any of their Subsidiaries, except for such Oil and Gas Interests sold, used, farmed out or otherwise disposed of since December 31, 2014 in the ordinary course of business, in each case free and clear of all Liens other than Permitted Liens and Production Burdens. Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) each Oil and Gas Lease to which any Buyer Entity or any of its Subsidiaries is a party is valid and in full force and effect, (ii) except for violations, acts or omissions that would not, individually or in the aggregate, have a Material Adverse Effect upon Parent, none of any Buyer Entity or any of their Subsidiaries has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Oil and Gas Lease, and (iii) none of EnerJex Parties or any of their Subsidiaries has received written notice from the other party to any such Oil and Gas Lease that a Buyer Entity or any of its Subsidiaries, as the case may be, has breached, violated or defaulted under any Oil and Gas Lease.

(b)                Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) either Parent or a Subsidiary of Parent has good and valid title to each material real property (and each real property at which material operations of any Buyer Entity or any of its Subsidiaries are conducted) owned by any Buyer Entity or any Subsidiary (but excluding the Oil and Gas Interests of EnerJex Parties), other than Parent Real Property Leases (such owned property collectively, the “Parent Owned Real Property”) and (ii) either a Buyer Entity or a Subsidiary of a Buyer Entity has a good and valid leasehold interest in each material lease, sublease and other agreement under which any Buyer Entity or any of their Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of any Buyer Entity or any of their Subsidiaries are conducted) (but excluding the Oil and Gas Interests of EnerJex Parties) (such property subject to a lease, sublease or other agreement, the “Parent Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Parent Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business. Except as would not have, individually or in the aggregate, a Material Adverse Effect, (A) each Real Property Lease is valid, binding and in full force and effect, subject to the Remedies Exceptions and (B) no uncured default of a material nature on the part of any Buyer Entity or, if applicable, its Subsidiary or, to the knowledge of EnerJex Parties, the landlord thereunder, exists under any Parent Real Property Lease, and no event has occurred or circumstance exists which, with or without the giving of notice, the passage of time, or both, would constitute a material breach or default under a Parent Real Property Lease.

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(c)                 Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of Parent Owned Real Property or Parent Leased Real Property that would reasonably be expected to adversely affect the existing use of such Parent Owned Real Property or Parent Leased Real Property by any Buyer Entity or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among a Buyer Entity and its Subsidiaries or among any Buyer Entity’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Parent Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of Parent Owned Real Property by EnerJex Parties in the operation of their business thereon, and (iii) neither a Buyer Entity nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Parent Owned Real Property or Parent Leased Real Property that would reasonably be expected to adversely affect the existing use of such Parent Owned Real Property or Parent Leased Real Property by EnerJex Parties or their Subsidiaries in the operation of its business thereon.

(d)                Except as would not have, individually or in the aggregate, a Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Interests of EnerJex Parties are being received by EnerJex Parties in a timely manner and are not being held in suspense for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells.

(e)                 All of the Wells and all water, CO2 or injection wells located on the Oil and Gas Leases or Units of EnerJex Parties and their Subsidiaries or otherwise associated with an Oil and Gas Interest of a Buyer Entity or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Contracts and applicable Law, and all drilling and completion (and plugging and abandonment) of the Wells and such other wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect.

(f)                  All Oil and Gas Interests operated by EnerJex Parties and their Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in compliance with the applicable Oil and Gas Leases and applicable Law, except where the failure to so operate would not have, individually or in the aggregate, a Material Adverse Effect.

(g)                None of the material Oil and Gas Interests of EnerJex Parties or their Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the Transactions, except for any such preferential purchase, consent or similar rights that would not have, individually or in the aggregate, a Material Adverse Effect.

(h)                None of the Oil and Gas Interests of Parent or its Subsidiaries are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 4.13              INSURANCE.  EnerJex Parties and their Subsidiaries maintain insurance in such amounts and against such risks substantially as EnerJex Parties believe to be customary for the industries in which they and their Subsidiaries operate and as the management of EnerJex Parties has in good faith determined to be prudent and appropriate. Except as would not have, individually or in the aggregate, a Material Adverse Effect, all insurance policies maintained by or on behalf of EnerJex Parties or any of their Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by EnerJex Parties or their Subsidiaries. Except as would not have, individually or in the aggregate, a Material Adverse Effect, EnerJex Parties and their Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of any Buyer Entity or any of their Subsidiaries as of the date of this Agreement, and neither a Buyer Entity nor any of their Subsidiaries is in breach or default under, or has taken any action that could permit termination or material modification of, any material insurance policies.

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Section 4.14              OPINION OF FINANCIAL ADVISOR.  The Special Committee of the Board of Directors of Parent has received the opinion of Northland Securities, Inc. (“Northland”) to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters contained therein, the Merger Consideration to be paid by Parent is fair, from a financial point of view, to Parent, and (b) the consent from Northland to include such opinion and a summary of such opinion (subject to such summary being in a form reasonably acceptable to Northland and its counsel and consistent with similar descriptions in transactions of the same type as the Merger) in the Proxy Statement.

Section 4.15              MATERIAL CONTRACTS.

(a)                 Except for this Agreement, any agreements set forth on Schedule 4.15 to the Parent Disclosure Schedule and agreements filed as exhibits to Parent’s SEC Documents, as of the date of this Agreement, no Buyer Entity nor any of their Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (a “Buyer Entity Material Contract”).

(b)                Except as would not have, individually or in the aggregate, a Material Adverse Effect, no Buyer Entity nor any of its Subsidiaries is in breach of or default under the terms of any Buyer Entity Material Contract and, to the knowledge of EnerJex Parties, no other party to any Buyer Entity Material Contract is in breach of or default under the terms of any Buyer Entity Material Contract. Each Buyer Entity Material Contract is a valid and binding obligation of the applicable Buyer Entity or the Subsidiary of a Buyer Entity that is party thereto and, to the knowledge of EnerJex Parties, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 4.16              RESERVE REPORTS.  EnerJex Parties have delivered or otherwise made available to AgEagle true and correct copies of all written reports requested or commissioned by any Buyer Entity or its Subsidiaries and delivered to a Buyer Entity or its Subsidiaries in writing on or before the date of this Agreement estimating EnerJex Parties’ and such Subsidiaries’ proved oil and gas reserves prepared by any unaffiliated person (each, a “Parent Report Preparer”) concerning the Oil and Gas Interests of EnerJex Parties and such Subsidiaries as of December 31, 2014 (the “Parent Reserve Reports”). The factual, non-interpretive data provided by EnerJex Parties and their Subsidiaries to each Parent Report Preparer in connection with the preparation of Parent Reserve Reports that was material to such Parent Report Preparer’s estimates of the proved oil and gas reserves set forth in Parent Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of Parent Reserve Reports) accurate in all material respects. The oil and gas reserve estimates of EnerJex Parties set forth in Parent Reserve Reports are derived from reports that have been prepared by the petroleum consulting firm as set forth therein, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of EnerJex Parties at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in Parent Reserve Reports that, individually or in the aggregate, has had or would have a Material Adverse Effect.

Section 4.17              FINDERS OR BROKERS.  Except as set forth on Schedule 4.17 to the Parent Disclosure Schedule, no Buyer Entity nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.18              TAX MATTERS.

(a)                 Except as would not have, individually or in the aggregate, a Material Adverse Effect:

(i)                  (A) Each of EnerJex Parties and its Subsidiaries has timely filed all Tax Returns with the appropriate Taxing Authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, and (B) all Taxes due and owing by each of EnerJex Parties and its Subsidiaries (whether or not shown on such filed Tax Returns), including Taxes required to be collected or withheld from payments to employees, creditors, shareholders or other third parties, have been paid, except in each case of clause (A) and (B) for amounts being contested in good faith by appropriate proceedings or for which adequate reserves have been maintained in accordance with GAAP.

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(ii)                (A) No deficiencies for Taxes with respect to a Buyer Entity or any of its Subsidiaries have been claimed, proposed or assessed by any Taxing Authority that have not been settled and paid or adequately reserved in accordance with GAAP, (B) as of the date hereof, there are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of a Buyer Entity or any of its Subsidiaries, and (C) none of EnerJex Parties or any of their respective Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iii)              There are no Liens for Taxes upon any property or assets of a Buyer Entity or any of its Subsidiaries other than Permitted Liens.

(iv)               Neither of the EnerJex Parties nor any of their respective Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(v)                No claim has been made by any Taxing Authority in a jurisdiction where a Buyer Entity or any of its Subsidiaries does not file Tax Returns that such Buyer Entity or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, other than any such claims that have been resolved.

(vi)               Neither of the EnerJex Parties nor any of their respective Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (excluding any such agreements pursuant to customary provisions in contracts not primarily related to Taxes).

(vii)             No foreign, federal, state or local Tax audits, examinations, investigations, suits, claims, administrative or judicial Tax proceedings or other actions are, outstanding, pending or being conducted, or, to Parent’s knowledge, threatened against or with respect to, and there are no Tax matters under discussion with any Taxing Authority concerning any Tax return or Tax reasonably expected to result in a Tax liability of, the EnerJex Parties nor any of their respective Subsidiaries.

(viii)           Neither of the EnerJex Parties nor any of their respective Subsidiaries has received from any foreign, federal, state or local Taxing Authority (including jurisdictions where the EnerJex Parties or any of their respective Subsidiaries has not filed Tax returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority or against the EnerJex Parties or any of their respective Subsidiaries.

(ix)               Neither of the EnerJex Parties nor any of their respective Subsidiaries has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which a Buyer Entity or any of its Subsidiaries is or was the common parent, and none of EnerJex Parties or any of their respective Subsidiaries has any liability for Taxes of any other person (other than Taxes of a Buyer Entity or such Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract or otherwise.

(b)                Neither of the EnerJex Parties nor any of their respective Subsidiaries is aware of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.19              EMPLOYEE BENEFIT PLANS.

(a)                 For purposes of this Agreement, “Parent Benefit Plan” means each employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by a Buyer Entity or any Subsidiary of a Buyer Entity, or to which a Buyer Entity or any Subsidiary of a Buyer Entity contributes or is obligated to contribute for the benefit of any current or former employees, directors, consultants or independent contractors of a Buyer Entity or any Subsidiary of a Buyer Entity.

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(b)                Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) each Parent Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made to any Parent Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the applicable Buyer Entity.

(c)                 Neither of the EnerJex Parties nor any of their Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any employee benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.

(d)                Neither of the EnerJex Parties nor any of their Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a Multiple Employer Plan, and, except as would not have, individually or in the aggregate, a Material Adverse Effect, none of EnerJex Parties and their Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan or Multiple Employer Plan.

Section 4.20              EMPLOYMENT AND LABOR MATTERS.  As of the date hereof, no Buyer Entity nor any of its Subsidiaries is, or since December 31, 2014 has been, a party to any Collective Bargaining Agreement, and no employee is represented by a labor organization for purposes of collective bargaining with respect to any Buyer Entity or any of its Subsidiaries. To the knowledge of EnerJex Parties, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of the any Buyer Entity or any of its Subsidiaries. As of the date hereof, no Collective Bargaining Agreement is being negotiated by any Buyer Entity or, to the knowledge of EnerJex Parties, any of their respective Subsidiaries. As of the date hereof, there is no strike, lockout, slowdown, or work stoppage against any Buyer Entity or any of its Subsidiaries pending or, to the knowledge of EnerJex Parties, threatened, that may interfere in any material respect with the business activities of any Buyer Entity and its Subsidiaries taken as a whole. Except as would not have, individually or in the aggregate, a Material Adverse Effect, there is no pending charge or complaint against any Buyer Entity or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity, and none of EnerJex Parties and their Subsidiaries are a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Except as would have, individually or in the aggregate, a Material Adverse Effect, EnerJex Parties and their Subsidiaries have complied with all applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including classification of employees) and other applicable Laws in respect of any reduction in force, including notice, information and consultation requirements. Except as would not have, individually or in the aggregate, a Material Adverse Effect, there are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by any Buyer Entity pursuant to any workplace safety and insurance/workers’ compensation Laws.

Section 4.21              CASH PAYMENT.  On or prior to the date hereof, the Parent shall have made the Cash Payment to AgEagle.

Section 4.22              NO ADDITIONAL REPRESENTATIONS.

(a)                 Parent acknowledges that AgEagle does not make any representation or warranty as to any matter whatsoever except as expressly set forth in ARTICLE III or in any certificate delivered by AgEagle to a Parent in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that AgEagle makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of AgEagle or (b) the future business and operations of AgEagle, and Parent has not relied on such information or any other representations or warranties not set forth in ARTICLE III.

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(b)                Parent has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of AgEagle and acknowledges that it has been provided access for such purposes. Except for the representations and warranties expressly set forth in ARTICLE III or in any certificate delivered to Parent by AgEagle in accordance with the terms hereof, in entering into this Agreement, Parent has relied solely upon their independent investigation and analysis of AgEagle, and Parent acknowledges and agrees that they have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by AgEagle, or any of their respective affiliates, stockholders, controlling persons or other Representatives that are not expressly set forth in ARTICLE III or in any certificate delivered by AgEagle to Parent, whether or not such representations, warranties or statements were made in writing or orally. Parent acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE III or in any certificate delivered by AgEagle to Parent: (i) AgEagle does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Transactions and Parent is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by AgEagle E to make any representation or warranty relating to itself or its business or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by Parent as having been authorized by AgEagle, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent or any of its Representatives are not and shall not be deemed to be or include representations or warranties of AgEagle unless any such materials or information is the subject of any express representation or warranty set forth in ARTICLE III. To the knowledge of Parent, nothing contained in the representations and warranties set forth in ARTICLE III as modified by the AgEagle Disclosure Schedules is inaccurate.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1                 CONDUCT OF BUSINESS BY AGEAGLE.

(a)                 From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) with the prior written consent of Parent (which consent shall not be unreasonably withheld), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.1(a) of the Disclosure Schedule, AgEagle covenants and agrees that the business of AgEagle shall be conducted in the ordinary course of business, and shall use commercially reasonable efforts to preserve intact its present lines of business, maintain its rights, franchises and Permits and preserve its relationships with customers and suppliers; provided, however, that no action by AgEagle with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)                AgEagle agrees with EnerJex Parties, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) as may be consented to by Parent (which consent shall not be unreasonably withheld), (iii) as may be contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(b) of the Disclosure Schedule, AgEagle:

(i)                  shall not adopt any amendments to its articles of incorporation or bylaws or similar applicable organizational documents;

(ii)                shall not, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

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(iii)              except in the ordinary course of business, shall not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of AgEagle);

(iv)               shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger, or take any action with respect to any securities owned by such person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement;

(v)                shall not, to the extent any expenditures exceed, in the aggregate, $100,000, sell, lease, license, transfer, exchange or swap, or otherwise dispose of or encumber any properties or non-cash assets in, except (1) sales, transfers and dispositions of obsolete or worthless equipment, or (2) sales, transfers and dispositions of inventory in the ordinary course of business;

(vi)               except as required by applicable Law or the terms of any AgEagle benefit plan existing and as in effect on the date of this Agreement, shall not, establish, adopt, amend, modify, commence participation in or terminate (or commit to establish, adopt, amend, modify, commence participation in or terminate) any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock agreement, plan or arrangement covering any current or former directors, officers, employees, consultants, independent contractors or other service providers of AgEagle or other existing AgEagle benefit plan (other than amendments or modifications to broad-based AgEagle benefit plans in the ordinary course of business that do not materially increase the cost or expense to AgEagle of providing or administering such benefits), (2) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of AgEagle, other than increases in base salary to employees of AgEagle in the ordinary course of business consistent with past practice or in connection with a promotion of such employee in the ordinary course of business consistent with past practice, provided that such increases in base salary shall not exceed 5% in the aggregate (on an annualized basis) or (3) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than in the ordinary course of business, (4) enter into any new or modify any existing employment, severance, termination, retention or consulting agreement with any current or former directors, officers, employees, consultants, independent contractors or other service providers of AgEagle, (5) accelerate any rights or benefits, (6) hire or terminate the employment or services of (other than for cause) any officer, employee, independent contractor or consultant who has annual base compensation greater than $150,000; provided that AgEagle may hire any officer, employee, independent contractor or consultant with an annual base compensation greater than $150,000, so long as the annual base compensation of such new hire is on market terms, in order to replace any officer, employee, independent contractor or consultant whose employment or services with AgEagle has been terminated;

(vii)             shall not materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(viii)           shall not, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in AgEagle or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing AgEagle benefit plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options outstanding on the date hereof), other than (1) the sale of shares of AgEagle Common Stock pursuant to the exercise of AgEagle Stock Options if necessary to effectuate an option direction upon exercise or for withholding of Taxes, and (2) shares of AgEagle Common Stock issued pursuant to the conversion of the Convertible Debentures as contemplated in Section 6.3(d);

(ix)               shall not, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, or options to acquire any such shares, other than the acquisition of shares of AgEagle Common Stock from a holder of an AgEagle Stock Option in satisfaction of withholding obligations or in payment of the exercise price thereof;

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(x)                shall not incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except for any indebtedness incurred in the ordinary course of business, which indebtedness is incurred in compliance with this Section 5.1(b); provided, however, such indebtedness does not impose or result in any additional restrictions or limitations that would be material to AgEagle, or, following the Closing, AgEagle, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which AgEagle is currently subject under the terms of any indebtedness outstanding as of the date hereof;

(xi)               other than in the ordinary course of business, which includes, to the extent deemed necessary and appropriate by the Board of Directors and/or management of AgEagle, modifying terms of AgEagle’s Distribution Agreement with Raven Industries, shall not modify, amend or terminate, or waive any rights under any AgEagle Material Contract or under any AgEagle Permit, or enter into any new Contract which would be an AgEagle Material Contract, in each case in a manner or with an effect that is adverse to AgEagle, taken as a whole; or

(xii)             shall not make, change or revoke any Tax election outside the ordinary course of business, change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, request any Tax ruling, settle or compromise any Tax proceeding, or surrender any claim for a refund of Taxes, in each case, if such action would reasonably be expected to increase by a material amount the Taxes of AgEagle.

Section 5.2                 CONDUCT OF BUSINESS BY ENERJEX PARTIES.

(a)                 Ordinary Course.  From and after the date hereof until the earlier of the Effective Time or the Termination Date, and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to EnerJex Parties or any of their Subsidiaries, (ii) with the prior written consent of AgEagle (which consent shall not be unreasonably withheld), (iii) as may be contemplated or required by this Agreement or (iv) as permitted under Section 5.2(c), below, or as set forth in Section 5.2(a) of Parent Disclosure Schedule, Parent covenants and agrees that the business of Parent and its Subsidiaries shall be conducted in the ordinary course of business, and shall use commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and Parent Permits and preserve their relationships with customers and suppliers; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)                Pre-Effective Time Operations.  Each of EnerJex Parties agrees with AgEagle, on behalf of themselves and their Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to EnerJex Parties or any of their Subsidiaries, (ii) as may be consented to by AgEagle (which consent shall not be unreasonably withheld), (iii) as may be contemplated or required by this Agreement, or (iv) as is permitted under Section 5.2(c), below, or as set forth in Schedule 5.2 of Parent Disclosure Schedule, EnerJex:

(i)                  shall not adopt or agree to adopt any amendments its certificate of incorporation or bylaws or similar applicable organizational documents, and shall not permit any of its Subsidiaries to adopt any amendments to its articles of incorporation or bylaws or similar applicable organizational documents;

(ii)                shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its equity securities, except for any such transaction by a wholly owned Subsidiary of a Buyer Entity which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)              except in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by a Buyer Entity or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding equity securities (whether in cash, assets, stock or other securities of a Buyer Entity or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to a Buyer Entity or to any Subsidiary of a Buyer Entity in the ordinary course of business, and (2) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement;

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(iv)               shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among a Buyer Entity and its Subsidiaries or among their Subsidiaries, or take any action with respect to any securities owned by such person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement;

(v)                shall not, and shall not permit any Buyer Entity or its Subsidiaries to, make any acquisition (whether through merger, consolidation or otherwise) of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(vi)               shall not, and shall not permit any Buyer Entity or its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any share of capital stock or other ownership interest in a Buyer Entity or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Parent Stock Option Plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) as contemplated by this Agreement, (2) the sale of Parent Common Stock pursuant to the exercise of Parent Stock Options if necessary to effectuate an option direction upon exercise or for withholding of Taxes, (3) for transactions among a Buyer Entity and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, or (4) completing grants to officers, directors and employees of compensatory stock options to purchase Parent Common Stock under the existing Parent Stock Option Plan adopted for such purpose to the extent such grants do not exceed the number of options referenced in Section 4.1(b);

(vii)             shall not materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(viii)           shall not, and shall not permit any of the Buyer Entities or their Subsidiaries to issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Buyer Entity or any Subsidiary of a Buyer Entity or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Parent Stock Option Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options outstanding on the date hereof), other than the sale of shares of Parent Common Stock pursuant to the exercise of Parent Stock Options if necessary to effectuate an option direction upon exercise or for withholding of Taxes;

(ix)               shall not, and shall not permit any Buyer Entity or any Subsidiary of a Buyer Entity to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for the acquisition of shares of Parent Common Stock from a holder of a Parent Stock Option in satisfaction of withholding obligations or in payment of the exercise price thereof;

(x)                shall not, and shall not permit any Buyer Entity or any Subsidiary of a Buyer Entity to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness;

(xi)               other than in the ordinary course of business, shall not modify, amend or terminate, or waive any rights under any Buyer Entity Material Contract or under any Parent Permit, or enter into any new Contract which would be a Buyer Entity Material Contract, in each case in a manner or with an effect that is adverse to a Buyer Entity or its Subsidiaries, taken as a whole;

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(xii)             shall not, and shall not permit any Buyer Entity or any Subsidiary of a Buyer Entity to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises equal to or lesser than the amounts reserved with respect thereto on the most recent consolidated balance sheet of June 30, 2017; and

(xiii)           shall not make, change or revoke any Tax election outside the ordinary course of business, change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, request any Tax ruling, settle or compromise any Tax proceeding, or surrender any claim for a refund of Taxes, in each case, if such action would reasonably be expected to increase by a material amount the Taxes of a Buyer Entity or any of its Subsidiaries.

(c)                 Sale of Assets.  The parties hereby (i) acknowledge that Parent and its Subsidiaries may desire to sell certain of their respective existing assets (including interests in Subsidiaries and other assets held by Parent and each of its Subsidiaries) in order to generate working capital that would be deployed to develop the assets of AgEagle after the Effective Time, and (ii) agree that notwithstanding the foregoing provisions of this Section 5.2 or any other provision of this Agreement to the contrary, during the period from and after the date of this Agreement and prior to the Effective Time, Parent and its Subsidiaries (and each of their respective Subsidiaries) may sell or otherwise dispose of any of their respective assets (without regard to whether such sales or other dispositions may be outside the ordinary course of business for Parent or such respective Subsidiary), including but not limited to oil and gas leases, working interests, development rights, and ownership interests in any Subsidiary, to any unrelated third party for fair market value, provided such the timing of sale would not jeopardize Parent’s listing on the NYSE American.

Section 5.4                 MUTUAL ACCESS.

(a)                 For purposes of furthering the Transactions, each of AgEagle and Parent shall afford the other party and (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors, financing sources and agents and other Representatives of each such party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding such party and its Subsidiaries, as such other party may reasonably request. Notwithstanding the foregoing, no party shall be required to afford such access if it would unreasonably disrupt the operations of the other party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law.

(b)                The parties acknowledge that AgEagle and Parent have previously executed that certain letter of intent, dated June 30, 2017,which included certain binding confidentiality provisions (the “Confidentiality Provisions”). Such provisions will continue in full force and effect in accordance with their terms. The AgEagle Principal Shareholder hereby agrees to be bound by the terms and conditions of the Confidentiality Provisions to the same extent as though the AgEagle Principal Shareholder was a party thereto. Confidential information shall include information relating to the Merger or this Agreement received by AgEagle, Parent, and the AgEagle Principal Shareholder after the Closing or relating to the period after the Closing

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Section 5.5                 EXCLUSIVITY. Parent, Merger Sub and AgEagle recognize that a great deal of time, effort and expense has been and will be undertaken by each of the parties in connection with the negotiation of this Agreement and the transactions contemplated hereby, and therefore each of the parties agrees that for the period commencing on the date hereof and ending on January 31, 2018, they will negotiate exclusively with the other party, and it will not (nor will they permit any of their respective, subsidiaries’ or affiliates’ stockholders, managers, members, directors, officers, employees, partners or representatives to), directly or indirectly, take any of the following actions with any third-party other than Parent, Merger Sub and AgEagle and their respective officers, directors, managers, members, partners, officers, employees, representatives and other affiliates: (a) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, participate in any negotiations or discussions concerning, or cooperate in any manner relating to, any possible acquisition of or by the parties or any of their respective subsidiaries or affiliates or investments (all the foregoing, whether by way of merger, purchase of equity interests, a loan, purchase of assets, exclusive license or otherwise) (each matter referred to in this clause (a), “Other Transaction”); (b) provide information with respect to any party or any of their subsidiaries or affiliates to any Person relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any Person with regard to, any possible Other Transaction; or (c) enter into any Other Transaction or understanding with any Person providing for or regarding an Other Transaction or possible Other Transaction. Each of the parties represent and warrant to each other that (i) it has ceased and caused to be terminated any and all existing contacts or negotiations with third parties, that neither it nor any of its representative are presently engaged in any negotiations or discussions concerning any Other Transaction with any Person other than the Buyer Entities and AgEagle; and (ii) each party will notify the other party within 48 hours of receipt of another offer, and will inform the other party if such offer is superior to the transaction contemplated by this Agreement in terms of economics, but will not otherwise be obligated to divulge any details regarding such offer. Each party acknowledges and agrees that the foregoing provisions constitute an essential and necessary inducement to each party’s willingness to continue discussions regarding the Merger and the Transactions contemplated hereby.

Section 5.6                 RECOMMENDATION OF THE BOARD OF DIRECTORS OF PARENT.

(a)                 Except as expressly permitted by Section 5.6(b), the Board of Directors of Parent shall not make a Parent Adverse Recommendation Change.

(b)                Nothing in this Agreement shall prohibit or restrict the Board of Directors of Parent from making a Parent Adverse Recommendation Change in response to a Parent Intervening Event if the Board of Directors of Parent determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Board of Directors of Parent to effect a Parent Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Board of Directors of Parent under applicable Law; provided, however, that, prior to making such Parent Adverse Recommendation Change, (i) Parent has given AgEagle at least three business days’ prior written notice of its intention to take such action (which shall specify the reasons therefor), (ii) Parent has negotiated, and has caused its Representatives to negotiate, in good faith with AgEagle during such notice period, to the extent AgEagle wishes to negotiate, to enable AgEagle to propose revisions to the terms of this Agreement as would not permit the Board of Directors of Parent to make a Parent Adverse Recommendation Change pursuant to this Section 5.6(b), and (iii) the Board of Directors of Parent shall have considered any revisions to the terms of this Agreement proposed in writing by AgEagle and, at the end of such notice period, shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Board of Directors of Parent to effect a Parent Adverse Recommendation Change in response to a Parent Intervening Event would reasonably likely to be inconsistent with the fiduciary duties of the Board of Directors of Parent under applicable Law.

Section 5.7                 FILINGS; OTHER ACTIONS.

(a)                 As promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and file with the SEC the Proxy Statement to convene the Parent Stockholders Meeting to vote on and approve (i) the issuance of Parent Common Stock to the AgEagle Shareholders in excess of 20% of Parent’s total issued and outstanding Parent Common Stock and the issuance of Parent Common Stock in connection with any financing as contemplated by Section 6.1(e); (ii) an amendment to Parent’s articles of incorporation to change Parent’s name to AgEagle Aerial Systems, Inc.; (iii) approval of an amendment to the Certificate of Designation of the Parent’s Series A Preferred Stock to (A) remove the right of the holders thereof to receive dividends, (B) remove the right of the holders thereof to any liquidation preference, and (C) provide for the ability to convert the Series A Preferred Stock into shares of Parent Common Stock; and (v) the Proposed Parent Equity Incentive Plan; and (v) any other matters to be properly brought before the Parent Stockholders as determined by the Board of Directors of Parent and the Board of Directors or AgEagle (the “Proxy Statement Proposals”).

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(b)                No filing of, or amendment or supplement to, the Proxy Statement will be made by Parent, without AgEagle’s prior consent (which shall not be unreasonably withheld) and without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise AgEagle promptly after it receives oral or written notice that the Proxy Statement has been cleared, or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or AgEagle, or any of their respective affiliates, officers or directors, is discovered by Parent or AgEagle which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Parent Stockholders and AgEagle, as applicable. Parent shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing.

(c)                 As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, Parent shall take all action necessary to cause the Proxy Statement to be mailed to Parent stockholders in accordance with applicable Law and its organizational documents to duly give notice of, convene and hold the Parent Stockholder’s Meeting, and not postpone or adjourn Parent Stockholders’ Meeting except to the extent required by applicable Law or to solicit additional proxies and votes in favor of the Merger; provided, that, unless otherwise agreed to by the parties, Parent Stockholders’ Meeting may not be postponed or adjourned to a date that is more than 20 days after the date for which Parent Stockholders’ Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Parent will, through its Board of Directors, except in the case of a Parent Adverse Recommendation Change, recommend that the Parent Stockholders approve each of the Proxy Statement Proposals and will use reasonable best efforts to solicit from its stockholders proxies in favor of the Merger and to take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of FINRA or applicable Law to obtain such approvals.

(d)                Within 24 hours after the execution of this Agreement by the parties, the AgEagle Principal Stockholder shall execute a stockholder action by written consent in favor of adoption of this Agreement. AgEagle will, through its Board of Directors, recommend that the AgEagle Shareholders adopt this Agreement and will use reasonable best efforts to solicit from the AgEagle Shareholders written consents in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the AgEagle Shareholders to obtain such approvals.

(e)                 As soon as is reasonably practicable after the date hereof, Parent shall take all action necessary to obtain the approval of the Merger, including the Merger Consideration, by the NYSE American.

(f)                  Parent will retain a third party consulting firm to ensure: (i) settlement of all payables, liabilities and debt of Parent (the “Parent Debt”) that are outstanding prior to Closing; (ii) efficient and orderly use of cash funds for operations prior to Closing; and (iii) a streamlined Closing. Parent agrees that such consulting firm shall not be a registered broker-dealer, and any consideration paid to such consulting firm will not be based or conditioned on the Closing.

Section 5.8                 EMPLOYEE MATTERS.

(a)                 Following the Closing Date, Parent shall, or shall cause its applicable affiliate to, cause any employee benefit plans sponsored or maintained by Parent or its applicable affiliate in which the employees of AgEagle (the “AgEagle Employees”) are eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to recognize the service of each AgEagle Employee with AgEagle and their respective predecessors prior to the Closing Date for purposes of eligibility, vesting, benefit levels and benefit accrual rates or contribution rates under such Post-Closing Plans, in each case, to the same extent such service was recognized immediately prior to the Effective Time under a comparable AgEagle benefit plan in which such AgEagle Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) apply for purposes of any defined benefit retirement plan or plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a AgEagle Employee with respect to the same period of service, (iii) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Parent or its applicable affiliate do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation.

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(b)                Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the AgEagle Stock Option Plan will occur at or prior to the Effective Time, as applicable.

(c)                 Nothing in this Agreement shall confer upon any AgEagle Employee or other service provider any right to continue in the employ or service of Parent or any of its affiliates, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company, AgEagle or any of their affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any AgEagle Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any AgEagle benefit plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Company, AgEagle (including, after the Closing Date, AgEagle) or affiliates; or (ii) alter or limit the ability of Parent, the Surviving Company or any of their Subsidiaries (including, after the Closing Date AgEagle) or affiliates to amend, modify or terminate any AgEagle benefit plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5. shall create any third party beneficiary rights in any AgEagle Employee or current or former service provider of AgEagle or its affiliates (or any beneficiaries or dependents thereof).

Section 5.9                 REGULATORY APPROVALS; EFFORTS.

(a)                 Prior to the Closing, the parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Transactions as promptly as practicable, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger, (ii) the satisfaction of the conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity required to be obtained or made by the parties or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by this Agreement, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In the event that any litigation, administrative or judicial action or other proceeding is commenced challenging the Merger or any of the other Transactions contemplated by this Agreement, the parties shall cooperate with each other and use their respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other Transactions contemplated by this Agreement, provided Parent and AgEagle shall be obligated to equally pay any funds or sell or transfer any assets to vacate, lift, reverse or overturn any action, judgment, injunction or order. Additionally, each of the parties shall use reasonable best efforts to fulfill all conditions precedent to the Transactions and shall not take any action after the date of this Agreement that would reasonably be expected to materially hinder or delay the obtaining of, or result in not obtaining, any permission, approval or consent from any such Governmental Entity necessary to be obtained prior to Closing or to materially hinder or delay the expiration of the required waiting period under any applicable Law. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the parties hereto shall use reasonable best efforts to effect such transfers.

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(b)                The parties shall each keep the other apprised of the status of matters relating to the completion of the Transactions and the regulatory approvals and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.9. In that regard, prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Transactions. Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of) any communication from any Governmental Entity regarding the Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed communication with any such Governmental Entity. If any party to this Agreement or any Representative of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party will use reasonable best efforts to make, or cause to be made, as promptly as practicable and after consultation with the other parties to this Agreement, an appropriate response in substantial compliance with such request. No party shall participate in any meeting or teleconference with any Governmental Entity (other than teleconferences with respect to non-substantive or ministerial matters) in connection with this Agreement and Transactions unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat. Each party shall furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to the Transactions, and furnish the other parties with such necessary information and reasonable assistance as such other parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 5.9 may be redacted (i) to remove references concerning the valuation of Parent and Transactions or other confidential information, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns.

Section 5.10              TAKEOVER STATUTES.  If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any of the other Transactions, each party shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 5.11              PUBLIC ANNOUNCEMENTS.  The parties shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the Transactions, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party shall consult with each other before issuing any press release or public statement with respect to the Transactions and, subject to the requirements of applicable Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to such consultation. The parties agree to issue a mutually acceptable initial joint press release announcing this Agreement.

Section 5.12              DIRECTORS AND OFFICERS INSURANCE.  For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by AgEagle with respect to matters existing or arising on or before the Effective Time. In addition, Parent shall, prior to the Effective Time and at AgEagle’s expense, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by its directors and officers, in their capacity as such.

Section 5.13              CONTROL OF OPERATIONS.  Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give either Parent or AgEagle, directly or indirectly, the right to control or direct the other Party’s operations prior to Effective Time and (b) prior to the Effective Time, each of Parent and AgEagle shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

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Section 5.14              Section 16 Matters.  PRIOR TO THE EFFECTIVE TIME, PARENT AND AGEAGLE SHALL TAKE ALL SUCH STEPS AS MAY BE REQUIRED TO CAUSE ANY ACQUISITIONS OF Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

Section 6.1                 CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE TRANSACTIONS.  The respective obligations of each party to effect the Merger, shall be subject to the fulfillment (or waiver by all parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)                 The Proxy Statement shall have been prepared, filed with the SEC and mailed to the Parent’s Stockholders and the Parent Stockholder Meeting shall have been held;

(b)                The Parent Stockholder Approval shall have been obtained;

(c)                 AgEagle Stockholder Approval shall have been obtained;

(d)                The NYSE American shall have approved the Merger and the Transactions contemplated hereby, including notification that the Parent post-Closing will satisfy the NYSE American’s continued listing standards; and

(e)                 Prior to the Closing Date, definitive documentation with respect to the sale of Parent Common Stock or convertible equity resulting in gross proceeds of no less than $2,500,000 and up to $4,000,000, unless such other amount is either agreed by AgEagle or required for NYSE qualification, shall have been submitted to AgEagle’s legal counsel for review and approval, which closing of the sale of such shares of Parent Common Stock or convertible equity shall occur immediately prior to the Effective Time.

Section 6.2                 CONDITIONS TO OBLIGATION OF AGEAGLE TO EFFECT THE MERGER.  The obligation of AgEagle to effect the Merger is further subject to the fulfillment (or waiver by AgEagle) at or prior to the Effective Time of the following conditions:

(a)                 The representations and warranties of the Buyer Entities set forth in this Agreement qualified by Material Adverse Effect shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (ii) the representations and warranties of the Buyer Entities set forth in Section 4.1(b) and Section 4.1(c) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, and (iii) the other representations and warranties of Buyer Entities set forth in this Agreement shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period;

(b)                Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c)                 Parent shall have filed an amendment to the Certificate of Designation of the Parent’s Series A Preferred Stock to (i) remove the right of the holders thereof to receive dividends, (ii) remove the right of the holders thereof to any liquidation preference, and (iii) provide for the ability to convert of the Series A Preferred Stock into shares of Parent Common Stock;

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(d)                All consolidated assets of Parent set forth on Schedule 6.2 of the Parent Disclosure Schedule (the “Parent Assets”), shall have been sold, transferred or otherwise disposed of, or will be sold, transferred or otherwise disposed of, immediately prior to the Closing, and the corresponding debt and liabilities related to the Parent Assets (the “Related Debt”) shall have been extinguished concurrently with the Closing;

(e)                 Other that the Parent Assets and Related Debt, Parent shall have paid and satisfied in full Parent Debt in the amount of approximately $760,000 plus any additional payables accrued after the date of this Agreement, as of the date of the Closing, such that there are no continuing liabilities of Parent subsequent to the Closing;

(f)                  Parent shall have received an opinion of Northland to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters contained therein, the Merger Consideration to be issued in the Merger pursuant to this Agreement is fair, from a financial point of view;

(g)                Parent shall deliver the written resignation of each of the existing officers and directors of the Parent and its Subsidiaries effective as of the Closing Date;

(h)                Parent shall be current in payment of all NYSE American fees for continued listing and shall not have received notice of delisting or failure to satisfy a continued listing rule or standard, in each such case which notice or failure has not been satisfied prior to the Effective Time;

(i)                  Parent shall have delivered to AgEagle (i) a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer of Parent, certifying to the effect that the conditions set forth in this Section 6.2(a) and (b) have been satisfied, (ii) Articles of Merger to be filed in accordance with the NRS as of the Effective Time; (iii) a certificate of good standing or equivalent under NV law for each Buyer Entity, and (iv) such other documents as AgEagle may reasonably request for the purpose of facilitating the consummation of any of the transactions contemplated by this Agreement;

(j)                  Since the date of this Agreement, there must not have been commenced or threatened against any of the Buyer Entities or their respective Subsidiaries, or against any affiliate thereof, any proceeding (which proceeding remains unresolved as of the Effective Time) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions contemplated hereby;

(k)                The Escrow Agreement shall have been executed and delivered by the applicable parties thereto; and

(l)                  There shall not have occurred any Material Adverse Effect on Buyer Entities or their respective Subsidiaries, or any change that has a Material Adverse Effect on Buyer Entities or their respective Subsidiaries.

Section 6.3                 CONDITIONS TO OBLIGATION OF PARENT TO EFFECT THE MERGER.  The obligation of Parent to effect the Merger is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:

(a)                 (i) The representations and warranties of AgEagle set forth in this Agreement shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (ii) the representations and warranties of AgEagle set forth in Section 3.2(a) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, and (iii) the other representations and warranties of AgEagle set forth in this Agreement shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

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(b)                AgEagle shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)                 AgEagle shall have delivered to Parent (i) a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer of AgEagle, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied, (ii) Articles of Merger to be filed in accordance with the NRS as of the Effective Time; (iii) a certificate of good standing or equivalent under NV law, and (iv) such other documents as Parent may reasonably request for the purpose of facilitating the consummation of any of the transactions contemplated by this Agreement.

(d)                AgEagle shall have issued to the Debenture Holders 693,333 shares of AgEagle Common Stock in complete satisfaction of all amounts due to the Debenture Holders under the Convertible Debenture (with such final amount to be determined by AgEagle and the Debenture Holders at the date of such issuance and satisfaction), which the Convertible Debentures shall have been discharged in full, and the Debenture Holders shall execute and deliver to Parent a certificate confirming that the Convertible Debentures have been discharged in full.

(e)                 Since the date of this Agreement, there must not have been commenced or threatened against AgEagle, or against any affiliate thereof, any proceeding (which proceeding remains unresolved as of the Effective Time) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions contemplated hereby.

(f)                  There shall not have occurred any Material Adverse Effect on AgEagle or any change that has a Material Adverse Effect AgEagle.

Section 6.4                 FRUSTRATION OF CLOSING CONDITIONS.  No party may rely, either as a basis for not consummating the Transactions or terminating this Agreement and abandoning the Transactions, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1                 TERMINATION OR ABANDONMENT.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of Parent or AgEagle:

(a)                 by the mutual written consent of Parent and AgEagle;

(b)                by Parent or AgEagle, if the Merger shall not have been consummated on or prior to January 31, 2018 (the “End Date”); provided, however, that if all of the conditions to Closing shall have been satisfied or shall be capable of being satisfied at such time, the End Date may be extended by either AgEagle or Parent from time to time by written notice to the other party up to a date not beyond March 31, 2018, the latest of any of which dates shall thereafter be deemed to be the End Date; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(c)                 by Parent or AgEagle, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such injunction shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if such injunction was due to the failure of such party to perform any of its obligations under this Agreement;

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(d)                by Parent or AgEagle, if (i) Parent Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and Parent Stockholder Approval shall not have been obtained, or (ii) AgEagle has not received the AgEagle Shareholder Approval;

(e)                 by AgEagle, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Parent does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from AgEagle describing such breach or failure in reasonable detail (provided that AgEagle is not then in material breach of any representation, warranty, covenant or other agreement contained herein, which would itself result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b));

(f)                  by Parent, if AgEagle shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, AgEagle does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from any Buyer Entity describing such breach or failure in reasonable detail (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein, which would itself result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b)).

Section 7.2                 EFFECT OF TERMINATION.  In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of ARTICLE IV), and there shall be no other liability on the part of any party to any other party except any liability arising out of or the result of, fraud or any willful or intentional breach of any covenant or agreement occurring prior to termination or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE VIII

SURVIVAL, INDEMNIFICATION

Section 8.1                 SURVIVAL.  The representations and warranties of the parties contained in this Agreement shall survive for twelve (12) months (the “Survival Date”) after the Closing Date. The parties acknowledge that the time period set forth in this Section 8.1 and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time period to be enforced as agreed by the parties. The parties further acknowledge that the time periods set forth in this Section 8.1 and elsewhere in the Agreement may be shorter or longer than otherwise provided by law.

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Section 8.2                 INDEMNIFICATION.

a)       Indemnification Provisions for AgEagle Shareholders’ Benefit. In the event the Parent or the Parent Principal Stockholders breach any of their representations, warranties, covenants or agreements contained herein, and provided that the Shareholders’ Representative makes a written claim for indemnification against the Parent or the Parent Principal Stockholders pursuant to the notice provisions set forth in Section 9.6 below within the applicable survival period (as referenced in Section 8.1 above), then the Parent Principal Stockholders (“Parent Indemnifying Party”) agrees to indemnify and hold harmless the AgEagle Shareholders, including the AgEagle Principal Shareholder, and their respective officers, directors, Affiliates, employees, agents and representatives, if any (the “AgEagle Indemnified Parties”), in accordance with their ownership proportion from and against the entirety of any Losses suffered by the AgEagle Indemnified Parties resulting from, arising out of, relating to, or caused by (i) any breach or inaccuracy of a representation or warranty of any of the Buyer Entities and their respective Subsidiaries contained in this Agreement, any related agreement or any certificate or instrument delivered by any of the Buyer Entities pursuant to this Agreement (the “Closing Certificates”), (ii) any failure by any of the Buyer Entities to perform or comply with any covenant, obligation or agreement applicable to it in this Agreement, any related agreement or any Closing Certificate, and (iii) any fraud, intentional misrepresentation or willful breach by any of the Buyer Entities with respect to this Agreement, any related agreement or any Closing Certificate. If Parent fails to indemnify the AgEagle Indemnified Parties after the Shareholders’ Representative delivers written notice as provided above, then the AgEagle Indemnified Parties shall have the right to bring an action for indemnification for such claim including after the end of the applicable Survival Period, subject to the limitations set forth in Section 8.3. Notwithstanding the foregoing to the contrary, this Section 8.2(a) shall not apply in the event of any claim arising out of, relating to, or caused by any fraud, intentional misrepresentation or willful breach of the Parent committed by any of the former officers or directors of the Parent that occurred at a time when the current officers or directors did not serve in such capacities (or other like positions of the Buyer Entities), provided that the Parent or any of the Parent Principal Stockholders had no knowledge of such fraud, intentional misrepresentation or willful breach (or was not reasonably aware such fraud, intentional misrepresentation or willful breach was taking place).

b)       Indemnification Provisions for Parent. By virtue of the Merger the AgEagle Principal Shareholder agrees to indemnify and hold harmless Parent and its former officers, directors, Affiliates, employees, agents and representatives (the “Parent Indemnified Parties”) against all Losses incurred or sustained by Parent Indemnified Parties, or any of them, directly or indirectly, based upon, arising out of, with respect to or by reason of: (i) any breach or inaccuracy of a representation or warranty of AgEagle contained in this Agreement, any related agreement or any certificate or instrument delivered by AgEagle pursuant to this Agreement (the “AgEagle Closing Certificates”), (ii) any failure by AgEagle or the AgEagle Principal Shareholder to perform or comply with any covenant, obligation or agreement applicable to it in this Agreement, any related agreement or any Closing Certificate, (iii) any fraud, intentional misrepresentation or willful breach of AgEagle or the AgEagle Principal Shareholder with respect to this Agreement, any related agreement or any AgEagle Closing Certificate and (iv) any claims by or purportedly on behalf of any holder or former holder of any shares of AgEagle’s capital stock or rights to acquire AgEagle’s capital stock, which relate or purport to relate to the Merger or any of the other transactions contemplated hereby, including appraisal or dissenters’ rights proceedings, claims in connection with appraisal rights notices, or claims alleging violations of fiduciary duty (excluding cash payments to such holders of Dissenting Shares not in excess of the consideration to which they would have been entitled for their shares of AgEagle Common Stock had they received Merger Consideration payable pursuant to this Agreement rather than exercising dissenters’ rights, but not excluding the costs and expenses incurred in connection with the proceedings relating to such exercise of dissenters’ rights).

Section 8.3                 MAXIMUM PAYMENTS; LIMITATIONS.

(a)                 From and after the Closing Date, the indemnification provisions of this ARTICLE VIII shall be the sole and exclusive remedy for monetary damages of any indemnified party and their respective affiliates with respect to breaches of representations and warranties set forth in this Agreement other than Losses resulting from a claim based on fraud, intentional misrepresentation or willful breach, which shall not be so limited.

(b)                There shall be no recovery for claims under clause (i) of Section 8.2 unless and until the aggregate amount of Losses of an indemnified party that may be claimed thereunder exceeds $25,000 (the “Threshold”), and once such Threshold has been reached, such indemnifying party shall be liable to the indemnified parties for the full amount of all Losses, including those which comprised any portion of the Threshold.

(c)                 The aggregate maximum indemnification obligation of any indemnifying party for Losses with respect to breaches of representations and warranties set forth in this Agreement shall not exceed, in the aggregate, $350,000, other than fraud, intentional misrepresentation or willful breach committed with the AgEagle Principal Shareholder’s or the Parent Principal Stockholders’ knowledge, as applicable, which shall not be so limited (except for the limitations set forth in Section 8.2(a)).

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(d)                An indemnifying party shall satisfy its indemnification obligations hereunder by the surrender for cancellation of such number of Escrow Shares held by the Parent Principal Stockholders or the number of shares of Parent Common Stock held by the AgEagle Principal Shareholder, as applicable, equal to the aggregate amount of Losses of the indemnified party. Such number of Escrow Shares or shares of Parent Common Stock, as applicable, to be surrendered shall be calculated based upon the greater of (x) the value of the Parent Common Stock as of the Closing; and (y) the average closing price of the Parent Common Stock on the NYSE American for the five trading days immediately prior to the date such a claim is made.

(e)                 Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any indemnified party may bring a claim for indemnification for any Loss under this ARTICLE VIII notwithstanding the fact that such indemnified party had actual or constructive knowledge (regardless of whether such knowledge was obtained through such indemnified party’s own investigation or through disclosure by the other party or any third party) of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto. No indemnified party shall be required to take any action to obtain payments from any third party, including an indemnitor, insurer or Taxing Authority, with respect to, or for the purposes of offsetting, any Losses. AgEagle and the AgEagle Principal Shareholder have no knowledge of any such breach.

(f)                  Notwithstanding anything to the contrary in this Article VIII, no Parent Indemnified Party shall be entitled to seek or obtain indemnification, advancement of expenses or exculpation pursuant to the articles of incorporation, bylaws (or other organizational document of the Parent or its subsidiaries) or indemnification agreement with any member of the Parent or its subsidiaries, and the Parent shall not be required to provide any indemnification, advancement of expenses or exculpation to any Parent Indemnified Party pursuant to the articles of incorporation, bylaws (or other organizational document of the Parent or its subsidiaries) or indemnification agreement with any Parent Indemnified Party, in connection with any claim for indemnification properly brought by any Parent Indemnified Party pursuant to Article VIII.

Section 8.4                 DEFINITION OF LOSSES.  For purposes of this ARTICLE VIII, the term “Losses” shall mean losses, Taxes, liabilities, damages, deficiencies, claims, actions, proceedings, deficiencies, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses (and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing). In the event of any such breach or inaccuracy, for purposes of determining the amount of any Losses (but not whether a breach, inaccuracy or failure occurred), no effect will be given to any qualification as to “materiality,” a Material Adverse Effect, or “in all material respects” qualification contained in any representation, warranty or covenant.

Section 8.5                 CLAIMS FOR INDEMNIFICATION.

(a)                 Procedure.

(i)                  For the purposes hereof, “Indemnity Certificate” shall mean a certificate signed by the AgEagle Principal Shareholder or the Parent Principal Stockholders, as applicable: (A) stating that such indemnified party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the basis for such anticipated liability and (in each case to the extent ascertainable) the method of computation of all such amounts, and (C) describing in reasonable detail, to the extent known to such indemnified party, the facts giving rise to the claim for indemnification and the nature of the misrepresentation, breach of warranty or covenant or other indemnifiable claim to which such item is related, provided that any Indemnity Certificate may be updated and amended from time to time by such indemnified party by delivering an updated or amended Indemnity Certificate to the indemnifying party.

(ii)                In case the Parent Principal Stockholders or the AgEagle Principal Shareholder, as applicable, shall object in writing to any claim or claims made in any Indemnity Certificate within thirty (30) days after delivery of such Indemnity Certificate, the Parent Principal Stockholders and the AgEagle Principal Shareholder shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.

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(iii)              If no such agreement can be reached after good faith negotiation and prior to sixty (60) days after delivery of an Indemnity Certificate, the AgEagle Principal Shareholder or the Parent Principal Stockholders, as applicable, may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third Person, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the AgEagle Principal Shareholder and the Parent Principal Stockholders. In the event that, within thirty (30) days after submission of any dispute to arbitration, the AgEagle Principal Shareholder and the Parent Principal Stockholders cannot mutually agree on one arbitrator, then the parties agree that the arbitration will be conducted by one arbitrator selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

(iv)               Any such arbitration shall be held under the rules then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim in such Indemnity Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

(v)                Any such arbitration proceeding, as well as all related materials, shall be governed by the Confidentiality Provisions and shall constitute “Confidential Information” as contemplated thereby. Notwithstanding the foregoing, judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction, subject to Section 9.4. The foregoing arbitration provision shall apply to any dispute between the indemnifying party, on one hand, and any indemnified party, on the other hand, under this ARTICLE VIII hereof.

(vi)               In the event an indemnified party becomes aware of an action, suit or proceeding initiated by a third party (a, “Third-Party Claim”) which such indemnified party believes may result in a demand against the indemnifying party under this ARTICLE VIII, such indemnified party shall notify the indemnifying party of such Third Party Claim, and the indemnifying party shall be entitled, at his or its expense, to participate in any defense of such Third Party Claim. An indemnified party may not effect the settlement of any such claim without the consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event that the indemnifying party has consented to any such settlement, the indemnifying party shall have no power or authority to object to the amount of any claim by such indemnified party against the indemnifying party for indemnity with respect to such settlement, unless such claim is in an amount in excess of any amount consented to by the indemnifying party. For the avoidance of doubt, this ARTICLE VIII provides for indemnification of Losses for damages incurred by an indemnified party as well as any Third-Party Claim.

(vii)             Notwithstanding anything to the contrary in this ARTICLE VIII, the Parent Indemnifying Party shall not be entitled to seek or obtain indemnification, advancement of expenses or exculpation pursuant to any Parent Organizational Document (or AgEagle Organizational Document) or any indemnification agreement with the Parent that was entered into either prior to or, post-Closing. Post-closing, Parent shall not be required to provide any indemnification, advancement of expenses or exculpation to any Parent Indemnifying Party pursuant to any Company Organizational Document (or AgEagle Organizational Document) or indemnification agreement with any Parent Indemnifying Party, in connection with any claim for indemnification properly brought pursuant to ARTICLE VIII.

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ARTICLE IX

MISCELLANEOUS

Section 9.1                 EXPENSES.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring or required to incur such expenses.

Section 9.2                 COUNTERPARTS; EFFECTIVENESS.  This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.3                 GOVERNING LAW.  This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Nevada.

Section 9.4                 JURISDICTION; SPECIFIC ENFORCEMENT.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Southern District of New York and courts of the State of New York located in Manhattan, New York, and all such rights and remedies at law or in equity shall be cumulative. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.4 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Southern District of New York and courts of the State of New York located in Manhattan, New York. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 9.6; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 9.5                 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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Section 9.6                 NOTICES.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 9.6 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 9.6; or (c) when delivered by courier (with confirmation of delivery); in each case to the party to be notified at the address, facsimile number, or email address for such party set forth on the signature page hereto or such other address, facsimile number or email address as such party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.7                 ASSIGNMENT; BINDING EFFECT.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 9.7 shall be null and void.

Section 9.8                 SEVERABILITY.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.9                 ENTIRE AGREEMENT.  This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.

Section 9.10              AMENDMENTS; WAIVERS.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, including the Shareholders’ Representative acting for all the AgEagle Shareholders (pursuant to the authority granted in Section 9.15 below); provided, however, that after receipt of Parent Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of FINRA require further approval of the Parent Stockholders, the effectiveness of such amendment or waiver shall be subject to the approval of the Parent Stockholders. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.11              HEADINGS.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.12              No Third-Party Beneficiaries.  Each of Parent and AgEagle agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (b) after the Effective Time, except for (i) the provisions of Section 5.11 and (ii) the right of AgEagle’s Shareholders to receive the Merger Consideration on the terms and conditions of this Agreement, this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

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Section 9.13              INTERPRETATION.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 9.14              DEFINITIONS.  All capitalized terms that appear in this Agreement and are not defined herein shall have the respective meanings ascribed thereto in Appendix 1 hereto. References in this Agreement to “Subsidiaries” of any party means any corporation, partnership, limited liability company, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner or managing member on the date hereof. References in this Agreement (except as specifically otherwise defined) to “affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge of the individuals listed in Section 9.14(a) of Parent Disclosure Schedule and (ii) with respect to AgEagle, the actual knowledge of the individuals listed on Section 9.14(a) of the AgEagle Disclosure Schedule. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by Law to remain closed.

Section 9.15              SHAREHOLDERS’ REPRESENTATIVE.

(a)       The Shareholders’ Representative confirms that each AgEagle Shareholder has signed a Letter of Transmittal in the form attached as Exhibit B prior to the execution and delivery of this Agreement pursuant to which each AgEagle Shareholder hereby has appointed Bret Chilcott as the Shareholders’ Representative and as agent and attorney-in-fact for and on behalf of each AgEagle Shareholder, with full powers of substitution, to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand dispute resolution and comply with orders of arbitrators, courts, tribunals or other Governmental Entities and awards of arbitrators, courts, tribunals or other Governmental Entities with respect to any claims or other matters that may arise under this Agreement or the other ancillary transaction documents, and to take all actions and execute all such documents necessary or appropriate in the good faith discretion of the Shareholders’ Representative for the accomplishment of the transactions contemplated by this Agreement and the other ancillary transactions, including, without limitation, the power:

(i) to agree with Parent and Merger Sub with respect to any matter or thing required by or deemed necessary by Shareholders’ Representative in connection with this Agreement, including without limitation any amendments to this Agreement;

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(ii) to receive and hold the Merger Consideration and to distribute the same to the AgEagle Shareholders;

(iii) to establish an account to hold a reasonable portion of the Merger Consideration and to use such portion of the Merger Consideration for out-of-pocket costs and expenses in connection herewith;

(iv) to execute and deliver any and all other agreements, documents and other papers which the Shareholders’ Representative deems necessary or appropriate in connection with this Agreement, or any of the Transactions contemplated hereby or thereby;

(v) to terminate, amend, waive or interpret any provision of this Agreement;

(vi) to act for each AgEagle Shareholder and all AgEagle Shareholders with regard to the indemnification matters referred to in this Agreement;

(vii) to retain attorneys, accountants and other professionals to provide services to the Shareholders’ Representative in fulfillment of his obligations under this Agreement and as otherwise deemed appropriate in connection with the Closing of the transactions contemplated by this Agreement or related matters arising thereafter; and

(viii) to do or refrain from doing any further act or deed on behalf of each AgEagle Shareholder which the Shareholders’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such AgEagle Shareholder could if personally present.

(c)       No bond shall be required of the Shareholders’ Representative, and the Shareholders’ Representative shall receive no compensation for his services.

(d)       Neither the Shareholders’ Representative nor any of his agents or employees shall be liable to any AgEagle Shareholder of any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement except in the case of its gross negligence, willful misconduct or fraud. The Shareholders’ Representative may consult with legal counsel, independent public accountants or other experts selected by him and shall not be liable for any action taken or omitted to be taken in good faith by him in accordance with the advice of such counsel, accounts or experts.

(e)       In the Letter of Transmittal, each AgEagle Shareholder hereby agrees to indemnify and hold the Shareholders’ Representative harmless from any and all liability, loss, cost, damage or expense (including attorneys’ fees) reasonably incurred or suffered as a result of the performance of his duties under this Agreement, except such that arises from the gross negligence or willful misconduct or fraud of the Shareholders’ Representative.

(f)       A decision, act, consent or instruction of the Shareholders’ Representative shall constitute a decision of all AgEagle Shareholders and shall be final, binding and conclusive upon each AgEagle Shareholder.

[Signatures begin on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

“EnerJex Parties:”

“Parent:”

EnerJex Resources, Inc., a Nevada corporation

By	/s/ Louis G. Schott
Louis G. Schott,
Interim Chief Executive Officer

Address, Facsimile No., & Email for Notices:

EnerJex Resources, Inc.
4040 Broadway, Suite 508
San Antonio, TX 78209
Facsimile No.: (210) 829-1224
Email: lschott@enerjexresources.com

With a copy to:

Dickinson Wright PLLC
Joel D. Mayersohn, Esq.
350 East Las Olas Blvd., Suite 1750
Ft. Lauderdale, FL 33301
Facsimile No. (844) 670-6009 Email: JMayersohn@DickinsonWright.com

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

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“MERGER SUB:”

AGEAGLE Merger Sub, Inc., a Nevada corporation

By	/s/ Louis G. Schott
Name: Louis G. Schott
Title: President

Address, Facsimile No., & Email for Notices:

4040 Broadway, Suite 508
San Antonio, TX 78209
Facsimile No.: (210) 829-1224
Email: lschott@enerjexresources.com

With a copy to:

Dickinson Wright PLLC
Joel D. Mayersohn, Esq.
350 East Las Olas Blvd., Suite 1750
Ft. Lauderdale, FL 33301
Facsimile No. (844) 670-6009 Email: JMayersohn@DickinsonWright.com

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

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Acknowledged and agreed with respect to Article VIII hereof:

“Parent Principal Stockholders:”

By	/s/ Atticus Lowe
Atticus Lowe

By	/s/ Jim Miller
Jim Miller

By	/s/ Lance Helfert
Lance Helfert

By	/s/ Richard Menchaca
Richard Menchaca

By	/s/ Louis Schott
Louis Schott

By	/s/ Bob Schleizer
Bob Schleizer

Address, Facsimile No., & Email for Notices:

c/o 4040 Broadway, Suite 508
San Antonio, TX 78209
Facsimile No.: (210) 829-1224
Email: lschott@enerjexresources.com

With a copy to:

Dickinson Wright PLLC
Joel D. Mayersohn, Esq.
350 East Las Olas Blvd., Suite 1750
Ft. Lauderdale, FL 33301
Facsimile No. (844) 670-6009 Email: JMayersohn@DickinsonWright.com

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“AgEagle Parties:”

“AgEagle:”

AgEagle Aerial Systems, Inc., a Nevada corporation

By	/s/ Bret Chilcott
Bret Chilcott
Chief Executive Officer

Address & Email for Notices:

117 South 4th Street
Neodesha, Kansas 66757
Tel: (316) 202-2076
Email: bretc@ageagle.com

With a copy to:

Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Facsimile No. (212) 407-4990
Email: mnussbaum@loeb.com

“AgEagle Principal Stockholder:”

By	/s/ Bret Chilcott
Bret Chilcott

Address & Email for Notices:

117 South 4th Street
Neodesha, Kansas 66757
Tel: (316) 202-2076
Email: bretc@ageagle.com

“Shareholders’ representative:”

By	/s/ Bret Chilcott
Bret Chilcott

Address & Email for Notices:

117 South 4th Street
Neodesha, Kansas 66757
Tel: (316) 202-2076
Email: bretc@ageagle.com

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APPENDIX 1

DEFINITIONS

For purposes of the foregoing Agreement, the following terms shall have the following respective meanings (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“AgEagle Stock Option Plan” means the AgEagle Aerial Systems, Inc. 2016 Employees Option Plan.

“Cash Payment” means a cash payment from the Parent to AgEagle of $50,000 payable in immediately available funds upon the signing of this Agreement.

“Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation, whether oral or written.

“Convertible Debentures” means (i) those certain 8% Convertible Debentures in the aggregate amount of $500,000 due on November 6, 2017, convertible into shares of AgEagle Common Stock at a conversion rate of $1.00, and (ii) those certain 8% Convertible Debentures in the aggregate amount of $300,000 due on November 6, 2017, convertible into shares of AgEagle Common Stock at a conversion rate of $3.00.

“Debenture Holders” means Alpha Capital Anstalt and Lane Ventures, Inc., the holders of the Convertible Debentures.

“Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Materials), in each case as in effect as of the date of this Agreement.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means Loeb & Loeb LLP.

“Escrow Agreement” means the Escrow Agreement to be entered into by and among the Shareholders’ Representative, the Parent and the Escrow Agent, substantially in the form attached hereto as Exhibit C, pursuant to which the Escrow Shares shall be deposited by the Parent Principal Stockholders with the Escrow Agent to secure the Special Indemnity Obligation.

“Escrow Shares” means an aggregate of 1,215,278 shares of Parent Common Stock which shall be deposited by the Parent Principal Stockholders with the Escrow Agent pursuant to the Escrow Agreement to secure the Special Indemnity Obligation.

“Hazardous Material” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials, radiation and radioactive materials, other harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or that could give rise to liability under any Environmental Law.

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“Material Adverse Effect” means an event, change, effect, development or occurrence that has had, or would be reasonably likely to have, a material adverse effect on the business, financial condition or continuing results of operations of a Party or its Subsidiaries, taken as a whole, other than any event, change, effect, development or occurrence resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which such Party or any of its Subsidiaries conducts its business, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the Transactions, including the impact thereof on the relationships, contractual or otherwise, of such Party or any of their respective Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to any of the Transactions (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Sections 3.3 or 4.2 (or any portion thereof) to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action at the request of the other Party; (5) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (6) any changes in GAAP or accounting standards or interpretations thereof, or (7) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, or (8) any changes in the share price or trading volume of the such Party’s stock or its credit ratings (provided that the exception in this clause (8) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clauses (1), (2), (5), (6) and (7), to the extent disproportionately affecting such Party and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which such and its Subsidiaries operate.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

“Parent Adverse Recommendation Change” means (A) the failure by Parent to include a Parent Recommendation in the Proxy Statement, or (B) to change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to AgEagle.

“Parent Common Stock” means shares of the Parent’s common stock, par value $0.001 per share.

“Parent’s Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of October 3, 2011, by and among Parent, certain of its Subsidiaries, Texas Capital Bank, N.A., a national banking association (as a Bank, L/C Issuer, and Administrative Agent), and the “Banks” identified therein, as amended by the First Amendment thereto dated December 14, 2011, the Second Amendment thereto dated August 31, 2012, the Third Amendment thereto dated November 2, 2012, the Fourth Amendment thereto dated December 31, 2012, the Fifth Amendment thereto dated September 30, 2013, the Sixth Amendment thereto dated November 19, 2013, the Seventh Amendment thereto dated June 16, 2014, the Eighth Amendment thereto dated August 13, 2014, the Ninth Amendment thereto dated April 29, 2015, the Tenth Amendment thereto dated effective as of August 12, 2015, the Eleventh Amendment thereto dated effective as of November 13, 2015; the loans under said Credit Agreement were transferred to PWCM Investment Company IC LLC (“PWCM”), RES Investment Group, LLC (“RES”), Round Rock Development Partners, LP (“Round Rock”), Cibolo Holdings, LLC (“Cibolo Holdings,” and together with PWCM, RES and Round Rock, “Successor Lender”) in Loan Sale Agreement dated February 17, 2017; pursuant to that certain Agency Appointment Agreement and Modification of Loan Documents dated as of April 25, 2017, Interim Lenders removed Texas Capital Bank, N.A., as administrative agent under the Existing Loan Agreement and appointed Administrative Agent as successor administrative agent; said Credit Agreement being amended and restated in the Second Amended and Restated Credit Agreement dated effective as of May 10, 2017.

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“Parent Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to or by the Board of Directors of Parent as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or understood by the Board of Directors Parent as of the date of this Agreement), which event, fact, circumstance, development, occurrence, magnitude or material consequences becomes known to or by the Board of Directors of Parent prior to obtaining Parent Stockholder Approval, provided, however, (A) if Parent Intervening Event relates to an event, fact, circumstance, development or occurrence involving Parent, then such event, fact, circumstance, development or occurrence shall not constitute a Parent Intervening Event if such event, change, effect, development or occurrence: (i) generally affects the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world; or (ii) results from or arises out of (a) any changes or developments in the industries in which Parent or its respective Subsidiaries conduct business, (b) any changes or developments in prices for oil, natural gas or other commodities or for raw material inputs and end products, (c) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its respective Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement), or (d) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, and (B) if Parent Intervening Event relates to an event, fact, circumstance, development or occurrence involving AgEagle, then such event, fact, circumstance, development or occurrence shall not constitute a Parent Intervening Event unless it has a Material Adverse Effect.

“Parent’s Lender” means CORTLAND CAPITAL MARKET SERVICES LLC, a Delaware limited liability company, as administrative agent (in such capacity and together with its successors and permitted assigns in such capacity the “Administrative Agent”), and the several banks and financial institutions from time to time parties to this Credit Agreement, currently being Pass Creek Resources LLC, a Delaware limited liability company.

“Parent Principal Stockholders” means, collectively, Atticus Lowe, Jim Miller, Lance Helfert, Richard Menchaca, Louis Schott and Bob Schleizer.

“Parent Stockholder Approval” the approval by the Parent Stockholders at a Parent Stockholder Meeting of the Proxy Statement Proposals.

“Parent Stockholder Meeting” means the special meeting of the Parent Stockholders to be held by Parent to approve the Proxy Statement Proposals.

“Parent Stock Option Plan” means the Amended and Restated EnerJex Resources, Inc. Stock Incentive Plan.

“Permitted Lien” means (A) any Lien for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves (based on good faith estimates of management) have been set aside for the payment thereof, (B) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary course of business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith or for which adequate accruals or reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens arising under or pursuant to the organizational documents of AgEagle, or (G) as applied to Parent and its Subsidiaries, the lien of the mortgages, deeds of trust, and security agreements pledged to Parent’s Lender as collateral security for the obligations of Parent to Parent’s Lender under Parent’s Credit Agreement as represented in the two Promissory Notes, the Promissory Note dated May 10, 2017 in the amount of $105,805.74 and the Amended and Restated Note dated May 10, 2017 in the amount of $4,500,000.00 by Parent and its Subsidiaries to Parent’s Lender.

“Proposed Parent Equity Incentive Plan” means that certain omnibus equity incentive plan adopted by the Board of Directors of Parent to be included as a Proxy Statement Proposal.

“Proxy Statement” means the proxy statement pursuant to Section 14(a) of the Exchange Act to be prepared by Parent and filed with the SEC in connection with the Parent Stockholders’ Meeting to approve the Proxy Statement Proposals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Indemnity Obligation” means the indemnity obligation of the Parent and the Parent Principal Stockholders pursuant to Article VIII hereof, which indemnity obligation is secured by the Escrow Shares.

“Superior Proposal” means a bona fide, unsolicited written Takeover Proposal (A) that if consummated would result in a third party (or in the case of a merger in which a parent entity issues stock to such third party, the stockholders of such third party) acquiring, directly or indirectly, 75% or more of the outstanding AgEagle Common Stock or more than 75% of the assets (based on the fair market value thereof) of AgEagle (B) that the Board of Directors of AgEagle determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Takeover Proposal and (C) that the Board of Directors of AgEagle determines in good faith, after consultation with its outside financial advisor and outside legal counsel (taking into account at the time of determination any changes to this Agreement irrevocably offered by Parent in response to such Takeover Proposal, and all financial, legal, regulatory and other aspects of such Takeover Proposal, including all conditions contained therein and the person making such proposal, and this Agreement and any other factors deemed relevant by the Board of Directors of AgEagle), is more favorable to the stockholders of AgEagle than the Merger.

“Takeover Proposal” means any bona fide proposal or offer made by a third party (other than any offer or proposal by Parent or its affiliates) for or with respect to any acquisition, whether by a merger, purchase, consolidation, tender offer, exchange offer, business combination, recapitalization, binding share exchange, joint venture or other similar transaction, of (A) more than 25% or more of AgEagle’s assets (based on the fair market value thereof), or (B) more than 25% of the outstanding AgEagle Common Stock or securities of AgEagle representing more than 25% of the voting power of AgEagle.

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, branch profits, capital, sales, use, ad valorem, value added, transfer, registration, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, premium, windfall profits, environmental, real property, personal property, alternative, add-on minimum and estimated taxes, customs duties, and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority in connection with respect thereto, whether disputed or not.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes (and including any amendments with respect thereto).

A-51

Exhibit A

AgEagle Shareholders

AgEagle Shareholders	Number of Shares Owned	% of Merger Consideration to be Received
Bret Chilcott	3,500,000	60.2%
Green Block Capital	500,000	8.6%
Raven Industries	200,000	3.4%
Convertible Debt Holders (1)	531,833	9.1%
Stock Options and Warrants	1,085,100	18.7%
	5,816,933

(1)	Includes Alpha Capital Anstalt and an affiliate of Alpha

A-52

Exhibit B

Form of Letter of Transmittal

A-53

Exhibit C

Form of Escrow Agreement

A-54

Annex B

October 16, 2017

Personal and Confidential

Board of Directors

EnerJex Resources, Inc.

4040 Broadway, Suite 508
San Antonio, TX 78209

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to EnerJex Resources, Inc., a Nevada corporation (the “Company”), of the issuance of the Merger Consideration (each as defined in the Agreement), set forth in a draft of the Agreement and Plan of Merger (the “Agreement”), dated as of October 16, 2017, to be entered into among the Company, AgEagle Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of the Company (“Merger Sub”), AgEagle Aerial Systems, Inc., a Nevada corporation (“AgEagle”), Brett Chilcott and the representative of the shareholders of AgEagle set forth therein. The Agreement provides for the merger of Merger Sub with and into AgEagle (the “Merger”). Pursuant to the Merger, among other things, all outstanding shares of capital stock of AgEagle, other than Dissenting Shares, will be converted into the right to receive an aggregate of 85% of the issued and outstanding shares of common stock of the Company (the “Common Stock”) on a fully diluted basis as described in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms not otherwise defined in this letter have the same meaning as in the Agreement.

We, as a customary part of our investment banking business, engage in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have been engaged by the Company to provide certain limited services in connection with the Merger and we will receive a fee from the Company for providing such services; no portion of which is contingent upon the consummation of the Merger. We have also been engaged by the Company to render an opinion to its Board of Directors and we will receive a fee from the Company for rendering this opinion. This opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. Further the Company has agreed to reimburse us for certain expenses and indemnify us against certain liabilities that may arise in relation to our engagement. We have not been requested to, and did not, (i) participate in negotiations with respect to the Agreement, or (ii) advise the Board of Directors or any other party with respect to alternatives to the Merger.

In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. We have, in the past, provided financing services to the Company and may continue to do so, and have received, and may receive, fees for the rendering of such services. We have also provided financing services to AgEagle and have received fees for the rendering of such services.

B-1

In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed the financial terms of the draft of the Agreement dated October 16, 2017; (ii) reviewed certain business, financial and other information and data with respect to the Company publicly available or made available to us from internal records of the Company; (iii) reviewed certain business, financial and other information and data with respect to AgEagle made available to us from internal records of AgEagle; (iv) reviewed certain internal financial projections for the Company and AgEagle on a stand-alone basis prepared for financial planning purposes and furnished to us by management of the Company and AgEagle, respectively; (v) reviewed and analyzed certain forecasted pro forma financial information relating to the operating performance of the Company following completion of the Merger that were furnished to us by management of the Company; (vi) conducted discussions with members of the senior management of the Company and AgEagle with respect to the business and prospects of the Company and AgEagle, respectively, on a stand-alone basis and on a combined basis; (vii) reviewed the reported prices and trading activity of Common Stock of the Company and similar information for certain other companies deemed by us to be comparable to the Company; (viii) compared the financial performance of the Company and AgEagle with that of certain other publicly traded companies deemed by us to be comparable to the Company and AgEagle, respectively; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions that we deemed relevant; (x) compared the net asset values of the Company and AgEagle, respectively; and (xi) performed a discounted cash flows analysis for the Company and AgEagle, each on a stand-alone basis. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our opinion. We have been informed by the Company that at the time of the Closing of the Merger, the Company will have no assets and no liabilities; therefore, we have assumed with your permission this is currently and will be the Company’s state of affairs for purposes of our opinion. We have been informed by you that the value of an exchange-traded shell company is $3,000,000 and have utilized that in our analysis.

In conducting our review and in rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information discussed with us, reviewed by us, provided to us or otherwise made available to us, and have not attempted to independently verify, and have not assumed responsibility for the independent verification, of such information. We have further relied upon the assurances of the Company’s and AgEagle’s management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have assumed that there have been no material changes in either the Company’s or AgEagle’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements and reserve reports made available to us. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither the Company nor AgEagle is a party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Merger. With respect to financial forecasts and asset values and other estimates and forward-looking information relating to the Company, AgEagle and the Merger reviewed by us, we have assumed that such information reflects the best currently available estimates and judgments of the Company’s and AgEagle’s management, respectively. We express no opinion as to any financial forecasts, asset reserves or other estimates or forward-looking information of the Company or AgEagle or the assumptions on which they were based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company and AgEagle, and on the assumptions of the management of the Company and AgEagle, as to all accounting, legal, tax and financial reporting matters with respect to the Company, AgEagle and the Agreement. Without limiting the foregoing, we have assumed that the Merger qualifies as a “reorganization” described in Section 368(a) of the Code.

We have assumed that the final form of the Agreement will be substantially similar to the draft, dated October 16, 2017, reviewed by us, without modification of any material terms or conditions. We have assumed that the representations and warranties contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement, and that the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or AgEagle or alter the terms of the Merger.

B-2

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or AgEagle or concerning the solvency or appraised or fair value of the Company or AgEagle, and have not been furnished with any such appraisals or valuations, and we have made no physical inspection of the property or assets of the Company or AgEagle. We express no opinion regarding the liquidation value of any entity. The analyses we performed in connection with this opinion were going concern analyses of an entity. We were not requested to opine, and no opinion is hereby rendered, as to whether any analyses of an entity, other than as a going concern, is appropriate in the circumstances and, accordingly, we have performed no such analyses.

We have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which any of the Company, AgEagle or their respective affiliates is a party or may be subject and at the Company’s direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters. No company or transaction used in any analysis for purposes of comparison is identical to the Company, AgEagle or the Merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company, AgEagle and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies.

This opinion is necessarily based upon the information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Common Stock of the Company have traded or such stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company and the Merger and other participants in the Merger that differ from the views of our investment banking personnel.

This opinion is furnished pursuant to our engagement letter dated August 21, 2017. This opinion is directed to the Board of Directors of the Company in connection with its consideration of the Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval. This opinion has been approved by the Northland Securities, Inc. Fairness Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to the Company of the issuance of the Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, or any solvency or fraudulent conveyance consideration relating to the Merger. We express no opinion as to the relative merits of the Merger as compared to any alternative business strategies or transactions that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage. We express no opinion as to the amount, nature or fairness of the consideration or compensation to be received in or as a result of the Merger by preferred stockholders, warrant holders, option holders, officers, directors or employees of the Company or AgEagle, or any other class of such persons, or relative to or in comparison with the issuance of the Merger Consideration.

B-3

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the issuance of the Merger Consideration is fair, from a financial point of view, to the Company.

Sincerely,

Shawn D. Messner

Managing Director, Investment Banking

Northland Securities, Inc.

B-4

Annex C

CERTIFICATE OF AMENDMENT

OF

ENERJEX RESOURCES, INC.

1.       The name of the corporation is EnerJex Resources, Inc.

2.       The articles have been amended as follows:

“The name of the corporation is AgEagle Aerial Systems, Inc.”

3.       The vote by which the shareholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation and have voted in favor of the amendment is:

_______________ (_____%)

4.       Effective this ______ day of ______________, 2017.

By:
Louis G. Schott, Interim Chief Executive Officer

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Annex D

ENERJEX RESOURCES, INC.

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION

OF

PREFERENCES, RIGHTS AND LIMITATIONS
OF
10% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

EnerJex Resources, Inc., a corporation organized and existing under the Corporations Law of the State of Nevada, as amended (the “NRS”), in accordance with Section 78.1955 of the NRS, does hereby certify that:

1.       The name of the corporation is EnerJex Resources, Inc. (the “Corporation”).

2.       The original Articles of Incorporation of the Corporation was filed with the Secretary of State of the State of Nevada on January 23, 2002.

3.       Pursuant to the authority conferred upon the Board of Directors (the “Board”) by the Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”), and pursuant to the provisions of Sections 78.1955 of the NRS, said Board of Directors, pursuant to a unanimous written consent dated as of May __, 2014, and holders of a majority of the issued and outstanding shares of the Corporations Series A Preferred Stock, pursuant to a written consent dated as of May __, 2014 and __________, 2017, adopted a resolution amending and restating the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation’s Series A Preferred Stock, which resolution is as follows:

RESOLVED, that, pursuant to authority given by Article IV of the Articles of Incorporation (which authorized 25,000,000 shares of preferred stock, par value $0.001 per share), the Corporation’s Series A Preferred Stock is hereby redenominated as “10% Series A Cumulative Redeemable Perpetual Preferred Stock,” par value $0.001 per share, and shall have the rights, preferences, privileges and restrictions, and the number of shares constituting such series and the designation of such series, set forth below, and that certain instrument entitled “Certificate of Designation of Preferences, Rights, and Limitations of Series A Preferred Stock,” as filed with the Secretary of State of the State of Nevada effective December 31, 2010, is hereby amended and restated in its entirety to read as follows:

Section 1.     Number of Shares and Designation. This series of preferred stock shall be designated as 10% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Series A Preferred Shares”). The number of shares that shall constitute such series shall be 2,000,000, subject to being increased or decreased in the manner permitted by the NRS.

D-1

Section 2.      Dividends.

(a)          Holders of issued and outstanding Series A Preferred Shares on _________ shall be entitled to receive all accrued but unpaid dividends in additional Series A Preferred Shares. The value of such shares shall be determined by dividing the total amount of all accrued and unpaid dividends as of September 30, 2017 by the liquidation preference of $25.00 per share. The total number of additional Series A Preferred Shares to be issued shall be 241,599.

(b)       Except is set forth in Section 2(a), additional holders of issued and outstanding Series A Preferred Shares shall not be entitled to receive any dividends.

Section 3.     Redemption. The Series A Preferred Shares shall not be redeemable by the Corporation.

Section 4.     Status of Acquired Shares. Any Series A Preferred Shares acquired by the Corporation, shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

Section 5.     Ranking. The Series A Preferred Shares shall, with respect to the payment of dividends and the distribution of assets upon Liquidation of the Corporation, be deemed to rank junior to all of the Corporation’s indebtedness and other liabilities with respect to assets available to satisfy claims against the Corporation and each other class or series of capital stock of the Corporation.

Section 6.     Voting Rights. The Series A Preferred Shares shall not have any relative, participating, optional or other voting rights or powers of any type, and the consent of the holders thereof shall not be required for the taking of any corporate action, except as otherwise required by the NRS.

Section 7.     Record Holders. The Corporation and the Registrar and Transfer Agent shall deem and treat the record holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Registrar and Transfer Agent shall be affected by any notice to the contrary.

Section 8.     Sinking Fund. The holders of Series A Preferred Shares shall not be entitled to (i) any mandatory redemption rights, (ii) payment of a principal amount at any particular date, (iii) the benefits of any retirement or sinking fund or (iv) require the Corporation to set aside funds to secure the Corporation’s obligations under the Series A Preferred Shares.

Section 9.   Conversion; Preemptive Rights. Simultaneously with the effective time of the merger pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of October 19, 2017, by and among the Corporation, AgEagle Aerial Systems, Inc., a Nevada corporation, and AgEagle Merger Sub, Inc., a Nevada corporation, each Series A Preferred Share, including those issued as dividends pursuant to Section 2(a), shall be automatically converted into Common Stock on a basis of ten (10) shares of Common Stock for each one (1) share of Series A Preferred Stock, subject to adjustment for stock splits and stock dividends. The holders of the Series A Preferred Shares shall not be entitled to any preemptive or similar stock purchase rights.

D-2

Section 10.   Additional Issuances. The Board may issue additional Series A Preferred Shares from time to time in one or more series without the consent of the holders of the Series A Preferred Shares.

Section 11.   Book Entry. All Series A Preferred Shares shall initially be represented by a single global certificate issued to the Registrar and Transfer Agent, as custodian for The Depository Trust Company & Clearing Corporation and its successors or assigns or any other securities depository that is a clearing agency under Section 17A of the Exchange Act and is selected by the Corporation (the “Securities Depository”), and registered in the name of the Securities Depository or its nominee. The Series A Preferred Shares shall continue to be represented by a single certificate registered in the name of the Securities Depository or its nominee, and no holder of the Series A Preferred Shares shall be entitled to receive a certificate evidencing such shares, except in limited circumstances. As long as the Securities Depository (or its nominee) remains the sole holder of the Series A Preferred Shares, no beneficial holder of the Series A Preferred Shares shall be deemed to be a stockholder of the Corporation, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such global preferred shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar and Transfer Agent or any agent of the Corporation or the Registrar and Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its agent members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any shares evidenced by a global certificate issued to the Registrar and Transfer Agent, as custodian for the Securities Depository.

Section 12.   Definitions. For purposes of the Series A Preferred Shares and as used in this Certificate, the following terms shall have the meanings indicated below:

“Articles of Incorporation” shall have the meaning ascribed thereto in the introduction of this Certificate.

“Board” shall have the meaning ascribed thereto in the introduction of this Certificate.

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in New York, New York are authorized or required by law to close.

“Certificate” shall mean this Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of 10% Series A Cumulative Redeemable Perpetual Preferred Stock.

D-3

“Common Stock” means any of the Corporation’s capital stock that is not Preferred Stock, including the common stock of the Corporation, par value $0.001 per share.

“Corporation” shall have the meaning ascribed thereto in the introduction to this Certificate.

“Liquidation” means any liquidation, dissolution or winding up of the Corporation’s affairs, whether voluntary or involuntary; provided, however, that none of (i) a consolidation or merger of the Corporation with one or more corporations or other entities, individually or in a series of transactions, (ii) a sale, lease or transfer of all or substantially all of the Corporation’s assets or (iii) a statutory share exchange shall be deemed to be a Liquidation.

“Preferred Stock” means (i) the Series A Preferred Shares and (ii) any other class or series of the Corporation’s capital stock, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any Liquidation of the Corporation, over shares of the Common Stock.

“Registrar and Transfer Agent” means Standard Registrar & Transfer Co., Inc., or such other agent or agents of the Corporation as may be designated from time to time by the Board of Directors of the Corporation or its duly authorized designee as the transfer agent and registrar for the Series A Preferred Shares.

“Securities Depository” shall have the meaning as set forth in Section 11 of this Certificate.

Signature page to follow

D-4

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Preferences, Rights, and Limitations to be duly executed and acknowledged by Louis G. Schott, interim Chief Executive Officer.

EnerJex Resources, Inc.

By
Louis G. Schott, Interim Chief Executive Officer

D-5

Annex E

ENERJEX RESOURCES, INC.

2017 OMNIBUS EQUITY INCENTIVE PLAN

E-1

ENERJEX RESOURCES, INC.
2017 OMNIBUS EQUITY INCENTIVE PLAN

Article I
PURPOSE

The purpose of this Enerjex Resources, Inc. 2017 Omnibus Equity Incentive Plan (the “Plan”) is to benefit Enerjex Resources, Inc., a Nevada corporation (the “Company”) and its stockholders, by assisting the Company and its subsidiaries to attract, retain and provide incentives to key management employees, directors, and consultants of the Company and its Affiliates, and to align the interests of such service providers with those of the Company’s stockholders. Accordingly, the Plan provides for the granting of Non-qualified Stock Options, Incentive Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards, Stock Appreciation Rights, Performance Stock Awards, Performance Unit Awards, Unrestricted Stock Awards, Distribution Equivalent Rights or any combination of the foregoing.

Article II
DEFINITIONS

The following definitions shall be applicable throughout the Plan unless the context otherwise requires:

2.1       “Affiliate” shall mean any corporation which, with respect to the Company, is a “subsidiary corporation” within the meaning of Section 424(f) of the Code or other entity in which the Company has a controlling interest in such entity or another entity which is part of a chain of entities in which the Company or each entity has a controlling interest in another entity in the unbroken chain of entities ending with the applicable entity.

2.2       “Award” shall mean, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award, Performance Unit Award, Stock Appreciation Right, Distribution Equivalent Right or Unrestricted Stock Award.

2.3       “Award Agreement” shall mean a written agreement between the Company and the Holder with respect to an Award, setting forth the terms and conditions of the Award, as amended.

2.4       “Board” shall mean the Board of Directors of the Company.

2.5       “Base Value” shall have the meaning given to such term in Section 14.2.

2.6       “Cause” shall mean (i) if the Holder is a party to an employment or service agreement with the Company or an Affiliate which agreement defines “Cause” (or a similar term), “Cause” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Cause” shall mean termination by the Company or an Affiliate of the employment (or other service relationship) of the Holder by reason of the Holder’s (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the Holder’s duties, (C) involvement in a transaction which is materially adverse to the Company or an Affiliate, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or an Affiliate, or (G) material breach of any provision of the Plan or the Holder’s Award Agreement or any other written agreement between the Holder and the Company or an Affiliate, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.

E-2

2.7       “Change of Control” shall mean: (i) for a Holder who is a party to an employment or consulting agreement with the Company or an Affiliate which agreement defines “Change of Control” (or a similar term), “Change of Control” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Change of Control” shall mean the satisfaction of any one or more of the following conditions (and the “Change of Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):

(a)       Any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this definition, “Person”), other than the Company or an Affiliate or an employee benefit plan of the Company or an Affiliate, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(b)       The closing of a merger, consolidation or other business combination (a “Business Combination”) other than a Business Combination in which holders of the Shares immediately prior to the Business Combination have substantially the same proportionate ownership of the common stock or ordinary shares, as applicable, of the surviving corporation immediately after the Business Combination as immediately before;

(c)       The closing of an agreement for the sale or disposition of all or substantially all of the Company’s assets to any entity that is not an Affiliate;

(d)       The approval by the holders of shares of Shares of a plan of complete liquidation of the Company, other than a merger of the Company into any subsidiary or a liquidation as a result of which persons who were stockholders of the Company immediately prior to such liquidation have substantially the same proportionate ownership of shares of common stock of the surviving corporation immediately after such liquidation as immediately before; or

E-3

(e)       Within any twenty-four (24) month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office, shall be deemed to be an Incumbent Director for purposes of this paragraph (e), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or “group” other than the Board (including, but not limited to, any such assumption that results from paragraphs (a), (b), (c), or (d) of this definition).

2.8       “Code” shall mean the United States of America Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulation under such section.

2.9       “Committee” shall mean a committee comprised of two (2) or more members of the Board who are selected by the Board as provided in Section 4.1.

2.10        “Company” shall have the meaning given to such term in the introductory paragraph, including any successor thereto.

2.11       “Consultant” shall mean any non-Employee (individual or entity) advisor to the Company or an Affiliate who or which has contracted directly with the Company or an Affiliate to render bona fide consulting or advisory services thereto.

2.12       “Director” shall mean a member of the Board or a member of the board of directors of an Affiliate, in either case, who is not an Employee.

2.13       “Distribution Equivalent Right” shall mean an Award granted under Article XIII of the Plan which entitles the Holder to receive bookkeeping credits, cash payments and/or Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Shares during the period the Holder held the Distribution Equivalent Right.

2.14       “Distribution Equivalent Right Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Distribution Equivalent Right Award.

2.15        “Effective Date” shall mean [•]

2.16       “Employee” shall mean any employee, including any officer, of the Company or an Affiliate.

2.17       “Exchange Act” shall mean the United States of America Securities Exchange Act of 1934, as amended.

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2.18       “Fair Market Value” shall mean, as of any specified date, the closing sales price of the Shares for such date (or, in the event that the Shares are not traded on such date, on the immediately preceding trading date) on the NASDAQ Stock Market (“NASDAQ”), as reported by NASDAQ, or such other domestic or foreign national securities exchange on which the Shares may be listed. If the Shares are not listed on NASDAQ or on a national securities exchange, but are quoted on the OTC Bulletin Board or by the National Quotation Bureau, the Fair Market Value of the Shares shall be the mean of the highest bid and lowest asked prices per Share for such date. If the Shares are not quoted or listed as set forth above, Fair Market Value shall be determined by the Board in good faith by any fair and reasonable means (which means may be set forth with greater specificity in the applicable Award Agreement). The Fair Market Value of property other than Shares shall be determined by the Board in good faith by any fair and reasonable means consistent with the requirements of applicable law.

2.19       “Family Member” of an individual shall mean any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee of the Holder), a trust in which such persons have more than fifty percent (50%) of the beneficial interest, a foundation in which such persons (or the Holder) control the management of assets, and any other entity in which such persons (or the Holder) own more than fifty percent (50%) of the voting interests.

2.20       “Holder” shall mean an Employee, Director or Consultant who has been granted an Award or any such individual’s beneficiary, estate or representative, who has acquired such Award in accordance with the terms of the Plan, as applicable.

2.21        “Incentive Stock Option” shall mean an Option which is intended by the Committee to constitute an “incentive stock option” and conforms to the applicable provisions of Section 422 of the Code.

2.22       “Incumbent Director” shall mean, with respect to any period of time specified under the Plan for purposes of determining whether or not a Change of Control has occurred, the individuals who were members of the Board at the beginning of such period.

2.23       “Non-qualified Stock Option” shall mean an Option which is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.24       “Option” shall mean an Award granted under Article VII of the Plan of an option to purchase Shares and shall include both Incentive Stock Options and Non-qualified Stock Options.

2.25       “Option Agreement” shall mean a written agreement between the Company and a Holder with respect to an Option.

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2.26       “Performance Criteria” shall mean the criteria selected by the Committee for purposes of establishing the Performance Goal(s) for a Holder for a Performance Period.

2.27       “Performance Goals” shall mean, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria, which may be related to the performance of the Holder, the Company or an Affiliate.

2.28       “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of the Performance Goals shall be measured for purposes of determining a Holder’s right to, and the payment of, a Qualified Performance-Based Award.

2.29       “Performance Stock Award” or “Performance Stock” shall mean an Award granted under Article XII of the Plan under which, upon the satisfaction of predetermined Performance Goals, Shares are paid to the Holder.

2.30       “Performance Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Stock Award.

2.31       “Performance Unit” shall mean a Unit awarded to a Holder pursuant to a Performance Unit Award.

2.32       “Performance Unit Award” shall mean an Award granted under Article XI of the Plan under which, upon the satisfaction of predetermined Performance Goals, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.

2.33       “Performance Unit Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Unit Award.

2.34       “Plan” shall mean this Enerjex Resources, Inc. 2017 Omnibus Equity Incentive Plan, as amended from time to time, together with each of the Award Agreements utilized hereunder.

2.35       “Qualified Performance-Based Award” shall mean an Award that is intended to qualify as “performance-based” compensation under Section 162(m) of the Code.

2.36       “Restricted Stock Award” and “Restricted Stock” shall mean an Award granted under Article VIII of the Plan of Shares, the transferability of which by the Holder is subject to Restrictions.

2.37       “Restricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

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2.38       “Restricted Stock Unit Award” and “RSUs” shall refer to an Award granted under Article X of the Plan under which, upon the satisfaction of predetermined individual service-related vesting requirements, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.

2.39       “Restricted Stock Unit Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

2.40        “Restriction Period” shall mean the period of time for which Shares subject to a Restricted Stock Award shall be subject to Restrictions, as set forth in the applicable Restricted Stock Agreement.

2.41       “Restrictions” shall mean the forfeiture, transfer and/or other restrictions applicable to Shares awarded to an Employee, Director or Consultant under the Plan pursuant to a Restricted Stock Award and set forth in a Restricted Stock Agreement.

2.42       “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a substantially similar function.

2.43       “Shares” or “Stock” shall mean the common stock of the Company, par value $0.001 per share.

2.44       “Stock Appreciation Right” or “SAR” shall mean an Award granted under Article XIV of the Plan of a right, granted alone or in connection with a related Option, to receive a payment equal to the increase in value of a specified number of Shares between the date of Award and the date of exercise.

2.45       “Stock Appreciation Right Agreement” shall mean a written agreement between the Company and a Holder with respect to a Stock Appreciation Right.

2.46       “Tandem Stock Appreciation Right” shall mean a Stock Appreciation Right granted in connection with a related Option, the exercise of some or all of which results in termination of the entitlement to purchase some or all of the Shares under the related Option, all as set forth in Article XIV.

2.47        “Ten Percent Stockholder” shall mean an Employee who, at the time an Option is granted to him or her, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code.

2.48       “Termination of Service” shall mean a termination of a Holder’s employment with, or status as a Director or Consultant of, the Company or an Affiliate, as applicable, for any reason, including, without limitation, Total and Permanent Disability or death, except as provided in Section 6.4. In the event Termination of Service shall constitute a payment event with respect to any Award subject to Code Section 409A, Termination of Service shall only be deemed to occur upon a “separation from service” as such term is defined under Code Section 409A and applicable authorities.

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2.49       “Total and Permanent Disability” of an individual shall mean the inability of such individual to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, within the meaning of Section 22(e)(3) of the Code.

2.50       “Unit” shall mean a bookkeeping unit, which represents such monetary amount as shall be designated by the Committee in each Performance Unit Agreement, or represents one Share for purposes of each Restricted Stock Unit Award.

2.51       “Unrestricted Stock Award” shall mean an Award granted under Article IX of the Plan of Shares which are not subject to Restrictions.

2.52       “Unrestricted Stock Agreement” shall mean a written agreement between the Company and a Holder with respect to an Unrestricted Stock Award.

Article III
EFFECTIVE DATE OF PLAN

The Plan shall be effective as of the Effective Date, provided that the Plan is approved by the stockholders of the Company within twelve (12) months of such date.

Article IV
ADMINISTRATION

4.1       Composition of Committee. The Plan shall be administered by the Committee, which shall be appointed by the Board. If necessary, in the Board’s discretion, to comply with Rule 16b-3 under the Exchange Act and Section 162(m) of the Code, the Committee shall consist solely of two (2) or more Directors who are each (i) “outside directors” within the meaning of Section 162(m) of the Code (“Outside Directors”), (ii) “non-employee directors” within the meaning of Rule 16b-3 (“Non-Employee Directors”) and (iii) “independent” for purposes of any applicable listing requirements; provided, however, that the Board or the Committee may delegate to a committee of one or more members of the Board who are not (x) Outside Directors, the authority to grant Awards to eligible persons who are not (A) then “covered employees” within the meaning of Section 162(m) of the Code and are not expected to be “covered employees” at the time of recognition of income resulting from such Award, or (B) persons with respect to whom the Company wishes to comply with the requirements of Section 162(m) of the Code, and/or (y) Non-Employee Directors, the authority to grant Awards to eligible persons who are not then subject to the requirements of Section 16 of the Exchange Act. If a member of the Committee shall be eligible to receive an Award under the Plan, such Committee member shall have no authority hereunder with respect to his or her own Award.

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4.2       Powers. Subject to the other provisions of the Plan, the Committee shall have the sole authority, in its discretion, to make all determinations under the Plan, including but not limited to (i) determining which Employees, Directors or Consultants shall receive an Award, (ii) the time or times when an Award shall be made (the date of grant of an Award shall be the date on which the Award is awarded by the Committee), (iii) what type of Award shall be granted, (iv) the term of an Award, (v) the date or dates on which an Award vests, (vi) the form of any payment to be made pursuant to an Award, (vii) the terms and conditions of an Award (including the forfeiture of the Award, and/or any financial gain, if the Holder of the Award violates any applicable restrictive covenant thereof), (viii) the Restrictions under a Restricted Stock Award, (ix) the number of Shares which may be issued under an Award, (x) Performance Goals applicable to any Award and certification of the achievement of such goals, and (xi) the waiver of any Restrictions or Performance Goals, subject in all cases to compliance with applicable laws. In making such determinations the Committee may take into account the nature of the services rendered by the respective Employees, Directors and Consultants, their present and potential contribution to the Company’s (or the Affiliate’s) success and such other factors as the Committee in its discretion may deem relevant.

4.3       Additional Powers. The Committee shall have such additional powers as are delegated to it under the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Agreements executed hereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the intent of the Plan, to determine the terms, restrictions and provisions of each Award and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any Award Agreement in the manner and to the extent the Committee shall deem necessary, appropriate or expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive and binding on the Company and all Holders.

4.4       Committee Action. Subject to compliance with all applicable laws, action by the Committee shall require the consent of a majority of the members of the Committee, expressed either orally at a meeting of the Committee or in writing in the absence of a meeting. No member of the Committee shall have any liability for any good faith action, inaction or determination in connection with the Plan.

Article V
SHARES SUBJECT TO PLAN AND LIMITATIONS THEREON

5.1       Authorized Shares and Award Limits. The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to Article XV, the aggregate number of Shares that may be issued under the Plan shall not exceed Two Million (2,000,000)Shares (based on a post-merger, post-reverse split basis). Shares shall be deemed to have been issued under the Plan solely to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its Holder terminate, any Shares subject to such Award shall again be available for the grant of a new Award. Notwithstanding any provision in the Plan to the contrary, the maximum number of Shares that may be subject to Awards of Options under Article VII and/or Stock Appreciation Rights under Article XIV, in either or both cases granted to any one person during any calendar year, shall be 500,000 Shares (subject to adjustment in the same manner as provided in Article XV with respect to Shares subject to Awards then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which shall permit compensation generated in connection with the exercise of Options or Stock Appreciation Rights to constitute “performance-based” compensation for purposes of Section 162(m) of the Code, including, but not limited to, counting against such maximum number of Shares, to the extent required under Section 162(m) of the Code, any Shares subject to Options or Stock Appreciation Rights that are canceled or re-priced.

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5.2       Types of Shares . The Shares to be issued pursuant to the grant or exercise of an Award may consist of authorized but unissued Shares, Shares purchased on the open market or Shares previously issued and outstanding and reacquired by the Company.

Article VI
ELIGIBILITY AND TERMINATION OF SERVICE

6.1       Eligibility. Awards made under the Plan may be granted solely to individuals or entities who, at the time of grant, are Employees, Directors or Consultants. An Award may be granted on more than one occasion to the same Employee, Director or Consultant, and, subject to the limitations set forth in the Plan, such Award may include, a Non-qualified Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, an Unrestricted Stock Award, a Distribution Equivalent Right Award, a Performance Stock Award, a Performance Unit Award, a Stock Appreciation Right, a Tandem Stock Appreciation Right, or any combination thereof, and solely for Employees, an Incentive Stock Option.

6.2       Termination of Service. Except to the extent inconsistent with the terms of the applicable Award Agreement and/or the provisions of Section 6.3 or 6.4, the following terms and conditions shall apply with respect to a Holder’s Termination of Service with the Company or an Affiliate, as applicable:

(a)       The Holder’s rights, if any, to exercise any then exercisable Options and/or Stock Appreciation Rights shall terminate:

(i)       If such termination is for a reason other than the Holder’s Total and Permanent Disability or death, ninety (90) days after the date of such Termination of Service;

(ii)       If such termination is on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such Termination of Service; or

(iii)       If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

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Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in or with respect to any such Options and Stock Appreciation Rights. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide for a different time period in the Award Agreement, or may extend the time period, following a Termination of Service, during which the Holder has the right to exercise any vested Non-qualified Stock Option or Stock Appreciation Right, which time period may not extend beyond the expiration date of the Award term.

(b)       In the event of a Holder’s Termination of Service for any reason prior to the actual or deemed satisfaction and/or lapse of the Restrictions, vesting requirements, terms and conditions applicable to a Restricted Stock Award and/or Restricted Stock Unit Award, such Restricted Stock and/or RSUs shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Stock and/or RSUs. Notwithstanding the immediately preceding sentence, the Committee, in its sole discretion, may determine, prior to or within thirty (30) days after the date of such Termination of Service that all or a portion of any such Holder’s Restricted Stock and/or RSUs shall not be so canceled and forfeited.

6.3       Special Termination Rule. Except to the extent inconsistent with the terms of the applicable Award Agreement, and notwithstanding anything to the contrary contained in this Article VI, if a Holder’s employment with, or status as a Director of, the Company or an Affiliate shall terminate, and if, within ninety (90) days of such termination, such Holder shall become a Consultant, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been a Consultant for the entire period during which such Award or portion thereof had been outstanding. Should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her employment or Director status had terminated until such time as his or her Consultant status shall terminate, in which case his or her Award, as it may have been reduced in connection with the Holder’s becoming a Consultant, shall be treated pursuant to the provisions of Section 6.2, provided, however, that any such Award which is intended to be an Incentive Stock Option shall, upon the Holder’s no longer being an Employee, automatically convert to a Non-qualified Stock Option. Should a Holder’s status as a Consultant terminate, and if, within ninety (90) days of such termination, such Holder shall become an Employee or a Director, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been an Employee or a Director, as applicable, for the entire period during which such Award or portion thereof had been outstanding, and, should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her Consultant status had terminated until such time as his or her employment with the Company or an Affiliate, or his or her Director status, as applicable, shall terminate, in which case his or her Award shall be treated pursuant to the provisions of Section 6.2.

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6.4       Termination of Service for Cause. Notwithstanding anything in this Article VI or elsewhere in the Plan to the contrary, and unless a Holder’s Award Agreement specifically provides otherwise, in the event of a Holder’s Termination of Service for Cause, all of such Holder’s then outstanding Awards shall expire immediately and be forfeited in their entirety upon such Termination of Service.

Article VII
OPTIONS

7.1       Option Period. The term of each Option shall be as specified in the Option Agreement; provided, however, that except as set forth in Section 7.3, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant.

7.2       Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as specified in the Option Agreement.

7.3       Special Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all plans of the Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of Incentive Stock Options exceeds One Hundred Thousand Dollars ($100,000) (or such other individual limit as may be in effect under the Code on the date of grant), the portion of such Incentive Stock Options that exceeds such threshold shall be treated as Non-qualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Options, which were intended by the Committee to be Incentive Stock Options when granted to the Holder, will not constitute Incentive Stock Options because of such limitation, and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an Employee if, at the time the Incentive Stock Option is granted, such Employee is a Ten Percent Stockholder, unless (i) at the time such Incentive Stock Option is granted the Option price is at least one hundred ten percent (110%) of the Fair Market Value of the Shares subject to the Incentive Stock Option, and (ii) such Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the date of grant. No Incentive Stock Option shall be granted more than ten (10) years from the earlier of the Effective Date or date on which the Plan is approved by the Company’s stockholders. The designation by the Committee of an Option as an Incentive Stock Option shall not guarantee the Holder that the Option will satisfy the applicable requirements for “incentive stock option” status under Section 422 of the Code.

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7.4       Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the other provisions of the Plan as the Committee from time to time shall approve, including, but not limited to, provisions intended to qualify an Option as an Incentive Stock Option. An Option Agreement may provide for the payment of the Option price, in whole or in part, by the delivery of a number of Shares (plus cash if necessary) that have been owned by the Holder for at least six (6) months and having a Fair Market Value equal to such Option price, or such other forms or methods as the Committee may determine from time to time, in each case, subject to such rules and regulations as may be adopted by the Committee. Each Option Agreement shall, solely to the extent inconsistent with the provisions of Sections 6.2, 6.3, and 6.4, as applicable, specify the effect of Termination of Service on the exercisability of the Option. Moreover, without limiting the generality of the foregoing, a Non-qualified Stock Option Agreement may provide for a “cashless exercise” of the Option, in whole or in part, by (a) establishing procedures whereby the Holder, by a properly-executed written notice, directs (i) an immediate market sale or margin loan as to all or a part of Shares to which he is entitled to receive upon exercise of the Option, pursuant to an extension of credit by the Company to the Holder of the Option price, (ii) the delivery of the Shares from the Company directly to a brokerage firm and (iii) the delivery of the Option price from sale or margin loan proceeds from the brokerage firm directly to the Company, or (b) reducing the number of Shares to be issued upon exercise of the Option by the number of such Shares having an aggregate Fair Market Value equal to the Option price (or portion thereof to be so paid) as of the date of the Option’s exercise. An Option Agreement may also include provisions relating to: (i) subject to the provisions hereof, accelerated vesting of Options, including but not limited to, upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements and requiring additional “gross-up” payments to Holders to meet any excise taxes or other additional income tax liability imposed as a result of a payment made upon a Change of Control resulting from the operation of the Plan or of such Option Agreement) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.

7.5       Option Price and Payment. The price at which an Share may be purchased upon exercise of an Option shall be determined by the Committee; provided, however, that such Option price (i) shall not be less than the Fair Market Value of an Share on the date such Option is granted (or 110% of Fair Market Value for an Incentive Stock Option held by Ten Percent Stockholder, as provided in Section 7.3), and (ii) shall be subject to adjustment as provided in Article XV. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The Option price for the Option or portion thereof shall be paid in full in the manner prescribed by the Committee as set forth in the Plan and the applicable Option Agreement, which manner, with the consent of the Committee, may include the withholding of Shares otherwise issuable in connection with the exercise of the Option. Separate share certificates shall be issued by the Company for those Shares acquired pursuant to the exercise of an Incentive Stock Option and for those Shares acquired pursuant to the exercise of a Non-qualified Stock Option.

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7.6       Stockholder Rights and Privileges. The Holder of an Option shall be entitled to all the privileges and rights of a stockholder of the Company solely with respect to such Shares as have been purchased under the Option and for which share certificates have been registered in the Holder’s name.

7.7       Options and Rights in Substitution for Stock or Options Granted by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options held by individuals employed by entities who become Employees, Directors or Consultants as a result of a merger or consolidation of the employing entity with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing entity, or the acquisition by the Company or an Affiliate of stock or shares of the employing entity with the result that such employing entity becomes an Affiliate.

7.8       Prohibition Against Re-Pricing. Except to the extent (i) approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors, or (ii) as a result of any Change of Control or any adjustment as provided in Article XV, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price under any outstanding Option or Stock Appreciation Right, or to grant any new Award or make any payment of cash in substitution for or upon the cancellation of Options and/or Stock Appreciation Rights previously granted.

Article VIII
RESTRICTED STOCK AWARDS

8.1       Award. A Restricted Stock Award shall constitute an Award of Shares to the Holder as of the date of the Award which are subject to a “substantial risk of forfeiture” as defined under Section 83 of the Code during the specified Restriction Period. At the time a Restricted Stock Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Stock Award shall not be changed except as permitted by Section 8.2.

8.2       Terms and Conditions. At the time any Award is made under this Article VIII, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Company shall cause the Shares to be issued in the name of Holder, either by book-entry registration or issuance of one or more stock certificates evidencing the Shares, which Shares or certificates shall be held by the Company or the stock transfer agent or brokerage service selected by the Company to provide services for the Plan. The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order, and if any certificate is issued, such certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares. After any Shares vest, the Company shall deliver the vested Shares, in book-entry or certificated form in the Company’s sole discretion, registered in the name of Holder or his or her legal representatives, beneficiaries or heirs, as the case may be, less any Shares withheld to pay withholding taxes. If provided for under the Restricted Stock Agreement, the Holder shall have the right to vote Shares subject thereto and to enjoy all other stockholder rights, including the entitlement to receive dividends on the Shares during the Restriction Period. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the Restriction Period. Such additional terms, conditions or restrictions shall, to the extent inconsistent with the provisions of Sections 6.2, 6.3 and 6.4, as applicable, be set forth in a Restricted Stock Agreement made in conjunction with the Award. Such Restricted Stock Agreement may also include provisions relating to: (i) subject to the provisions hereof, accelerated vesting of Awards, including but not limited to accelerated vesting upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements and requiring additional “gross-up” payments to Holders to meet any excise taxes or other additional income tax liability imposed as a result of a payment made in connection with a Change of Control resulting from the operation of the Plan or of such Restricted Stock Agreement) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Stock Agreements need not be identical. All Shares delivered to a Holder as part of a Restricted Stock Award shall be delivered and reported by the Company or the Affiliate, as applicable, to the Holder at the time of vesting.

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8.3       Payment for Restricted Stock. The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to a Restricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

Article IX
UNRESTRICTED STOCK AWARDS

9.1       Award. Shares may be awarded (or sold) to Employees, Directors or Consultants under the Plan which are not subject to Restrictions of any kind, in consideration for past services rendered thereby to the Company or an Affiliate or for other valid consideration.

9.2       Terms and Conditions. At the time any Award is made under this Article IX, the Company and the Holder shall enter into an Unrestricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate.

9.3       Payment for Unrestricted Stock. The Committee shall determine the amount and form of any payment from a Holder for Shares received pursuant to an Unrestricted Stock Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Shares received pursuant to an Unrestricted Stock Award, except to the extent otherwise required by law.

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Article X
RESTRICTED STOCK UNIT AWARDS

10.1       Award. A Restricted Stock Unit Award shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Holder at the end of a specified Restriction Period. At the time a Restricted Stock Unit Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Stock Unit Award may have a different Restriction Period, in the discretion of the Committee. A Restricted Stock Unit shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares prior to the time the Holder shall receive a distribution of Shares pursuant to Section 10.3.

10.2       Terms and Conditions. At the time any Award is made under this Article X, the Company and the Holder shall enter into a Restricted Stock Unit Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Restricted Stock Unit Agreement shall set forth the individual service-based vesting requirement which the Holder would be required to satisfy before the Holder would become entitled to distribution pursuant to Section 10.3 and the number of Units awarded to the Holder. Such conditions shall be sufficient to constitute a “substantial risk of forfeiture” as such term is defined under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Stock Unit Awards in the Restricted Stock Unit Agreement, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the applicable vesting period. The terms and conditions of the respective Restricted Stock Unit Agreements need not be identical.

10.3       Distributions of Shares. The Holder of a Restricted Stock Unit shall be entitled to receive a cash payment equal to the Fair Market Value of an Share, or one Share, as determined in the sole discretion of the Committee and as set forth in the Restricted Stock Unit Agreement, for each Restricted Stock Unit subject to such Restricted Stock Unit Award, if the Holder satisfies the applicable vesting requirement. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the Restricted Stock Unit first becomes vested (i.e., no longer subject to a “substantial risk of forfeiture”).

Article XI
PERFORMANCE UNIT AWARDS

11.1       Award. A Performance Unit Award shall constitute an Award under which, upon the satisfaction of predetermined individual and/or Company (and/or Affiliate) Performance Goals based on selected Performance Criteria, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder. At the time a Performance Unit Award is made, the Committee shall establish the Performance Period and applicable Performance Goals. Each Performance Unit Award may have different Performance Goals, in the discretion of the Committee. A Performance Unit Award shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares.

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11.2       Terms and Conditions. At the time any Award is made under this Article XI, the Company and the Holder shall enter into a Performance Unit Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Performance Unit Agreement the Performance Period, Performance Criteria and Performance Goals which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to payment pursuant to Section 11.3, the number of Units awarded to the Holder and the dollar value or formula assigned to each such Unit. Such payment shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Unit Awards, including, but not limited to, rules pertaining to the effect of Termination of Service prior to expiration of the applicable performance period. The terms and conditions of the respective Performance Unit Agreements need not be identical.

11.3       Payments. The Holder of a Performance Unit shall be entitled to receive a cash payment equal to the dollar value assigned to such Unit under the applicable Performance Unit Agreement if the Holder and/or the Company satisfy (or partially satisfy, if applicable under the applicable Performance Unit Agreement) the Performance Goals set forth in such Performance Unit Agreement. If necessary to satisfy the requirements of Code Section 162(m), if applicable, the achievement of such Performance Goals shall be certified in writing by the Committee prior to any payment. All payments shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate.

Article XII
PERFORMANCE STOCK AWARDS

12.1       Award. A Performance Stock Award shall constitute a promise to grant Shares (or cash equal to the Fair Market Value of Shares) to the Holder at the end of a specified Performance Period subject to achievement of specified Performance Goals. At the time a Performance Stock Award is made, the Committee shall establish the Performance Period and applicable Performance Goals based on selected Performance Criteria. Each Performance Stock Award may have different Performance Goals, in the discretion of the Committee. A Performance Stock Award shall not constitute an equity interest in the Company and shall not entitle the Holder to voting rights, dividends or any other rights associated with ownership of Shares unless and until the Holder shall receive a distribution of Shares pursuant to Section 11.3.

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12.2       Terms and Conditions. At the time any Award is made under this Article XII, the Company and the Holder shall enter into a Performance Stock Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Performance Stock Agreement the Performance Period, selected Performance Criteria and Performance Goals which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to the receipt of Shares pursuant to such Holder’s Performance Stock Award and the number of Shares subject to such Performance Stock Award. Such distribution shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code. If such Performance Goals are achieved, the distribution of Shares (or the payment of cash, as determined in the sole discretion of the Committee), shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such goals and objectives relate. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Stock Awards, including, but not limited to, rules pertaining to the effect of the Holder’s Termination of Service prior to the expiration of the applicable performance period. The terms and conditions of the respective Performance Stock Agreements need not be identical.

12.3       Distributions of Shares. The Holder of a Performance Stock Award shall be entitled to receive a cash payment equal to the Fair Market Value of a Share, or one Share, as determined in the sole discretion of the Committee, for each Performance Stock Award subject to such Performance Stock Agreement, if the Holder satisfies the applicable vesting requirement. If necessary to satisfy the requirements of Code Section 162(m), if applicable, the achievement of such Performance Goals shall be certified in writing by the Committee prior to any payment. Such distribution shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate.

Article XIII
DISTRIBUTION EQUIVALENT RIGHTS

13.1       Award. A Distribution Equivalent Right shall entitle the Holder to receive bookkeeping credits, cash payments and/or Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Shares during the specified period of the Award.

13.2       Terms and Conditions. At the time any Award is made under this Article XIII, the Company and the Holder shall enter into a Distribution Equivalent Rights Award Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Distribution Equivalent Rights Award Agreement the terms and conditions, if any, including whether the Holder is to receive credits currently in cash, is to have such credits reinvested (at Fair Market Value determined as of the date of reinvestment) in additional Shares or is to be entitled to choose among such alternatives. Such receipt shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code and, if such Award becomes vested, the distribution of such cash or Shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which the Holder’s interest in the Award vests. Distribution Equivalent Rights Awards may be settled in cash or in Shares, as set forth in the applicable Distribution Equivalent Rights Award Agreement. A Distribution Equivalent Rights Award may, but need not be, awarded in tandem with another Award (other than an Option or a SAR), whereby, if so awarded, such Distribution Equivalent Rights Award shall expire, terminate or be forfeited by the Holder, as applicable, under the same conditions as under such other Award.

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13.3       Interest Equivalents. The Distribution Equivalent Rights Award Agreement for a Distribution Equivalent Rights Award may provide for the crediting of interest on a Distribution Rights Award to be settled in cash at a future date (but in no event later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which such interest is credited and vested), at a rate set forth in the applicable Distribution Equivalent Rights Award Agreement, on the amount of cash payable thereunder.

Article XIV
STOCK APPRECIATION RIGHTS

14.1       Award. A Stock Appreciation Right shall constitute a right, granted alone or in connection with a related Option, to receive a payment equal to the increase in value of a specified number of Shares between the date of Award and the date of exercise.

14.2       Terms and Conditions. At the time any Award is made under this Article XIV, the Company and the Holder shall enter into a Stock Appreciation Right Agreement setting forth each of the matters contemplated thereby and such other matters as the Committee may determine to be appropriate. The Committee shall set forth in the applicable Stock Appreciation Right Agreement the terms and conditions of the Stock Appreciation Right, including (i) the base value (the “Base Value”) for the Stock Appreciation Right, which shall be not less than the Fair Market Value of an Share on the date of grant of the Stock Appreciation Right, (ii) the number of Shares subject to the Stock Appreciation Right, (iii) the period during which the Stock Appreciation Right may be exercised; provided, however, that no Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant, and (iv) any other special rules and/or requirements which the Committee imposes upon the Stock Appreciation Right. Upon the exercise of some or all of the portion of a Stock Appreciation Right, the Holder shall receive a payment from the Company, in cash or in the form of Shares having an equivalent Fair Market Value or in a combination of both, as determined in the sole discretion of the Committee, equal to the product of:

(a)       The excess of (i) the Fair Market Value of an Share on the date of exercise, over (ii) the Base Value, multiplied by,

(b)       The number of Shares with respect to which the Stock Appreciation Right is exercised.

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14.3       Tandem Stock Appreciation Rights. If the Committee grants a Stock Appreciation Right which is intended to be a Tandem Stock Appreciation Right, the Tandem Stock Appreciation Right shall be granted at the same time as the related Option, and the following special rules shall apply:

(a)       The Base Value shall be equal to or greater than the per Share exercise price under the related Option;

(b)       The Tandem Stock Appreciation Right may be exercised for all or part of the Shares which are subject to the related Option, but solely upon the surrender by the Holder of the Holder’s right to exercise the equivalent portion of the related Option (and when a Share is purchased under the related Option, an equivalent portion of the related Tandem Stock Appreciation Right shall be canceled);

(c)       The Tandem Stock Appreciation Right shall expire no later than the date of the expiration of the related Option;

(d)       The value of the payment with respect to the Tandem Stock Appreciation Right may be no more than one hundred percent (100%) of the difference between the per Share exercise price under the related Option and the Fair Market Value of the Shares subject to the related Option at the time the Tandem Stock Appreciation Right is exercised, multiplied by the number of the Shares with respect to which the Tandem Stock Appreciation Right is exercised; and

(e)       The Tandem Stock Appreciation Right may be exercised solely when the Fair Market Value of the Shares subject to the related Option exceeds the per Share exercise price under the related Option.

Article XV
RECAPITALIZATION OR REORGANIZATION

15.1       Adjustments to Shares. The shares with respect to which Awards may be granted under the Plan are Shares as presently constituted; provided, however, that if, and whenever, prior to the expiration or distribution to the Holder of Shares underlying an Award theretofore granted, the Company shall effect a subdivision or consolidation of the Shares or the payment of an Share dividend on Shares without receipt of consideration by the Company, the number of Shares with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding Shares, shall be proportionately increased, and the purchase price per Share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding Shares, shall be proportionately reduced, and the purchase price per Share shall be proportionately increased. Notwithstanding the foregoing or any other provision of this Article XV, any adjustment made with respect to an Award (x) which is an Incentive Stock Option, shall comply with the requirements of Section 424(a) of the Code, and in no event shall any adjustment be made which would render any Incentive Stock Option granted under the Plan to be other than an “incentive stock option” for purposes of Section 422 of the Code, and (y) which is a Non-qualified Stock Option, shall comply with the requirements of Section 409A of the Code, and in no event shall any adjustment be made which would render any Non-qualified Stock Option granted under the Plan to become subject to Section 409A of the Code.

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15.2       Recapitalization. If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted Award, the Holder shall be entitled to receive (or entitled to purchase, if applicable) under such Award, in lieu of the number of Shares then covered by such Award, the number and class of shares and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of Shares then covered by such Award.

15.3       Other Events15.4       . In the event of changes to the outstanding Shares by reason of an extraordinary cash dividend, reorganization, merger, consolidation, combination, split-up, spin-off, exchange or other relevant change in capitalization occurring after the date of the grant of any Award and not otherwise provided for under this Article XV, any outstanding Awards and any Award Agreements evidencing such Awards shall be adjusted by the Board in its discretion in such manner as the Board shall deem equitable or appropriate taking into consideration the applicable accounting and tax consequences, as to the number and price of Shares or other consideration subject to such Awards. In the event of any adjustment pursuant to Sections 15.1, 15.2 or this Section 15.3, the aggregate number of Shares available under the Plan pursuant to Section 5.1 (and the Code Section 162(m) limit set forth therein) may be appropriately adjusted by the Board, the determination of which shall be conclusive. In addition, the Committee may make provision for a cash payment to a Holder or a person who has an outstanding Award. In addition, the Committee may make provision for a cash payment to a Holder or a person who has an outstanding Award.

15.5       Change of Control. The Committee may, in its sole discretion, at the time an Award is made or at any time prior to, coincident with or after the time of a Change of Control, cause any Award either (i) to be canceled in consideration of a payment in cash or other consideration in amount per share equal to the excess, if any, of the price or implied price per Share in the Change of Control over the per Share exercise, base or purchase price of such Award, which may be paid immediately or over the vesting schedule of the Award; (ii) to be assumed, or new rights substituted therefore, by the surviving corporation or a parent or subsidiary of such surviving corporation following such Change of Control; (iii) accelerate any time periods, or waive any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that any Award to a Holder whose employment has been terminated as a result of a Change of Control may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee; (iv) to be purchased from a Holder whose employment has been terminated as a result of a Change of Control, upon the Holder’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Award been currently exercisable or payable; or (v) terminate any then outstanding Award or make any other adjustment to the Awards then outstanding as the Committee deems necessary or appropriate to reflect such transaction or change. The number of Shares subject to any Award shall be rounded to the nearest whole number.

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15.6       Powers Not Affected. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or of the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change of the Company’s capital structure or business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Shares or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

15.7       No Adjustment for Certain Awards. Except as hereinabove expressly provided, the issuance by the Company of shares of any class or securities convertible into shares of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect previously granted Awards, and no adjustment by reason thereof shall be made with respect to the number of Shares subject to Awards theretofore granted or the purchase price per Share, if applicable.

Article XVI
AMENDMENT AND TERMINATION OF PLAN

The Plan shall continue in effect, unless sooner terminated pursuant to this Article XVI, until the tenth (10th) anniversary of the date on which it is adopted by the Board (except as to Awards outstanding on that date). The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a Holder with respect to any Award theretofore granted without the consent of the Holder. The Board shall have the right to alter or amend the Plan or any part hereof from time to time; provided, however, that without the approval by a majority of the votes cast at a meeting of stockholders at which a quorum representing a majority of the shares of the Company entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification of the Plan may (i) materially increase the benefits accruing to Holders, (ii) except as otherwise expressly provided in Article XV, materially increase the number of Shares subject to the Plan or the individual Award Agreements specified in Article V, (iii) materially modify the requirements for participation in the Plan, or (iv) amend, modify or suspend Section 7.7 (re-pricing prohibitions) or this Article XVI. In addition, no change in any Award theretofore granted may be made which would materially and adversely impair the rights of a Holder with respect to such Award without the consent of the Holder (unless such change is required in order to cause the benefits under the Plan to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code or to exempt the Plan or any Award from Section 409A of the Code).

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Article XVII
MISCELLANEOUS

17.1       No Right to Award. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an Employee, Director or Consultant any right to an Award except as may be evidenced by an Award Agreement duly executed on behalf of the Company, and then solely to the extent and on the terms and conditions expressly set forth therein.

17.2       No Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Affiliate, (ii) interfere in any way with any right of the Company or any Affiliate to terminate the employment of an Employee at any time, (iii) confer upon any Director any right with respect to continuation of such Director’s membership on the Board, (iv) interfere in any way with any right of the Company or an Affiliate to terminate a Director’s membership on the Board at any time, (v) confer upon any Consultant any right with respect to continuation of his or her consulting engagement with the Company or any Affiliate, or (vi) interfere in any way with any right of the Company or an Affiliate to terminate a Consultant’s consulting engagement with the Company or an Affiliate at any time.

17.3       Other Laws; No Fractional Shares; Withholding. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Award. Neither the Company nor its directors or officers shall have any obligation or liability to a Holder with respect to any Award (or Shares issuable thereunder) (i) that shall lapse because of such postponement, or (ii) for any failure to comply with the requirements of any applicable law, rules or regulations, including but not limited to any failure to comply with the requirements of Section 409A of this Code. No fractional Shares shall be delivered, nor shall any cash in lieu of fractional Shares be paid. The Company shall have the right to deduct in cash (whether under this Plan or otherwise) in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. In the case of any Award satisfied in the form of Shares, no Shares shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any tax withholding obligations applicable with respect to such Award. Subject to such terms and conditions as the Committee may impose, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Holders to elect to tender, Shares (including Shares issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld.

17.4       No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Director, Consultant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

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17.5       Restrictions on Transfer. No Award under the Plan or any Award Agreement and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Holder except (i) by will or by the laws of descent and distribution, or (ii) where permitted under applicable tax rules, by gift to any Family Member of the Holder, subject to compliance with applicable laws. An Award may be exercisable during the lifetime of the Holder only by such Holder or by the Holder’s guardian or legal representative unless it has been transferred by gift to a Family Member of the Holder, in which case it shall be exercisable solely by such transferee. Notwithstanding any such transfer, the Holder shall continue to be subject to the withholding requirements provided for under Section 17.3 hereof.

17.6       Beneficiary Designations. Each Holder may, from time to time, name a beneficiary or beneficiaries (who may be contingent or successive beneficiaries) for purposes of receiving any amount which is payable in connection with an Award under the Plan upon or subsequent to the Holder’s death. Each such beneficiary designation shall serve to revoke all prior beneficiary designations, be in a form prescribed by the Company and be effective solely when filed by the Holder in writing with the Company during the Holder’s lifetime. In the absence of any such written beneficiary designation, for purposes of the Plan, a Holder’s beneficiary shall be the Holder’s estate.

17.7       Rule 16b-3. It is intended that the Plan and any Award made to a person subject to Section 16 of the Exchange Act shall meet all of the requirements of Rule 16b-3. If any provision of the Plan or of any such Award would disqualify the Plan or such Award under, or would otherwise not comply with the requirements of, Rule 16b-3, such provision or Award shall be construed or deemed to have been amended as necessary to conform to the requirements of Rule 16b-3.

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17.8       Section 162(m). The following conditions shall apply if it is intended that the requirements of Section 162(m) of the Code be satisfied such that Awards under the Plan which are made to Holders who are “covered employees” (as defined in Section 162(m) of the Code) shall constitute “performance-based” compensation within the meaning of Section 162(m) of the Code: Any Performance Goal(s) applicable to Qualified Performance-Based Awards shall be objective, shall be established not later than ninety (90) days after the beginning of any applicable Performance Period (or at such other date as may be required or permitted for “performance-based” compensation under Section 162(m) of the Code) and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goal or Goals be substantially uncertain (as defined in the regulations under Section 162(m) of the Code) at the time established. The Performance Criteria to be utilized under the Plan to establish Performance Goals shall consist of objective tests based on one or more of the following: earnings or earnings per share, cash flow or cash flow per share, operating cash flow or operating cash flow per share revenue growth, product revenue growth, financial return ratios (such as return on equity, return on investment and/or return on assets), share price performance, stockholder return, equity and/or value, operating income, operating margins, earnings before interest, taxes, depreciation and amortization, earnings, pre- or post-tax income, economic value added (or an equivalent metric), profit returns and margins, credit quality, sales growth, market share, working capital levels, comparisons with various share market indices, year-end cash, debt reduction, assets under management, operating efficiencies, strategic partnerships or transactions (including co-development, co-marketing, profit sharing, joint venture or other similar arrangements), and/or financing and other capital raising transaction. Performance criteria may be established on a Company-wide basis or with respect to one or more Company business units or divisions or subsidiaries; and either in absolute terms, relative to the performance of one or more similarly situated companies, or relative to the performance of an index covering a peer group of companies. When establishing Performance Goals for the applicable Performance Period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes, and as identified in the Company’s financial statements, notes to the Company’s financial statements or management’s discussion and analysis of financial condition and results of operations contained in the Company’s most recent annual report filed with the U.S. Securities and Exchange Commission pursuant to the Exchange Act. Holders who are “covered employees” (as defined in Section 162(m) of the Code) shall be eligible to receive payment under a Qualified Performance-Based Award which is subject to achievement of a Performance Goal or Goals only if the applicable Performance Goal or Goals are achieved within the applicable Performance Period, as determined by the Committee. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Section 162(m) of the Code as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of Section 162(m) of the Code. The Committee may postpone the exercising of Awards, the issuance or delivery of Shares under any Award or any action permitted under the Plan to prevent the Company or any subsidiary from being denied a federal income tax deduction, provided that such deferral satisfies the requirements of Section 409A of the Code. For purposes of the requirements of Treasury Regulation Section 1.162-27(e)(4)(i), the maximum aggregate amount that may be paid in cash during any calendar year to any one person (measured from the date of any payment) with respect to one or more Awards payable in cash shall be $500,000.

17.9       Clawback Policy. Notwithstanding any contained herein or in any incentive “performance based” Awards under the Plan shall be subject to reduction, forfeiture or repayment by reason of a correction or restatement of the Company’s financial information if and to the extent such reduction or repayment is required by any applicable law.

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17.10       Section 409A. Notwithstanding any other provision of the Plan, the Committee shall have no authority to issue an Award under the Plan with terms and/or conditions which would cause such Award to constitute non-qualified “deferred compensation” under Section 409A of the Code unless such Award shall be structured to be exempt from or comply with all requirements of Code Section 409A. The Plan and all Award Agreements are intended to comply with the requirements of Section 409A of the Code (or to be exempt therefrom) and shall be so interpreted and construed and no amount shall be paid or distributed from the Plan unless and until such payment complies with all requirements of Code Section 409A. It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Code Section 409A, however, the Company shall have no liability to the Holder, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Holder or any successor or beneficiary thereof.

17.11       Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred thereby in connection with or resulting from any claim, action, suit, or proceeding to which such person may be made a party or may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid thereby in settlement thereof, with the Company’s approval, or paid thereby in satisfaction of any judgment in any such action, suit, or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

17.12       Other Benefit Plans. No Award, payment or amount received hereunder shall be taken into account in computing an Employee’s salary or compensation for the purposes of determining any benefits under any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate, unless such other plan specifically provides for the inclusion of such Award, payment or amount received. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

17.13       Limits of Liability. Any liability of the Company with respect to an Award shall be based solely upon the contractual obligations created under the Plan and the Award Agreement. None of the Company, any member of the Board nor any member of the Committee shall have any liability to any party for any action taken or not taken, in good faith, in connection with or under the Plan.

17.14       Governing Law. Except as otherwise provided herein, the Plan shall be construed in accordance with the laws of the State of Nevada, without regard to principles of conflicts of law.

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17.15       Severability of Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included in the Plan.

17.16       No Funding. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to ensure the payment of any Award. Prior to receipt of Shares or a cash distribution pursuant to the terms of an Award, such Award shall represent an unfunded unsecured contractual obligation of the Company and the Holder shall have no greater claim to the Shares underlying such Award or any other assets of the Company or Affiliate than any other unsecured general creditor.

17.17       Headings. Headings used throughout the Plan are for convenience only and shall not be given legal significance.

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PROXY CARD

ENERJEX RESOURCES, INC.

PROXY

Special Meeting of Stockholders
March 21, 2018

This Proxy is solicited on behalf of the EnerJex board of directors

The undersigned appoints Louis G. Schott or R. Atticus Lowe of EnerJex Resources, Inc., with full power of substitution, the attorney and proxy of the undersigned, to attend the special meeting of stockholders of EnerJex Resources, Inc., to be held March 21, 2018, beginning at 9:30 a.m., local time, at the Company’s offices located at Courtyard by Marriott San Antonio Airport, 8615 Broadway St., San Antonio, TX, US, 78217 and at any adjournment thereof, and to vote the stock the undersigned would be entitled to vote if personally present, on all matters set forth in the Proxy Statement to stockholders dated February 20, 2018, a copy of which has been received by the undersigned, as follows:

1.	To approve the issuance of EnerJex common stock to the AgEagle shareholders in connection with the Agreement and Plan of Merger, dated as of October 19, 2017, by and among EnerJex, the Merger Sub and AgEagle, in accordance with NYSE American Rules 712 and 713 (the “Share Issuance Proposal”).

COMMON STOCK VOTES ONLY:

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	To amend EnerJex’s articles of incorporation to amend the 10% Series A Cumulative Redeemable Perpetual Preferred Stock to: (i) allow the Company to pay all accrued but unpaid dividends up to September 30, 2017 in additional shares Series A Preferred Stock based on the value of the liquidation preference thereof, (ii) eliminate the right of the Series A Preferred Stock holders to receive any dividends accruing after September 30, 2017, (iii) convert each share of Series A Preferred Stock into 10 shares of Company common stock (subject to adjust for a reverse stock split), and (iv) increase the number of Series A Preferred shares by 241,599 shares (the “Preferred Stock Amendment Proposal”).

SERIES A PREFERRED STOCK VOTES ONLY:

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	To amend EnerJex’s articles of incorporation to change the name of EnerJex from “EnerJex Resources, Inc.” to “AgEagle Aerial Systems, Inc.” (the “Name Change Proposal”).

COMMON STOCK VOTES ONLY:

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	To adopt the EnerJex 2017 Omnibus Equity Incentive Plan (the “Plan Proposal”).

COMMON STOCK VOTES ONLY:

FOR	AGAINST	ABSTAIN
☐	☐	☐

5.	To approve the issuance of 2,248,264 shares of common stock to current officers and directors in lieu of deferred salary and fees, a majority of which will be held in escrow to secure the Company’s obligations under the Merger Agreement (the “D&O Proposal”).

COMMON STOCK VOTES ONLY:

FOR	AGAINST	ABSTAIN
☐	☐	☐

6.	To approve the conversion of the Company’s Series C Convertible Preferred Stock into shares of Common Stock in order to comply with the listing rules of the NYSE American (the “Series C Proposal”).

COMMON STOCK VOTES ONLY:

FOR	AGAINST	ABSTAIN
☐	☐	☐

7.	To approve the conversion of the Company’s 10% Series A Cumulative Redeemable Perpetual Preferred Stock convertible into shares of Common Stock in order to comply with the listing rules of the NYSE American (the “Series A Proposal”).

COMMON STOCK VOTES ONLY:

FOR	AGAINST	ABSTAIN
☐	☐	☐

8.	To approve the issuance of shares of the Company’s Common Stock, conversion of the Company’s Series C Preferred Stock and conversion of Promissory Notes into shares of Common Stock in order to comply to the listing rules of the NYSE American (the “Private Placement Proposal”).

COMMON STOCK VOTES ONLY:

FOR	AGAINST	ABSTAIN
☐	☐	☐

9.	To consider and vote upon an adjournment of the Special Meeting if necessary to solicit additional proxies if there are not sufficient votes in favor of Proposals 1, 2, 3, 4, 5, 6, 7 or 8 and to transact other business as may properly become before the Special Meeting or any adjournments or postponements thereof.

COMMON STOCK VOTES ONLY:

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROXY CARD

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ABOVE. IN THE ABSENCE OF SUCH INDICATIONS, THIS PROXY, IF OTHERWISE DULY EXECUTED, WILL BE VOTED FOR EACH OF THE MATTERS SET FORTH ABOVE.

Number of Common Stock Shares _______________________

Date: _________, 2018	Number of Series A Preferred Stock Shares ________________

Please sign exactly as
your name appears on
your stock certificate(s).
If your stock is issued in	Signature _______________________________
the names of two or more	Print Name Here __________________________
persons, all of them must
sign this proxy. If signing
in representative capacity,	Signature _______________________________
please indicate your title.	Print Name Here __________________________

Please check the following box if you intend to attend the annual meeting in person: ☐

PLEASE SIGN AND RETURN THIS PROXY ON OR PRIOR TO MARCH 20, 2018.

Mail To: Standard Registrar and Transfer Company, Inc.
440 East 400 South, Suite 200
Salt Lake City, UT 84111
or facsimile to (801) 328-4058